As filed with the Securities and Exchange Commission on May 26, 2011
Registration No. 333 — 173901
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1 to

Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

KIRBY CORPORATION
(Exact name of Registrant as Specified in its Charter)

Nevada	4400	74-1884980
(State or other jurisdiction of incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

55 Waugh Drive, Suite 1000
Houston, Texas 77007
(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

David W. Grzebinski
Executive Vice President and Chief Financial Officer
Kirby Corporation
55 Waugh Drive, Suite 1000
Houston, Texas 77007
(713) 435-1000
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

With a copy to:

Thomas G. Adler, Esq. Bryn A. Sappington, Esq. Fulbright & Jaworski L.L.P. 2200 Ross Avenue, Suite 2800 Dallas, Texas 75201-2784 (214) 855-8000	Timothy J. Casey K-Sea Transportation Partners L.P. One Town Center Boulevard, 17th Floor East Brunswick, New Jersey 08816 (732) 339-6140	Sean T. Wheeler, Esq. Michael E. Dillard, Esq. Latham & Watkins LLP 717 Texas Avenue, Suite 1600 Houston, Texas 77002 (713) 546-5400

Approximate date of commencement of the proposed sale of the securities to the public:  As soon as practicable after this Registration Statement becomes effective and upon completion of the merger described in the enclosed proxy statement/prospectus.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This document shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY — SUBJECT TO COMPLETION — DATED MAY 26, 2011

Dear K-Sea Transportation Partners L.P. Unitholders:

I am pleased to inform you that K-Sea Transportation Partners L.P. and Kirby Corporation have entered into a merger agreement that provides for K-Sea to become an indirect wholly owned subsidiary of Kirby.

If the merger agreement is approved by our unitholders and the merger is completed, each issued and outstanding common unit of K-Sea and each phantom unit granted under the K-Sea Transportation Partners L.P. Long-Term Incentive Plan (including phantom units granted subject to the approval of the Amended and Restated K-Sea Transportation Partners L.P. Long-Term Incentive Plan) will be converted into the right to receive, at the election of the holder, either (a) $8.15 in cash, without interest, or (b) $4.075 in cash, without interest, and 0.0734 of a share of Kirby common stock. In addition, each outstanding Series A preferred unit of K-Sea (a “preferred unit”) will be converted into the right to receive $4.075 in cash, without interest, and 0.0734 of a share of Kirby common stock and each outstanding general partner unit of K-Sea will be converted into the right to receive $8.15 in cash, without interest. The incentive distribution rights of K-Sea, which are owned by an affiliate of K-Sea’s general partner, will be converted into the right to receive $18.0 million in cash.

The merger agreement and the transactions contemplated thereby, including the merger, must receive (a) the affirmative vote of the holders of a majority of the outstanding common units of K-Sea and the outstanding preferred units of K-Sea (voting on an as-converted to common units basis), voting together as a single class, and (b) the affirmative vote of the holders of a majority of the outstanding preferred units of K-Sea, voting separately as a class, in each case, by holders who are entitled to vote as of the record date.

Certain unitholders of K-Sea have entered into support agreements with Kirby, pursuant to which they have agreed to vote all of their K-Sea units in favor of the merger agreement and the transactions contemplated thereby, including the merger. Collectively, these unitholders currently hold 100% of the outstanding preferred units of K-Sea and approximately 59.9% of the outstanding common units of K-Sea (including the outstanding preferred units of K-Sea on an as-converted to common units basis), which is a sufficient number of units to approve the merger agreement and the transactions contemplated thereby, including the merger.

Common units of K-Sea are traded on the New York Stock Exchange under the symbol “KSP,” and shares of Kirby common stock are traded on the New York Stock Exchange under the symbol “KEX.”

You are cordially invited to attend a special meeting of the unitholders of K-Sea to vote on the merger agreement and the transactions contemplated thereby, including the merger, on July 1, 2011 at 9:00 a.m., local time, at One Tower Center Boulevard, 17th Floor, East Brunswick, New Jersey 08816. At the special meeting, in addition to the approval of the merger agreement and the transactions contemplated thereby, you will be asked to consider and vote upon the approval of the Amended and Restated K-Sea Transportation Partners L.P. Long-Term Incentive Plan and to cast a non-binding advisory vote on the compensation to be received by the executive officers of K-Sea General Partner GP LLC in connection with the merger.

Information about the special meeting, the merger and the other business to be considered by the unitholders of K-Sea is contained in the accompanying proxy statement/prospectus and the documents incorporated by reference therein, which we urge you to read. In particular, see the section titled “Risk Factors” beginning on page 28 of the accompanying proxy statement/prospectus.

Whether or not you plan to attend the special meeting, to ensure your units of K-Sea are represented at the special meeting, please complete and submit the enclosed proxy card or transmit your voting instructions by using the telephone or internet as described on your proxy card as soon as possible.

The Board of Directors of K-Sea General Partner GP LLC (the “K-Sea Board of Directors”), acting upon the unanimous recommendation of the Conflicts Committee of the K-Sea Board of Directors, which is comprised of independent directors, unanimously approved and declared the advisability of the merger agreement and the transactions contemplated thereby, including the merger, and recommends that the unitholders of K-Sea vote to approve the merger agreement and the transactions contemplated thereby, including the merger. The K-Sea Board of Directors further recommends that the unitholders vote to approve the amended and restated K-Sea Transportation Partners L.P. Long-Term Incentive Plan and to approve, on an advisory basis, the compensation to be received by the executive officers of K-Sea General Partner GP LLC in connection with the merger.

Sincerely,

Timothy J. Casey
President and Chief Executive Officer of
K-Sea General Partner GP LLC

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the accompanying proxy statement/prospectus or determined that the accompanying proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The accompanying proxy statement/prospectus is dated May 26, 2011 and is first being mailed to the unitholders of K-Sea Transportation Partners L.P. on or about June 1, 2011.

IMPORTANT NOTE ABOUT THIS PROXY STATEMENT/PROSPECTUS

This proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the Securities and Exchange Commission, which is referred to as the “SEC” or the “Commission,” constitutes a proxy statement of K-Sea under Section 14(a) of the Securities Exchange Act of 1934, as amended, which is referred to as the “Exchange Act,” with respect to the solicitation of proxies for the special meeting of unitholders of K-Sea, or any adjournment or postponement thereof, to, among other things, approve the merger agreement and the merger. This proxy statement/prospectus is also a prospectus of Kirby under Section 5 of the Securities Act of 1933, as amended, which is referred to as the “Securities Act,” for shares of common stock of Kirby that will be issued to unitholders of K-Sea in the merger pursuant to the merger agreement.

As permitted under the rules of the SEC, this proxy statement/prospectus incorporates by reference important business and financial information about K-Sea and Kirby from other documents filed with the SEC that are not included in or delivered with this proxy statement/prospectus. Please read the section titled “Where You Can Find More Information” beginning on page 121. You can obtain any of the documents incorporated by reference into this document from the SEC’s website at http://www.sec.gov. This information is also available to you without charge upon your request in writing or by telephone from K-Sea or Kirby at the following addresses and telephone numbers:

Kirby Corporation	K-Sea Transportation Partners L.P.

55 Waugh Drive, Suite 1000 Houston, Texas 77007 Attn: Investor Relations (713) 435-1000	One Town Center Boulevard, 17th Floor East Brunswick, New Jersey 08816 Attn: Investor Relations (732) 565-3818

Please note that copies of the documents provided to you will not include exhibits, unless the exhibits are specifically incorporated by reference into the documents or this proxy statement/prospectus.

You may obtain certain of these documents at K-Sea’s website, www.k-sea.com, by selecting “Investor Relations” and then selecting “SEC Filings,” and at Kirby’s website, www.kirbycorp.com, by selecting “Investor Relations” and then selecting “SEC Filings.” Information contained on the websites of K-Sea and Kirby is expressly not incorporated by reference into this proxy statement/prospectus.

In order to receive timely delivery of the documents in advance of K-Sea’s special meeting of unitholders, your request should be received no later than June 24, 2011. If you request any documents, K-Sea or Kirby will mail them to you by first class mail, or another equally prompt means, within one business day after receipt of your request.

If you have any questions about the merger or the consideration that you may receive in connection with the merger, including any questions relating to the election or transmittal of materials, or would like additional copies of the election form and letter of transmittal (which are being mailed to K-Sea unitholders separately), you may contact Georgeson Inc., the information agent for the merger, at the address and telephone number listed below. You will not be charged for any additional election forms and letters of transmittal that you request.

Georgeson Inc.
199 Water Street, 26th Floor
New York, New York 10038
866-278-8941

NOTICE OF SPECIAL MEETING OF UNITHOLDERS

To the Unitholders of K-Sea Transportation Partners L.P.:

This is a notice that a special meeting of the unitholders of K-Sea Transportation Partners L.P., a Delaware limited partnership (“K-Sea”), will be held on July 1, 2011 at 9:00 a.m., local time, at One Tower Center Boulevard, 17th Floor, East Brunswick, New Jersey 08816, for the following purposes:

1. To consider and vote upon the approval of the Agreement and Plan of Merger dated as of March 13, 2011, as such agreement may be amended from time to time (the “merger agreement”), by and among K-Sea, K-Sea General Partner L.P., a Delaware limited partnership and the general partner of K-Sea (“K-Sea GP”), K-Sea General Partner GP LLC, a Delaware limited liability company and the general partner of K-Sea GP (“K-Sea Management GP”), K-Sea IDR Holdings LLC, a Delaware limited liability company and wholly owned subsidiary of K-Sea GP, Kirby Corporation, a Nevada corporation (“Kirby”), KSP Holding Sub, LLC, a Delaware limited liability company and direct wholly owned subsidiary of Kirby (“Kirby Holding Sub”), KSP LP Sub, LLC, a Delaware limited liability company and direct wholly owned subsidiary of Kirby (“Kirby LP Sub”), and KSP Merger Sub, LLC, a Delaware limited liability company wholly owned by Kirby Holding Sub and Kirby LP Sub (“Merger Sub,” and together with Kirby, Kirby Holding Sub and Kirby LP Sub, the “Kirby Parties”), pursuant to which Merger Sub will be merged with and into K-Sea (the “merger”), with K-Sea surviving the merger as an indirect wholly owned subsidiary of Kirby, and the transactions contemplated thereby, including the merger;

2. To consider and vote upon the approval of the Amended and Restated K-Sea Transportation Partners L.P. Long-Term Incentive Plan;

3. To cast an advisory vote on the compensation to be received by the K-Sea Management GP executive officers in connection with the merger; and

4. To transact such other business as may properly come before the special meeting and any adjournment or postponement thereof.

The Board of Directors of K-Sea Management GP (the “K-Sea Board of Directors”), acting upon the unanimous recommendation of the Conflicts Committee of the K-Sea Board of Directors, which is comprised of independent directors, has unanimously approved and declared the advisability of the merger agreement and the transactions contemplated thereby, including the merger, and is submitting them to the unitholders of K-Sea for approval at the special meeting. Information about the special meeting, the merger and the other business to be considered by the unitholders of K-Sea is contained in the accompanying proxy statement/prospectus and the documents incorporated by reference therein, which we urge you to read. In particular, see the section titled “Risk Factors” beginning on page 28 of the accompanying proxy statement/prospectus.

Only K-Sea unitholders of record at the close of business on May 26, 2011, the record date for the special meeting, are entitled to receive this notice and to vote at the special meeting or any adjournment or postponement of that meeting.

Whether or not you plan to attend the special meeting, please submit your proxy with voting instructions as soon as possible. If you hold K-Sea units in your name as a unitholder of record, please complete, sign, date and return the accompanying proxy card in the enclosed self-addressed stamped envelope, use the toll-free telephone number shown on the proxy card or use the internet website shown on the proxy card. If you hold K-Sea units through a bank or broker, please use the voting instructions you have received from your bank or broker. Submitting your proxy will not prevent you from attending the special meeting and voting in person. Please note, however, that if you hold K-Sea units through a bank or broker, and you wish to vote in person at the special meeting, you must obtain from your bank or broker a proxy issued in your name. You may revoke your proxy by attending the special meeting and voting your K-Sea units in person at the special meeting. You may also revoke your proxy at any time before it is voted by giving written notice of revocation to American Stock Transfer & Trust Company at the address provided with the proxy card at or before the special meeting or by submitting a proxy with a later date.

The accompanying document describes the proposed merger in more detail. We urge you to read carefully the entire document before voting your units of K-Sea at the special meeting or submitting your voting instructions by proxy.

The K-Sea Board of Directors has unanimously approved and declared the advisability of the merger agreement and the transactions contemplated thereby, including the merger, and recommends that the unitholders of K-Sea vote:

1. “FOR” the proposal to approve the merger agreement and the transactions contemplated thereby, including the merger;

2. “FOR” the proposal to approve the Amended and Restated K-Sea Transportation Partners L.P. Long-Term Incentive Plan; and

3. “FOR” the proposal to approve, on an advisory basis, the compensation to be received by K-Sea Management GP executive officers in connection with the merger.

By Order of the Board of Directors of K-Sea General Partner GP LLC, the general partner of K-Sea General Partner L.P., the general partner of K-Sea Transportation Partners L.P.

Richard P. Falcinelli
Secretary

East Brunswick, New Jersey
May 26, 2011

DEFINITIONS

The following terms have the meanings set forth below for purposes of this proxy statement/prospectus, unless the context otherwise indicates:

•	“Amended and Restated Incentive Plan” means the Amended and Restated K-Sea Transportation Partners L.P. Long-Term Incentive Plan;

•	“Incentive Plan” means the K-Sea Transportation Partners L.P. Long-Term Incentive Plan;

•	“Kirby” means Kirby Corporation, a Nevada corporation;

•	“Kirby common stock” or “Kirby shares” means Kirby’s common stock, par value $0.10 per share;

•	“Kirby Holding Sub” means KSP Holding Sub, LLC, a Delaware limited liability company and direct wholly owned subsidiary of Kirby;

•	“Kirby LP Sub” means KSP LP Sub, LLC, a Delaware limited liability company and direct wholly owned subsidiary of Kirby;

•	“Kirby Parties” means Kirby, Kirby Holding Sub, Kirby LP Sub and Merger Sub;

•	“K-Sea” means K-Sea Transportation Partners L.P., a Delaware limited partnership;

•	“K-Sea Board of Directors” means the board of directors of K-Sea Management GP;

•	“K-Sea common unitholder” means an owner of K-Sea common units.

•	“K-Sea common units” means the common units of K-Sea;

•	“K-Sea Conflicts Committee” means the Conflicts Committee of the K-Sea Board of Directors;

•	“K-Sea GP” means K-Sea General Partner L.P., a Delaware limited partnership and the general partner of K-Sea;

•	“K-Sea IDR Holdings” means K-Sea IDR Holdings LLC, a Delaware limited liability company and wholly owned subsidiary of K-Sea GP;

•	“K-Sea Management GP” means K-Sea General Partner GP LLC, a Delaware limited liability company and the general partner of K-Sea GP;

•	“K-Sea Parties” means K-Sea, K-Sea GP and K-Sea Management GP;

•	“K-Sea phantom units” means the phantom units of K-Sea granted pursuant to the Incentive Plan, and, subject to the approval of the Amended and Restated Incentive Plan, the phantom units granted pursuant to the Amended and Restated Incentive Plan;

•	“K-Sea preferred units” means the Series A Preferred Units of K-Sea;

•	“K-Sea supporting unitholders” means KA First Reserve, LLC, EW Transportation LLC, EW Holding Corp. and EW Transportation Corp.;

•	“K-Sea unitholder” means a holder of K-Sea common or preferred units.

•	“K-Sea units” means collectively the K-Sea common units and the K-Sea preferred units;

•	“K-Sea’s partnership agreement” means the Fourth Amended and Restated Agreement of Limited Partnership of K-Sea, dated as of September 10, 2010.

•	“merger” means the merger contemplated by the merger agreement;

•	“merger agreement” means the Agreement and Plan of Merger, dated as of March 13, 2011, among K-Sea, K-Sea GP, K-Sea Management GP, K-Sea IDR Holdings, Kirby, Kirby Holding Sub, Kirby LP Sub and Merger Sub, as it may be further amended from time to time;

•	“Merger Sub” means KSP Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of Kirby Holding Sub; and

•	“Stifel Nicolaus” means Stifel, Nicolaus & Company, Incorporated.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND SPECIAL MEETING

Set forth below are questions that you, as a unitholder of K-Sea, may have regarding the merger and the special meeting of K-Sea unitholders and brief answers to those questions. For a more complete description of the legal and other terms of the merger, please read carefully this entire proxy statement/prospectus, including the merger agreement attached as Annex A to this proxy statement/prospectus, and the documents incorporated by reference into this proxy statement/prospectus. You may obtain a list of the documents incorporated by reference into this proxy statement/prospectus in the section titled “Where You Can Find More Information” beginning on page 121 of this proxy statement/prospectus.

Q:	Why am I receiving these materials?

A:	Kirby and K-Sea have agreed to a merger pursuant to which K-Sea will become an indirect wholly owned subsidiary of Kirby and K-Sea will cease to be a publicly held entity. In order to complete the merger, unitholders of K-Sea must approve the merger agreement and the transactions contemplated by the merger agreement, including the merger. In the merger, K-Sea common unitholders may elect to receive part of their consideration in the form of Kirby common stock.

This document is being delivered to you as both a proxy statement of K-Sea and a prospectus of Kirby in connection with the merger. It is the proxy statement by which the K-Sea Board of Directors is soliciting proxies from you to vote on the approval of the merger agreement at the special meeting or at any adjournment or postponement of the special meeting (and the other matters described in the next “Question & Answer”). It is also the prospectus by which Kirby will issue Kirby common stock in the merger.

Q:	On what am I being asked to vote?

A:	Unitholders of K-Sea are being asked to vote on the following proposals:

1. to consider and approve the merger agreement (attached as Annex A to this proxy statement/prospectus) and the transactions contemplated thereby, including the merger, effective upon the completion of the merger;

2. to consider and approve the Amended and Restated Incentive Plan;

3. to cast an advisory vote on the compensation to be received by the K-Sea Management GP executive officers in connection with the merger; and

4. to transact such other business as may properly come before the special meeting and any adjournment or postponement thereof (at the present time, K-Sea knows of no other matters that will be presented for consideration at the special meeting).

Q:	How does the K-Sea Board of Directors recommend that I vote on the matters to be considered at the special meeting?

A:	The K-Sea Board of Directors unanimously recommends that the unitholders of K-Sea vote:

1. “FOR” the proposal to approve the merger agreement and the transactions contemplated thereby, including the merger, effective upon the completion of the merger;

2. “FOR” the proposal to approve the Amended and Restated Incentive Plan; and

3. “FOR” the proposal to approve, on an advisory basis, the compensation to be received by K-Sea Management GP executive officers in connection with the merger.

See “Proposal 1 — The Merger — K-Sea’s Reasons for the Merger; Recommendations of the K-Sea Board of Directors and the K-Sea Conflicts Committee” beginning on page 51 of this proxy statement/prospectus.

In considering the recommendation of the K-Sea Board of Directors with respect to the merger agreement and the transactions contemplated thereby, you should be aware that some of K-Sea Management GP’s directors and executive officers have interests in the merger that are different from, or in addition to, the

v

interests of K-Sea unitholders generally. See “Proposal 1 — The Merger — Interests of Certain Persons in the Merger” beginning on page 71 of this proxy statement/prospectus.

Q:	What will happen in the merger?

A:	Pursuant to the merger agreement, Merger Sub will be merged with and into K-Sea, with K-Sea surviving the merger as an indirect wholly owned subsidiary of Kirby. At the effective time of the merger, Kirby Holding Sub will be admitted as the sole general partner of K-Sea, and Kirby LP Sub will be admitted as the sole limited partner of K-Sea. The merger will become effective on such date and at such time that the certificate of merger is filed with the Secretary of State of the State of Delaware, or such later date and time as may be set forth in the certificate of merger. Throughout this proxy statement/prospectus, this date and time is referred to as the “effective time” of the merger.

Q:	What will I receive in the merger?

A:	Pursuant to the merger agreement,

• each outstanding K-Sea common unit (and each K-Sea phantom unit) will be converted into the right to receive, at the election of the holder, either (a) $8.15 in cash, without interest, or (b) $4.075 in cash, without interest, and 0.0734 of a share of Kirby common stock,

• each outstanding K-Sea preferred unit will be converted into the right to receive $4.075 in cash, without interest, and 0.0734 of a share of Kirby common stock;

• each outstanding general partner unit of K-Sea will be converted into the right to receive $8.15 in cash, without interest; and

• the incentive distribution rights owned by K-Sea IDR Holdings will be converted into the right to receive $18.0 million in cash, without interest.

K-Sea unitholders will receive cash for any fractional shares of Kirby common stock that they would otherwise receive in the merger.

The exchange ratio used to determine the shares of Kirby common stock to be issued in the merger was based on the volume weighted average price of Kirby common stock for the ten trading day period prior to the date of the merger agreement. You should note that because the exchange ratio used to determine the shares of Kirby common stock in the merger is “fixed,” the value of the consideration to be received in the form of Kirby common stock will change up until the closing date. The market price of Kirby common stock will fluctuate prior to the merger, and the market price of Kirby common stock when received by K-Sea unitholders after the merger is completed could be greater or less than the current market price of Kirby common stock. See “Risk Factors” beginning on page 28 of this proxy statement/prospectus.

Q:	What vote of unitholders is required to approve the merger agreement and the transactions contemplated thereby?

A:	The merger agreement and the transactions contemplated thereby, including the merger, must receive the approval of a majority of the holders of the outstanding K-Sea common units and the outstanding K-Sea preferred units (voting on an as-converted to common units basis), voting together as a single class, and the approval of a majority of the holders of the outstanding K-Sea preferred units, voting separately as a class, in each case, by holders who are entitled to vote as of the record date to be effective. Abstentions and broker non-votes will be the equivalent of a “NO” vote with respect to the approval of the merger agreement and the transactions contemplated thereby, including the merger.

The K-Sea supporting unitholders, which collectively own 100% of the outstanding K-Sea preferred units and approximately 59.9% of the outstanding K-Sea common units (including the K-Sea preferred units on an as-converted to common units basis), have agreed to vote all of their K-Sea units in favor of the merger agreement and the merger. Accordingly, subject to the terms and conditions of the support agreements described in this proxy statement/prospectus, it is expected that the merger agreement and the transactions contemplated thereby, including the merger, will be approved even without the vote of any other holders of

K-Sea units. For additional information regarding the support agreements, please read “Proposal 1 — The Merger — Transactions Related to the Merger” beginning on page 55 of this proxy statement/prospectus.

Q:	What vote of unitholders is required to approve the other matters to be considered at the special meeting?

A:	The affirmative vote of the holders of a majority of the outstanding K-Sea common units (including the K-Sea preferred units on an as-converted to common units basis), voting together as a single class, who are entitled to vote as of the record date is required to approve the Amended and Restated Incentive Plan and any other matters to be considered at the special meeting.

The vote of K-Sea unitholders on the compensation to be received by K-Sea Management GP executive officers in connection with the merger is advisory in nature and will not be binding on K-Sea or the K-Sea Board of Directors and will not impact whether or not the compensation is paid.

Q:	What constitutes a quorum for the special meeting?

A:	A quorum requires the presence, in person or by proxy, of holders of a majority of the outstanding K-Sea units (including the preferred units on an as-converted to common units basis). The K-Sea supporting unitholders hold sufficient common units and preferred units to constitute a quorum.

Q:	When and where will the special meeting be held?

A:	The special meeting is scheduled to be held at One Tower Center Boulevard, 17th Floor, East Brunswick, New Jersey 08816 on July 1, 2011 at 9:00 a.m., local time.

Q.	Who is entitled to vote at the special meeting?

A:	All holders of outstanding K-Sea common units and K-Sea preferred units who hold units at the close of business on May 26, 2011, which is referred to herein as the record date, are entitled to receive notice of and to vote at the special meeting and any adjournment or postponement thereof provided that such units remain outstanding on the date of the special meeting.

Q:	What are the expected U.S. federal income tax consequences to a K-Sea common unitholder as a result of the merger?

A:	For U.S. federal income tax purposes, a K-Sea common unitholder who is a U.S. holder (as defined below) that receives cash or cash and Kirby shares in exchange for such unitholder’s K-Sea common units pursuant to the merger will generally recognize capital gain or loss in an amount equal to the difference between (i) the sum of (A) the amount of cash received, (B) the fair market value of any Kirby shares received, and (C) such unitholder’s share of K-Sea’s nonrecourse debt immediately prior to the merger, and (ii) such unitholder’s adjusted tax basis in the K-Sea common units exchanged therefor. However, a portion of this gain or loss will be separately computed and taxed as ordinary income or loss under Section 751 of the Code (as defined below) to the extent attributable to assets giving rise to “unrealized receivables” or to “inventory items” of K-Sea. For a more detailed discussion of the material U.S. federal income tax consequences of the merger to K-Sea common unitholders, please see the discussion in the section titled “Material U.S. Federal Income Tax Consequences of the Merger and of Owning and Disposing of Shares of Kirby Common Stock Received in the Merger” beginning on page 80 of this proxy statement/prospectus.

Q:	Are there any risks in the merger that I should consider?

A:	Yes. There are risks associated with all business combinations, including the merger. These risks are discussed in more detail in the section titled “Risk Factors” beginning on page 28 of this proxy statement/prospectus.

Q:	How do I vote at the special meeting?

A:	After you have carefully read this proxy statement/prospectus, please respond by completing, signing and dating your proxy card and returning it in the enclosed postage-paid envelope or by submitting your proxy or voting instruction by telephone or through the internet as soon as possible so that your K-Sea units will be represented and voted at the special meeting.

If your K-Sea units are held in “street name,” please refer to your proxy card or the information forwarded by your broker or other nominee to see which options are available to you. The internet and telephone proxy submission procedures are designed to authenticate K-Sea unitholders and to allow you to confirm that your instructions have been properly recorded.

The method you use to submit a proxy will not limit your right to vote in person at the special meeting if you later decide to attend the special meeting. If your K-Sea units are held in the name of a broker or other nominee, you must obtain a proxy, executed in your favor from the holder of record, to be able to vote in person at the special meeting.

Q:	If my K-Sea units are held in “street name” by my broker or other nominee, will my broker or other nominee vote my units for me?

A:	No. Your broker will not be able to vote your K-Sea units without instructions from you. Please follow the procedure your broker provides to vote your units.

In connection with the special meeting, abstentions and broker non-votes will be considered in determining the presence of a quorum. Abstentions and broker non-votes will be the equivalent of a vote against all of the matters to be voted upon at the special meeting.

An abstention occurs when a K-Sea unitholder abstains from voting (either in person or by proxy) on one or more of the proposals. Broker non-votes may occur when a person holding units through a bank, broker or other nominee does not provide instructions as to how the units should be voted, and the broker lacks discretionary authority to vote on a particular proposal.

Q:	If I am planning on attending a special meeting in person, should I still submit a proxy?

A:	Yes. Whether or not you plan to attend the special meeting, you should submit a proxy. K-Sea units will not be voted if the holder of such units does not submit a proxy and then does not vote in person at the special meeting. Failure to submit a proxy or to vote in person would have the same effect as a vote against all the proposals at the special meeting.

Q:	What do I do if I want to change my vote after I have delivered my proxy card?

A:	You may change your vote at any time before K-Sea units are voted at the special meeting. You can do this in any of the three following ways:

• by sending a written notice to American Stock Transfer & Trust Company in time to be received before the special meeting stating that you revoke your proxy;

• by completing, signing and dating another proxy card and returning it by mail in time to be received before the special meeting or by submitting a later dated proxy by telephone or the internet, in which case your later-submitted proxy will be recorded and your earlier proxy revoked; or

• if you are a holder of record, or if you hold a proxy in your favor executed by a holder of record, by attending the special meeting and voting in person.

If your K-Sea units are held in an account at a broker or other nominee, you should contact your broker or other nominee to change your vote.

Q:	What should I do if I receive more than one set of voting materials for the special meeting?

A:	You may receive more than one set of voting materials for the special meeting and the materials may include multiple proxy cards or voting instruction cards. For example, you will receive a separate voting instruction card for each brokerage account in which you hold units. If you are a holder of record registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive according to the instructions on it to ensure that all of your units are voted.

Q:	Can I submit my proxy by telephone or the internet?

A:	Yes. In addition to mailing your proxy, you may submit it telephonically or on the internet. Instructions for using the telephone or internet to vote are described on your proxy card.

Q:	If I am a K-Sea common unitholder, how do I make my election?

A:	As a holder of record of K-Sea common units entitled to vote, you will receive at the time of the mailing of the proxy statement/prospectus an election form and other appropriate and customary transmittal materials. If you are a holder of K-Sea common units, the election form will allow you to specify the number of common units with respect to which you elect to receive cash and the number of common units with respect to which you elect to receive both cash and shares of Kirby common stock. You must complete and return the election form on or before 5:00 p.m., New York time, on June 28, 2011, which is the current election deadline and assumes a closing date of July 1, 2011. An election will be deemed properly made only (i) if accompanied by one or more certificates representing your K-Sea common units, duly endorsed in blank or otherwise in form acceptable for transfer on the books of K-Sea (or by an appropriate guarantee of delivery of such securities) and/or (ii) upon receipt by the exchange agent of an “agent’s message” with respect to all of your book-entry K-Sea common units, or such other evidence of transfer of your book-entry K-Sea common units as the exchange agent may reasonably request, together with duly executed transmittal materials included with the election form. Kirby will make election forms available as may reasonably be requested from time to time by all persons who become holders (or beneficial owners) of K-Sea common units between the record date for the special meeting and the election deadline. For further information, please see the section titled “The Merger Agreement — Unitholder Elections” beginning on page 86 of this proxy statement/prospectus. If you need to obtain an election form, please contact K-Sea Transportation Partners L.P., Attention: Secretary, One Town Center Boulevard, 17th Floor, East Brunswick, New Jersey 08816, (732) 565-3818. You may also request an election form from Georgeson Inc., the information agent for the merger.

The election form and proxy card are separate documents and should each be completed in their entirety and sent to the appropriate addressee as directed herein and in the instructions accompanying such materials. In lieu of completing a proxy card, you may also vote by telephone or through the internet. For further information, please see the section titled “Special Meeting of K-Sea Unitholders — How to Submit Your Proxy” beginning on page 41 of this proxy statement/prospectus.

Q:	Can I revoke or change my election after I mail my election form?

A:	Yes. You may revoke or change your election by sending written notice thereof to Computershare Trust Company, N.A., the exchange agent, which notice must be received by the exchange agent prior to the election deadline noted above. In the event an election is revoked, under the merger agreement the K-Sea common units represented by such election will be treated as units in respect of which no election has been made, except to the extent a subsequent election is properly made by the unitholder during the election period. For further information, please see the section titled “The Merger Agreement — Unitholder Elections” beginning on page 86 of this proxy statement/prospectus.

Q:	What happens if I do not make an election or my election form is not received before the election deadline?

A:	A cash election will be deemed to have been made for any K-Sea common units for which no effective election has been made by the election deadline. Upon completion of the merger, such K-Sea common units will be converted into the right to receive $8.15 in cash, without interest.

Q:	How do I exchange my K-Sea units for merger consideration?

A:	Included with the election form being mailed to you is an information and instruction booklet, including instructions for exchanging your certificate or book-entry K-Sea common units for the merger consideration. You should read these instructions carefully. Assuming that you complete and submit the election form in accordance with the instructions, including by executing the transmittal materials included therein and including your certificates, if any, representing your K-Sea units, you will not need to take any further action in order to receive the merger consideration, which the exchange agent will forward to you as promptly as reasonably practicable after receipt of the certificate or book entry units. Any Kirby common stock you receive in the merger will be issued in book-entry form.

If you fail to make a timely and proper election and the merger closes, then the exchange agent will mail to you separate documentation and instructions for exchanging your certificate and book-entry K-Sea units for the merger consideration, in which case you will be paid the cash consideration payable to non-electing unitholders promptly upon adherence to the procedures set forth in the documentation and the surrender of your certificate and book-entry K-Sea units in accordance with such instructions.

Q:	How will I receive the merger consideration to which I am entitled?

A.	After receiving the proper documentation from you, the exchange agent will, following the closing of the merger, forward to you the cash and/or Kirby common stock to which you are entitled. More information on the documentation you are required to deliver to the exchange agent may be found under the section titled “Proposal 1 — The Merger — Manner and Procedure for Exchanging K-Sea Units” beginning on page 78 of this proxy statement/prospectus. K-Sea unitholders will not receive any fractional shares of Kirby common stock in the merger and will instead receive cash in lieu of any such fractional Kirby common shares.

Q:	What happens if I sell my K-Sea units after the record date but before the special meeting?

A:	The record date of the special meeting is earlier than the date of the special meeting and the date that the merger is expected to be completed. If you transfer your K-Sea units after the record date but before the date of the special meeting, you will retain your right to vote at the special meeting (provided that such units remain outstanding on the date of the special meeting), but you will not have the right to receive the merger consideration to be received by K-Sea unitholders in the merger. In order to receive the merger consideration, you must hold your units through completion of the merger. Once you properly submit an election form and related documentation as required thereby, selecting the type of consideration you wish to receive in the merger, you may not be able to transfer your units unless you subsequently revoke your election in accordance with the instructions set by the exchange agent to have your units returned to you prior to the election deadline.

Q:	Do I have appraisal rights?

A:	No. K-Sea unitholders neither have nor are entitled to exercise appraisal rights in connection with the merger under Delaware law or K-Sea’s partnership agreement.

Q:	Is completion of the merger subject to any conditions?

A:	Yes. In addition to the approval of the merger agreement by K-Sea unitholders, completion of the merger requires the receipt of the necessary governmental and regulatory approvals and the satisfaction or, to the extent permitted by applicable law, waiver of the other conditions specified in the merger agreement.

x

Q:	When do you expect to complete the merger?

A:	K-Sea and Kirby are working towards completing the merger promptly. K-Sea and Kirby currently expect to complete the merger in July of 2011, subject to receipt of approval of K-Sea unitholders, governmental and regulatory approvals and other usual and customary closing conditions. However, no assurance can be given as to when, or whether, the merger will occur.

Q:	What happens if the merger is not completed?

A:	If the merger agreement is not approved by the K-Sea unitholders or if the merger is not completed for any other reason, unitholders will not receive any payment for their units in connection with the merger. Instead, K-Sea would remain an independent public company and K-Sea common units would continue to be listed and traded on the New York Stock Exchange. Under specified circumstances, K-Sea may be required to pay Kirby a termination fee of $12.0 million and/or reimburse Kirby for up to $3.0 million in expenses as described under the caption “The Merger Agreement — Termination Fees and Expenses” beginning on page 97 of this proxy statement/prospectus.

Q:	After completion of the merger, will I be able to vote to elect directors to the board of directors of Kirby?

A:	If you elect to receive shares of Kirby common stock, you will be able to vote to elect directors to the board of directors of Kirby.

Q:	After the merger, who will direct the activities of K-Sea?

A:	Kirby will direct the activities of K-Sea.

Q:	Why am I being asked to approve the Amended and Restated Incentive Plan?

A:	After receiving a preferred equity investment from KA First Reserve, LLC in September 2010, the compensation committee of the K-Sea Board of Directors undertook a review of K-Sea’s compensation practices, which included, among other things, a review of K-Sea’s financial performance in fiscal 2009 and fiscal 2010, K-Sea’s progress on its fiscal 2010 action plan, the implications of the KA First Reserve, LLC investment and the contributions of the K-Sea Management GP executive officers during this difficult period. Given the state of the economy and the challenges facing K-Sea’s business, the executive officers had not received salary increases, cash bonuses or equity compensation grants since September 2008. On December 14, 2010, the compensation committee of the K-Sea Board of Directors set new base salaries for K-Sea Management GP’s executive officers, approved retention bonuses for the executive officers, established a fiscal 2011 incentive compensation program for the executive officers and made grants of K-Sea phantom units to the executive officers. Also on December 14, 2010, the compensation committee of the K-Sea Board of Directors made grants of K-Sea phantom units to the independent directors on the K-Sea Board of Directors, who had last received an equity grant in August 2007. The compensation committee’s approval of 112,194 of the granted K-Sea phantom units was subject to K-Sea unitholder approval of an increase in the number of common units available for issuance under the Amended and Restated Incentive Plan. The Amended and Restated Incentive Plan was approved by the compensation committee to aid K-Sea in recruiting and retaining directors, officers and employees capable of assuring the future success of K-Sea.

Q:	What will happen if the Amended and Restated Incentive Plan is not approved?

A:	If the Amended and Restated Incentive Plan is not approved, then the 112,194 additional K-Sea phantom units that were conditionally awarded to certain executive officers and directors of K-Sea Management GP will be cancelled and no merger consideration will be paid with respect to such cancelled K-Sea phantom units. It is important to note, however, that the per share merger consideration amount is fixed and therefore the failure to approve the Amended and Restated Incentive Plan will not increase or decrease the per share merger consideration that will be paid with respect to any other K-Sea units.

Q:	Who can I contact with questions about the special meeting or the merger and related matters?

A:	If you have any questions about the merger and the other matters contemplated by this proxy statement/prospectus or how to submit your proxy or voting instruction card, how to make an election for the consideration to be received in the merger or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card or voting instruction card, you should contact K-Sea Transportation Partners L.P., Attention: Secretary, One Town Center Boulevard, 17th Floor, East Brunswick, New Jersey 08816, (732) 565-3818. You may also contact Georgeson Inc., the information agent for the merger, toll-free at 866-278-8941 with any questions relating to the election materials or to obtain additional copies of the election form and related materials.

SUMMARY

This summary highlights selected information from this proxy statement/prospectus. You are urged to carefully read the entire proxy statement/prospectus and the other documents referred to in this proxy statement/prospectus because the information in this section does not provide all the information that might be important to you with respect to the merger agreement, the merger and the other matters being considered at the meeting. See “Where You Can Find More Information” beginning on page 121 of this proxy statement/prospectus. Each item in this summary refers to the page of this proxy statement/prospectus on which that subject is discussed in more detail.

Information about the Companies (page 37)

Kirby Corporation

Kirby Corporation, a publicly traded company based in Houston, Texas, conducts its business operations in the marine transportation and diesel engine services industries. Through its marine transportation subsidiaries, Kirby operates inland tank barges and towing vessels, transporting petrochemicals, black oil products, refined petroleum products and agricultural chemicals throughout the United States inland waterway system. Kirby also owns and operates four ocean-going barge and tug units which transport dry-bulk commodities in United States coastwise trade. Through its diesel engine services subsidiaries, Kirby provides after-market service for medium-speed and high-speed diesel engines and reduction gears used in marine, power generation and railroad applications, distributes and services high-speed diesel engines, transmissions, pumps and compression products, and manufactures oilfield service equipment, including hydraulic fracturing equipment, for land-based pressure pumping and oilfield services markets. Kirby’s principal executive offices are located at 55 Waugh Drive, Suite 1000, Houston, Texas 77007, and its telephone number is (713) 435-1000.

Additional information about Kirby and its subsidiaries is included in documents incorporated by reference into this proxy statement/prospectus. For further information, please see the section titled “Where You Can Find More Information” beginning on page 121 of this proxy statement/prospectus.

KSP Merger Sub, LLC

KSP Merger Sub, LLC is an indirect wholly owned subsidiary of Kirby. Merger Sub has not carried on any activities to date, other than activities incidental to its formation or undertaken in connection with the transactions contemplated by the merger agreement. The principal executive offices of Merger Sub are located at 55 Waugh Drive, Suite 1000, Houston, Texas 77007, and its telephone number is (713) 435-1000.

K-Sea Transportation Partners L.P.

K-Sea Transportation Partners L.P. is a publicly traded limited partnership, the common units of which are listed on the NYSE under the ticker symbol “KSP.” K-Sea and its subsidiaries provide marine transportation, distribution and logistics services for refined petroleum products in the United States. As of December 31, 2010, K-Sea operated a fleet of 57 tank barges and 64 tugboats with approximately 3.7 million barrels of capacity that serve a wide range of customers, including major oil companies, oil traders and refiners. As of December 31, 2010, approximately 98% of K-Sea’s barrel-carrying capacity was double-hulled. As of December 31, 2010, all of K-Sea’s tank vessels except two operated under the U.S. flag, and all but three were qualified to transport cargo between U.S. ports under the federal statutes that restrict foreign owners from operating in the U.S. maritime transportation industry, referred to as the “Jones Act.” K-Sea’s principal executive office is located at One Tower Center Boulevard, 17th Floor, East Brunswick, New Jersey 08816, and its telephone number at that address is (732) 565-3818.

Additional information about K-Sea and its subsidiaries is included in documents incorporated by reference into this proxy statement/prospectus. For further information, please see the section titled “Where You Can Find More Information” beginning on page 121 of this proxy statement/prospectus.

Proposal 1 — The Merger (page 42)

Kirby and K-Sea agreed to the acquisition of K-Sea by Kirby under the terms of the merger agreement that is described in this proxy statement/prospectus. In the merger, Merger Sub will merge with and into K-Sea, which will survive the merger as an indirect wholly owned subsidiary of Kirby. Kirby LP Sub, a direct wholly owned subsidiary of Kirby, will be the sole limited partner of K-Sea, and Kirby Holding Sub, a direct wholly owned subsidiary of Kirby, will be the sole general partner of K-Sea.

The merger agreement is attached as Annex A to this proxy statement/prospectus, and both Kirby and K-Sea encourage you to read it carefully and in its entirety because it is the legal document that governs the merger.

Merger Consideration; Election (page 85)

In the merger, each issued and outstanding K-Sea common unit (including each K-Sea phantom unit) will be cancelled and converted into the right to receive, at the election of the holder, either (a) $8.15 in cash, without interest, or (b) $4.075 in cash, without interest, and 0.0734 of a share of Kirby common stock (rounded to the nearest ten-thousandth of a share). Each outstanding preferred unit of K-Sea will be cancelled and converted into the right to receive $4.075 in cash, without interest, and 0.0734 of a share of Kirby common stock (rounded to the nearest ten-thousandth of a share). If the application of the applicable exchange ratio to all units in respect of which a K-Sea unitholder is to receive Kirby common stock would cause such unitholder to receive a fraction of a Kirby common share, such unitholder will receive, in lieu of such fractional share, cash, without interest, with a value equal to the value of the fractional Kirby common share. K-Sea phantom units will accelerate and be treated as common units under the merger agreement (that is, holders thereof will be entitled to make the same election referenced in the first sentence of this paragraph).

In addition, each outstanding general partner unit of K-Sea will be cancelled and converted into the right to receive $8.15 in cash, without interest, and the incentive distribution rights of K-Sea will be cancelled and converted into the right to receive an aggregate of $18.0 million in cash, without interest.

Risk Factors (page 28)

The merger is, and upon the completion of the merger, the combined company will be, subject to a number of risks, which are described in the section titled “Risk Factors” beginning on page 28 of this proxy statement/prospectus. You should carefully read and consider these risks in deciding whether to vote for the approval of the merger agreement and the merger.

Special Meeting of Unitholders of K-Sea (page 38)

Where and when:  The special meeting of K-Sea unitholders will take place at One Tower Center Boulevard, 17th Floor, East Brunswick, New Jersey 08816, on July 1, 2011 at 9:00 a.m., local time.

What K-Sea’s unitholders are being asked to vote on:  At the special meeting and any adjournment or postponement thereof, K-Sea’s unitholders will be asked to consider and vote on the following matters:

•	a proposal to approve the merger agreement and the transactions contemplated thereby, including the merger;

•	a proposal to approve the Amended and Restated Incentive Plan;

•	a proposal to approve, on an advisory basis, the compensation to be received by K-Sea Management GP executive officers in connection with the merger; and

•	any proposal to transact such other business as may properly come before the special meeting and any adjournment or postponement thereof.

Who may vote:  You may vote at the special meeting if you owned K-Sea common units or K-Sea preferred units at the close of business on the record date, May 26, 2011. You may cast one vote for each unit that you owned on the record date.

How to vote:  Please complete and submit the enclosed proxy card as soon as possible or transmit your voting instructions by using the telephone or internet procedures described on your proxy card.

Vote needed to approve the merger agreement and the transactions contemplated thereby:  The merger agreement and the transactions contemplated thereby, including the merger, must receive the approval of the holders of a majority of the outstanding K-Sea common units and the outstanding K-Sea preferred units (voting on an as-converted to common units basis), voting together as a single class, and the approval of a majority of the holders of the outstanding K-Sea preferred units, voting separately as a class, in each case, by holders who are entitled to vote as of the record date to be effective. The approval of the merger agreement, including the merger, is a condition to consummation of the merger.

Vote needed to approve the Amended and Restated Incentive Plan:  The approval of the Amended and Restated Incentive Plan requires the affirmative vote of the holders of a majority of the outstanding K-Sea common units and the outstanding K-Sea preferred units (voting on an as-converted to common units basis), voting together as a single class, who are entitled to vote as of the record date.

Vote needed to approve the compensation to be received by K-Sea Management GP executive officers in connection with the merger:  The advisory vote on the compensation to be received by K-Sea Management GP executive officers in connection with the merger will be approved if the holders of a majority of the outstanding K-Sea common units and the outstanding K-Sea preferred units (voting on an as-converted to common units basis), voting together as a single class, vote “For” such proposal. The vote of K-Sea unitholders on the compensation to be received by K-Sea Management GP executive officers in connection with the merger is advisory in nature and will not be binding on K-Sea or the K-Sea Board of Directors and will not impact whether or not the compensation is paid.

Support Agreements (page 40)

In connection with the execution of the merger agreement, the Kirby Parties entered into support agreements with the K-Sea supporting unitholders. Pursuant to the support agreements, the K-Sea supporting unitholders, who own 3,790,000 K-Sea common units and 19,178,120 K-Sea preferred units, representing approximately 59.9% of the outstanding K-Sea common units (including the K-Sea preferred units on an as-converted to common units basis) and 100% of the outstanding K-Sea preferred units, have each agreed to vote the units of K-Sea beneficially owned by them (i) in favor of the approval of the merger agreement, any transactions contemplated by the merger agreement and any other action reasonably requested by Kirby in furtherance thereof submitted for the vote or written consent of K-Sea unitholders, (ii) against the approval or adoption of any acquisition proposal (as defined in the section of this proxy statement/prospectus titled “The Merger Agreement — No Solicitation of Offers by K-Sea” beginning on page 93) and any action, agreement, transaction or proposal that would result in a breach of any covenant, agreement, representation or warranty or any other obligation or agreement of K-Sea contained in the merger agreement, and (iii) against any action, agreement or transaction that would impede, interfere with, delay, postpone, discourage, frustrate the purposes of or adversely affect the merger or the transactions contemplated by the merger agreement. Each support agreement may be terminated upon, among other things, the termination of the merger agreement or a change in recommendation by the K-Sea Board of Directors.

The foregoing description of the support agreements is qualified in its entirety by reference to the full text of the support agreements, which are attached as Annexes B through E to this proxy statement/prospectus and are incorporated by reference into this proxy statement/prospectus.

K-Sea’s Reasons for the Merger; Recommendation of the K-Sea Board of Directors and the K-Sea Conflicts Committee (page 51)

The K-Sea Board of Directors, acting upon the unanimous recommendation of the K-Sea Conflicts Committee, which is comprised of independent directors, has unanimously (i) adopted and approved the merger agreement and the transactions contemplated thereby, including the merger, and (ii) determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair and reasonable to, and in the best interests of, K-Sea and K-Sea’s unitholders. Accordingly, the K-Sea Board of Directors unanimously recommends that K-Sea’s unitholders vote “FOR” the proposal to approve the merger agreement and the transactions contemplated thereby, including the merger.

In determining whether to approve the merger agreement and the transactions contemplated thereby, including the merger, the K-Sea Board of Directors considered the factors described in the section titled “K-Sea’s Reasons for the Merger; Recommendation of the K-Sea Board of Directors and the K-Sea Conflicts Committee” beginning on page 51 of this proxy statement/prospectus.

Opinion of K-Sea’s Financial Advisor (page 55)

Stifel Nicolaus delivered its written opinion to the K-Sea Conflicts Committee, dated March 12, 2011, that, as of the date of the opinion and subject to and based on the assumptions made, procedures followed, matters considered and limitations of the review undertaken in such opinion, (i) the consideration to be paid to the holders of K-Sea common units (other than Jefferies Capital Partners, KA First Reserve, LLC and their respective affiliates) in connection with the merger and, (ii) for those holders of K-Sea common units (other than Jefferies Capital Partners, KA First Reserve, LLC and their respective affiliates) that will receive shares of Kirby common stock as a part of such consideration, the exchange ratio used in determining the number of such shares of Kirby common stock to be received by such holders of K-Sea common units, in each case, is fair to such common unitholders from a financial point of view.

The full text of the written opinion of Stifel Nicolaus, dated March 12, 2011, which sets forth the procedures followed, assumptions made, other matters considered and limits of the review undertaken in connection with the opinion, is attached as Annex F to this proxy statement/prospectus. The holders of K-Sea common units should read the opinion in its entirety. Stifel Nicolaus provided its opinion to the K-Sea Conflicts Committee for its information and assistance in connection with its evaluation of the financial terms of the merger. Stifel Nicolaus’ opinion is not a recommendation as to how any holder of K-Sea units or any other person should vote with respect to the merger.

Interests of Certain Persons in the Merger (page 71)

In considering the recommendations of the K-Sea Conflicts Committee and the K-Sea Board of Directors, K-Sea’s unitholders should be aware that some of the executive officers and directors of K-Sea Management GP have interests in the merger that may differ from, or may be in addition to, the interests of K-Sea’s unitholders. These interests may present such executive officers and directors with actual or potential conflicts of interest, and these interests, to the extent material, are described below:

•	Ownership of K-Sea and K-Sea GP. Some of the officers and directors of K-Sea Management GP currently own K-Sea common units and have been granted K-Sea phantom units. As of May 26, 2011, such officers and directors beneficially owned an aggregate of 4,030,002 K-Sea common units and 258,896 K-Sea phantom units and, subject to the approval of the Amended and Restated Incentive Plan, will own an additional 112,194 K-Sea phantom units. Outstanding K-Sea common units and K-Sea phantom units will be converted, at the election of the holder, into the right to receive either cash or a combination of cash and Kirby common stock in the merger. In addition, certain officers and directors of K-Sea Management GP currently have a beneficial interest in the equity interests of K-Sea GP. In addition to the general partner interests of K-Sea held by K-Sea GP, for which K-Sea GP will be entitled to receive cash in the merger, K-Sea IDR Holdings, a wholly owned subsidiary of K-Sea GP and the owner of K-Sea’s incentive distribution rights, will receive $18.0 million in cash with respect to the incentive distribution rights.

•	Interests in KA First Reserve, LLC. Some of the directors of K-Sea Management GP currently own equity interests in KA First Reserve, LLC, the holder of all 19,178,120 outstanding K-Sea preferred units. The K-Sea preferred units will be converted into the right to receive a combination of cash and Kirby common stock in the merger.

•	Interests in affiliates of Jefferies Capital Partners. Certain officers and directors own interests in affiliates of Jefferies Capital Partners. These affiliates own K-Sea common units and will be entitled, at their election, to receive either cash or a combination of cash and Kirby common stock in the merger.

•	Indemnification and Insurance. The merger agreement provides for indemnification by K-Sea and Kirby of present and former officers and directors acting in specified capacities for any of the K-Sea entities and for the maintenance of directors’ and officers’ liability insurance covering current and former directors and officers of the K-Sea entities for a period of six years following the merger. K-Sea and Kirby also agreed that all rights to indemnification now existing in favor of indemnified parties as provided in K-Sea’s partnership agreement (or, as applicable, the charter, bylaws, partnership agreement, limited liability company agreement, or other organizational documents of any other K-Sea entity) and the indemnification agreements of the K-Sea entities shall survive the merger and continue in full force and effect in accordance with their terms.

•	Support Agreements. As noted above certain of the directors of K-Sea Management GP have a beneficial interest in KA First Reserve, LLC, which owns all of the outstanding K-Sea preferred units, and certain other directors have a beneficial interest in affiliates of Jefferies Capital Partners. Together, KA First Reserve, LLC and the affiliates of Jefferies Capital Partners own approximately 59.9% of the outstanding K-Sea common units (including the K-Sea preferred units on an as-converted to common units basis) and have entered into support agreements whereby, subject to the terms of those agreements, they have agreed to vote in favor of the merger. For more information on the support agreements, please read “Proposal 1 — The Merger — Transactions Related to the Merger.”

•	Vesting in Phantom Units. Some of the officers and directors of K-Sea Management GP have been granted K-Sea phantom units, which are subject to vesting requirements. If the merger is completed, these K-Sea phantom units will vest and will entitle the officers and directors to receive, at the election of the holder, either cash or a combination of cash and Kirby common stock in the merger as if such K-Sea phantom units were K-Sea common units.

•	Severance and Employee Benefits. Kirby agreed that K-Sea would amend the employment agreements with Timothy J. Casey, Richard P. Falcinelli and Thomas M. Sullivan to extend their employment terms to one year following the merger, and to provide severance benefits in the event their employment is terminated without cause or for good reason under such agreements. Kirby has agreed that if Terrence P. Gill, Gregg Haslinsky or Gordon Smith are terminated without cause or they terminate their employment for good reason within one year following the merger they will be entitled to eighteen months’ base salary and target bonus as severance. For this purpose, good reason means (a) a material diminution in scope of responsibilities as in effect immediately prior to the merger, (b) material diminution in compensation opportunities, or (c) relocation of the officer’s principal work location by 75 miles or more. Except as set forth in the merger agreement, there are no agreements or understandings between Kirby and any of K-Sea’s officers or employees concerning employment or severance benefits.

•	Other Employee Benefits. Kirby agreed to maintain base salary, annual incentive bonus opportunities and other benefit plans and arrangements for all K-Sea shoreside employees (including officers) for one year following the merger. If the K-Sea employees become covered under Kirby’s or a Kirby subsidiary’s benefit plans, Kirby will waive any waiting periods, actively-at-work requirements or other restrictions that would prohibit immediate or full participation under any welfare plans or pre-existing condition limitations of health benefit plans, to the extent that such waiting periods, pre-existing condition limitations, actively-at-work requirements or other restrictions would not have applied to the K-Sea employees under the terms of the K-Sea benefit plans. Kirby also agreed to use commercially reasonable efforts to give full credit under its health benefit plans for all co-payments and deductibles satisfied at the time of the merger and for any lifetime maximums as if K-Sea and Kirby had been a single employer.

Each of the K-Sea Conflicts Committee and the K-Sea Board of Directors was aware of these different and/or additional interests and considered them, among other matters, in their respective evaluations and negotiations of the merger agreement.

Regulatory Approvals Required for the Merger (page 78)

Kirby and K-Sea have agreed to use their reasonable best efforts to obtain all governmental and regulatory approvals required to complete the transactions contemplated by the merger agreement. These approvals include approval under, or notices pursuant to, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which is referred to in this proxy statement/prospectus as the HSR Act. Under the HSR Act and the rules promulgated by the Federal Trade Commission (the “FTC”), the merger may not be completed until (1) certain information and materials are furnished to the Department of Justice (the “DOJ”) and the FTC, and (2) the applicable waiting period under the HSR Act is terminated or expires. Kirby and K-Sea each filed the required HSR notification and report forms on April 1, 2011, commencing a 30-day statutory waiting period. On April 13, 2011, the FTC granted early termination of such statutory waiting period. Despite the early termination of the statutory waiting period under the HSR Act, the DOJ, the FTC and others may still challenge the merger on antitrust grounds. Accordingly, at any time before or after the completion of the merger, the DOJ, the FTC or others could take action under the antitrust laws as deemed necessary or desirable in the public interest, including without limitation seeking to enjoin the completion of the merger or to permit completion only subject to regulatory concessions or conditions.

Kirby and K-Sea also intend to make all required filings under the Securities Act and the Exchange Act relating to the merger and obtain all other approvals and consents which may be necessary to give effect to the merger.

Appraisal Rights (page 79)

K-Sea unitholders do not have and are not entitled to exercise appraisal rights in connection with the merger under Delaware law or K-Sea’s partnership agreement.

NYSE Listing of Kirby Shares (page 82)

Shares of Kirby common stock currently trade on the New York Stock Exchange, or the NYSE, under the stock symbol “KEX.” It is a condition to completion of the merger that the shares of Kirby common stock to be issued by Kirby to K-Sea unitholders in connection with the merger be approved for listing on the NYSE, subject to official notice of issuance. Kirby has agreed to use its commercially reasonable efforts to cause the shares of Kirby common stock issuable in connection with the merger to be authorized for listing on the NYSE and expects to obtain the NYSE’s approval to list such shares prior to completion of the merger, subject to official notice of issuance.

Delisting and Deregistration of K-Sea Common Units (page 83)

K-Sea’s common units currently trade on the NYSE under the stock symbol “KSP.” If the merger is completed, K-Sea common units will cease to be listed on the NYSE and will be deregistered under the Exchange Act.

Conditions to Completion of the Merger (page 96)

The obligations of each of Kirby and Merger Sub, on one hand, and K-Sea, on the other hand, to complete the merger are subject to the satisfaction (or waiver) of the following conditions:

•	the merger agreement having been approved by the required vote of the holders of K-Sea common and preferred units;

•	the absence of any temporary restraining order, preliminary or permanent injunction, or other order or legal restraint or prohibition, or law enacted, preventing the completion of the merger;

•	the expiration or termination of the applicable waiting period under the HSR Act, or any applicable waiting period under any other antitrust law, and any required approvals or consents from governmental entities having been obtained;

•	the effectiveness of the registration statement on Form S-4 (of which this proxy statement/prospectus forms a part) and no stop order or pending or threatened proceeding seeking a stop order;

•	the representations and warranties of the other party being true and correct, subject to certain materiality thresholds, as of the date of the merger agreement and as of the closing of the merger;

•	the other party having performed or complied with, in all material respects, all of the obligations, covenants and agreements required to be performed or complied with by it under the merger agreement at or prior to the closing date of the merger; and

•	the approval of listing on the NYSE of the shares of Kirby common stock deliverable to K-Sea unitholders as consideration in the merger, subject to official notice of issuance.

In addition, Kirby’s and Merger Sub’s obligations to complete the merger are further subject to the following conditions:

•	Kirby being satisfied in its reasonable discretion with the classification of K-Sea as a partnership and each of the other K-Sea Parties as either a partnership or a disregarded entity for U.S. federal income tax purposes; and

•	delivery by K-Sea GP of a certificate certifying that the transactions contemplated by the merger agreement are exempt from withholding pursuant to Section 1445 of the Internal Revenue Code of 1986, as amended.

The merger agreement does not contain any condition to the closing of the merger relating to Kirby’s ability to obtain financing for the transaction.

Neither Kirby nor K-Sea can give any assurance that all of the conditions to the merger will either be satisfied or waived or that the merger will occur.

Expected Timing of the Merger (page 79)

Kirby and K-Sea currently expect to complete the merger in June or July 2011, subject to the receipt of required K-Sea unitholder and regulatory approvals and the satisfaction or waiver of the other conditions to completion of the merger. Because many of the conditions to completion of the merger are beyond the control of Kirby and K-Sea, exact timing for completion of the merger cannot be predicted with any amount of certainty.

No Solicitation of Offers by K-Sea (page 93)

The merger agreement contains detailed provisions that restrict the K-Sea Parties, their subsidiaries and their respective officers, partners, managers, directors, employees and other representatives from, directly or indirectly, soliciting, initiating or knowingly encouraging, or taking other actions intended to facilitate, the submission of any other acquisition proposal (as defined in the section of this proxy statement/prospectus titled “The Merger Agreement — No Solicitation of Offers by K-Sea” on page 93). The merger agreement also contains restrictions on the K-Sea Parties, their subsidiaries and their respective officers, partners, managers, directors, employees and other representatives from participating in any discussions or negotiations regarding any other acquisition proposal. The merger agreement does not, however, prohibit the K-Sea Board of Directors from considering and recommending to K-Sea unitholders an alternative transaction with a third party if specified conditions are met, including the payment of the termination fee required by the merger agreement to Kirby.

Termination of Merger Agreement (page 96)

The merger agreement may be terminated at any time prior to the completion of the merger by mutual consent of Kirby and K-Sea. The merger agreement may also be terminated by either Kirby or K-Sea if:

•	any injunction or restraint preventing the merger is final and non-appealable and the party seeking to terminate used its required efforts to prevent such final, non-appealable order; or

•	the merger does not close by September 30, 2011 (or November 29, 2011, if the applicable waiting period under the HSR Act or other antitrust law has not expired, or the required approvals under any antitrust law have not been obtained), such date referred to herein as the outside date, unless the party seeking to terminate has breached the merger agreement and such breach caused the failure of the closing to occur by such time.

Kirby may also terminate the merger agreement if:

•	a K-Sea Party has breached or failed to perform any of its representations, warranties, covenants or agreements, such that the applicable conditions to completion of the merger related to such representations, warranties, covenants and agreements of the K-Sea Parties are not capable of being satisfied on or before the outside date;

•	the K-Sea common or preferred unitholders do not approve the merger at a duly held meeting called for such purposes;

•	the K-Sea Board of Directors or any committee thereof, including the K-Sea Conflicts Committee, withdraws or modifies its recommendation of the merger in a manner adverse to Kirby or Merger Sub, K-Sea fails to include the K-Sea Board of Directors’ recommendation of the merger and related matters in this proxy statement/prospectus or any of the K-Sea Parties (or any of their representatives) materially breach their non-solicitation obligations;

•	a material adverse effect with respect to K-Sea occurs; or

•	a permanent injunction, order or other legal restraint or prohibition has occurred that (i) would require or permit any K-Sea Party or any representative of any K-Sea Party to act or fail to act in a manner that would, in the absence of such injunction, order, restraint or prohibition, constitute a material violation of their obligation not to solicit, initiate or knowingly encourage an acquisition proposal, or (ii) reduces or otherwise limits Kirby’s rights in any material respect with regard to the non-solicitation obligations set forth in the merger agreement or the payment by K-Sea of any termination fee or transaction expenses of Kirby.

K-Sea may also terminate the merger agreement:

•	if Kirby has breached or failed to perform any of its representations, warranties, covenants or agreements, such that the applicable conditions to completion of the merger related to such representations, warranties, covenants and agreements of Kirby are not capable of being satisfied on or before the outside date;

•	prior to obtaining the approval of the K-Sea common and preferred unitholders, to enter into an agreement relating to a superior proposal (as defined in the section of this proxy statement/prospectus titled “The Merger Agreement — No Solicitation of Offers by K-Sea” on page 93) in accordance with the provisions of the merger agreement related to non-solicitation, provided that K-Sea has not breached the non-solicitation obligations set forth in the merger agreement and K-Sea has paid all applicable termination fees and expenses to Kirby; or

•	if a material adverse effect with respect to Kirby occurs.

Termination Fees and Expenses (page 97)

K-Sea has agreed to pay up to $3.0 million of Kirby’s fees and expenses paid or incurred in connection with the preparation and negotiation of the merger agreement, the support agreements or any of the other transactions contemplated thereby, if the merger agreement is terminated under any of the following circumstances:

•	by Kirby due to a K-Sea Party breaching or failing to perform any of its representations, warranties, covenants or agreements such that the applicable conditions to completion of the merger related to such representations, warranties, covenants and agreements of the K-Sea Parties are not capable of being satisfied on or prior to the outside date;

•	by Kirby due to the K-Sea common or preferred unitholders failing to approve the merger at a duly held meeting called for such purposes;

•	by Kirby due to the K-Sea Board of Directors or any committee thereof, including the K-Sea Conflicts Committee, withdrawing or modifying its recommendation of the merger in a manner adverse to Kirby or Merger Sub, K-Sea failing to include the K-Sea Board of Directors’ recommendation of the merger and related matters in this proxy statement/prospectus or any of the K-Sea Parties (or any of their representatives) materially breaching their non-solicitation obligations;

•	by Kirby due to a permanent injunction, order or other legal restraint or prohibition occurring that (i) would require or permit any K-Sea Party or any representative of any K-Sea Party to act or fail to act in a manner that would, in the absence of such injunction, order, restraint or prohibition, constitute a material violation of their obligation not to solicit, initiate or knowingly encourage an acquisition proposal, or (ii) reduces or otherwise limits Kirby’s rights in any material respect with regard to the non-solicitation obligations set forth in the merger agreement or the payment by K-Sea of any termination fee or transaction expenses of Kirby; or

•	by K-Sea to enter into an agreement relating to a superior proposal prior to obtaining the approval of the K-Sea common and preferred unitholders.

In addition to any payment to Kirby for its fees and expenses, K-Sea has agreed to pay Kirby a termination fee of $12.0 million if:

•	Kirby terminates the merger agreement because (i) the merger has not occurred by the outside date, (ii) a K-Sea Party has breached or failed to perform any of its representations, warranties, covenants or agreements, such that the applicable conditions to completion of the merger related to such representations, warranties, covenants and agreements of the K-Sea Parties are not capable of being satisfied on or prior to the outside date, or (iii) the K-Sea common or preferred unitholders have not approved the merger at a duly held meeting called for such purpose, and (A) at or prior to the time of the termination, an acquisition proposal has been disclosed, announced, commenced, submitted or made and not withdrawn prior to termination, and (B) within twelve months after the date of such termination, any acquisition proposal is consummated or a definitive agreement contemplating an acquisition proposal is executed that is subsequently consummated (such termination fee to be paid at the time such acquisition proposal is consummated); or

•	(i) Kirby terminates the merger agreement because the K-Sea Board of Directors or any committee thereof (including the K-Sea Conflicts Committee) withdraws or modifies its recommendation of the merger in a manner adverse to Kirby or Merger Sub, K-Sea fails to include the K-Sea Board of Directors’ recommendation of the merger and related matters in this proxy statement/prospectus or any of the K-Sea Parties (or any of their representatives) materially breaches their non-solicitation obligations, or (ii) K-Sea terminates the merger agreement prior to obtaining the approval of the K-Sea common and preferred unitholders to enter into an agreement relating to a superior proposal in accordance with the provisions of the merger agreement related to non-solicitation (such termination fee to be paid within two business days of such termination).

Accounting Treatment (page 79)

In accordance with accounting principles generally accepted in the United States, or GAAP, Kirby will account for the merger using the acquisition method of accounting for business combinations.

Material U.S. Federal Income Tax Consequences of the Merger and of Owning and Disposing of Shares of Kirby Common Stock Received in the Merger (page 80)

For U.S. federal income tax purposes, a K-Sea common unitholder who is a U.S. holder (as defined below) that receives cash or cash and Kirby shares in exchange for such unitholder’s K-Sea common units pursuant to the merger will generally recognize capital gain or loss in an amount equal to the difference between (i) the sum of (A) the amount of cash received, (B) the fair market value of any Kirby shares received, and (C) such K-Sea common unitholder’s share of K-Sea’s nonrecourse debt immediately prior to the merger, and (ii) such K-Sea common unitholder’s adjusted tax basis in the K-Sea common units exchanged therefor. However, a portion of this gain or loss will be separately computed and taxed as ordinary income or loss under Section 751 of the Code (as defined below) to the extent attributable to assets giving rise to “unrealized receivables” or to “inventory items” of K-Sea. Please read the sections entitled “Risk Factors — Tax Risks Related to the Merger” beginning on page 34, and “Material U.S. Federal Income Tax Consequences of the Merger and of Owning and Disposing of Shares of Kirby Common Stock Received in the Merger,” beginning on page 80.

Comparative Rights of Kirby Stockholders and K-Sea Unitholders (page 103)

The rights of K-Sea unitholders are currently governed by K-Sea’s partnership agreement and applicable Delaware law. K-Sea common unitholders who elect to receive a portion of the merger consideration in Kirby common stock and K-Sea preferred unitholders will become stockholders of Kirby upon completion of the merger. Thereafter, their rights will be governed by Kirby’s restated articles of incorporation, as amended, Kirby’s bylaws and Nevada law. As a result, these K-Sea unitholders will have different rights once they become stockholders of Kirby due to the differences in the governing documents of and laws applicable to Kirby and K-Sea. The key differences are described in the section titled “Comparison of Rights of Kirby Stockholders and K-Sea Unitholders” beginning on page 103 of this proxy statement/prospectus.

Litigation Relating to the Merger (page 83)

As of May 26, 2011, nine class action complaints have been filed in connection with the proposed merger. Five of these complaints were filed in the Court of Chancery of the State of Delaware (the “Delaware Court”), all of which have been consolidated into one action. On May 18, 2011, a verified consolidated class action complaint was filed with the Delaware Court (the “Delaware Consolidated Complaint”). The Delaware Consolidated Complaint generally alleges, among other things, that K-Sea, K-Sea GP, K-Sea Management GP, KA First Reserve, LLC, and the directors of K-Sea Management GP have either breached their fiduciary duties of due care, loyalty and/or disclosure, and/or breached the limited partnership agreement, in connection with the proposed merger. The Delaware Consolidated Complaint seeks to enjoin the proposed merger or, alternatively, if the merger is consummated, to rescind the merger or to obtain recessionary damages.

Four complaints were filed in the Superior Court of New Jersey. The first filed complaint in New Jersey was subsequently withdrawn, and an order consolidating the remaining three cases was entered on May 25, 2011. The consolidated New Jersey case was stayed in favor of the Delaware action the same day. K-Sea and Kirby cannot predict the outcome of these or any other lawsuits that might be filed subsequent to the date of the filing of this proxy statement/prospectus, nor can K-Sea and Kirby predict the amount of time and expense that will be required to resolve these lawsuits. K-Sea and Kirby intend to vigorously defend against these and any other actions.

Proposal 2 — Approval of Amended and Restated Incentive Plan (page 115)

On December 14, 2010, the compensation committee of the K-Sea Board of Directors approved and adopted the Amended and Restated Incentive Plan. The Amended and Restated Incentive Plan includes an increase in the number of common units of K-Sea authorized for issuance in connection with the Amended and Restated Incentive Plan from 440,000 common units to 940,000 common units (such amounts to be increased by adjustments, if any, made pursuant to the Amended and Restated Incentive Plan). K-Sea is

submitting the Amended and Restated Incentive Plan to its unitholders for approval as required by the NYSE. The K-Sea Board of Directors unanimously recommends that you vote “FOR” the proposal to approve the Amended and Restated Incentive Plan.

The terms of the merger agreement generally restrict K-Sea from issuing any awards under the Amended and Restated Incentive Plan other than the 112,194 K-Sea phantom units granted to certain executive officers of K-Sea Management GP and certain members of the K-Sea Board of Directors. Moreover, if the merger is completed, no additional awards will be issued pursuant to the Amended and Restated Incentive Plan and the Amended and Restated Incentive Plan will be terminated. In the event that the merger is not completed, K-Sea may grant additional awards under the Amended and Restated Incentive Plan, subject to the terms thereof.

The full text of the Amended and Restated Incentive Plan is attached as Annex G to this proxy statement/prospectus and is incorporated by reference into this proxy statement/prospectus.

Proposal 3 — Approval of Executive Compensation (page 120)

In accordance with Section 14A of the Exchange Act, K-Sea is providing unitholders with the opportunity to cast an advisory vote on the compensation that may be payable to the K-Sea Management GP named executive officers in connection with the merger as reported on the Golden Parachute Compensation table on page 74. The K-Sea Board of Directors unanimously recommends that you vote “FOR” the proposal to approve the executive compensation payable in connection with the merger.

Recent Developments

On April 15, 2011, Kirby Engine Systems, Inc., a wholly owned subsidiary of Kirby, completed its purchase of United Holdings LLC, a privately held distributor and service provider of engine and transmission related products for the oil and gas services, power generation and transportation industries, and manufacturer of oilfield service equipment. The base purchase price was $270.0 million in cash, before post-closing adjustments, plus a three-year earnout provision for up to an additional $50.0 million payable in 2014.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF KIRBY

The following tables show Kirby’s selected consolidated historical financial data as of and for each of the fiscal years ended December 31, 2010, 2009, 2008, 2007 and 2006 and for the three months ended March 31, 2011 and are derived from Kirby’s consolidated financial statements. You should read the following data in connection with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes thereto set forth in Kirby’s Annual Report on Form 10-K for the year ended December 31, 2010, and in Kirby’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2011, which are incorporated by reference into this document. See “Where You Can Find More Information” beginning on page 121 of this proxy statement/prospectus. See also the pro forma information set forth elsewhere in this proxy statement/prospectus regarding the proposed merger with K-Sea. The following information is only a summary and is not necessarily indicative of the results of future operations of Kirby.

KIRBY CORPORATION AND CONSOLIDATED SUBSIDIARIES
STATEMENT OF EARNINGS DATA

	Three Months
	Ended
	March 31,	Fiscal Year Ended December 31,
	2011	2010	2009	2008	2007	2006
	(Unaudited)
	(In thousands, except per share amounts)

Revenues:
Marine transportation	$241,677	$915,046	$881,298	$1,095,475	$928,834	$807,216
Diesel engine services	57,682	194,511	200,860	264,679	243,791	177,002

Total revenues	299,359	1,109,557	1,082,158	1,360,154	1,172,625	984,218

Costs and expenses:
Cost of sales and operating expenses	185,499	683,236	637,833	843,310	735,427	631,334
Selling, general and administrative	29,457	117,694	121,401	142,171	121,952	107,728
Taxes, other than income	3,501	13,209	12,104	13,120	13,159	12,826
Depreciation and amortization	25,193	95,296	93,968	91,199	80,916	64,396
Impairment of goodwill	—	—	1,901	—	—	—
Loss (gain) on disposition of assets	66	78	(1,079)	(142)	383	(1,436)

Total costs and expenses	243,716	909,513	866,128	1,089,658	951,837	814,848

Operating income	55,643	200,044	216,030	270,496	220,788	169,370
Other income (expense)	51	556	608	(515)	45	591
Interest expense	(2,833)	(10,960)	(11,080)	(14,064)	(20,284)	(15,201)

Earnings before taxes on income	52,861	189,640	205,558	255,917	200,549	154,760
Provision for taxes on income	(19,961)	(72,258)	(78,020)	(97,444)	(76,491)	(58,751)

Net earnings	32,900	117,382	127,538	158,473	124,058	96,009
Less: Net earnings attributable to noncontrolling interests	(470)	(1,133)	(1,597)	(1,305)	(717)	(558)

Net earnings attributable to controlling interests	$32,430	$116,249	$125,941	$157,168	$123,341	$95,451

Net earnings per share attributable to common stockholders:
Basic	$0.60	$2.16	$2.34	$2.92	$2.31	$1.81

Diluted	$0.60	$2.15	$2.34	$2.91	$2.29	$1.79

KIRBY CORPORATION AND CONSOLIDATED SUBSIDIARIES

BALANCE SHEET DATA

	As of
	March 31,	As of December 31,
	2011	2010	2009	2008	2007	2006
	(Unaudited)
	(In thousands)

Cash and cash equivalents	$172,093	$195,600	$97,836	$8,647	$5,117	$2,653
Property and equipment, net	$1,176,746	$1,118,161	$1,085,057	$990,932	$906,098	$766,606
Total assets	$1,844,092	$1,794,937	$1,635,963	$1,526,098	$1,430,475	$1,271,119
Long-term debt, including current portion	$200,124	$200,134	$200,239	$247,307	$297,383	$310,362
Total equity	$1,197,714	$1,159,139	$1,056,095	$893,555	$772,807	$635,013

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF K-SEA

The following tables show K-Sea’s selected consolidated historical financial data as of and for the nine months ended March 31, 2011 and as of and for each of the fiscal years ended June 30, 2010, 2009, 2008, 2007 and 2006 and are derived from K-Sea’s consolidated financial statements. You should read the following data in connection with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes thereto set forth in K-Sea’s Annual Report on Form 10-K for the year ended June 30, 2010 and in K-Sea’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2011, which are incorporated by reference into this document. See “Where You Can Find More Information” beginning on page 121 of this proxy statement/prospectus. See also the pro forma information set forth elsewhere in this proxy statement/prospectus regarding the proposed merger with Kirby. The following information is only a summary and is not necessarily indicative of the results of future operations of K-Sea.

K-SEA TRANSPORTATION PARTNERS L.P.

CONSOLIDATED STATEMENT OF OPERATIONS DATA

	Nine Months
	Ended March 31,	Year Ended June 30,
	2011	2010	2009	2008	2007	2006
	(Unaudited)
	(In thousands, except per unit amounts)

Voyage revenue	$187,584	$248,092	$310,429	$312,680	$216,924	$176,650
Other revenue	11,105	17,333	20,033	13,600	9,650	6,118

Total revenues	198,689	265,425	330,462	326,280	226,574	182,768
Voyage expenses	35,988	45,890	67,029	79,427	45,875	37,973
Vessel operating expenses	96,596	138,051	144,291	124,551	96,005	77,325
General and administrative expenses	20,258	27,238	29,806	28,947	20,472	17,309
Depreciation and amortization	37,714	64,196	53,582	48,311	33,415	26,810
Loss on acquisition of land and building	—	1,697	—	—	—	—
Net (gain) loss on sale of vessels	(8,803)	(801)	(702)	(601)	102	(313)
Other operating expenses	4,027	—	—	—	—	—
Impairment of goodwill	—	54,300	—	—	—	—

Total operating expenses	185,780	330,571	294,006	280,635	195,869	159,104

Operating (loss) income	12,909	(65,146)	36,456	45,645	30,705	23,664
Interest expense, net	18,051	22,588	21,503	21,275	14,097	10,118
Net loss on reduction of debt(1)	—	—	—	—	—	7,224
Other expense (income), net	1,284	(535)	402	(2,164)	(63)	(64)

Income (loss) before provision for income taxes	(6,426)	(87,199)	14,551	26,534	16,671	6,386
Provision for (benefit of) income taxes	432	(218)	287	529	851	484

Net income (loss)	(6,858)	(86,981)	14,264	26,005	15,820	5,902

Less net income attributable to non-controlling interest	372	398	317	337	—	—

Net income (loss) attributable to K-Sea Transportation Partners L.P. unitholders (“net income (loss) of K-Sea”)	$(7,230)	$(87,379)	$13,947	$25,668	$15,820	$5,902

	Nine Months
	Ended March 31,	Year Ended June 30,
	2011	2010	2009	2008	2007	2006
	(Unaudited)
	(In thousands, except per unit amounts)

Allocation of net income (loss) of K-Sea:
General partner’s interest in net income (loss) of K-Sea	$(156)	$(916)	$4,474	$3,311	$1,320	$391
Limited partner’s interest in net income (loss) of K-Sea	$(7,074)	$(86,463)	$9,473	$22,357	$14,500	$5,511

Net income (loss) of K-Sea	$(7,230)	$(87,379)	$13,947	$25,668	$15,820	$5,902

Basic net income (loss) of K-Sea per unit	$(0.77)	$(4.60)	$0.61	$1.73	$1.45	$0.57
Diluted net income (loss) of K-Sea per unit	$(0.77)	$(4.60)	$0.61	$1.73	$1.45	$0.57

(1)	Fiscal 2006 includes a loss of $7.2 million in connection with the restructuring of K-Sea’s revolving credit facility and repayment of certain term loans, including K-Sea’s private placement bonds guaranteed by the Maritime Administration of the U.S. Department of Transportation pursuant to Title XI of the Merchant Marine Act of 1936 in fiscal 2006.

K-SEA TRANSPORTATION PARTNERS L.P.

CONSOLIDATED BALANCE SHEET DATA

	As of	As of June 30, 2011
	March 31, 2011	2010	2009	2008	2007	2006
	(Unaudited)
	(In thousands)

Vessels and equipment, net	$575,694	$604,197	$533,996	$608,209	$358,580	$316,237
Total assets	$658,838	$696,137	$738,803	$798,308	$439,833	$389,220
Total debt	$256,936	$382,935	$383,013	$439,206	$244,287	$193,380
K-Sea Transportation Partners’ capital	$326,002	$230,420	$279,414	$275,178	$152,653	$163,943
Non-controlling interest capital	$5,224	$4,589	$4,514	$4,519	$—	$—

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following selected unaudited pro forma condensed combined statement of earnings data of Kirby for the year ended December 31, 2010 and for the three months ended March 31, 2011 have been prepared to give effect to the merger as if the merger had occurred on January 1, 2010. The unaudited pro forma condensed combined balance sheet data as of March 31, 2011 of Kirby has been prepared to give effect to the merger as if the merger had occurred on March 31, 2011.

The following selected unaudited pro forma condensed combined financial information is not necessarily indicative of the results that might have occurred had the merger taken place on January 1, 2010 for statement of earnings purposes, and on March 31, 2011 for balance sheet purposes, and is not intended to be a projection of future results. Future results may vary significantly from the results reflected because of various factors, including those discussed in the section titled “Risk Factors.” The following selected unaudited pro forma condensed combined financial information should be read in conjunction with the “Unaudited Pro Forma Condensed Combined Financial Statements” and related notes included elsewhere in this proxy statement/prospectus.

PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS DATA

	Three Months Ended	Fiscal Year Ended
	March 31, 2011	December 31, 2010
	(In thousands, except per share amounts)

Revenues	$362,663	$1,371,179
Operating expenses	306,087	1,158,164
Operating income	56,576	213,015
Earnings before taxes on income	49,241	189,632
Provision for taxes on income	18,613	72,250
Net earnings attributable to controlling interests	30,029	115,807
Net earnings per share attributable to common stockholders:
Basic	0.55	2.10
Diluted	0.54	2.09

PRO FORMA CONDENSED COMBINED BALANCE SHEET DATA

As of
March 31, 2011
(In thousands)

Cash and cash equivalents	$187,855
Property and equipment, net	1,673,937
Total assets	2,537,447
Long-term debt, less current portion	740,004
Total equity	1,275,393

On March 13, 2011, Kirby and K-Sea entered into a merger pursuant to which, subject to the conditions set forth therein, Merger Sub will merge with and into K-Sea, with K-Sea surviving the merger as an indirect wholly owned subsidiary of Kirby.

Subject to the terms and conditions of the merger agreement, upon the consummation of the merger (i) each outstanding K-Sea common unit (including each K-Sea phantom unit) will be converted into the right to receive, at the election of the holder, either (a) $8.15 in cash or (b) $4.075 in cash and 0.0734 of a share of Kirby’s common stock, (ii) each outstanding preferred unit of K-Sea will be converted into the right to receive $4.075 in cash and 0.0734 of a share of Kirby’s common stock and (iii) each outstanding general partner unit of K-Sea will be converted into the right to receive $8.15 in cash. The incentive distribution rights of K-Sea, which are owned by K-Sea IDR Holdings, will be converted into the right to receive $18.0 million in cash.

KIRBY CORPORATION AND CONSOLIDATED SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
March 31, 2011

	Historical		Pro Forma
	Kirby	K-Sea	Adjustments		Combined
	(In thousands)

Current assets:
Cash and cash equivalents	$172,093	$875	$14,887	(c)	$187,855
Accounts receivable — net	171,987	27,049			199,036
Inventory — finished goods	35,839				35,839
Other current assets	28,861	21,683			50,544

Total current assets	408,780	49,607	14,887		473,274
Property and equipment — net	1,176,746	575,694	(78,503	)(b)	1,673,937
Goodwill — net	237,137		93,124	(a)	330,261
Other assets	21,429	33,537	5,009	(d)	59,975

Total assets	$1,844,092	$658,838	$34,517		$2,537,447

Current liabilities:
Current portion of long-term debt	$120	$16,601	$(16,601	)(c)	$120
Accounts payable	81,917	18,381	5,000	(e)	105,298
Other current liabilities	75,605	38,140			113,745

Total current liabilities	157,642	73,122	(11,601)		219,163

Long-term debt — less current portion	200,004	240,335	299,665	(c)	740,004
Deferred income taxes	246,086	3,813			249,899
Other long-term liabilities	42,646	10,342			52,988

Total long-term liabilities	488,736	254,490	299,665		1,042,891

Contingencies and commitments	—	—	—		—
Equity:
Stockholders’ equity:
Common stock	5,734		141	(f)	5,875
Additional paid-in capital	236,104		77,314	(f)	313,418
Partners’ capital		338,233	(338,233	)(f)	0
Accumulated other comprehensive income — net	(32,426)	(12,231)	12,231	(f)	(32,426)
Retained earnings	1,079,045		(5,000	)(e)	1,074,045
Treasury stock	(97,834)				(97,834)

Total stockholders’ equity	1,190,623	326,002	(253,547)		1,263,078
Noncontrolling interests	7,091	5,224			12,315

Total equity	1,197,714	331,226	(253,547)		1,275,393

Total liabilities and equity	$1,844,092	$658,838	$34,517		$2,537,447

See accompanying notes to unaudited pro forma condensed combined financial statements.

KIRBY CORPORATION AND CONSOLIDATED SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS
FOR THE THREE MONTHS ENDED MARCH 31, 2011

	Historical		Pro Forma
	Kirby	K-Sea	Adjustments			Combined
	(In thousands, except per share amounts)

Revenues:
Marine transportation	$241,677	$63,304	$			$304,981
Diesel engine services	57,682					57,682

Total revenues	299,359	63,304		0		362,663

Costs and expenses:
Cost of sales and operating expenses	185,499	46,052		2,449	(g)	234,000
Selling, general and administrative	29,457	7,149		(78	)(h)	36,528
Taxes, other than income	3,501			78	(h)	3,579
Depreciation and amortization	25,193	12,144		(3,055	)(g)	34,282
Loss (gain) on disposition of assets	66	(2,368)				(2,302)

Total costs and expenses	243,716	62,977		(606)		306,087

Operating income	55,643	327		606		56,576
Other income (expense)	51	(1,313)				(1,262)
Interest expense	(2,833)	(4,750)		1,510	(j)	(6,073)

Earnings before taxes on income	52,861	(5,736)		2,116		49,241
Provision for taxes on income	(19,961)	(55)		1,403	(k)	(18,613)

Net earnings	32,900	(5,791)		3,519		30,628
Less: Net earnings attributable to noncontrolling interests	(470)	(129)				(599)

Net earnings attributable to controlling interests	$32,430	$(5,920)		$3,519		$30,029

Net earnings per share attributable to common stockholders:
Basic	$0.60					$0.55

Diluted	$0.60					$0.54

Weighted average common stock outstanding:
Basic	53,167			1,407	(l)	54,574
Diluted	53,368			1,407	(l)	54,775

See accompanying notes to unaudited pro forma condensed combined financial statements.

KIRBY CORPORATION AND CONSOLIDATED SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS
FOR THE YEAR ENDED DECEMBER 31, 2010

	Historical		Pro Forma
	Kirby	K-Sea	Adjustments			Combined
	(In thousands, except per share amounts)

Revenues:
Marine transportation	$915,046	$261,622	$			$1,176,668
Diesel engine services	194,511					194,511

Total revenues	1,109,557	261,622		0		1,371,179

Costs and expenses:
Cost of sales and operating expenses	683,236	182,341		7,898	(g)	873,475
Selling, general and administrative	117,694	26,826		(329	)(h)	144,191
Taxes, other than income	13,209			329	(h)	13,538
Depreciation and amortization	95,296	57,961		(19,175	)(g)	134,082
Impairment of goodwill		54,300		(54,300	)(i)	—
Loss (gain) on disposition of assets	78	(7,200)				(7,122)

Total costs and expenses	909,513	314,228		(65,577)		1,158,164

Operating income	200,044	(52,606)		65,577		213,015
Other income (expense)	556	35				591
Interest expense	(10,960)	(26,372)		13,358	(j)	(23,974)

Earnings before taxes on income	189,640	(78,943)		78,935		189,632
Provision for taxes on income	(72,258)	139		(131	)(k)	(72,250)

Net earnings	117,382	(78,804)		78,804		117,382
Less: Net earnings attributable to noncontrolling interests	(1,133)	(442)				(1,575)

Net earnings attributable to controlling interests	$116,249	$(79,246)		$78,804		$115,807

Net earnings per share attributable to common stockholders:
Basic	$2.16					$2.10

Diluted	$2.15					$2.09

Weighted average common stock outstanding:
Basic	53,331			1,407	(l)	54,738
Diluted	53,466			1,407	(l)	54,873

See accompanying notes to unaudited pro forma condensed combined financial statements.

Accounting Treatment

Kirby prepares its financial statements in accordance with GAAP. The merger will be accounted for using the acquisition method of accounting with Kirby identified as the acquirer of K-Sea. Under the acquisition method of accounting, Kirby will record all assets acquired and liabilities assumed at their respective acquisition date fair values with the excess purchase price being recorded as goodwill. Under the acquisition method of accounting, goodwill is not amortized but is tested for impairment at least annually.

Basis of Pro Forma Presentation

The following unaudited pro forma condensed combined financial statements and related notes combine the historical consolidated balance sheet and results of operations of Kirby and of K-Sea. The pro forma balance sheet gives effect to the merger as if it had occurred on March 31, 2011. The pro forma statement of earnings for the three months ended March 31, 2011 and for the fiscal year ended December 31, 2010, gives effect to the merger as if the merger had occurred on January 1, 2010. The pro forma statement of earnings for fiscal year 2010 was prepared by combining the Kirby historical consolidated statement of earnings for the fiscal year ended December 31, 2010 and the K-Sea unaudited condensed historical consolidated statements of operations for the three months ended March 31, 2010, the three months ended June 30, 2010, the three months ended September 30, 2010 and the three months ended December 31, 2010. The pro forma statement of earnings for the three months ended March 31, 2011 was prepared by combining the Kirby unaudited historical consolidated statement of earnings for the three months ended March 31, 2011 and the K-Sea unaudited historical consolidated statement of operations for the three months ended March 31, 2011. The historical consolidated financial statements of K-Sea have been adjusted to reflect certain reclassifications in order to conform to Kirby’s financial statement presentation.

The unaudited pro forma condensed combined financial statements reflect the estimated merger consideration expected to be transferred, which does not purport to represent what the actual merger consideration transferred will be at the effective time of the closing. In accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 805, Business Combinations, as amended, the fair value of equity securities issued as part of the consideration transferred will be measured on the closing date of the merger at the then current market price.

Kirby has estimated the total consideration expected to be issued and paid in the merger to be approximately $594.1 million, consisting of approximately $516.6 million to be paid in cash and approximately $77.5 million to be paid through the issuance of approximately 1.4 million shares of Kirby common stock valued at the May 25, 2011 closing share price of $55.07 per share, the latest practicable trading day before the date of this proxy statement/prospectus. The value of the merger consideration will fluctuate based upon changes in the price of shares of Kirby common stock and the number of K-Sea’s common and phantom unitholders who elect to take Kirby common stock as part of the merger consideration. K-Sea’s common unitholders and the holders of K-Sea phantom units will have the option to receive for each unit either $8.15 in cash or $4.075 in cash and .0734 of a share of Kirby common stock. The estimated merger consideration below assumes the common and phantom unitholders take the all cash option. Under FASB ASC Topic 805, acquisition-related transaction costs (i.e., investment banking, legal, accounting, valuation and other professional fees) are not included as a component of consideration transferred but are accounted for as expenses in the periods in which the costs are incurred.

As of the date of this proxy statement/prospectus, Kirby has not completed the final valuation analysis and calculations in sufficient detail necessary to arrive at the final required estimates of the fair market value of the K-Sea assets to be acquired and liabilities to be assumed and the related allocations to such items, including goodwill, of the merger consideration. A preliminary valuation analysis of the vessels has been conducted and its results are incorporated into the pro forma condensed combined financial statements. Kirby has retained a third party advisor to assist in its valuation of certain assets and liabilities and their final valuation report will not be completed until shortly after the completion of the merger when final valuations will be performed. Accordingly, assets and liabilities are presented at their respective carrying amounts, with the exception of the preliminary determination of the fair value of the vessels, and should be treated as preliminary values. In addition, Kirby has not identified the adjustments necessary to conform the K-Sea financial records to Kirby’s accounting policies with the exception of the preliminary adjustments to the pro forma condensed combined financial statements to confirm to Kirby’s accounting policy related to vessel equipment maintenance and capitalization. As a result, actual results will differ from this unaudited pro forma condensed combined financial information once Kirby has determined the final merger consideration, completed the detailed valuation analysis and calculations necessary to finalize the required purchase price allocations, and identified and finalized any necessary conforming accounting policy changes for K-Sea. Accordingly, the final allocations of merger consideration, which will be determined subsequent to the closing of the merger, and their effects on the results of operations, may differ materially from the estimated allocations and unaudited pro forma combined amounts included herein.

The unaudited pro forma condensed combined financial statements are provided for illustrative purposes only and are not intended to represent or be indicative of the consolidated results of operations or financial position of Kirby that would have been recorded had the merger been completed as of the dates presented, and should not be taken as representative of future results of operations or financial position of the combined company. The unaudited pro forma condensed combined financial statements do not reflect the impacts of any potential operational efficiencies, cost savings or economies of scale that Kirby may achieve with respect to the combined operations of Kirby and K-Sea. Additionally, the pro forma statements of operations do not include any non-recurring charges or credits and the related tax effects which result directly from the transaction nor do they include any costs of integration activities.

The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements and accompanying notes contained in the Kirby and K-Sea Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.

Note 1 —	Estimated Merger Consideration and Allocation ($ in thousands except per unit and per share amounts)

The estimated merger consideration is approximately $594,068 based on a Kirby share price of $55.07, which is the closing price of Kirby’s common stock on the NYSE on May 25, 2011, the latest practicable trading day before the day of this proxy statement/prospectus. The value of the merger consideration will fluctuate based upon changes in the price of shares of Kirby common stock and the number of K-Sea’s common unitholders and holders of K-Sea phantom units who elect to take a portion of the consideration in Kirby common stock. K-Sea’s common and phantom unitholders will have the option to receive for each unit either $8.15 in cash or $4.075 in cash and .0734 of a share of Kirby common stock. The estimated merger consideration below assumes the common and phantom unitholders take the all cash option.

The following table summarizes the components of the estimated merger consideration:

Estimated cash consideration payable upon closing:
19.16 million common unitholders at $8.15 per unit	$156,154
.6 million long-term incentive and general partnership units at $8.15 per unit	4,890
General partnership interest	18,000
19.18 million preferred units at $4.075 per unit	78,159
K-Sea debt assumed and refinanced at closing, including change in control prepayment penalties	259,410

516,613

Estimated share consideration payable upon closing:
19.18 million preferred units at $4.075 per unit convert to 1.407 million shares of Kirby common shares using ratio of .0734 and valued at $55.07 per share as of May 25, 2011	77,455

Total merger consideration	$594,068

In order to fund the cash portion of the merger consideration, Kirby expects to enter into a five-year term loan of up to $540,000. A 10% increase or decrease in Kirby’s share price as of May 25, 2011 of $55.07 would result in an increase or decrease in the merger consideration of $7,746.

The estimated goodwill included in the pro forma adjustments is calculated as the difference between the estimated merger consideration to be transferred and the carrying values assigned to the assets acquired and liabilities assumed. The following table summarizes the estimated goodwill calculation as of March 31, 2011:

Current assets	$49,607
Non-current assets	609,231
Less:
Adjustment to historical deferred financing costs — net	(3,491)
Adjustment to historical property and equipment — net	(78,503)

Total assets acquired	576,844
Liabilities assumed	(70,676)
Non-controlling interests	(5,224)

Net assets acquired	500,944
Less: estimated merger consideration	(594,068)

Estimated goodwill	$93,124

Kirby has not completed the final valuation analysis and calculations in sufficient detail necessary to arrive at the final required estimates of the fair market value of the K-Sea assets to be acquired and liabilities to be assumed and the related allocations to such items, including goodwill, of the merger consideration. Accordingly, assets and liabilities, with the exception of net deferred financing costs and net vessel property, are presented at their respective carrying amounts and should be treated as preliminary values. This preliminary allocation of the merger consideration is based upon management’s estimates. These estimates and assumptions are subject to change upon final valuation. The final allocation of consideration may include (1) changes in historical carrying values of property and equipment, (2) allocations to intangible assets, including but not limited to customer related assets, and (3) other changes to assets and liabilities. Any changes to the initial estimates of fair value of assets and liabilities will be recorded as adjustments to those assets and liabilities and the residual amounts will be allocated to goodwill. As a result, actual results may differ once Kirby has determined the final merger consideration and completed the final detailed valuation analysis and calculations necessary to finalize the required purchase price allocations. Accordingly, the final allocations of merger consideration, which will be determined subsequent to the closing of the merger, may differ materially from the estimated allocations and unaudited pro forma combined amounts included herein.

Note 2 —	Pro Forma Adjustments ($ in thousands except per share amounts)

a) To record goodwill associated with the merger.

b) To reflect the adjustment to the preliminary fair value of the owned vessels of K-Sea.

c) To reflect the issuance of new debt of $540,000 used to refinance K-Sea’s existing debt of $256,936, pay debt prepayment penalties of $2,474 related to a change in control and finance the cash portion of the purchase price.

d) Represents estimated deferred debt issue costs, including underwriting, legal and other costs incurred in connection with the merger, offset by eliminating historical debt issue costs of K-Sea.

e) Reflects estimated direct transaction costs for the merger including but not limited to investment banking, legal, accounting and other professional fees. These charges are non-recurring charges and have been excluded from the pro forma statement of earnings.

f) To record the issuance of an estimated 1.407 million shares of new common stock for the stock portion of the purchase price at an estimated price of $55.07 per share and the reversal of K-Sea’s historical equity balances.

g) To adjust K-Sea’s historical cost of sales and operating expenses and depreciation and amortization expense by $2,449 and $7,898 for the first three months of 2011 and the 2010 year, respectively, to conform K-Sea’s equipment maintenance and capitalization policy to that of Kirby’s. In addition, K-Sea’s historical depreciation and amortization expense was adjusted downward by $606 and $5,276 for the first three months of 2011 and the 2010 year, respectively, to reflect the lower preliminary fair value adjustment and adjustment of the vessel lives to conform to that of Kirby. Finally, $6,001 of vessel impairment charges incurred by K-Sea during the 2010 year is eliminated as this is considered a non-recurring item outside of normal business operations and is excluded to facilitate a presentation of earnings that is more meaningful.

h) Represents certain reclassifications to conform to Kirby presentation.

i) Reflects the elimination of K-Sea’s impairment of goodwill charge of $54,300 in 2010. This is considered a non-recurring item outside of normal business operations and is excluded to facilitate a presentation of earnings that is more meaningful.

j) Represents a reduction in interest expense to $3,240 and $13,014 for the first three months of 2011 and the 2010 year, respectively, resulting from the issuance of new debt of $540,000 to finance the cash portion of the purchase price and the repayment of K-Sea’s existing debt including prepayment penalties. An average interest rate of 2.4%, including debt issue costs amortized over five years, was assumed based on historical LIBOR rates and anticipated terms of the new debt agreement.

k) Reflects the incremental income tax benefit (provision) associated with pro forma adjustments and applying statutory income tax rates to the losses of K-Sea.

l) Reflects the issuance of 1.407 million shares of Kirby common stock pursuant to the merger agreement.

UNAUDITED COMPARATIVE PER SHARE/UNIT DATA

The following table summarizes earnings per share/unit data for Kirby and K-Sea on a historical basis and on a pro forma condensed combined basis giving effect to the merger. It has been assumed for purposes of the pro forma condensed combined financial information provided below that the merger was completed on January 1, 2010 for statement of earnings purposes, and on March 31, 2011 for the book value per share/unit data. The following information should be read in conjunction with the “Unaudited Pro Forma Condensed Combined Financial Statements” and related notes included elsewhere in this proxy statement/prospectus.

		K-Sea
	Kirby	Transportation		Pro Forma
	Corporation	Partners L.P.		Combined
	Fiscal Year Ended	Twelve Months Ended	Pro Forma	Equivalent
	December 31, 2010	December 31, 2010	Combined(1)	Data(3)

Basic earnings (loss) per share/unit	$2.16	$(4.30)	$2.10	$1.94
Diluted earnings (loss) per share/unit	$2.15	$(4.30)	$2.09	$1.94
Book value per share/unit at period end(4)	$21.47	$8.65	$22.37	$20.76
Cash dividends declared per share	$—	$—	$—	$—

		K-Sea
	Kirby	Transportation		Pro Forma
	Corporation	Partners L.P.		Combined
	Three Months Ended	Three Months Ended	Pro Forma	Equivalent
	March 31, 2011	March 31, 2011	Combined(2)	Data(3)

Basic earnings (loss) per share/unit	$.60	$(.49)	$.55	$.51
Diluted earnings (loss) per share/unit	$.60	$(.49)	$.54	$.50
Book value per share/unit at period end(4)	$22.25	$8.55	$23.08	$21.42
Cash dividends declared per share	$—	$—	$—	$—

(1)	The pro forma statement of earnings for fiscal year 2010 was prepared by combining the Kirby historical statement of earnings for the fiscal year ended December 31, 2010 and the K-Sea historical statement of operations for the three months ended March 31, 2010, the three months ended June 30, 2010, the three months ended September 30, 2010 and the three months ended December 31, 2010. Excludes goodwill impairment charge of $54.3 million incurred in K-Sea’s three months ended June 30, 2010.

(2)	The pro forma statement of earnings for three months ending March 31, 2011 was prepared by combining the Kirby historical statement of earnings for the three months ended March 31, 2011 and the K-Sea historical statement of operations for the three months ended March 31, 2011.

(3)	Pro forma combined equivalent data is calculated by dividing the combined pro forma amounts by the outstanding shares assuming conversion of all K-Sea units and incentive distribution rights into Kirby shares using the stock exchange ratio of .1467.

(4)	Historical book value per share for Kirby is computed by dividing total equity by the number of common shares outstanding assuming stock option dilution. Historical book value per unit for K-Sea is computed by dividing partners’ capital by the number of units outstanding assuming conversion of preferred units and incentive units to common units. Pro forma book value per share is computed by dividing pro forma stockholders’ equity by the pro forma number of Kirby common shares outstanding assuming stock option dilution.

COMPARATIVE KIRBY AND K-SEA
PER SHARE/UNIT MARKET PRICE DATA

Kirby common stock is listed on the NYSE under the symbol “KEX.” K-Sea common units are listed on the NYSE under the symbol “KSP.”

The following table presents closing prices for shares of Kirby common stock and K-Sea common units on March 11, 2011, the last trading day before the public announcement of the execution of the merger agreement by Kirby and K-Sea and May 25, 2011, the latest practicable trading day before the date of this proxy statement/prospectus. This table also presents the equivalent market value per unit of K-Sea common units on March 11, 2011 and May 25, 2011, as determined by multiplying the closing prices of shares of Kirby common stock on those dates by the stock exchange ratio of 0.0734, plus $4.075 in cash.

Although the stock exchange ratio is fixed, the market prices of Kirby common stock and K-Sea common units will fluctuate before the merger is completed and the market value of the merger consideration ultimately received by K-Sea unitholders will depend on the closing price of Kirby common stock on the day the merger is consummated. Because the merger consideration is fixed and the market price of shares of Kirby common stock will fluctuate, K-Sea unitholders who elect to take a portion of the merger consideration in Kirby common stock will not know the exact value of the merger consideration they will receive until the closing of the merger.

		K-Sea	Equivalent
		Transportation	per Unit
	Kirby	Partners LP	of K-Sea
	Corporation	Common	Common
	Common Stock	Units	Units

March 11, 2011	$55.33	$6.47	$8.14
May 25, 2011	$55.07	$8.13	$8.12

The tables below set forth, for the calendar quarters indicated, the high and low sale prices per share of Kirby common stock and per unit of K-Sea common units on the NYSE. The tables also show the amount of cash dividends declared on Kirby common stock and K-Sea common units for the calendar quarters indicated.

	Kirby Corporation
	Common Stock
			Cash Dividends
	High	Low	Declared

Fiscal Year Ended December 31, 2011
Second Quarter (through May 25, 2011)	$58.25	$51.82	$0.00
First Quarter	$60.00	$43.29	$0.00
Fiscal Year Ended December 31, 2010
Fourth Quarter	$45.78	$39.25	$0.00
Third Quarter	$43.33	$35.78	$0.00
Second Quarter	$43.96	$36.60	$0.00
First Quarter	$38.77	$30.83	$0.00
Fiscal Year Ended December 31, 2009
Fourth Quarter	$37.28	$32.30	$0.00
Third Quarter	$39.16	$28.71	$0.00
Second Quarter	$36.32	$25.93	$0.00
First Quarter	$31.16	$19.46	$0.00
Fiscal Year Ended December 31, 2008
Fourth Quarter	$39.87	$19.54	$0.00
Third Quarter	$51.09	$34.13	$0.00
Second Quarter	$61.65	$47.45	$0.00
First Quarter	$58.10	$37.72	$0.00
Fiscal Year Ended December 31, 2007
Fourth Quarter	$50.72	$42.00	$0.00
Third Quarter	$44.90	$35.68	$0.00
Second Quarter	$40.02	$34.85	$0.00
First Quarter	$38.20	$33.06	$0.00

	K-Sea Transportation Partners L.P. Units
			Cash Dividends
	High	Low	Declared

Calendar Year Ended December 31, 2011
Second Quarter (through May 25, 2011)	$8.24	$8.08	$0.00
First Quarter	$8.35	$4.60	$0.00
Calendar Year Ended December 31, 2010
Fourth Quarter	$5.85	$3.80	$0.00
Third Quarter	$6.70	$3.98	$0.00
Second Quarter	$10.12	$4.30	$0.00
First Quarter	$15.36	$8.63	$0.00
Calendar Year Ended December 31, 2009
Fourth Quarter	$23.50	$10.36	$0.00
Third Quarter	$24.59	$18.03	$0.45
Second Quarter	$21.44	$16.46	$0.77
First Quarter	$20.43	$13.25	$0.77
Calendar Year Ended December 31, 2008
Fourth Quarter	$20.50	$10.80	$0.77
Third Quarter	$31.75	$19.05	$0.77
Second Quarter	$38.08	$31.53	$0.77
First Quarter	$38.22	$31.14	$0.76
Calendar Year Ended December 31, 2007
Fourth Quarter	$40.67	$33.90	$0.74
Third Quarter	$48.50	$36.23	$0.72
Second Quarter	$48.00	$40.01	$0.70
First Quarter	$40.97	$35.15	$0.68

The information in the preceding tables is historical only. Kirby and K-Sea urge Kirby stockholders and K-Sea unitholders to obtain current market quotations for shares of Kirby common stock and K-Sea common units before making any decision regarding the issuance of shares of Kirby common stock pursuant to the merger agreement or the approval of the merger agreement, as applicable.

RISK FACTORS

In addition to the other information included and incorporated by reference into this proxy statement/prospectus, including the matters addressed in the section titled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 36, you should carefully consider the following risks before deciding whether to vote for the approval of the merger agreement and the merger and, if you are a K-Sea common unitholder, before making your election. In addition, you should read and consider the risks associated with each of the businesses of K-Sea and Kirby. These risks can be found in K-Sea’s and Kirby’s respective Annual Reports on Form 10-K for the years ended June 30, 2010 and December 31, 2010, respectively, as updated by subsequent Quarterly Reports on Form 10-Q, all of which are filed with the SEC and incorporated by reference into this proxy statement/prospectus. For further information regarding the documents incorporated into this proxy statement/prospectus by reference, please see the section titled “Where You Can Find More Information” beginning on page 121.

Risks Related to the Merger

Because the market price of Kirby common stock will fluctuate, K-Sea unitholders electing to receive Kirby common stock cannot be sure of the market value of Kirby common stock that they will receive in the merger.

At the time the merger is completed, (i) each K-Sea common unit (including each K-Sea phantom unit) will be converted into the right to receive, at the election of the K-Sea unitholder, either (1) $8.15 in cash, without interest, or (2) a combination of $4.075 in cash, without interest, and a 0.0734 of a share of Kirby common stock (rounded to the nearest ten-thousandth of a share), and (ii) each K-Sea preferred unit will be converted into the right to receive a combination of $4.075 in cash, without interest, and a 0.0734 of a share of Kirby common stock (rounded to the nearest ten-thousandth of a share). Kirby will pay cash in lieu of any fractional share of Kirby common stock that would otherwise be issued as merger consideration. The exchange ratio in the merger agreement is fixed based upon a per share value of Kirby common stock of $55.54. As the exchange ratio used to determine the shares of Kirby common stock in the merger is fixed, the value of the consideration to be received in the form of Kirby common stock will change up until the closing date. Accordingly, if the trading value of shares of Kirby common stock is less than $55.54, the value of a share of Kirby common stock used to determine the exchange ratio in the merger agreement, then the value of the share portion of the merger consideration to be paid per K-Sea common unit will be less than the cash equivalent had a cash election been made by the K-Sea unitholder. Conversely, if the trading value of shares of Kirby common stock is greater than $55.54, then the value of the share portion of the merger consideration to be paid per K-Sea common unit will be greater than the cash equivalent had a cash election been made by the K-Sea unitholder.

There will be a time lapse between the date on which K-Sea unitholders make an election with respect to the form of merger consideration to be received by them in exchange for their K-Sea common units and the date on which K-Sea unitholders entitled to receive shares of Kirby common stock actually receive such shares. The market value of Kirby common stock will fluctuate during this period. These fluctuations may be caused by changes in the businesses, operations, results and prospects of both Kirby and K-Sea, market expectations of the likelihood that the merger will be completed and the timing of the completion, general market and economic conditions or other factors. At the time K-Sea unitholders make their election in respect of the merger consideration to be paid to them (and at the time they cast their votes regarding approval of the merger agreement and the merger), K-Sea unitholders will not know the actual market value of the shares of Kirby common stock they will receive when the merger is finally completed. The actual market value of shares of Kirby common stock, when received by K-Sea unitholders, will depend on the market value of those shares on that date. This market value may be less than the value used to determine the number of shares to be received, as the determination will be made with respect to a period occurring prior to the consummation of the merger.

K-Sea unitholders are urged to obtain current market quotations for Kirby common stock when they make their election.

The failure to successfully combine the businesses of Kirby and K-Sea in the expected time frame may adversely affect Kirby’s future results, which may adversely affect the value of the shares of Kirby common stock that K-Sea unitholders may receive in the merger.

The success of the merger will depend, in part, on the ability of Kirby to realize the anticipated benefits from combining the businesses of Kirby and K-Sea. To realize these anticipated benefits, Kirby’s and K-Sea’s businesses must be successfully combined. If the combined company is not able to achieve these objectives, the anticipated benefits of the merger may not be realized fully at all or may take longer to realize than expected. In addition, the actual integration may result in additional and unforeseen expenses, which could reduce the anticipated benefits of the merger.

Kirby and K-Sea, including their respective subsidiaries, have operated and, until the completion of the merger, will continue to operate independently. It is possible that the integration process could result in the loss of key employees, as well as the disruption of each company’s ongoing businesses or inconsistencies in their standards, controls, procedures and policies. Any or all of those occurrences could adversely affect Kirby’s ability to maintain relationships with customers and employees after the merger or to achieve the anticipated benefits of the merger. Integration efforts between the two companies will also divert management attention and resources. These integration matters could have an adverse effect on each of Kirby and K-Sea.

The pendency of the merger could materially adversely affect the future business and operations of Kirby or K-Sea or result in a loss of K-Sea employees.

In connection with the pending merger, it is possible that some customers, suppliers and other persons with whom Kirby or K-Sea have a business relationship may delay or defer certain business decisions or might decide to seek to terminate, change or renegotiate their relationship with K-Sea as a result of the merger, which could negatively impact revenues, earnings and cash flows of Kirby or K-Sea, as well as the market prices of Kirby common stock or K-Sea common units, regardless of whether the merger is completed. Similarly, current and prospective employees of K-Sea may experience uncertainty about their future roles with K-Sea and Kirby following completion of the merger, which may materially adversely affect the ability of K-Sea to attract and retain key employees.

Failure to complete the merger could negatively impact the stock price and unit price, respectively, of Kirby and K-Sea and their respective future businesses and financial results.

If the merger is not completed, the ongoing businesses of Kirby and K-Sea may be adversely affected and Kirby and K-Sea will be subject to several risks and consequences, including the following:

•	under the merger agreement, K-Sea may be required, under certain circumstances, to pay Kirby a termination fee of $12.0 million and up to $3.0 million of Kirby’s expenses;

•	Kirby and K-Sea will be required to pay certain costs relating to the merger, whether or not the merger is completed, such as legal, accounting, financial advisor and printing fees;

•	Kirby and K-Sea would not realize the expected benefits of the merger;

•	under the merger agreement, each of Kirby and K-Sea is subject to certain restrictions on the conduct of its business prior to completing the merger which may adversely affect its ability to execute certain of its business strategies; and

•	matters relating to the merger may require substantial commitments of time and resources by Kirby and K-Sea management, which could otherwise have been devoted to other opportunities that may have been beneficial to Kirby and K-Sea as independent companies.

In addition, if the merger is not completed, Kirby and/or K-Sea may experience negative reactions from the financial markets and from their respective customers and employees. Kirby and/or K-Sea also could be subject to litigation related to any failure to complete the merger or to enforcement proceedings commenced against Kirby or K-Sea to attempt to force them to perform their respective obligations under the merger agreement.

The merger agreement includes restrictions on the ability of K-Sea to make cash or other distributions to its common unitholders, even if it would otherwise have “available cash” to make such a distribution.

Under K-Sea’s partnership agreement, K-Sea is required to distribute all of its “available cash” from operating surplus, as defined in K-Sea’s partnership agreement, which generally includes all of K-Sea’s cash and cash equivalents on hand at the end of each quarter less reserves established by K-Sea GP for future requirements. While K-Sea has not made a cash distribution to common unitholders since November 16, 2009 due to lack of “available cash,” the terms of the merger agreement prohibit K-Sea from making any distributions (whether in the form of cash, equity or property) to its common unitholders without the prior written consent of Kirby, subject to certain exceptions. While Kirby and K-Sea have agreed to use their reasonable best efforts to close the merger in an expeditious manner, factors could cause the delay of the closing, which include obtaining K-Sea unitholder approval or the outcome of the litigation commenced with respect to the merger. Therefore, even if K-Sea has “available cash” to distribute to its common unitholders, and satisfies any other conditions to make such a distribution, the terms of the merger agreement would prohibit such a distribution.

Directors and executive officers of K-Sea Management GP have interests in the merger that are different from, or in addition to, the interests of K-Sea unitholders generally, which could have influenced their decision to support or approve the merger.

K-Sea Management GP, as the general partner of K-Sea GP, K-Sea’s general partner, manages K-Sea’s operations and activities. Some of the directors and executive officers of K-Sea Management GP have interests in the merger that are different from, or in addition to, the interests of K-Sea unitholders generally. These interests include:

•	the vesting and settlement of K-Sea phantom units, some of which are held by such directors and executive officers, such that the equity awards are treated as common units under the merger agreement (as further described in the section titled “Proposal 1 — The Merger — Interests of Certain Persons in the Merger”);

•	Kirby’s agreement to provide severance benefits to certain executive officers of K-Sea Management GP if such executive officers’ employment is terminated without cause or for good reason following the merger (as further described in the section titled “Proposal 1 — The Merger — Interests of Certain Persons in the Merger”); and

•	Kirby’s agreement to indemnify directors and officers against certain claims and liabilities and maintain director and officer liability insurance coverage, at no expense to the beneficiaries, for a period of six years from the effective time of the merger.

James C. Baker, Kevin S. McCarthy and Gary D. Reaves, who are members of the board of directors of K-Sea Management GP, the general partner of K-Sea GP, K-Sea’s general partner, are affiliated with KA First Reserve, LLC, which entity holds all of the outstanding K-Sea preferred units. At the sole option and election of KA First Reserve, LLC, such K-Sea preferred units are convertible into K-Sea common units. On an as-converted, fully diluted basis, such interest represents an approximate 49.8% limited partner interest in K-Sea. Under the terms of the merger agreement, each outstanding preferred unit of K-Sea will be converted into the right to receive $4.075 in cash and 0.0734 of a share of Kirby common stock (rounded to the nearest ten-thousandth of a share). In addition, as described below under “The Special Meeting — Support Agreements,” KA First Reserve, LLC has entered into a Support Agreement with Kirby pursuant to which KA First Reserve, LLC has agreed to support the merger by, among other things, voting its preferred units and common units in favor of the merger and against any alternative transaction.

Affiliates of Jefferies Capital Partners and other members of management of K-Sea Management GP, which group is collectively referred to herein as the GP Investor Group, own, directly or indirectly, 100% of the interests in K-Sea Management GP and K-Sea GP. K-Sea GP owns an approximate 0.5% general partner interest in K-Sea, no K-Sea common units and, through K-Sea IDR Holdings, a wholly owned subsidiary of K-Sea GP, all of K-Sea’s incentive distribution rights. Under the terms of the merger agreement, each outstanding general partner unit will be converted into the right to receive $8.15 in cash and the incentive distribution rights will be converted into the right to receive an aggregate of $18.0 million in cash. K-Sea common units held by K-Sea GP will be treated as all other K-Sea common units in the transaction. James J. Dowling, Chairman of the Board of K-Sea Management GP, and Brian P. Friedman, a director of K-Sea Management GP, are affiliated with Jefferies Capital Partners. Jefferies Capital Partners is the manager of Furman Selz Investors II L.P. and its affiliated entities, principal owners of K-Sea Management GP and K-Sea GP.

The GP Investor Group also owns EW Transportation LLC, EW Transportation Corp., and EW Holding Corp., which collectively own 3,790,000 K-Sea common units, which represents an approximate 9.8% limited partner interest in K-Sea. As described below under “The Special Meeting — Support Agreements,” EW Transportation LLC, EW Transportation Corp., and EW Holding Corp. have entered into support agreements with Kirby pursuant to which they have agreed to support the merger by, among other things, voting their common units in favor of the merger and against any alternative transaction.

In addition, the merger agreement provides for indemnification by K-Sea and Kirby of present and former officers and directors acting as fiduciaries or agents of any of the K-Sea entities and for the maintenance of directors’ and officers’ liability insurance covering current and former directors and officers of the K-Sea entities for a period of six years following the merger. K-Sea and Kirby also agreed that all rights to indemnification now existing in favor of indemnified parties as provided in K-Sea’s partnership agreement (or, as applicable, the charter, bylaws, partnership agreement, limited liability company agreement, or other organizational documents of any other K-Sea entity) and the indemnification agreements of the K-Sea entities will survive the merger and continue in full force and effect in accordance with their terms.

As a result of these interests, these directors and officers could be more likely to vote to approve the merger agreement and the transactions contemplated by the merger agreement, including the merger, than if they did not hold these interests and may have reasons for doing so that are not the same as the interests of other holders of K-Sea common units. K-Sea unitholders should consider these interests in connection with their votes on the proposal to approve the merger agreement and the merger. For more information, please see the section titled “Proposal 1 — The Merger — Interests of Certain Persons in the Merger” beginning on page 71 of this proxy statement/prospectus.

The merger agreement limits K-Sea’s ability to pursue alternatives to the merger, and the holder of all of K-Sea’s preferred units and certain affiliates of K-Sea’s general partner, who collectively hold enough units to approve the merger, have entered into support agreements pursuant to which they agreed to support the merger by voting their units in favor of the merger and against any alternative transaction.

The merger agreement contains provisions that make it more difficult for K-Sea to sell its business to a party other than Kirby. These provisions include the general prohibition on K-Sea soliciting any acquisition proposal (as defined in the section titled “The Merger Agreement — No Solicitation of Offers by K-Sea” beginning on page 93 of this proxy statement/prospectus) or offer for a competing transaction, the requirement that K-Sea pay Kirby a termination fee of $12.0 million and up to $3.0 million of Kirby’s expenses if the merger agreement is terminated in specified circumstances and the requirement that K-Sea submit the merger agreement to a vote of K-Sea unitholders even if the K-Sea Board of Directors changes its recommendation, unless K-Sea terminates the merger agreement to enter into an agreement relating to a superior proposal and pays to Kirby the $12.0 million termination fee plus up to $3.0 million of Kirby’s expenses. In addition, even if the K-Sea Board of Directors receives a superior proposal, it must provide Kirby with the opportunity to amend its offer. See “The Merger Agreement — Termination of the Merger Agreement” and “The Merger Agreement — Termination Fees and Expenses” beginning on page 96 and page 97, respectively, of this proxy statement/prospectus.

In addition, KA First Reserve, LLC, EW Transportation LLC, EW Transportation Corp. and EW Holding Corp. have each entered into support agreements with Kirby, Merger Sub, Kirby Holding Sub and Kirby LP Sub, pursuant to which they agreed to support the merger by, among other things, voting their preferred units and common units in favor of the merger and against any alternative transaction. Collectively, KA First

Reserve, LLC, EW Transportation LLC, EW Transportation Corp. and EW Holding Corp. own a sufficient number of units to approve the merger and no other approval is required from K-Sea unitholders in order to complete the merger.

The foregoing may discourage a third party that might have an interest in acquiring all or a significant part of K-Sea from considering or proposing an acquisition, even if that party were prepared to pay consideration with a higher per unit value than the current proposed merger consideration. Furthermore, the termination fee and the expense reimbursement provisions may result in a potential competing acquiror proposing to pay a lower per unit price to acquire K-Sea than it might otherwise have proposed to pay.

The completion of the merger will require Kirby to enter into a new financing arrangement. If Kirby’s financing for the merger becomes unavailable, the merger may not be completed.

Kirby intends to finance all or a portion of the cash component of the merger consideration with debt financing. Concurrently, and in connection with entering into the merger agreement, Kirby entered into a debt commitment letter with Wells Fargo Bank, National Association, Wells Fargo Securities, LLC, Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, JPMorgan Chase Bank, N.A., and J.P. Morgan Securities LLC, pursuant to which, subject to the conditions set forth therein, Wells Fargo Bank, National Association, Bank of America, N.A., and JPMorgan Chase Bank, N.A. have committed to provide a five-year term loan facility in an aggregate principal amount of up to $540.0 million. The proceeds from these borrowings will be used by Kirby to pay all or a portion of the cash consideration to be paid in the merger, to retire existing indebtedness of K-Sea and its subsidiaries and to pay related fees and expenses. The debt commitment letter includes customary conditions to funding, including, among others, the completion of definitive documentation, the absence of a “material adverse effect” on K-Sea, consistent with the equivalent definition in the merger agreement (as defined in the section titled “The Merger Agreement — Representations and Warranties”), that could have a material adverse effect on Kirby and its subsidiaries, consummation of the merger and the absence of any amendment or modification to the merger agreement materially adverse to the arrangers of the facility, the lenders thereunder or Kirby unless approved by the arrangers, and the delivery of financial information and other customary closing deliveries.

In the event that the financing contemplated by the debt commitment letter is not available to Kirby, other financing may not be available to Kirby on acceptable terms, in a timely manner, or at all. If other financing becomes necessary and Kirby is unable to secure such additional financing, the merger may not be completed. Kirby does not have a right to terminate the merger agreement in the event it does not have adequate funds to complete the transaction at closing. In the merger agreement, Kirby represented to K-Sea that it would have available, at the closing of the merger, all funds required to consummate the transactions contemplated by the merger agreement. K-Sea would have a right to terminate the merger agreement if Kirby breached this representation in a manner such that Kirby would not be able to satisfy this representation on or before September 30, 2011.

The unaudited pro forma financial statements included in this proxy statement/prospectus are presented for illustrative purposes only and may not be an indication of the combined company’s financial condition or results of operations following the merger.

The unaudited pro forma financial statements contained in this proxy statement/prospectus are presented for illustrative purposes only, are based on various adjustments, assumptions and preliminary estimates, and may not be an indication of the combined company’s financial condition or results of operations following the merger for several reasons. See “Selected Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 16 of this proxy statement/prospectus. The actual financial condition and results of operations of the combined company following the merger may not be consistent with, or evident from, these pro forma financial statements. In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect the combined company’s financial condition or results of operations following the merger. Any potential decline in the combined company’s financial condition or results of operations may cause significant variations in the price of Kirby common stock after completion of the merger.

A different set of factors and conditions affect shares of Kirby common stock and could have a negative impact on its stock price.

Upon completion of the merger, some K-Sea unitholders will become holders of Kirby common stock. The businesses of Kirby and the other companies it has acquired and may acquire in the future are different from those of K-Sea. There is a risk that various factors, conditions and developments which would not affect the price of K-Sea’s common units could negatively affect the price of shares of Kirby common stock. Please see the section titled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 36 of this proxy statement/prospectus for a summary of some of the key factors that might affect Kirby and the prices at which shares of Kirby common stock may trade from time to time. K-Sea unitholders are also urged to read carefully the risk factors included in Kirby’s Annual Report on Form 10-K for the year ended December 31, 2010, which is incorporated by reference into this proxy statement/prospectus.

The shares of Kirby common stock to be received by K-Sea unitholders as a result of the merger will have different rights from K-Sea common units.

Following completion of the merger, K-Sea unitholders will no longer be limited partners holding common units of K-Sea, a Delaware limited partnership, but will instead be stockholders of Kirby, a Nevada corporation, to the extent an election is made to receive shares of Kirby common stock. There are important differences between the rights of K-Sea unitholders and the rights of Kirby stockholders. See the section titled “Comparison of Rights of Kirby Stockholders and K-Sea Unitholders” beginning on page 103 of this proxy statement/prospectus for a discussion of the different rights associated with shares of Kirby common stock and K-Sea common units.

K-Sea unitholders will own a smaller percentage of Kirby than they currently own in K-Sea.

After completion of the merger, K-Sea unitholders will own a smaller percentage of Kirby than they currently own in K-Sea. Holders of K-Sea preferred and common units, in the aggregate, will own up to approximately 5% of Kirby’s outstanding shares of common stock immediately after completion of the merger, assuming full dilution and that all holders of K-Sea common units elect to receive mixed consideration with respect to all of the K-Sea common units owned by them (such ownership percentage is an estimate only and will vary based upon the actual elections made by holders of K-Sea common units in connection with the merger).

Pending litigation against Kirby and K-Sea could result in an injunction preventing completion of the merger, the payment of damages in the event the merger is completed and/or may adversely affect the combined company’s business, financial condition or results of operations following the merger.

In connection with the merger, purported unitholders of K-Sea have filed unitholder class action lawsuits against K-Sea, K-Sea GP, K-Sea Management GP, the K-Sea Board of Directors, and the Kirby Parties. Among other remedies, the plaintiffs seek to enjoin the merger. If a final settlement is not reached, these lawsuits could prevent or delay completion of the merger and result in substantial costs to K-Sea and Kirby, including any costs associated with the indemnification of directors. Additional lawsuits may be filed against K-Sea and/or Kirby related to the merger. The defense or settlement of any lawsuit or claim that remains unresolved at the time the merger is completed may adversely affect the combined company’s business, financial condition or results of operations. See the section titled “Proposal 1 — The Merger — Litigation Relating to the Merger” on page 83 of this proxy statement/prospectus.

The fairness opinion obtained from the financial advisors to the K-Sea Conflicts Committee will not reflect subsequent changes.

In connection with the proposed merger, the K-Sea Conflicts Committee received a written opinion of Stifel Nicolaus, dated as of March 13, 2011. The opinion stated that, as of such date, and based upon and subject to the assumptions, qualifications, limitations and other matters set forth in the opinion, (a) the consideration to be paid to the holders of K-Sea’s common units (other than Jefferies Capital Partners, KA First Reserve, LLC and their respective affiliates) in connection with the merger and (b) for those holders of K-Sea common units (other than Jefferies Capital Partners, KA First Reserve, LLC and their respective affiliates) that will receive shares of Kirby common stock as part of such consideration, the exchange ratio used in determining the number of shares of Kirby common stock to be received by the holders of K-Sea common units in exchange for each K-Sea common unit is fair from a financial point of view to such holders. The opinion does not reflect changes that may occur or may have occurred after the date of the opinion, including changes to the operations and prospects of Kirby or K-Sea, changes in general market and economic conditions or regulatory or other factors. Any such changes, or other factors on which the opinions are based, may materially alter or affect the relative values of Kirby or K-Sea.

If the merger agreement is terminated, K-Sea may be obligated to reimburse Kirby for costs incurred related to the merger and, under certain circumstances, pay a termination fee to Kirby. These costs could require K-Sea to seek loans or use K-Sea’s available cash that would have otherwise been available for operations or distributions.

In certain circumstances, upon termination of the merger agreement, K-Sea would be responsible for reimbursing Kirby for up to $3.0 million in expenses related to the transaction and may be obligated to pay a termination fee to Kirby of $12.0 million. For a detailed discussion of the various circumstances leading to a reimbursement of expenses and payment of a termination fee, please read the section titled “The Merger Agreement — Termination Fees and Expenses” beginning on page 97.

If the merger agreement is terminated, the expense reimbursements and the termination fee required to be paid by K-Sea under the merger agreement may require K-Sea to seek loans or borrow amounts under its revolving credit facility to enable it to pay these amounts to Kirby. In either case, payment of these amounts would reduce the cash K-Sea has available for operations or to make distributions.

Tax Risks Related to the Merger

You are urged to read the section titled “Proposal 1 — The Merger — Material U.S. Federal Income Tax Consequences of the Merger and of Owning and Disposing of Shares of Kirby Common Stock Received in the Merger” for a more complete discussion of the expected material U.S. federal income tax consequences of the merger and of owning and disposing of any shares of Kirby common stock received in the merger.

For U.S. federal income tax purposes, K-Sea common unitholders will be allocated taxable income and gain of K-Sea through the date of the merger and will not receive any additional distributions attributable to that income and gain.

For U.S. federal income tax purposes, K-Sea common unitholders will be allocated their respective shares of K-Sea’s taxable income and gain for the taxable period of K-Sea ending on the date of the merger. K-Sea common unitholders will be subject to U.S. federal income taxes on such income and gain even though they will not receive any additional cash distributions from K-Sea attributable to such income and gain. Such income and gain, however, will increase the tax basis of the K-Sea common units held by such K-Sea common unitholders, and thus, reduce their gain (or increase their loss) recognized for U.S. federal income tax purposes as a result of the merger.

The U.S. federal income tax treatment to K-Sea common unitholders with respect to owning and disposing of any Kirby shares received in the merger will be different than their U.S. federal income tax treatment with respect to owning and disposing of their K-Sea common units.

For U.S. federal income tax purposes, K-Sea is classified as a partnership, and thus, is not a taxable entity and incurs no U.S. federal income tax liability. Instead, each K-Sea common unitholder is required to take into account such K-Sea common unitholder’s share of items of income, gain, loss and deduction of K-Sea in computing his or her U.S. federal income tax liability, regardless of whether cash distributions are made to such K-Sea common unitholder by K-Sea. A distribution of cash by K-Sea to a K-Sea common unitholder who is a U.S. holder (as defined below) is generally not taxable for U.S. federal income tax purposes unless the amount of cash distributed is in excess of the K-Sea common unitholder’s adjusted tax basis in his or her K-Sea common units. In contrast, Kirby is classified as a corporation for U.S. federal income tax purposes, and thus, Kirby (and not its stockholders) is subject to U.S. federal income taxes on its taxable income. A distribution of cash by Kirby to a stockholder who is a U.S. holder (as defined below) is taxable to such stockholder to the extent distributed out of Kirby’s current and accumulated “earnings and profits” (as determined under the Code (as defined below in the section titled “Proposal 1 — The Merger— Material U.S. Federal Income Tax Consequences of the Merger and of Owning and Disposing of Shares of Kirby Common Stock Received in the Merger”)). Cash distributions in excess of Kirby’s current and accumulated earnings and profits are treated as a non-taxable return of capital, which reduce such stockholder’s adjusted tax basis in such stockholder’s Kirby shares, and to the extent the cash distribution exceeds such stockholder’s adjusted tax basis, as capital gain from the sale or exchange of such shares.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Statements set forth or incorporated by reference in this proxy statement/prospectus concerning projections or expectations of financial or operational performance or economic outlook, or concerning other future events or results, or which refer to matters which are not historical facts, are “forward-looking statements” within the meaning of federal securities laws. Similarly, statements that describe Kirby’s or K-Sea’s objectives, expectations, plans or goals are forward-looking statements. Forward-looking statements include, without limitation, Kirby’s or K-Sea’s expectations concerning the outlook for their respective businesses, productivity, plans and goals for future operational improvements and capital investments, operational performance, future market conditions or economic performance and developments in the capital and credit markets and expected future financial performance, as well as any information concerning possible or assumed future results of operations of Kirby and K-Sea as set forth in the sections of this proxy statement/prospectus titled “Proposal 1 — The Merger — K-Sea’s Reasons for the Merger; Recommendation of the K-Sea Board of Directors and the K-Sea Conflicts Committee,” “Proposal 1 — The Merger — Kirby’s Reasons for the Merger,” and “Proposal 1 — The Merger — Opinion of K-Sea’s Financial Advisor.” Forward-looking statements also include statements regarding the expected benefits of the proposed acquisition of K-Sea by Kirby.

Forward-looking statements involve a number of risks and uncertainties, and actual results or events may differ materially from those projected or implied in those statements. Important factors that could cause such differences include, but are not limited to:

•	the matters described in the section titled “Risk Factors” beginning on page 28 of this proxy statement/prospectus;

•	cyclical or other downturns in demand;

•	adverse changes in economic or industry conditions, both in North America and globally, including unanticipated additions to industry capacity;

•	changes in the securities and capital markets;

•	changes affecting customers or suppliers;

•	competition and consolidation in the marine transportation industry and the other industries in which Kirby and K-Sea compete, including significant pricing competition;

•	developments and changes in laws and regulations, including changes in the Jones Act, or in U.S. maritime policy and practice;

•	fuel costs, interest rates and weather conditions;

•	the timing, magnitude and number of acquisitions made by Kirby;

•	the occurrence of marine accidents or other hazards;

•	developments in and losses resulting from claims and litigation;

•	natural events such as severe weather, fires, floods and earthquakes, or acts of terrorism;

•	changes in operating conditions and costs;

•	the extent of Kirby’s or K-Sea’s ability to achieve their respective operational and financial goals and initiatives; and

•	K-Sea’s continued taxation as a partnership and not as a corporation.

In addition, the acquisition of K-Sea by Kirby is subject to the satisfaction of the conditions to the completion of the merger and the absence of events that could give rise to the termination of the merger agreement, the possibility that the merger does not close, risks that the proposed acquisition disrupts current plans and operations and business relationships or poses difficulties in attracting or retaining employees, the possibility that the costs or difficulties related to the integration of the two companies will be greater than expected and the possibility that the anticipated benefits from the merger cannot or will not be fully realized.

Kirby and K-Sea caution against placing undue reliance on forward-looking statements, which reflect Kirby’s and K-Sea’s current beliefs and are based on information currently available to Kirby and K-Sea as of the date a forward-looking statement is made. Forward-looking statements set forth or incorporated by reference herein speak only as of the date of this proxy statement/prospectus or the date of the document incorporated by reference into this proxy statement/prospectus, as the case may be. Neither Kirby nor K-Sea undertake any obligation to revise forward-looking statements to reflect future events, changes in circumstances, or changes in beliefs. In the event that Kirby or K-Sea do update any forward-looking statements, no inference should be made that Kirby or K-Sea will make additional updates with respect to that statement, related matters, or any other forward-looking statements. Any corrections or revisions and other important assumptions and factors that could cause actual results to differ materially from forward-looking statements, including discussions of significant risk factors, may appear in Kirby’s or K-Sea’s public filings with the SEC, which are accessible at www.sec.gov, and which you are advised to consult. For additional information, please see the section titled “Where You Can Find More Information” beginning on page 121 of this proxy statement/prospectus.

INFORMATION ABOUT THE COMPANIES

Kirby Corporation

Kirby Corporation, a publicly traded company based in Houston, Texas, conducts its business operations in the marine transportation and diesel engine services industries. Through its marine transportation subsidiaries, Kirby operates inland tank barges and towing vessels, transporting petrochemicals, black oil products, refined petroleum products and agricultural chemicals throughout the United States inland waterway system. Kirby also owns and operates four ocean-going barge and tug units which transport dry-bulk commodities in United States coastwise trade. Through its diesel engine services subsidiaries, Kirby provides after-market service for medium-speed and high-speed diesel engines and reduction gears used in marine, power generation and railroad applications, distributes and services high-speed diesel engines, transmissions, pumps and compression products, and manufactures oilfield service equipment, including hydraulic fracturing equipment, for land-based pressure pumping and oilfield services markets. Kirby’s principal executive offices are located at 55 Waugh Drive, Suite 1000, Houston, Texas 77007, and its telephone number is (713) 435-1000.

Additional information about Kirby and its subsidiaries is included in documents incorporated by reference into this proxy statement/prospectus. For further information, please see the section titled “Where You Can Find More Information” beginning on page 121 of this proxy statement/prospectus.

KSP Merger Sub, LLC

KSP Merger Sub, LLC is an indirect wholly owned subsidiary of Kirby. Merger Sub has not carried on any activities to date, other than activities incidental to its formation or undertaken in connection with the transactions contemplated by the merger agreement. The principal executive offices of Merger Sub are located at 55 Waugh Drive, Suite 1000, Houston, Texas 77007, and its telephone number is (713) 435-1000.

K-Sea Transportation Partners L.P.

K-Sea Transportation Partners L.P. is a publicly traded limited partnership, the common units of which are listed on the NYSE under the ticker symbol “KSP.” K-Sea’s business activities are conducted through its subsidiary, K-Sea Operating Partnership L.P., a Delaware limited partnership referred to as the operating partnership, and the subsidiaries of the operating partnership. K-Sea Management GP, the general partner of K-Sea GP, has ultimate responsibility for managing K-Sea’s business. K-Sea is a leading provider of marine transportation, distribution and logistics services for refined petroleum products in the United States. As of December 31, 2010, K-Sea operated a fleet of 57 tank barges and 64 tugboats with approximately 3.7 million barrels of capacity that serve a wide range of customers, including major oil companies, oil traders and refiners. As of December 31, 2010, approximately 98% of K-Sea’s barrel-carrying capacity was double-hulled. As of December 31, 2010, all of K-Sea’s tank vessels except two operated under the U.S. flag, and all but three were qualified to transport cargo between U.S. ports under the Jones Act. For the fiscal year ended June 30, 2010, K-Sea’s fleet transported approximately 129 million barrels of refined petroleum products for K-Sea’s customers, including BP, ConocoPhillips, ExxonMobil and Tesoro. These four customers have been doing business with K-Sea for approximately 19 years on average. K-Sea does not assume ownership of any of the products it transports. During fiscal 2010, K-Sea derived approximately 70% of its revenue from longer-term contracts that are generally for periods of one year or more. K-Sea’s principal executive office is located at One Tower Center Boulevard, 17th Floor, East Brunswick, New Jersey 08816, and its telephone number at that address is (732) 565-3818.

Additional information about K-Sea and its subsidiaries is included in documents incorporated by reference into this proxy statement/prospectus. For further information, please see the section titled “Where You Can Find More Information” beginning on page 121 of this proxy statement/prospectus.

SPECIAL MEETING OF K-SEA UNITHOLDERS

This section contains information about the special meeting of unitholders of K-Sea that has been called to approve the merger agreement and the transactions contemplated thereby, including the merger, to approve the Amended and Restated Incentive Plan, and to approve, on an advisory basis, the compensation to be received by the K-Sea Management GP executive officers in connection with the merger. This proxy statement/prospectus is being furnished to K-Sea unitholders in connection with the solicitation of proxies by the K-Sea Board of Directors to be used at the special meeting. K-Sea is first mailing this proxy statement/prospectus and enclosed proxy card on or about June 1, 2011.

Date, Time and Place of the Special Meeting

A special meeting of K-Sea unitholders will be held on July 1, 2011, starting at 9:00, local time (unless it is adjourned or postponed to a later date) at One Tower Center Boulevard, 17th Floor, East Brunswick, New Jersey 08816.

Admission to the Special Meeting

All K-Sea unitholders are invited to attend the special meeting. Persons who are not K-Sea unitholders may attend only if invited by K-Sea. If you own units in “street” or “nominee” name, you must bring proof of ownership (e.g., a current broker’s statement) in order to be admitted to the special meeting.

Purpose of the Special Meeting

1. To consider and vote upon the approval of the merger agreement and the transactions contemplated thereby, including the merger;

2. To consider and vote upon the approval of the Amended and Restated Incentive Plan;

3. To cast an advisory vote on the compensation to be received by K-Sea Management GP executive officers in connection with the merger; and

4. To consider and vote upon any proposal to transact such other business as may properly come before the special meeting and any adjournment or postponement thereof.

Recommendation of the K-Sea Board of Directors

The K-Sea Board of Directors, acting upon the unanimous recommendation of the K-Sea Conflicts Committee, which is comprised of independent directors, has unanimously approved and declared the advisability of the merger agreement and the transactions contemplated thereby, including the merger, and has determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair and reasonable to, and in the best interests of, K-Sea, K-Sea GP and K-Sea’s unitholders. In addition, the K-Sea Board of Directors unanimously recommends that the K-Sea unitholders vote (i) to approve the Amended and Restated Incentive Plan and (ii) to approve, on an advisory basis, the compensation to be received by K-Sea Management GP executive officers in connection with the merger.

K-Sea unitholders should carefully read this document in its entirety for more detailed information concerning the merger agreement and the transactions contemplated thereby, including the merger, and the Amended and Restated Incentive Plan. In particular, K-Sea unitholders are directed to the merger agreement, which is attached hereto as Annex A, and the Amended and Restated Incentive Plan, which is attached hereto as Annex G.

Record Date; Unitholders Entitled to Vote; Outstanding Units Held

The K-Sea Board of Directors has designated the close of business on May 26, 2011 as the “record date” that will determine the unitholders who are entitled to receive notice of, and to vote at, the special meeting or at any adjournment or postponement of the special meeting. Only holders of record at the close of business on the record date are entitled to vote at the special meeting. At the close of business on the record date, there were 19,160,394 K-Sea common units outstanding, held by approximately 191 holders of record. Also at the close of business on the record date, there were 19,178,120 K-Sea preferred units outstanding, held by one holder of record. Each holder of K-Sea common units is entitled to one vote per common unit held. The holder of K-Sea preferred units is entitled to (i) one vote per unit (voting on an as-converted to common units basis) on each of the proposals above and (ii) one vote per unit with respect to the separate preferred unit class vote required for approval of the merger agreement and the transactions contemplated thereby, including the merger.

Quorum

A quorum requires the presence, in person or by proxy, of holders of a majority of the outstanding K-Sea units (including the preferred units on an as-converted to common units basis). K-Sea units will be counted as present at the special meeting if the holder is present and votes in person at the meeting or has submitted a properly executed proxy card. Proxies received but marked as abstentions will be counted as units that are present and entitled to vote for purposes of determining the presence of a quorum. If an executed proxy is returned by a broker or other nominee holding K-Sea units in “street name” indicating that the broker does not have discretionary authority as to certain units to vote on the proposals, such units will be considered present at the meeting for purposes of determining the presence of a quorum but will not be considered entitled to vote.

Required Vote

The merger agreement and the transactions contemplated thereby, including the merger, must receive the approval of a majority of the holders of the outstanding K-Sea common units and the outstanding K-Sea preferred units (voting on an as-converted to common units basis), voting together as a single class, and the approval of a majority of the holders of the outstanding K-Sea preferred units voting separately as a class, to be effective.

The approval of the Amended and Restated Incentive Plan requires the affirmative vote of the holders of a majority of the outstanding K-Sea common units and the outstanding K-Sea preferred units (voting on an as-converted to common units basis), voting together as a single class, who are entitled to vote as of the record date.

The advisory vote of K-Sea unitholders on the compensation to be received by K-Sea Management GP executive officers in connection with the merger will be approved if the holders of a majority of the outstanding K-Sea common units and outstanding K-Sea preferred units (voting on an as-converted to common units basis), voting together as a single class, vote “For” such proposal. This proposal is advisory in nature and will not be binding on K-Sea or the K-Sea Board of Directors.

The affirmative vote of the holders of a majority of the outstanding K-Sea common units (including the K-Sea preferred units voting on an as-converted to common units basis), voting together as a single class, who are entitled to vote as of the record date is required to approve the other matters to be considered at the special meeting.

Support Agreements

The K-Sea supporting unitholders have agreed to attend the special meeting and to vote their units in favor of the merger agreement and the transactions contemplated thereby, including the merger. Together, these unitholders currently hold 100% of the outstanding K-Sea preferred units and approximately 59.9% of the outstanding K-Sea common units (including the outstanding K-Sea preferred units on an as-converted to common units basis), which is a sufficient number of units to approve the merger agreement and the transactions contemplated thereby, including the merger. Accordingly, subject to the terms and conditions of the support agreements described in this proxy statement/prospectus, it is expected that the merger agreement and the transactions contemplated thereby, including the merger, will be approved without the vote of any other holders of K-Sea units.

Units Beneficially Owned by Directors and Executive Officers

The members of the K-Sea Board of Directors and executive officers of K-Sea Management GP beneficially owned an aggregate of 4,030,002 common units as of May 26, 2011. These units represent in total approximately 10.5% of the total voting power of K-Sea’s voting securities, which is 21% of the vote required for approval of the merger by the holders of a majority of the outstanding K-Sea common units and the outstanding K-Sea preferred units (voting on an as-converted to common units basis), voting together as a single class.

Proxies

You may vote in person by ballot at the special meeting or by submitting a proxy. Please submit your proxy even if you plan to attend the special meeting. If you attend the special meeting, you may vote by ballot, thereby canceling any proxy previously given.

Voting instructions are included on your proxy card. If you properly give your proxy and submit it to K-Sea in time for it to be voted, one of the individuals named as your proxy will vote your units as you have directed. You may vote for or against the proposals or abstain from voting.

Abstentions

The required vote of K-Sea unitholders on the proposals to be voted on at the special meeting is based upon the number of K-Sea units outstanding on the record date, and not the number of K-Sea units that are actually voted. Accordingly, the failure to submit a proxy card or to vote by internet, telephone or in person at the special meeting or an abstention from voting will have the same effect as a vote cast against the proposals to be voted on at the special meeting.

Units Held in Street Name

If you hold K-Sea units in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or nominee when voting your K-Sea units or when granting or revoking a proxy.

Absent specific instructions from you, your broker is not empowered to vote your K-Sea units. The units not voted because brokers lack power to vote them without instructions are also known as “broker non-votes.”

Failures to vote, abstentions and broker non-votes will have the same effect as a vote against the proposals to be voted on at the special meeting for purposes of the majority vote required under K-Sea’s partnership agreement.

How to Submit Your Proxy

By Mail:  To submit your proxy by mail, simply mark your proxy, date and sign it, and if you are a K-Sea unitholder, return it to American Stock Transfer & Trust Company in the postage-paid envelope provided. If the envelope is missing, please address your completed proxy card to the address on your proxy card. If you are a beneficial owner, please refer to your instruction card or the information provided to you by your bank, broker, custodian or record holder.

By Telephone:  If you are a K-Sea unitholder of record, you can submit your proxy by telephone by calling the toll-free telephone number on your proxy card. Telephone voting is available 24 hours a day and will be accessible until 11:59 p.m. on June 30, 2011. Easy-to-follow voice prompts allow you to submit your proxy and confirm that your instructions have been properly recorded. If you are a beneficial owner, please refer to your instruction card or the information provided by your bank, broker, custodian or record holder for information on submitting voting instructions by telephone. If you submit your proxy by telephone you do not need to return your proxy card. If you are located outside the United States, Canada and Puerto Rico, please read your proxy card or other materials for additional instructions. If you hold K-Sea units through a broker or other custodian, please check the voting form used by that firm to see if it offers telephone voting.

By Internet:  You can also choose to submit your proxy on the internet. If you are a K-Sea unitholder of record, the website for internet voting is on your proxy card. Internet voting is available 24 hours a day and will be accessible until 11:59 p.m. on June 30, 2011. If you are a beneficial owner, please refer to your instruction card or the information provided by your bank, broker, custodian or record holder for information on internet voting. As with telephone voting, you will be given the opportunity to confirm that your instructions have been properly recorded. If you submit your proxy on the internet, you do not need to return your proxy card. If you hold K-Sea units through a broker or other custodian, please check the voting form to see if it offers internet voting.

In Person:  You may vote by ballot at the special meeting or send a representative with an acceptable proxy that has been signed and dated. If your K-Sea units are held in the name of a bank, broker or other nominee, you must obtain a proxy, executed in your favor, from the holder of record, to be able to vote at the special meeting.

Unitholders Sharing an Address

Consistent with notices sent to record unitholders sharing a single address, K-Sea is sending only one copy of this proxy statement/prospectus to that address unless K-Sea received contrary instructions from any unitholder at that address. This “householding” practice reduces K-Sea’s printing and postage costs. Unitholders may request a separate copy of this proxy statement/prospectus by contacting Terrence P. Gill at K-Sea Transportation, One Tower Center Boulevard, 17th Floor, East Brunswick, New Jersey 08816 or by contacting K-Sea Investor Relations via telephone at (732) 565-3818 or via e-mail at investors@k-sea.com.

Revoking Your Proxy

If you submit a completed proxy card with instructions on how to vote your K-Sea units and then wish to revoke your instructions, you should submit a notice of revocation to American Stock Transfer & Trust Company as soon as possible. You may revoke your proxy by internet, telephone or mail at any time before it is voted by:

•	timely delivery of a valid, later-dated proxy or timely submission of a later-dated proxy by telephone or internet;

•	written notice to the Secretary of K-Sea Management GP before the special meeting that you have revoked your proxy; or

•	voting by ballot at the special meeting.

Adjournments and Postponements

Pursuant to K-Sea’s partnership agreement, a meeting of K-Sea’s unitholders may be adjourned by K-Sea GP or, in the absence of a quorum, by the affirmative vote of holders of at least a majority of the outstanding units entitled to vote at such meeting represented either in person or by proxy, but no other business may be transacted at such meeting. When a meeting is adjourned to another time and place, so long as the time and place thereof are announced at the meeting at which the adjournment is taken and the adjourned meeting is held within 45 days of the original meeting date, no notice need be given of the adjourned meeting and a new record date need not be set. If the adjournment is for more than 45 days or if a new record date is fixed, a notice of the adjourned meeting must be given. The number of units owned by the K-Sea supporting unitholders constitutes a quorum, and under their support agreements, the K-Sea supporting unitholders have agreed to attend the special meeting and vote in favor of the merger agreement, including the merger, so an adjournment of the special meeting is not expected.

In addition, at any time prior to convening the special meeting, the special meeting may be postponed without the approval of K-Sea unitholders. If postponed, K-Sea will publicly announce the new meeting date. Similar to adjournments, any postponement of the special meeting for the purpose of soliciting additional proxies will allow K-Sea unitholders who have already sent in their proxies to revoke them at any time prior to their use.

Proxy Solicitation

K-Sea and Kirby will each bear their own costs and expenses incurred in connection with the filing, printing and mailing of the proxy statement/prospectus and the retention of any information agent or other service provider in connection with the merger. This proxy solicitation is being made by K-Sea on behalf of the K-Sea Board of Directors. In addition to this mailing, proxies may be solicited by directors, officers or employees of K-Sea Management GP or its affiliates in person or by telephone or electronic transmission. None of the directors, officers or employees will be directly compensated for such services.

Other Business

The K-Sea Board is not currently aware of any business to be acted upon at the special meeting other than the matters described in this proxy statement/prospectus. If, however, other matters are properly brought before the special meeting, the persons appointed as proxies will have discretion to vote or act on those matters as in their judgment is in the best interest of K-Sea and its unitholders.

PROPOSAL 1 — THE MERGER

The following is a discussion of the merger and the merger agreement. This is a summary only and may not contain all of the information that is important to you. A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A and is incorporated by reference herein. K-Sea’s unitholders are urged to read this entire proxy statement/prospectus, including the merger agreement, for a more complete understanding of the merger.

General

Kirby and K-Sea agreed to the acquisition of K-Sea by Kirby under the terms of the merger agreement that is described in this proxy statement/prospectus. In the merger, Merger Sub will merge with and into K-Sea, with K-Sea surviving as an indirect wholly owned subsidiary of Kirby. Kirby LP Sub, a direct wholly owned subsidiary of Kirby, will be the sole limited partner of K-Sea, and Kirby Holding Sub, a direct wholly owned subsidiary of Kirby, will be the sole general partner of K-Sea.

Background of the Merger

Since the inception of K-Sea, as a matter of course and in an ongoing effort to enhance long-term value to unitholders of K-Sea, the K-Sea Board of Directors and the executive management team of K-Sea

Management GP have regularly reviewed and evaluated a variety of strategic alternatives available to K-Sea (including acquisitions of businesses and assets, the sale of some assets, the sale of the general partner or the entire partnership, possible joint ventures, and various financing options).

As participants in the marine transportation industry, representatives of K-Sea and Kirby have had frequent contact over the years at industry events and in other venues. At various times, representatives of K-Sea and Kirby discussed industry conditions and the possibility of a strategic transaction between the two companies. In June 2008, representatives of Kirby and K-Sea again discussed the potential for a strategic transaction between the two companies. Following this conversation, K-Sea and Kirby entered into a confidentiality agreement on June 27, 2008. During the weeks following the execution of the confidentiality agreement, representatives of K-Sea and Kirby had very general discussions about the possibility of a strategic transaction, but these discussions eventually terminated without any agreement on the form, scope or financial terms of a possible transaction. During the course of these discussions, K-Sea and Kirby did not exchange any non-public information.

In addition to the aforementioned dialogue, periodically throughout 2008 and early to mid 2009, K-Sea management received inquiries from various parties regarding a range of strategic possibilities involving K-Sea, but nothing of a definitive or concrete nature. To ensure it was appropriately advised on these matters, the K-Sea Board of Directors enlisted the services of UBS Securities LLC (“UBS”), a widely recognized investment bank with expertise in both the maritime industry and the master limited partnership (“MLP”) structure in general, and K-Sea in particular. UBS’s prior experience with K-Sea extends back to K-Sea’s initial public offering in 2004, where UBS acted as a lead manager, and also includes its participation as a co-manager or bookrunner in multiple follow-on equity offerings of K-Sea. On August 24, 2009, the K-Sea Board of Directors authorized management to retain UBS to act as exclusive financial advisor to K-Sea Management GP to assist in evaluating these possibilities as well as to seek additional interest from third parties regarding a strategic transaction with K-Sea. One of the parties contacted by UBS was Kirby, which decided not to pursue a transaction with K-Sea at that time. Over the several months following the engagement of UBS, the K-Sea Board of Directors considered various possible transactions, and K-Sea’s management and UBS held high-level discussions with several companies. Ultimately, these discussions did not result in an acceptable definitive proposal from any interested parties, and the K-Sea Board of Directors decided to continue with the execution of its existing business plan for K-Sea.

In the fourth calendar quarter of 2009, K-Sea began to experience a significant deterioration of its operating results and financial condition due to a severe downturn in its business resulting from the U.S. economic recession. As demand declined and as term charter contracts for its vessels expired, K-Sea’s customers failed to enter into new term charter agreements, the effect of which required K-Sea to pursue customers in the spot charter market which was weak due to excess capacity in the coastwise market.

The continued deterioration in K-Sea’s business as a result of the downturn in the U.S. economy led K-Sea to reduce its regular quarterly distribution to unitholders from $0.77 per unit to $0.45 per unit on October 28, 2009. The reduction in the regular quarterly distribution resulted in a significant drop in the trading price of K-Sea common units. As a result of its deteriorating financial condition throughout the fourth calendar quarter of 2009 and the likelihood of a weak first calendar quarter in 2010, K-Sea eliminated its regular quarterly distribution on January 28, 2010. As part of this decision, K-Sea recognized it would have difficulty complying with certain provisions of its debt and lease agreements. This resulted in amendments to the financial covenants within such agreements in December 2009 and September 2010.

As a result of the prolonged downturn in K-Sea’s business, in May 2010, K-Sea launched a process, under the direction and with oversight from the K-Sea Board of Directors, to explore strategic alternatives for K-Sea, including an outright sale of K-Sea or a significant equity investment. During the weeks of May 16 and May 23, UBS contacted three potential strategic partnership buyers, four potential financial sponsors and four potential strategic corporate buyers, including Kirby. In June 2010, Joseph H. Pyne, Kirby’s Chief Executive Officer, and David W. Grzebinski, Kirby’s Chief Financial Officer, met with James J. Dowling, Chairman of the K-Sea Board of Directors, and Timothy J. Casey, President and Chief Executive Officer of K-Sea Management GP, to discuss the possibility of a strategic transaction between the two companies, but

Kirby elected not to sign a confidentiality agreement or otherwise pursue a possible transaction at that time, and there were no further discussions with Kirby.

K-Sea signed confidentiality agreements with four of the parties contacted by UBS, consisting of three financial sponsors and one strategic partnership buyer. K-Sea’s management provided presentations to each of the four parties, and each party submitted a proposal to K-Sea during the weeks of June 13 and June 20. Upon receipt of these proposals, at the direction of the K-Sea Board of Directors, K-Sea’s management asked UBS to seek improved terms from the three financial sponsors, which were received between July 2 and July 6. The strategic partnership buyer revised its proposal as well. The revised proposals from the three financial sponsors contemplated investments in K-Sea ranging from $100.0 million to $125.0 million, with varying levels of control and other covenants. The revised proposal from the strategic partnership buyer contemplated a unit-for-unit merger at a price of $2.00 per K-Sea unit.

On July 8, 2010, K-Sea announced that it had executed an amendment letter to its revolving credit agreement to evidence an agreement with the revolving credit lenders to negotiate changes in certain financial covenants through August 31, 2010. In the event K-Sea fell out of compliance with its financial covenants, the amendment letter would grant a temporary waiver of compliance with the financial covenants through August 31, 2010.

On July 10, 2010, a strategic corporate buyer other than Kirby submitted a proposal to acquire K-Sea in exchange for convertible securities with a conversion premium of 31.6% over the strategic buyer’s closing stock price on July 9, 2010, and at a face value of between $6.40 and $7.40 per K-Sea common unit. The K-Sea Board of Directors, after consultation with UBS, believed the fair market value of the proposal would be less than its face value and that the proposed transaction had a meaningful risk of not being completed and, consequently, was not in the best interests of K-Sea unitholders.

UBS reviewed the revised proposals with the K-Sea Board of Directors on July 12, 2010. At the direction of the K-Sea Board of Directors, UBS sought improved terms from two of the financial sponsors, which were received between July 13 and July 14. The proposals from the remaining financial sponsor and the two strategic buyers were considered too low in value, complex in structure or speculative in likelihood of completion to warrant further negotiation.

After reviewing the revised financial sponsor proposals with the K-Sea Board of Directors, UBS invited KA First Reserve, LLC (“KA First Reserve”), a partnership between affiliates of First Reserve Corporation (“First Reserve”) and Kayne Anderson Capital Advisors L.P. (“Kayne Anderson”), to proceed with due diligence and contract negotiation, which occurred between July 19 and August 30, 2010.

On September 1, 2010, K-Sea and its general partner entered into a securities purchase agreement with KA First Reserve, whereby KA First Reserve invested $100.0 million in cash in K-Sea in exchange for the K-Sea preferred units. The K-Sea preferred units were priced at $5.43 per unit, which represented a 10% premium to the 5-day volume weighted average price of K-Sea’s common units as of August 26, 2010. The net proceeds from the sale of the K-Sea preferred units were used to reduce outstanding indebtedness and pay fees and expenses related to the transaction. The K-Sea preferred units pay a quarterly distribution at a rate of 13.5% per annum, with such distributions paid-in-kind through the quarter ended June 30, 2012 or, if earlier, when K-Sea resumes cash distributions on its common units. On September 10, 2010, in conjunction with KA First Reserve’s investment, the number of directors on the K-Sea Board of Directors was increased from six to nine, and KA First Reserve appointed James C. Baker, Gary D. Reaves II and Kevin S. McCarthy as members of the K-Sea Board of Directors.

Also on September 1, 2010, K-Sea entered into an amendment to its revolving credit facility to (1) reduce the revolving lenders’ commitments from $175.0 million to $115.0 million (subject to a maximum borrowing base equal to two-thirds of the orderly liquidation value of the vessel collateral), (2) amend the fixed charge coverage and total funded debt to EBITDA covenants and increase the asset coverage ratio, and (3) allow K-Sea to pay cash distributions subject to liquidity requirements and certain minimum financial ratios starting with the fiscal quarter ending March 31, 2011.

After receiving the preferred equity investment from KA First Reserve, the Compensation Committee of the K-Sea Board of Directors undertook a review of K-Sea’s compensation practices, which included, among other things, a review of K-Sea’s financial performance in fiscal 2009 and fiscal 2010, K-Sea’s progress on its fiscal 2010 action plan, the implications of the KA First Reserve investment and the contributions of K-Sea Management GP executive officers during this difficult period. Given the state of the economy and the challenges facing K-Sea’s business, the executive officers had not received salary increases, cash bonuses or equity compensation grants since September 2008. On December 14, 2010, the Compensation Committee of the K-Sea Board of Directors set new base salaries for K-Sea Management GP executive officers, approved retention bonuses for the executive officers, established a fiscal 2011 incentive compensation program for the executive officers and made grants of phantom units to the executive officers. Also on December 14, 2010, the Compensation Committee of the K-Sea Board of Directors made K-Sea phantom unit grants to the independent directors on the K-Sea Board of Directors, who had last received an equity grant in August 2007.

During late December 2010 and early January 2011, Mr. Pyne exchanged phone calls and e-mail messages with Mr. McCarthy regarding setting up a meeting between K-Sea, Kayne Anderson and KA First Reserve.

On January 14, 2011, Messrs. Pyne and Grzebinski from Kirby, Messrs. McCarthy and Baker from Kayne Anderson and Timothy Day and Gary Reaves from First Reserve met for lunch. During the course of the meeting, they discussed business conditions in general and the future opportunities and challenges facing the oil industry generally and the marine transportation sector specifically. Mr. Pyne also stated that Kirby might be interested in pursuing a strategic transaction between Kirby and K-Sea, but the specific terms of any potential transaction were not discussed.

Between January 14 and January 30, 2011, Mr. Pyne contacted Mr. McCarthy on several occasions to determine whether K-Sea would be interested in discussing a potential transaction. Mr. McCarthy informed Mr. Pyne that KA First Reserve would like to speak with Mr. Dowling before responding. On February 1, 2011, Mr. Pyne notified Mr. McCarthy by e-mail that Kirby was interested in acquiring K-Sea.

On February 2, 2011, Mr. McCarthy, Mr. Baker and Mr. Reaves informed Mr. Dowling about Kirby’s interest in acquiring K-Sea. Messrs. McCarthy, Baker and Reaves, representatives of KA First Reserve, indicated to Mr. Dowling that they believed that Kirby’s proposal warranted consideration by the K-Sea Board of Directors.

On February 2, 2011, Mr. McCarthy and representatives of KA First Reserve spoke by telephone with Mr. Casey, Brian P. Friedman, a director of K-Sea, and Mr. Dowling about Kirby’s proposal. These individuals then spoke with Latham & Watkins LLP (“Latham & Watkins”), counsel to K-Sea, about various legal matters associated with Kirby’s proposal and process considerations.

Also on February 2, 2011, Messrs. Pyne and McCarthy spoke by telephone. They discussed the next steps with respect to Kirby’s proposal, including the need for the parties to extend the June 2008 confidentiality agreement and for K-Sea to receive a written indication of interest from Kirby.

On February 3, 2011, Mr. Dowling informed Barry Alperin, Anthony Abbate and Frank Salerno, each of whom is a member of the K-Sea Board of Directors, of the discussions with Kirby.

On February 4, 2011, Kirby and K-Sea agreed to extend their confidentiality agreement entered into in June 2008.

Later on February 4, 2011, in response to a request from Kirby, K-Sea provided Kirby with financial projections for 2011 through June 2015, which were the same projections provided to Stifel Nicolaus on February 21, 2011.

On February 7, 2011, representatives of Kirby, including Mr. Grzebinski, and Renato Castro, Treasurer of Kirby, and representatives of K-Sea, including Mr. Casey and Terrence P. Gill, Chief Financial Officer of K-Sea Management GP, participated in a conference call to discuss K-Sea’s business. During the week following this call, K-Sea provided Kirby with additional due diligence information regarding its business as requested by Kirby.

On February 9, 2011, Messrs. Pyne and McCarthy spoke again by telephone regarding Kirby’s interest in acquiring K-Sea. During this conversation, Mr. Pyne indicated that Kirby would be willing to pay up to $306.0 million to acquire all of the outstanding common units and preferred units of K-Sea.

Later on February 9, 2011, Mr. McCarthy informed Messrs. Baker, Casey, Dowling and Reaves of his conversation with Mr. Pyne. After discussion, Mr. McCarthy informed Mr. Pyne by telephone that Kirby’s proposal was inadequate. He also informed Mr. Pyne that any subsequent proposal by Kirby must account for the value of the general partner units (which conveyed control) and incentive distribution rights (which entitled the holder thereof to increasing percentages of K-Sea’s distributable cash flow above certain levels), not just the common units and preferred units of K-Sea.

On February 10, 2011, Mr. Pyne and Mr. McCarthy spoke again on the telephone. During this call, Mr. Pyne told Mr. McCarthy that Kirby had revised its proposal and would be willing to pay $316.0 million, in a mix of cash and Kirby common stock, to acquire all of the equity interests in K-Sea and K-Sea GP.

Later on February 10, 2011, Mr. McCarthy informed Messrs. Baker, Casey, Dowling and Reaves of Kirby’s revised proposal. Messrs. McCarthy and Pyne then spoke again by telephone. Mr. McCarthy told Mr. Pyne that Kirby’s revised proposal was inadequate. Mr. McCarthy suggested, however, that representatives of K-Sea and representatives of Kirby meet in person for further discussions.

On February 14, 2011, Messrs. Casey and Gill met in Houston, Texas with Mr. Pyne, Mr. Grzebinski, Gregory Binion, President of Kirby Inland Marine, and Mark Buese, a Kirby employee, to further discuss the business of K-Sea, its ownership structure and details of Kirby’s proposal. During this meeting, Messrs. Pyne, Casey and Gill discussed a variety of matters regarding Kirby and K-Sea, including the various growth opportunities available to a combined company.

Also on February 14, 2011, Kirby submitted a due diligence request list to K-Sea.

On February 15, 2011, Kirby submitted to K-Sea a non-binding written indication of interest to acquire all of the outstanding equity interests in K-Sea and K-Sea GP for the total amount of $329.0 million. The proposed consideration was comprised of $18.0 million for the general partner interest and the incentive distribution rights in K-Sea (which have had significant value in the past and which conveyed significant economic rights if K-Sea’s business recovered) and $8.00 for each common, general partner and preferred unit then outstanding. Kirby’s proposal would have allowed K-Sea’s common equity holders to have an option to elect to receive up to 50% of the consideration in Kirby common stock with the remainder delivered in cash. The holder of the K-Sea preferred units would receive consideration consisting of 50% cash and 50% Kirby common stock. Thus, the holders of the K-Sea preferred units would not have the ability to elect the form of consideration to be received and, instead, would be required to take Kirby common stock as part of the transaction. In addition, Kirby indicated that it expected Jefferies Capital Partners, First Reserve and Kayne Anderson or their applicable affiliates to enter into support agreements to vote all of their respective units in favor of the proposed transaction.

On February 16, 2011, the K-Sea Board of Directors held a telephonic meeting, which was also attended by representatives of UBS and Latham & Watkins. At this meeting, the K-Sea Board of Directors discussed (1) the proposed aggregate valuation of the equity interests of K-Sea and the amount of debt that would be assumed in a potential transaction with Kirby based on various assumptions made by Kirby, (2) a tentative allocation of the consideration among the equity interests of K-Sea based on various assumptions made by Kirby, (3) conditions to the proposed transaction, including the completion of satisfactory due diligence, and (4) a request for confidentiality and pre-signing exclusivity. Latham & Watkins then advised the K-Sea Board of Directors of its duties under Delaware law. The K-Sea Board of Directors then discussed the possible conflict of interest created by the allocation of $18.0 million for the general partner interest and the incentive distribution rights in K-Sea (which entitled the holder thereof to increasing percentages of K-Sea’s distributable cash flow above certain levels). In light of this potential conflict of interest, the K-Sea Board of Directors adopted resolutions to, among other things, (i) reaffirm the membership of the existing K-Sea Conflicts Committee (composed of Messrs. Alperin, Abbate and Salerno), (ii) reaffirm the powers and authority of the K-Sea Conflicts Committee, including the ability to hire independent legal and financial advisors, and (iii) empower the K-Sea Conflicts Committee to make a recommendation to the K-Sea Board of Directors regarding what action should be taken by the K-Sea Board of Directors with respect to the proposed transaction. The K-Sea Conflicts Committee was not empowered to adopt a poison pill or other defensive mechanisms, nor was it empowered to seek other offers. The K-Sea Conflicts Committee is composed entirely of directors who are not (a) security holders, officers or employees of K-Sea GP, (b) officers, directors or employees of any affiliate of K-Sea GP or (c) holders of any ownership interest in K-Sea or its subsidiaries other than K-Sea common units and who also meet the independence standards required of directors who serve on an audit committee of a board of directors by the Securities Exchange Act of 1934 or the rules and regulations of the SEC thereunder and by the New York Stock Exchange. The members of the K-Sea Conflicts Committee (i) have no economic interest or expectancy of an economic interest in Kirby or its affiliates, and (ii) have no economic interest or expectancy of an economic interest in the surviving company that is different from a K-Sea unitholder.

On February 16 and February 17, 2011, Mr. Pyne and Mr. Casey had telephone conversations to discuss details of the stock component of the merger consideration.

On February 17, 2011, Mr. Alperin contacted representatives of DLA Piper LLP (“DLA Piper”) to retain the firm as counsel to the K-Sea Conflicts Committee in connection with the proposed merger. Mr. Alperin asked representatives of DLA Piper to attend a meeting with the K-Sea Conflicts Committee and a potential independent financial advisor to the K-Sea Conflicts Committee.

On February 18, 2011, K-Sea and UBS entered into an engagement letter whereby UBS agreed to act as financial advisor to K-Sea in connection with the potential transaction with Kirby or any other third party making a superior proposal to the transaction with Kirby. The engagement letter provided for the payment of a fixed fee from K-Sea to UBS upon the closing of a transaction. The engagement letter also provided for an incentive fee payable to UBS if the total purchase price in a transaction exceeded a certain threshold, plus an additional fee payable at the sole discretion of K-Sea.

On February 18, 2011, Messrs. Pyne and McCarthy spoke by telephone regarding the proposed consideration to be paid to preferred unitholders (consisting of 50% cash and 50% Kirby common stock) and the method for determining the number of shares of Kirby common stock to be received. The parties also discussed whether KA First Reserve would be allowed to receive any further preferred unit distributions and the duration, if any, of a lock-up period during which KA First Reserve would not be allowed to dispose of shares of Kirby common stock received in the merger.

On February 18, 2011, the K-Sea Conflicts Committee and representatives of DLA Piper interviewed representatives of Stifel Nicolaus regarding their experience and qualifications in advising in strategic transactions of the type contemplated by K-Sea. After due consideration of Stifel Nicolaus’ experience, the K-Sea Conflicts Committee decided to engage Stifel Nicolaus as independent financial advisor to the K-Sea Conflicts Committee. The K-Sea Conflicts Committee and DLA Piper went on to preliminarily discuss the proposed transaction, K-Sea’s background, recent discussions regarding potential strategic transactions by K-Sea, procedural mechanics of the merger and the Stifel Nicolaus fairness opinion process. After due consideration of DLA Piper’s experience and prior representation of special committees and conflicts committees, the K-Sea Conflicts Committee decided to engage DLA Piper as its counsel, subject to the execution of an acceptable engagement letter.

Between February 21, 2011 and March 2, 2011, Kirby and K-Sea exchanged projected financial and other due diligence information with Stifel Nicolaus and met with representatives of Stifel Nicolaus to discuss this due diligence information and the proposed merger.

On February 24, 2011, Messrs. Pyne, Grzebinski, McCarthy, Baker and Reaves met in person to further discuss the proposed consideration to be paid to preferred unitholders (consisting of 50% cash and 50% Kirby common stock) and the method for determining the number of shares of Kirby common stock to be received. The parties also discussed whether KA First Reserve would be allowed to receive any further preferred unit distributions and the duration, if any, of a lock-up period during which KA First Reserve would not be allowed to dispose of shares of Kirby common stock received in the merger.

On February 26, 2011, K-Sea made available to Kirby and its advisors a virtual data room containing materials responsive to Kirby’s due diligence request, and Kirby and its advisors continued their ongoing due diligence.

On February 28, 2011, Fulbright & Jaworski L.L.P. (“Fulbright”), counsel to Kirby, provided a draft merger agreement to K-Sea and Latham & Watkins. The draft merger agreement included, among other things, a proposed break-up fee of $30.0 million in the event of a termination of the agreement by K-Sea for a superior proposal. The draft merger agreement also contemplated the execution of support agreements which would require KA First Reserve and EW Transportation LLC, an affiliate of Jefferies Capital Partners, to vote the common units and preferred units of which they are the record and beneficial owner in favor of the approval of the merger agreement and the merger.

On March 1, 2011, Messrs. Pyne and McCarthy spoke by telephone regarding timing with respect to due diligence and the negotiation of the proposed merger agreement.

From March 2, 2011 through March 8, 2011, representatives of Kirby conducted on-site inspections of K-Sea’s vessels located in Staten Island, New York, Seattle, Washington and Honolulu, Hawaii.

On March 3, 2011, the K-Sea Conflicts Committee and representatives of DLA Piper met with representatives of Stifel Nicolaus to review and discuss Stifel Nicolaus’ due diligence activities to date, preliminary information regarding Stifel Nicolaus’ analysis and the February 15, 2011 proposal made by Kirby. Stifel Nicolaus was advised that KA First Reserve, as the sole holder of K-Sea preferred units, agreed to waive the payment-in-kind (“PIK”) distribution to which it was entitled under K-Sea’s partnership agreement and instead would receive such distribution in cash. If the PIK distribution were paid in K-Sea preferred units, it would increase KA First Reserve’s ownership of K-Sea and would result in dilution of the per unit price by approximately $0.12. The K-Sea Conflicts Committee asked Stifel Nicolaus to conduct further analysis for presentation to the K-Sea Conflicts Committee on March 4, 2011.

On March 4, 2011, the K-Sea Conflicts Committee and representatives of DLA Piper met with Stifel Nicolaus to continue to discuss Stifel Nicolaus’ analysis of the proposed merger. Stifel Nicolaus made a preliminary presentation analyzing the potential merger, including an analysis of the potential merger from a financial point of view from the perspective of the holders of K-Sea common units (other than Jefferies Capital Partners, KA First Reserve and their respective affiliates), and there was extensive discussion regarding the merits of the potential transaction from the perspective of the holders of K-Sea common units. After Stifel Nicolaus was dismissed from the meeting, the K-Sea Conflicts Committee and DLA Piper then discussed the proposed draft of the merger agreement. The K-Sea Conflicts Committee charged DLA Piper with discussing certain terms of the agreement with Latham & Watkins and reporting back to the K-Sea Conflicts Committee.

From March 4, 2011 through March 10, 2011, DLA Piper and representatives of the K-Sea Conflicts Committee engaged in discussions with Latham & Watkins regarding certain terms of the merger agreement, including a reduction in the proposed $30.0 million break-up fee. The break-up fee was negotiated down to $12.0 million over the course of this same period.

On March 4, 2011, Messrs. McCarthy, Baker, Reaves, Casey and Dowling held a telephonic meeting to discuss the initial draft of the merger agreement. Also attending this meeting were representatives of UBS and Latham & Watkins. At this meeting, representatives of Latham & Watkins summarized the initial draft of the merger agreement and led a discussion of the key business and legal issues related to the draft merger agreement. At the end of the discussion, Messrs. McCarthy, Baker, Reaves, Casey and Dowling asked Latham & Watkins to revise the draft of the merger agreement in several key respects, including (i) the deletion of a provision that would ratchet down the merger consideration paid to holders of K-Sea common units if K-Sea made PIK distributions with respect to the K-Sea preferred units, (ii) the revision of the definition of “material adverse effect,” and (iii) the revision of certain provisions relating to “fiduciary outs” and other deal protection devices, including the proposed termination fee.

On March 4, 2011, Messrs. McCarthy, Baker and Reaves of K-Sea met with representatives of Kirby and performed due diligence on Kirby at Kirby’s headquarters in Houston. During this meeting, the parties discussed issues related to due diligence and the proposed merger agreement.

On March 5, 2011, Kirby provided a draft of a support agreement to be executed by KA First Reserve and Jefferies Capital Partners, which would obligate these entities to vote in favor of the merger and the transactions contemplated thereby.

On March 6, 2011, Latham & Watkins provided a revised draft of the merger agreement to Kirby and Fulbright, subject to the review of DLA Piper. The initial draft of the merger agreement prepared by Fulbright did not contain any provisions concerning employment or severance benefits for K-Sea’s executive officers. The March 6 Latham & Watkins revision added those provisions, among other things, and Kirby ultimately agreed to the provisions in the form included in the final merger agreement. Also on March 6, 2011, DLA Piper indicated to Latham & Watkins that the K-Sea Conflicts Committee had proposed the following modifications to the merger agreement: (a) for the first 30 days after signing, Kirby would only be entitled to a break-up fee equal to expense reimbursement up to an agreed upon cap, (b) after the first 30 days after signing, the break-up fee payable to Kirby would be the lower of 1 percent of K-Sea’s enterprise value or $3.0 million plus capped expense reimbursement, and (c) Kirby would be required to pay K-Sea a fee of 2 percent of K-Sea’s enterprise value or $6.0 million plus capped expense reimbursement if the merger agreement was terminated by reason of a breach by Kirby.

On March 7, 2011, Latham & Watkins, Fulbright, Messrs. McCarthy, Reaves, Casey and Dowling and representatives of Kirby had several discussions by telephone to negotiate various provisions of the merger agreement. Later on March 7, 2011, Latham & Watkins informed DLA Piper that Kirby was unwilling to accept its proposal from March 6, 2011.

On March 8, 2011, DLA Piper advised Latham & Watkins that the K-Sea Conflicts Committee would be willing to accept one of two alternatives from Kirby. The first alternative required inclusion in the merger agreement of a thirty day go-shop provision, a $9.0 million break-up fee payable by K-Sea and a $9.0 million reverse break-up fee payable by Kirby. The second alternative required an increase in the price to be paid for the units in the transaction to $8.15 per unit and a termination fee payable by K-Sea of $12.0 million.

Latham & Watkins and Fulbright held several discussions on March 8, 2011 regarding issues related to the draft merger agreement. During these discussions, representatives of Latham & Watkins communicated K-Sea’s views relating to, among other things, the deal protection measures proposed in Kirby’s draft merger agreement. Also on March 8, 2011, Latham & Watkins communicated the two alternatives proposed by the K-Sea Conflicts Committee with respect to deal protection measures and the purchase price. On March 8, 2011, Latham & Watkins clarified various aspects of the two proposals at the request of Fulbright.

On March 9, 2011, Latham & Watkins and DLA Piper discussed various alternative formulations of the fiduciary out standard in the draft merger agreement as proposed by Fulbright. Latham & Watkins and DLA Piper agreed on a response to be delivered to Kirby.

On March 9, 2011, Fulbright distributed a revised draft of the merger agreement, which contained changes responsive to the comments proposed by DLA Piper and Latham & Watkins. The revised draft incorporated an increased price per unit of $8.15 per unit, changes to the fiduciary out standard as proposed by the K-Sea Conflicts Committee and K-Sea, and a further reduction in the break-up fee to $12.0 million.

Later on March 9, 2011, Latham & Watkins distributed a revised draft of the merger agreement, which contained changes responsive to comments proposed by Fulbright. The revised draft included further changes to the proposed deal protections to expand the opportunities to consider alternative proposals that may lead to superior proposals.

On March 10, 2011, Latham & Watkins, Fulbright, Messrs. McCarthy, Baker and Reaves and representatives of Kirby met at the offices of Kirby, with Messrs. Dowling and Casey joining by telephone, to negotiate various provisions of the merger agreement. Following the negotiating session, Fulbright distributed a revised draft of the merger agreement to which additional comments were provided, and a substantially final draft of the merger agreement was then circulated to the parties and their advisors. In addition, Latham & Watkins submitted a draft of K-Sea’s disclosure schedules to the merger agreement to Kirby and Fulbright.

On March 10, 2011 the K-Sea Conflicts Committee met with representatives of DLA Piper to discuss the changes in the proposed transaction terms and changes to the merger agreement.

On March 10, 2011, Kirby agreed to modify the form of support agreements to permit termination of the voting obligation by KA First Reserve and Jefferies Capital Partners in the event of a change in recommendation by the K-Sea Board of Directors.

On March 12, 2011, the parties finalized the form of support agreement.

On March 12, 2011, Fulbright provided a draft of Kirby’s disclosure schedules to the merger agreement to K-Sea and Latham & Watkins. Also, on March 12, 2011, the K-Sea Conflicts Committee and representatives of DLA Piper met with Stifel Nicolaus. At that meeting, representatives of Stifel Nicolaus made a detailed presentation analyzing the proposed merger and responded to numerous questions from the K-Sea Conflicts Committee and DLA Piper. At the request of the K-Sea Conflicts Committee, Stifel Nicolaus then rendered its oral opinion (which was subsequently confirmed in writing by delivery of Stifel Nicolaus’ written opinion dated the same date) with respect to the fairness, from a financial point of view, of (i) the merger consideration to be paid by Kirby to the holders of K-Sea common units (other than Jefferies Capital Partners, KA First Reserve and their respective affiliates) in connection with the merger pursuant to the merger agreement and (ii) for those holders of K-Sea common units (other than Jefferies Capital Partners, KA First Reserve and their respective affiliates) who will receive Kirby common stock as a part of such consideration, the exchange ratio used in determining the number of shares of Kirby common stock, in each case, to be received by such holders of K-Sea common units. Representatives of DLA Piper then advised the K-Sea Conflicts Committee of changes to the terms of the merger agreement since the K-Sea Conflicts Committee was last updated on March 10, 2011 and that all material open issues had been resolved. The K-Sea Conflicts Committee resolved unanimously (i) that the merger agreement and the merger are fair and reasonable to K-Sea and its limited partners (other than Jefferies Capital Partners, KA First Reserve and their respective affiliates), (ii) that the agreement and the merger are approved, which approval constitutes “Special Approval” as defined in K-Sea’s partnership agreement, and (iii) that the K-Sea Conflicts Committee recommends to the K-Sea Board of Directors approval of the merger.

Later on March 12, 2011, the K-Sea Board of Directors held a telephonic meeting to discuss the substantially final draft of the merger agreement. All of the members of the K-Sea Board of Directors attended this meeting, including the members of the K-Sea Conflicts Committee. Representatives of UBS and Latham & Watkins were also present. At the meeting, Latham & Watkins reviewed the K-Sea Board of Directors’ duties with respect to a potential sale transaction and reviewed the terms of the proposed merger agreement. Among other things, UBS described K-Sea’s efforts beginning in May 2010 that led to the eventual preferred equity investment by KA First Reserve in September 2010. UBS also reviewed with the K-Sea Board of Directors the discussions that had occurred with Kirby since January 2011 regarding the proposed merger. UBS also discussed the strategic rationales for the transaction with the K-Sea Board of Directors. The K-Sea Conflicts Committee then informed the K-Sea Board of Directors that it had received the fairness opinion of Stifel Nicolaus and that it unanimously recommended that the K-Sea Board of Directors approve the proposed transaction. After further discussion, the K-Sea Board of Directors unanimously resolved that the merger agreement and the transactions contemplated by the merger agreement are advisable, fair and reasonable to and in the best interests of K-Sea, K-Sea GP and the limited partners of K-Sea (other than Jefferies Capital Partners, KA First Reserve and their respective affiliates). The K-Sea Board of Directors further recommended that the unitholders of K-Sea vote to adopt the merger agreement and approve the merger.

Later on in the afternoon of March 12, 2011, Latham & Watkins informed Fulbright that the K-Sea Board of Directors had approved the merger agreement. Fulbright informed Latham & Watkins that Kirby and its representatives were still examining K-Sea’s disclosure schedules to the merger agreement. Fulbright then communicated with Latham & Watkins regarding certain questions on due diligence matters that remained to be answered. Latham & Watkins communicated these questions to K-Sea’s executive management team.

On the morning of March 13, 2011, the matters related to K-Sea’s disclosure schedules to the merger agreement were resolved to the satisfaction of Kirby.

Later on March 13, 2011, Kirby, K-Sea Holding Sub, K-Sea LP Sub, Merger Sub, K-Sea, K-Sea GP, K-Sea Management GP, and K-Sea IDR Holdings executed the merger agreement, and KA First Reserve and affiliates of Jefferies Capital Partners executed the support agreements.

On March 13, 2011, K-Sea and Kirby issued press releases announcing the execution of the merger agreement.

K-Sea’s Reasons for the Merger; Recommendation of the K-Sea Board of Directors and the K-Sea Conflicts Committee

At a meeting of the K-Sea Board of Directors held on March 12, 2011, the K-Sea Board of Directors, with the assistance of K-Sea’s legal and financial advisors, reviewed and discussed the terms of the merger agreement and the other related agreements. At the meeting, the K-Sea Board of Directors considered the benefits of the merger as well as the associated risks and unanimously determined that the merger, the merger agreement and the matters contemplated thereby are fair and reasonable to, and in the best interests of, K-Sea and K-Sea’s unitholders (other than Jefferies Capital Partners, KA First Reserve and their respective affiliates). Accordingly, the K-Sea Board of Directors unanimously recommends that K-Sea’s unitholders vote to approve the merger, the merger agreement and the transactions contemplated thereby.

In reaching its decision on the merger, the K-Sea Board of Directors consulted with its legal and financial advisors and considered the following factors that supported the approval of the merger:

•	the merger would provide the holders of K-Sea common units with the option to receive $8.15 in cash, or $4.075 in cash plus 0.0734 shares of Kirby common stock, for each K-Sea common unit, which represented a 9.56% increase to consideration proposed by Kirby in its initial proposal;

•	the financial analysis reviewed and discussed with the K-Sea Conflicts Committee by representatives of Stifel Nicolaus as well as the oral opinion of Stifel Nicolaus rendered to the K-Sea Conflicts Committee on March 12, 2011 (which was subsequently confirmed in writing by delivery of Stifel Nicolaus’ written opinion dated the same date) with respect to the fairness, from a financial point of view, of (i) the merger consideration to be paid by Kirby to the K-Sea common unitholders (other than Jefferies Capital Partners, KA First Reserve and their respective affiliates) in connection with the merger pursuant to the merger agreement and (ii) for those K-Sea common unitholders (other than Jefferies Capital Partners, KA First Reserve and their respective affiliates) who will receive shares of Kirby common stock as a part of such consideration, the exchange ratio used in determining the number of shares of Kirby common stock, in each case, to be received by such K-Sea common unitholders;

•	the opportunity for K-Sea’s unitholders that receive Kirby common stock to participate in the long-term growth prospects of Kirby following the merger, which the K-Sea Board of Directors considered to be relatively more positive than the long-term growth prospects and projected distributions of K-Sea based upon K-Sea’s historical and projected performance, in light of the following factors:

•	the negative impact of the downturn on many of K-Sea’s primary customers, especially refiners, in 2009 and 2010;

•	after the merger, K-Sea will be a wholly owned subsidiary of Kirby, and, as a result, K-Sea’s cost of capital will be reduced, which will enhance K-Sea’s ability to compete in the U.S. coastwise trade and finance strategic and organic growth projects;

•	Kirby’s financial position and past success in integrating acquisitions could facilitate future acquisitions;

•	Kirby’s capital structure and governance structure is more easily understood by the investing public than K-Sea’s capital and governance structure;

•	the complementary nature of K-Sea’s and Kirby’s respective business operations;

•	K-Sea’s experienced management team will continue to manage the day-to-day operations of K-Sea; and

•	as a result of the merger, K-Sea will no longer be a publicly-held reporting company, which the K-Sea Board of Directors estimated, based upon K-Sea management’s input, would save approximately $2.1 million annually;

•	the unanimous determination of the K-Sea Conflicts Committee, which is comprised entirely of independent directors of K-Sea, that the merger agreement and the merger are fair and reasonable to K-Sea and its limited partners (other than Jefferies Capital Partners, KA First Reserve and their respective affiliates), as well as the K-Sea Conflicts Committee’s approval of the merger agreement and the merger and recommendation that the K-Sea Board of Directors approve the merger agreement and the merger;

•	the value of the consideration to be issued in the merger represented a 26% premium to the closing price of K-Sea common units on Friday, March 11th and a 38% premium to the 30-day average closing price;

•	the business, operations, prospects, business strategy, properties, assets, cash position and financial condition of K-Sea, and the opportunity to realize a compelling value for K-Sea’s equity interests compared to the risk and uncertainty associated with the operation of K-Sea’s business (including the risk factors set forth in K-Sea’s Annual Report on Form 10-K for the year ended June 30, 2010) in a cyclical industry and highly volatile and unpredictable financial environment;

•	the belief of the K-Sea Board of Directors, after a thorough, independent review of strategic alternatives and discussions with K-Sea’s management and advisors, that the certainty of the value offered to unitholders in the merger was more favorable to the unitholders of K-Sea than the potential value that might have resulted from other strategic opportunities reasonably available to K-Sea, including remaining an independent company and pursuing K-Sea’s strategic plan, or pursuing a business combination transaction with another party, in each case taking into account the potential benefits, risks and uncertainties associated with those other opportunities;

•	the probability that the merger will be completed, based on, among other things, the support of the holders of a majority of the K-Sea units necessary to obtain the required unitholder approvals, the absence of a financing condition, and the limited number of conditions to the merger;

•	the terms of the merger agreement, including the ability of K-Sea to consider and respond, under certain circumstances specified in the merger agreement, to an unsolicited, bona fide written proposal for a business combination from a third party;

•	the ability of the K-Sea Board of Directors under the merger agreement to withdraw or modify its recommendation in favor of the merger and its ability to terminate the merger agreement, in certain circumstances specified in the merger agreement, in connection with a superior offer, subject to payment of a termination fee of $12.0 million, and reimbursement of expenses up to $3.0 million; and

•	the termination fee and expense reimbursement payable by K-Sea to Kirby in the event of certain termination events under the merger agreement and the determination by the K-Sea Board of Directors that the termination fee and expense reimbursement are within the customary range of termination fees and expense reimbursement obligations for transactions of this type.

The K-Sea Board of Directors also considered the following factors that weighed against the approval of the merger:

•	the fact that the fraction of each share of Kirby common stock that the holders of K-Sea preferred units will receive (and that the holders of K-Sea common units may elect to receive) was fixed at the time of the execution of the merger agreement and will not increase if the price of Kirby common stock decreases;

•	the holders of K-Sea units, generally, will recognize income or gain, for U.S. federal income tax purposes, as a result of the receipt of the merger consideration pursuant to the merger;

•	the potential delay in timing with respect to some anticipated benefits of the merger;

•	the bases on which the board of directors of Kirby made its determination are uncertain;

•	the risk that potential benefits sought in the merger might not be fully realized;

•	the risk that the merger might not be completed in a timely manner;

•	the risk that the merger might not be consummated as a result of a failure to satisfy the conditions contained in the merger agreement, including the failure to receive regulatory approval;

•	if the merger is not completed following public announcement of the execution of the merger agreement:

•	the trading price of K-Sea common units could be adversely affected;

•	K-Sea will have incurred significant transaction and opportunity costs attempting to consummate the transactions;

•	K-Sea may have lost suppliers, business partners and employees after the announcement of the merger agreement;

•	K-Sea’s business may be subject to significant disruption;

•	the market’s perceptions of K-Sea’s prospects could be adversely affected; and

•	the K-Sea Board of Directors and management will have expended considerable time and effort to consummate the transactions;

•	the limitations on K-Sea’s ability to solicit other offers;

•	the limitations on K-Sea’s ability to operate its business between signing and closing;

•	the fact that K-Sea may be required in certain circumstances to pay to Kirby a termination fee upon termination of the merger agreement;

•	the possibility, under certain circumstances, that K-Sea could be required to reimburse Kirby for expenses incurred by Kirby in connection with the merger; and

•	certain members of management of K-Sea may have interests that are different from those of the holders of K-Sea common units.

In the view of the K-Sea Board of Directors, these factors did not outweigh the advantages of the merger. The K-Sea Board of Directors also reviewed a number of procedural factors relating to the merger, including, without limitation, the following factors:

•	the terms and conditions of the proposed merger were determined through arm’s-length negotiations between the senior management of Kirby and senior management and certain members of the K-Sea Board of Directors and their respective representatives and advisors;

•	the K-Sea Board of Directors retained legal and financial advisors with knowledge and experience with respect to public company merger and acquisition transactions, the shipping industry generally and Kirby and K-Sea particularly, as well as substantial experience advising MLPs and other companies with respect to transactions similar to the proposed transaction;

•	the K-Sea Conflicts Committee consisted solely of directors who are disinterested with respect to the transaction and who are not officers of K-Sea Management GP or controlling unitholders of K-Sea, or affiliated with Kirby or any of its affiliates;

•	the members of the K-Sea Conflicts Committee were adequately compensated for their services and their compensation was in no way contingent on their approving the merger agreement or the merger;

•	the K-Sea Conflicts Committee was aware that it had no obligation to recommend the proposal put forth by Kirby;

•	the members of the K-Sea Conflicts Committee will not personally benefit from the completion of the merger in a manner different from the K-Sea unitholders;

•	the K-Sea Conflicts Committee was given authority to select and compensate its legal, financial and other advisors in the discretion of the K-Sea Conflicts Committee;

•	the K-Sea Conflicts Committee retained and was advised by independent legal counsel, DLA Piper, experienced in advising on matters of this kind;

•	the K-Sea Conflicts Committee retained and was advised by an independent financial advisor, Stifel Nicolaus, experienced with publicly traded limited partnerships;

•	the K-Sea Conflicts Committee and its financial advisor conducted due diligence regarding Kirby and its prospects and K-Sea and its prospects, including maintaining K-Sea as it currently exists;

•	the K-Sea Conflicts Committee, with the assistance of its legal and financial advisors, together with K-Sea and its counsel, negotiated certain of the terms of the merger agreement on an arm’s-length basis with Kirby and its legal and financial advisors, including a reduction in the amount of the break-up fee;

•	that in response to a demand by the K-Sea Conflicts Committee, Kirby agreed to increase the merger consideration; and

•	the K-Sea Board of Directors received the recommendation of the K-Sea Conflicts Committee, which received an oral opinion of Stifel Nicolaus on March 12, 2011 (which was subsequently confirmed in writing by delivery of Stifel Nicolaus’ written opinion dated the same date) that (i) the consideration to be paid to the holders of K-Sea common units (other than Jefferies Capital Partners, KA First Reserve and their respective affiliates) and (ii) for those holders of K-Sea common units (other than Jefferies Capital Partners, KA First Reserve and their respective affiliates) who will receive shares of Kirby common stock as part of their consideration, the exchange ratio used in determining the number of shares of Kirby common stock, are fair from a financial point of view to such holders, as more fully described below in the section titled “Opinion of Financial Advisor.”

The foregoing discussion of the factors considered by the K-Sea Board of Directors is not intended to be exhaustive, but it does set forth the principal factors considered by the K-Sea Board of Directors.

The K-Sea Board of Directors reached its unanimous conclusion to recommend the approval and adoption of the merger, the merger agreement and the transactions contemplated thereby, in light of various factors described above and other factors that each member of the K-Sea Board of Directors believed were appropriate.

In view of the complexity of and wide variety of factors considered by the K-Sea Board of Directors in connection with its evaluation of these matters, the K-Sea Board of Directors did not consider it practical, and did not attempt to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decisions and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determinations. Rather, the K-Sea Board of Directors made its recommendations based on the totality of the information presented to it and the investigations conducted by it. In considering the factors discussed above, individual directors may have given different weight to different factors. Additionally, Messrs. Alperin, Abbate and Salerno, who are directors unaffiliated with Jefferies Capital Partners or KA First Reserve, are entitled to receive a fee of $45,000 in respect of such director’s service in reviewing and analyzing the merger, and Mr. Alperin is entitled to receive an additional fee of $5,000 in respect of his service as chairman of K-Sea’s Conflicts Committee.

Portions of this explanation of the reasoning of the K-Sea Board of Directors and certain information presented in this section is forward-looking in nature and, therefore, should be read along with the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements.”

For the reasons set forth above, the K-Sea Board of Directors has unanimously (1) determined that the merger, the merger agreement and the transactions contemplated thereby are advisable, fair and reasonable to and in the best interests of K-Sea and its partners, (2) approved the merger agreement and the transactions contemplated thereby (including the merger) and (3) recommended that K-Sea unitholders vote “FOR” the approval of the merger, the merger agreement and the matters contemplated thereby.

Transactions Related to the Merger

Contemporaneously with the execution and delivery of the merger agreement, the K-Sea supporting unitholders entered into support agreements with the Kirby Parties. Copies of the support agreements entered into by the K-Sea supporting unitholders are attached hereto as Annexes B through E. Pursuant to the support agreements, the K-Sea supporting unitholders have each agreed to vote, and granted Kirby an irrevocable proxy to vote, the units of K-Sea beneficially owned by them (i) in favor of the adoption or approval of the merger agreement, any transactions contemplated by the merger agreement and any other action reasonably requested by Kirby in furtherance thereof submitted for the vote or written consent of K-Sea unitholders, (ii) against the approval or adoption of any acquisition proposal (as defined in the merger agreement) and any action, agreement, transaction or proposal that would result in a breach of any covenant, agreement, representation or warranty or any other obligation or agreement of K-Sea contained in the merger agreement, and (iii) against any action, agreement or transaction that would impede, interfere with, delay, postpone, discourage, frustrate the purposes of or adversely affect the merger or the transactions contemplated by the merger agreement.

Each of the K-Sea supporting unitholders has also agreed that, during the duration of its support agreement, it will not (i) transfer any of its units or any right or interest therein except certain permitted transfers to affiliates, (ii) enter into any agreement, arrangement or understanding that could violate or conflict with the unitholder’s representations, warranties, covenants and obligations under the support agreement, (iii) take any action that could restrict the unitholder’s legal power and authority to comply with and perform its covenants and obligations under the support agreement, or (iv) discuss, negotiate or enter into any contract or other arrangement with respect to any matter related to the support agreement.

Each of the K-Sea supporting unitholders also agreed to not solicit, either directly or indirectly, an acquisition proposal with respect to K-Sea. The support agreements will remain in effect until the earliest to occur of (i) the effective time of the merger, (ii) the termination of the merger agreement in accordance with its terms, (iii) the date of any modification, amendment or waiver of the merger agreement that adversely affects the K-Sea supporting unitholder, (iv) a change in recommendation with respect to the merger by the K-Sea Board of Directors, and (v) the written agreement of the K-Sea supporting unitholder and Kirby to terminate the support agreement.

The foregoing description of the support agreements is qualified in its entirety by reference to the support agreements, which are attached as Annexes B through E to this proxy statement/prospectus and incorporated into this proxy statement/prospectus by reference.

Opinion of K-Sea’s Financial Advisor

Pursuant to an engagement letter dated February 24, 2011, the K-Sea Conflicts Committee retained Stifel Nicolaus to act as its financial advisor and to provide a fairness opinion in connection with the merger. Stifel Nicolaus is a nationally recognized investment banking and securities firm with substantial expertise in transactions similar to the merger with membership on all of the principal United States securities exchanges. As part of its investment banking activities, Stifel Nicolaus is regularly engaged in the independent valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. On March 12, 2011, Stifel Nicolaus delivered its written opinion, dated March 12, 2011, to the K-Sea Conflicts Committee that, as of the date of the opinion and subject to and based on the assumptions made, procedures followed, matters considered and limitations of the review undertaken in such opinion, (i) the consideration to be paid to the holders of K-Sea common units (other than Jefferies Capital Partners, KA First Reserve, LLC and their respective affiliates) in connection with the merger and, (ii) for those holders of K-Sea common units (other than Jefferies Capital Partners, KA First Reserve, LLC and their respective affiliates) that will receive shares of Kirby common stock as a part of such consideration, the exchange ratio used in determining the number of such shares of Kirby common stock to be received by such holders of K-Sea common units, in each case, is fair to such common unitholders from a financial point of view.

The full text of the written opinion of Stifel Nicolaus is attached as Annex F to this proxy statement/prospectus, which is incorporated into this document by reference. The summary of Stifel Nicolaus’ opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the attached opinion. Holders of K-Sea common units are urged to read the opinion carefully and in its entirety for a discussion of the procedures followed, assumptions made, other matters considered and limits of the review undertaken by Stifel Nicolaus in connection with such opinion.

Stifel Nicolaus’ opinion is for the information of, and directed to, the K-Sea Conflicts Committee for its information and assistance in connection with its evaluation of the financial terms of the merger. The opinion does not constitute a recommendation (i) to the K-Sea Conflicts Committee or the K-Sea Board of Directors as to whether K-Sea should enter into the merger agreement or effect the merger or any other transaction contemplated by the merger agreement, (ii) to any holder of K-Sea common units as to what form of consideration to elect to receive in the merger, (iii) to any holder of K-Sea common units or shares of Kirby common stock as to how to vote at any unitholders or shareholders meeting at which the merger is considered, or (iv) whether or not any securityholder of K-Sea or Kirby should enter into a voting support or securityholders agreement with respect to the merger or exercise any dissenters or appraisal rights that may be available to such securityholder. In addition, the opinion does not compare the relative merits of the merger with those of any alternative transaction or business strategy which may have been available to or considered by K-Sea, the K-Sea Board of Directors or the K-Sea Conflicts Committee and does not address the underlying business decision of K-Sea, the K-Sea Board of Directors or the K-Sea Conflicts Committee to proceed with or effect the merger. Stifel Nicolaus was not requested to, and did not, explore alternatives to the merger or solicit the interest of any other parties in pursuing transactions with K-Sea.

Stifel Nicolaus’ opinion is limited to whether (i) the consideration to be paid to the holders of K-Sea common units (other than Jefferies Capital Partners, KA First Reserve, LLC and their respective affiliates) in connection with the merger and, (ii) for those holders of K-Sea common units that will receive shares of Kirby common stock as a part of such consideration, the exchange ratio used in determining the number of such shares of Kirby common stock to be received by such holders of K-Sea common units, in each case, is fair to such common unitholders from a financial point of view. The opinion does not consider, address or include: (i) the allocation of the consideration between cash and stock, (ii) the form or amount of consideration to be received by any class of equityholders of K-Sea other than the holders of common units (other than Jefferies Capital Partners, KA First Reserve, LLC and their respective affiliates), (iii) any other strategic alternatives currently (or which have been or may be) contemplated by K-Sea, the K-Sea Board of Directors or the K-Sea Conflicts Committee, (iv) the legal, tax or accounting consequences of the merger on K-Sea or the holders of K-Sea’s equity securities, (v) the fairness of the amount or nature of any compensation to any of the officers, directors or employees of K-Sea or its affiliates, or class of such persons, relative to the compensation of the public holders of K-Sea’s equity securities, (vi) any advice or opinions provided by UBS Investment Bank, Wells Fargo Securities, LLC or any other advisor to K-Sea or Kirby, (vii) the closing conditions, termination fees or any other provision of the merger agreement or aspect of the merger, or (viii) whether Kirby has sufficient cash, available lines of credit or other sources of funds to enable it to pay the cash consideration to the holders of K-Sea’s equity securities. Furthermore, Stifel Nicolaus did not express any opinion as to the financial condition or business prospects of K-Sea or Kirby or the prices, trading range or volume at which K-Sea’s or Kirby’s equity securities would trade following public announcement or consummation of the merger.

In connection with its opinion, Stifel Nicolaus, among other things:

•	reviewed and analyzed a draft copy of the merger agreement dated March 10, 2011;

•	reviewed and analyzed the audited consolidated financial statements of K-Sea contained in its annual report on Form 10-K for the fiscal years ended June 30, 2010 and June 30, 2009, and the unaudited quarterly financial statements of K-Sea contained in its quarterly report on Form 10-Q for the quarter ended December 31, 2010;

•	reviewed and analyzed the audited consolidated financial statements of Kirby contained in its annual report on Form 10-K for the fiscal years ended December 31, 2010 and December 31, 2009;

•	reviewed and analyzed certain other publicly available information concerning K-Sea and Kirby selected based on Stifel Nicolaus’ experience and expertise as a financial advisor;

•	reviewed and analyzed K-Sea’s financial projections dated February 23, 2011;

•	reviewed and analyzed Kirby’s financial projections dated February 26, 2011 (certain items of which were updated on March 1, 2011, as described below in the section titled “Proposal 1 — The Merger — Certain Unaudited Financial Forecasts” beginning on page 67 of this proxy statement/prospectus);

•	held discussions with K-Sea and Kirby concerning their respective businesses, financial condition and future prospects;

•	reviewed the reported prices and trading activity of the publicly traded equity securities of K-Sea and Kirby;

•	analyzed the present value of future cash flows expected to be generated by K-Sea and Kirby using different cost of capital and terminal multiple assumptions;

•	reviewed and analyzed certain publicly available financial and pricing metrics for selected equity securities that Stifel Nicolaus considered might have relevance to its inquiry selected based on Stifel Nicolaus’ experience and expertise as a financial advisor;

•	analyzed the present value of the future distributions expected to be made by K-Sea using different cost of capital and terminal yield assumptions; and

•	conducted such other financial studies, analyses and investigations and considered such other information as Stifel Nicolaus deemed necessary or appropriate for purposes of its opinion.

In connection with its review, Stifel Nicolaus relied upon and assumed, without independent verification, the accuracy and completeness of all financial and other information that was made available, supplied or otherwise communicated to Stifel Nicolaus by or on behalf of K-Sea, Kirby or their respective advisors or that was otherwise reviewed by Stifel Nicolaus. Stifel Nicolaus further relied upon the assurances by K-Sea that they are unaware of any facts that would make such information incomplete or misleading. Stifel Nicolaus assumed, with the consent of K-Sea, that any material liabilities (contingent or otherwise, known or unknown), if any, relating to K-Sea and Kirby, respectively, were disclosed to Stifel Nicolaus.

Stifel Nicolaus has also assumed that any financial forecasts supplied by K-Sea and Kirby (including, without limitation, potential cost savings and operating synergies realized by a potential acquirer) were reasonably prepared on a basis reflecting the best then currently available estimates and judgments of the respective managements of such entities as to their respective future operating and financial performance. The projected financial information was based on numerous variables and assumptions that were inherently uncertain, including, without limitation, factors related to general economic, market and competitive conditions, and that accordingly, actual results could vary significantly from those set forth in such projected financial information. Stifel Nicolaus relied on the projected information without independent verification or analyses and does not in any respect assume any responsibility for the accuracy or completeness thereof. Stifel Nicolaus has not been requested to make, and has not made, an independent appraisal, evaluation or physical inspection of K-Sea’s or Kirby’s assets and has not been furnished with any such appraisal or evaluation.

Stifel Nicolaus’ opinion is necessarily based on financial, economic, market and other conditions and circumstances existing on and disclosed to Stifel Nicolaus by K-Sea, Kirby and their respective advisors prior to or as of the date of the opinion. It is understood that subsequent developments may affect the conclusions reached in Stifel Nicolaus’ opinion and that Stifel Nicolaus does not have any obligation to update, revise or reaffirm its opinion.

The summary set forth below does not purport to be a complete description of the analyses performed by Stifel Nicolaus, but describes, in summary form, the material elements of the presentation that Stifel Nicolaus made to the K-Sea Conflicts Committee on March 12, 2011, in connection with its opinion.

In accordance with customary investment banking practice, Stifel Nicolaus employed generally accepted valuation methods and financial analyses in reaching its opinion. The following is a summary of the material financial analyses performed by Stifel Nicolaus in arriving at its opinion. These summaries of financial analyses alone do not constitute a complete description of the financial analyses Stifel Nicolaus employed in reaching its conclusions. None of the analyses performed by Stifel Nicolaus was assigned a greater significance by Stifel Nicolaus than any other, nor does the order of analyses described represent relative importance or weight given to those analyses by Stifel Nicolaus. Some of the summaries of the financial analyses used by Stifel Nicolaus include information presented in tabular format. In order to understand more fully the financial analyses used by Stifel Nicolaus, you should read the tables together with the text of each summary. Moreover, the summary text and data describing each financial analysis do not constitute a complete description of Stifel Nicolaus’ financial analyses, including the methodologies and assumptions underlying the analyses, and if viewed in isolation could create a misleading or incomplete view of the financial analyses performed by Stifel Nicolaus. The summary text and data set forth below do not represent and should not be viewed by anyone as constituting conclusions reached by Stifel Nicolaus with respect to any of the analyses performed by it in connection with its opinion. Rather, Stifel Nicolaus made its determination that (i) the consideration to be paid to the holders of K-Sea common units (other than Jefferies Capital Partners, KA First Reserve, LLC and their respective affiliates) in connection with the merger and, (ii) for those holders of K-Sea common units (other than Jefferies Capital Partners, KA First Reserve, LLC and their respective affiliates) that will receive shares of Kirby common stock as a part of such consideration, the exchange ratio used in determining the number of such shares of Kirby common stock to be received by such holders of K-Sea common units, in each case, is fair to such common unitholders from a financial point of view on the basis of its experience and professional judgment after considering the results of all of the analyses performed.

Except as otherwise noted, the information utilized by Stifel Nicolaus in its analyses, to the extent that it is based on market data, is based on market data as it existed on or before March 12, 2011 and is not necessarily indicative of current market conditions. The analyses described below do not purport to be indicative of actual future results, or to reflect the prices at which any securities may trade in the public markets, which may vary depending upon various factors, including changes in interest rates, dividend rates, market conditions, economic conditions and other factors that influence the price of securities.

Summary of Financial Analysis

In conducting its financial analysis, Stifel Nicolaus used the following primary methodologies to assess the fairness of (i) the consideration to be paid to the holders of K-Sea common units (other than Jefferies Capital Partners, KA First Reserve, LLC and their respective affiliates) in connection with the merger and, (ii) for those holders of K-Sea common units (other than Jefferies Capital Partners, KA First Reserve, LLC and their respective affiliates) the exchange ratio used to determine the number of shares of Kirby common stock to be received by those K-Sea common unitholders that receive such shares as a part of such consideration:

•	comparable partnership trading analysis, selected transactions analysis, discounted cash flow analysis and distribution discount analysis for K-Sea;

•	exchange ratio analysis and contribution analysis; and

•	comparable company trading analysis, discounted cash flow analysis and accretion/dilution analysis for Kirby.

Each individual methodology was not given a specific weight, nor can any methodology be viewed individually. Additionally, no other publicly traded partnership, corporation or transaction used in any analysis as a comparison is identical to K-Sea, Kirby or the merger; they all differ in material ways. Accordingly, an analysis of the results described below is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the publicly traded partnerships and corporations and other factors that could affect the public trading value of the comparable publicly traded partnerships, corporations and transactions to which K-Sea, Kirby and the merger are being compared.

Comparable Partnership Trading Analysis — K-Sea.  Stifel Nicolaus reviewed and compared certain financial information relating to K-Sea to corresponding financial information, ratios and market multiples for:

•	four publicly traded partnerships with substantial operations in the shipping industry (Capital Products Partners L.P., Navios Maritime Partners L.P., Teekay LNG Partners, L.P. and Teekay Offshore Partners, L.P.);

•	two small-cap publicly traded partnerships that have either reduced or eliminated their quarterly distributions (CrossTex Energy LP and Eagle Rock Energy Partners LP); and

•	six comparable corporations with substantial operations in the shipping industry (Alexander & Baldwin, Inc., Horizon Lines, Inc., Kirby Corporation, Seacor Holdings Inc., Rand Logistics, Inc. and Trailer Bridge Inc.).

Stifel Nicolaus selected these comparable publicly traded partnerships and corporations because Stifel Nicolaus determined, based upon its experience and expertise as a financial advisor, that they were similar to K-Sea in one or more respects including the nature of their business, size, diversification and financial performance. No specific numeric or other similar criteria were used to select the selected publicly traded partnerships and corporations and all criteria were evaluated in their entirety without application of definitive qualifications or limitations to individual criteria. As a result, a significantly larger or smaller publicly traded partnership or corporation with substantially similar lines of businesses and business focus may have been included while a similarly sized publicly traded partnership or corporation with less similar lines of business and greater diversification may have been excluded. Stifel Nicolaus identified a sufficient number of publicly traded partnerships and corporations for purposes of its analysis but may not have included all publicly traded partnerships and corporations that might be deemed comparable to K-Sea.

The multiples and ratios for each of the selected publicly traded partnerships and corporations were based on their respective public filings and estimates made by equity research analysts, including (i) enterprise value (defined as the equity market value plus net debt and minority interest) compared to either Adjusted EBITDA (defined as EBITDA less cash distributions made on incentive distribution rights), in the case of publicly traded partnerships, or EBITDA, in the case of corporations, and, (ii) in case of publicly traded partnerships, price per common unit compared to distributable cash flow per common unit, where distributable cash flow is defined as Adjusted EBITDA less interest expense and assumed maintenance capital expenditures for each of the periods presented. Stifel Nicolaus calculated the mean, median, minimum and maximum relative valuation multiples of the selected publicly traded partnerships and corporations and compared them to the corresponding valuation multiples implied by the consideration to be received by K-Sea common unitholders in the merger. The following table presents the most relevant analyses of the selected publicly traded partnerships and corporations:

Price per Common Unit as a
	Enterprise Value as a Multiple		Multiple of Distributable Cash
	of Adjusted EBITDA*		Flow per Common Unit
	2011 Estimate	2012 Estimate	2011 Estimate	2012 Estimate

Shipping MLPs
Minimum	7.9x	7.5x	10.0x	11.5x
Median	9.9x	9.4x	11.7x	12.0x
Mean	9.9x	9.1x	11.7x	12.0x
Maximum	12.0x	11.9x	13.3x	12.5x
MLPs that have reduced or eliminated quarterly distributions
Minimum	7.4x	6.7x	6.9x	6.0x
Median	7.4x	7.1x	8.0x	7.9x
Mean	7.4x	7.1x	8.0x	7.9x
Maximum	7.5x	7.4x	9.2x	9.8x
Shipping c-corps*
Minimum	5.1x	5.4x
Median	7.7x	6.5x
Mean	7.3x	6.2x
Maximum	11.0x	8.1x
Proposed Consideration in the Merger	8.8x	7.5x	15.5x	10.3x

*	In the case of shipping c-corps., the table presents enterprise value as a multiple of EBITDA.

Stifel Nicolaus noted that for each of the three groups of selected partnerships and corporations for each metric and period presented, except in one case, the transaction multiples implied by the terms of the merger were within or above the range of multiples of the selected comparable partnerships and corporations.

Selected Transactions Analysis.  Stifel Nicolaus reviewed and analyzed thirty prior merger and acquisition transactions in the shipping industry where the acquiror was not a publicly traded partnership, eight additional transactions involving the acquisition of a shipping business or shipping assets by a publicly traded partnership (or, in one case, by the owner of the general partner of a publicly traded partnership), eight prior business combinations involving the sale of a publicly traded partnership and thirty-six prior transactions involving the acquisition of refined product and crude oil midstream assets. No specific numeric or other similar criteria were used to select the selected transactions and all criteria were evaluated in their entirety without application of definitive qualifications or limitations to individual criteria. As a result, a significantly larger or smaller acquisition involving substantially similar lines of businesses and business focus may have been included while an acquisition of similar size with less similar lines of business and greater diversification may have been excluded. Stifel Nicolaus determined, based upon its experience and expertise as a financial advisor, that the number of transactions it had identified was sufficient for purposes of its analysis, but may not have included all transactions that might be deemed comparable to the merger.

Using publicly available information, including transaction announcements and acquiror presentations, and estimates made by equity research analysts, Stifel Nicolaus calculated multiples of enterprise value to EBITDA for the latest twelve months and a one-year forward estimate for the selected transactions when the information was available. Stifel Nicolaus then calculated the mean, median, minimum and maximum relative valuation multiples for each group of selected transactions and then compared the transaction multiples implied by the terms of the merger to the range of multiples of the selected transactions.

The following table presents the transactions reviewed by Stifel Nicolaus:

Acquirer	Seller/Target	Date Announced

Non-MLP Acquiror (Shipping)
Kirby Corporation	Enterprise Marine Services	February 1, 2011
Platinum Equity, LLC	American Commercial Lines Inc.	October 18, 2010
Brooklyn NY Holdings Inc.	M/G Transport Services, Inc.	February 20, 2008
Greenstreet Equity Partners L.L.C., Jefferies Capital	TECO Transport Corporation	October 29, 2007
AuGRID Global Holdings Corp	Hassell & Burell	June 12, 2007
Excelerate Energy LLC	Exmar NV	April 20, 2007
KRG Capital Partners LLC	Marquette Transportation Company Holdings, LLC	March 21, 2007
Overseas Shipholding Group Inc.	Maritrans Inc.	September 25, 2006
Rand Logistics, Inc.	Lower Lakes Towing Ltd.	September 2, 2005
Seacor Holdings Inc.	Seabulk International Inc.	March 16, 2005
Mercuria Holdings Ltd.	EnerSea Transport LLC	October 19, 2004
Castle Harlan	Horizon Lines LLC	May 22, 2004
Overseas Shipholding Group Inc.	Attransco Inc.	May 3, 2004
Kirby Corporation	Trinity Industries Inc.	May 6, 2003
Kirby Corporation	Exxon Mobil Corporation; SeaRiver Maritime Inc.	January 7, 2003
Carlyle Group	Horizon Lines Inc.	December 6, 2002
Ingram Industries Inc.	Eastern Enterprises; KeySpan Corporation	January 24, 2002
Helix Energy Solutions Group Inc.	Coflexip Stena Offshore Group	October 11, 2001
Nicor Incorporated	Kent Line International	October 2, 2001
Trico Marine Services Incorporated	Chuan Hup Holdings Ltd.	June 26, 2001
Keystone Shipping	Kvaerner Philadelphia	June 21, 2001
Hornbeck-Leevac Marine Services Inc.	Hess Corporation	June 4, 2001
Marine Transport Corp	Undisclosed	April 9, 2001
Marine Transport Corp	Osprey Maritime Ltd.	January 30, 2001
Advantage Management Group	Kenan Transport Company	January 26, 2001
Crowley Maritime Corporation	Marine Transport Corporation	December 20, 2000
Kirby Corporation	Hollywood Marine Inc.	July, 29, 1999
American International Petroleum Corporation	Undisclosed	October 9, 1998
Loki ASA	Mercur Tankers ASA	October 2, 1998
Falcon Drilling	Coastal Corp.	March 1, 1997
Acquisition of MLP shipping assets
Genesis Energy, L.P.	DG Marine Transportation LLC; Grifco	July 29, 2010
TEPPCO Partners L.P.	TransMontaigne Incorporated	June 12, 2009
Genesis Energy, L.P.; TD Marine	Grifco Transportation Ltd.	June 13, 2008
TEPPCO Partners L.P.	Horizon Maritime LLC	March 3, 2008
K-Sea Transportation Partners L.P.	Sirius Maritime LLC; Smith Maritime Ltd.	June 26, 2007
Plains All American Pipeline L.P.; Plains Marketing	Settoon Towing LLC	November 1, 2006
Morgan Stanley	TransMontaigne Incorporated	June 19, 2006
K-Sea Transportation Partners L.P.	Marine Resources Group Inc.	August 23, 2005

Acquirer	Seller/Target	Date Announced

Sale of MLP
Enterprise Products Partners L.P.	Duncan Energy Partners LP	February 23, 2011
Overseas Shipholding Group, Inc.	OSG America L.P.	July 29, 2009
Enterprise Products Partners L.P.	TEPPCO Partners L.P.	June 29, 2009
Harold Hamm	Hiland Partners, LP	January 15, 2009
Plains All American Pipeline L.P.	Pacific Energy Partners LP	June 12, 2006
NuStar Energy LP	Kaneb Pipeline Partners LP	November 1, 2004
Enterprise Products Partners L.P.	GulfTerra Energy Partners LP	December 15, 2003
Kinder Morgan Energy Partners L.P.	Santa Fe Pacific Pipeline Partners	October 20, 1997
Acquisition of refined product and crude oil midstream assets
Plains All American Pipeline L.P.	Nexen Inc.	November 15, 2010
Genesis Energy, L.P	Valero Energy Corporation	October 13, 2010
Plains All American Pipeline L.P.	BP plc; Noble Energy Incorporated; SemGroup LP	October 1, 2010
Noble Energy Incorporated; Western Gas Partners	SemGroup LP	October 1, 2010
Sunoco Incorporated; Sunoco Logistics Partners LP	Mid-Valley Pipeline Company; West Shore Pipe	July 27, 2010
Williams Pipeline Partners LP	ONEOK Partners LP	July 22, 2010
Plains All American Pipeline L.P.	Chevron Corp; Marathon Oil Corporation; Royal	January 4, 2010
Holly Energy Partners LP	Holly Corporation	December 2, 2009
Holly Corporation; Holly Energy Partners LP	Sinclair Oil Corporation	October 20, 2009
ArcLight Capital Partners LLC	ATP Oil & Gas Corporation	September 22, 2009
Magellan Midstream Partners L.P.	Flying J Inc.; Flying J Oil & Gas Inc.	July 27, 2009
TransCanada Corporation	ConocoPhillips	June 17, 2009
Holly Energy Partners LP	Holly Corporation	June 1, 2009
Enbridge Incorporated	Enbridge Energy Partners L.P.	November 18, 2008
Kinder Morgan Energy Partners LP	Knight Inc.	August 28, 2008
Blueknight Energy Partners L.P.	SemGroup L.P.	May 21, 2008
Blueknight Energy Partners L.P.	SemGroup L.P.	May 12, 2008
Holly Energy Partners L.P.	Holly Corporation	February 27, 2008
Plains All American Pipeline L.P.	Suburban Propane Partners L.P.	September 19, 2007
ONEOK Partners L.P.	Kinder Morgan Energy Partners L.P.	July 2, 2007
Kinder Morgan Energy Partners L.P.	Knight Inc.	April 19, 2007
Global Partners L.P.	Exxon Mobil Corporation	March 19, 2007
Industry Funds Management Pty Ltd.	Citgo Petroleum Corp.; PDVSA	February 28, 2007
Plains All American Pipeline L.P.	AmeriGas Partners L.P.	February 22, 2007
Holly Energy Partners L.P.	Plains All American Pipeline L.P.	February 21, 2007
TransMontaigne Partners L.P.	TransMontaigne Incorporated	November 8, 2006
NuStar Energy L.P.	Koch Industries	September 20, 2006
Inergy LP	Bath Petroleum Storage Inc.	August 30, 2006
Enbridge Incorporated	Enbridge Energy Partners L.P.	August 15, 2006
Sunoco Logistics Partners L.P.	Sunoco Incorporated	July 28, 2006
Plains All American Pipeline L.P.	Chevron Corp.	July 20, 2006
Plains All American Pipeline L.P.	BP plc	May 24, 2006

Acquirer	Seller/Target	Date Announced

Sunoco Logistics Partners L.P.	Alon USA Energy Inc.	February 13, 2006
Magellan Midstream Partners L.P.	Delaware Terminal Co.	September 1, 2005
Pacific Energy Partners L.P.	NuStar Energy LP	July 5, 2005
Holly Energy Partners L.P.	Alon USA Energy Inc.	January 26, 2005

The following table presents the most relevant analyses of these selected transactions:

	EV/LTM	EV/1-Year
	EBITDA	Forward EBITDA

Non-MLP shipping acquisitions
Minimum	4.0x	6.3x
Median	7.6x	6.6x
Mean	6.9x	7.0x
Maximum	10.1x	8.1x
Acquisition of MLP shipping assets
Minimum	8.0x	3.2x
Median	8.0x	5.9x
Mean	8.0x	6.0x
Maximum	8.0x	9.0x
Public MLP sales
Minimum	4.0x	5.9x
Median	11.7x	11.7x
Mean	10.8x	10.5x
Maximum	17.1x	12.5x
Acquisitions of refined products/crude oil midstream assets
Minimum	10.1x	6.0x
Median	10.3x	8.5x
Mean	10.3x	8.4x
Maximum	10.6x	11.2x
Proposed Consideration in the Merger	11.1x	8.8x

Stifel Nicolaus noted that the transaction multiples implied by the terms of the merger fell within or exceeded the range of multiples for each of the four groups of selected comparable transactions.

Discounted Cash Flow Analysis — K-Sea.  Stifel Nicolaus performed a discounted cash flow analysis for K-Sea based on financial estimates for the second half of 2011 and full years 2012 through 2015 provided by K-Sea management. These financial estimates were subsequently discussed with K-Sea management, and the unlevered cash flows were calculated by subtracting forecasted maintenance capital expenditures from forecasted EBITDA for each period. Stifel Nicolaus used discount rates ranging from 14% to 15%, after performing a weighted average cost of capital calculation using standard valuation techniques such as the capital asset pricing model. For purposes of the weighted average cost of capital calculation, Stifel Nicolaus took into account, among other things, K-Sea’s smaller market capitalization and lower credit quality. Stifel Nicolaus also used terminal multiples ranging from 8.0x to 9.0x. Stifel Nicolaus then calculated a range of equity values per unit by subtracting net debt from the implied enterprise value and dividing by the total number of K-Sea units outstanding, including preferred units, general partner units and restricted units. The resulting implied equity value per unit ranged from $6.77 to $8.57. Stifel Nicolaus noted that the price per unit offered to K-Sea common unitholders by Kirby in the merger falls within this range.

Distribution Discount Model.  Stifel Nicolaus performed a distribution discount analysis for K-Sea based on management’s estimated annual cash distributions per common unit for each year in the period 2011 through 2015. These estimates were subsequently discussed with K-Sea management. Stifel Nicolaus used discount rates from 17.5% to 19.5%, based on an equity cost of capital calculation using standard valuation techniques such as the capital asset pricing model. The equity cost of capital used in this analysis was higher than the weighted average cost of capital used in the discounted cash flow analysis for K-Sea because there was no debt component in the equity cost of capital calculation. Stifel Nicolaus also used terminal yields ranging from 7.0% to 9.0%. The resulting implied equity value per unit ranged from $5.18 to $6.77. Stifel Nicolaus noted that the price per unit offered to K-Sea common unitholders by Kirby in the merger was above the upper end of this range.

Exchange Ratio Analysis.  Stifel Nicolaus compared the implied proposed exchange ratio in the merger, calculated by assuming the holders of K-Sea common units that elect to receive shares of Kirby common stock as a part of their consideration in the merger instead receive consideration consisting entirely of shares of Kirby common stock for each K-Sea common unit, to selected implied historical exchange ratios between K-Sea and Kirby derived by dividing the closing price of a K-Sea common unit by the closing price of a share of Kirby common stock as of March 11, 2011 and by averaging the exchange ratios calculated using daily closing prices during selected trading periods. Because holders of K-Sea common units that elect to receive shares of Kirby common stock as a part of their consideration in the merger will receive a mix of half cash and half shares of Kirby common stock for each K-Sea common unit, the implied proposed exchange ratio of the fraction of a share of Kirby common stock for each K-Sea common unit is approximately double the exchange ratio provided for in the merger agreement. The following table sets forth the results of these analyses:

	Average Price		Implied
	K-Sea	Kirby	Exchange Ratio

March 10, 2011	$6.35	$54.83	0.116
5-day average	$6.39	$55.80	0.114
20-day average	$6.31	$53.67	0.118
120-day average	$5.01	$45.49	0.110
LTM average	$5.78	$41.98	0.140
Implied Proposed Exchange Ratio			0.147

Stifel Nicolaus noted that the implied proposed exchange ratio in the merger was greater than the selected implied historical exchange ratios.

Contribution Analysis.  Stifel Nicolaus compared the implied proposed exchange ratio in the merger, calculated by assuming the holders of K-Sea common units that elect to receive shares of Kirby common stock as a part of their consideration in the merger instead receive consideration consisting entirely of shares of Kirby common stock for each K-Sea common unit, to selected implied exchange ratios between K-Sea and Kirby derived by comparing K-Sea’s revenues and EBITDA for the latest twelve months and estimates of K-Sea’s revenues and EBITDA for the years 2011 through 2014 to the revenues and EBITDA, or estimated revenues and EBITDA, for Kirby for the same periods. Because holders of K-Sea common units that elect to receive shares of Kirby common stock as a part of their consideration in the merger will receive a mix of half cash and half shares of Kirby common stock for each K-Sea common unit, the implied proposed exchange ratio of the fraction of a share of Kirby common stock for each K-Sea common unit is approximately double the exchange ratio provided for in the merger agreement. Stifel Nicolaus also compared the implied proposed exchange ratio in the merger to the implied exchange ratio between K-Sea and Kirby derived by comparing K-Sea’s equity market value and total enterprise value implied by its market price to Kirby’s equity market value and total enterprise value implied by its market price. The following table sets forth the results of these analyses:

Implied
Exchange Ratio

Revenues
LTM	0.175
2011 estimate	0.108
2012 estimate	0.108
2013 estimate	0.104
2014 estimate	0.116
EBITDA
LTM	0.152
2011 estimate	0.157
2012 estimate	0.171
2013 estimate	0.169
2014 estimate	0.191
Equity Market Value	0.116
Total Enterprise Value	0.116
Implied Proposed Exchange Ratio	0.147

Stifel Nicolaus noted that the implied proposed exchange ratio in the merger fell within the range of implied exchange ratios based on comparable revenues for the periods presented, was below the lower end of the range of implied exchange ratios based on comparable EBITDA for the periods presented and was above the implied exchange ratios based on comparable equity market value and total enterprise value implied by market price.

Comparable Company Trading Analysis — Kirby.  Stifel Nicolaus reviewed and compared certain financial information relating to Kirby to corresponding financial information, ratios and market multiples for three comparable companies with substantial operations in the shipping industry: Alexander & Baldwin, Inc., Horizon Lines, Inc. and Seacor Holdings Inc. Stifel Nicolaus selected these comparable companies because they were deemed to be similar to Kirby in one or more respects including the nature of their business, size, diversification and financial performance. No specific numeric or other similar criteria were used to select the selected companies and all criteria were evaluated in their entirety without application of definitive qualifications or limitations to individual criteria. As a result, significantly larger or smaller companies with substantially similar lines of businesses and business focus may have been included while similarly sized companies with less similar lines of business and greater diversification may have been excluded. Stifel Nicolaus determined, based upon its experience and expertise as a financial advisor, that it had identified a sufficient number of companies for purposes of its analysis, though it may not have included all companies that might be deemed comparable to Kirby.

The multiples and ratios for each of the selected companies were based on information obtained from their respective public filings and estimates made by equity research analysts, including (i) enterprise value compared to EBITDA and (ii) price per share compared to earnings per share. Stifel Nicolaus calculated the mean, median, minimum and maximum relative valuation multiples of the selected companies and compared them to the corresponding valuation multiples for Kirby. The following table presents the most relevant analyses of the selected publicly traded partnerships and corporations:

Price per Share as a
	Enterprise Value as a		Multiple of Earnings
	multiple Of EBITDA		per Share
	2011	2012	2011	2012
	Estimate	Estimate	Estimate	Estimate

Minimum	6.2x	5.4x	8.8x	12.9x
Median	6.9x	6.0x	15.8x	14.8x
Mean	6.7x	5.6x	19.0x	14.8x
Maximum	8.0x	6.9x	19.8x	16.6x
Kirby	9.1x	8.2x	20.1x	17.3x

Stifel Nicolaus noted that the trading multiples for Kirby were above or within the range of multiples of the selected comparable corporations.

Discounted Cash Flow Analysis — Kirby.  Stifel Nicolaus performed a discounted cash flow analysis for Kirby based on financial estimates for the second half of 2011 and full years 2012 through 2015 provided by Kirby management. These financial estimates were subsequently discussed with Kirby management, and the unlevered cash flows were calculated by adding depreciation and amortization, deferred taxes and estimated decreases in net working capital to forecasted net operating profit after tax and then subtracting estimated capital expenditures for each period. Stifel Nicolaus used discount rates ranging from 8.5% to 9.5%, after performing a weighted average cost of capital calculation using standard valuation techniques such as the capital asset pricing model. For purposes of the weighted average cost of capital calculation, in comparison to K-Sea, Stifel Nicolaus took into account, among other things, Kirby’s larger market capitalization and higher credit quality. Stifel Nicolaus also used terminal multiples ranging from 8.0x to 9.0x. Stifel Nicolaus then calculated a range of equity values per share by subtracting net debt from the implied enterprise value and dividing by the total number of shares of Kirby common stock outstanding. The resulting implied equity value per share ranged from $49.33 to $57.41.

Accretion (Dilution) Analysis — Kirby.  Stifel Nicolaus analyzed the pro forma impact of the merger on the estimated earnings per share for Kirby shareholders for the years 2011 through 2014, as adjusted to assume that the consideration paid to holders of K-Sea common units consists of 50% cash and 50% stock, that Kirby incurs $5.0 million of fees and expenses related to the merger and that on a pro forma basis Kirby will achieve synergies from the merger enabling it to reduce combined annual general and administrative expenses by $10.0 million. The pro forma earnings for the years 2011 through 2014 for Kirby were provided by Kirby management, and these estimates were subsequently discussed with Kirby management. The following table shows the ranges of accretion and dilution (in parentheses) to projected earnings per share in both dollar and percentage terms for each of the years 2011 through 2014:

	2011	2012	2013	2014
	Estimate	Estimate	Estimate	Estimate

Accretion/Dilution ($)	$(0.01)	$0.04	$0.12	$0.25
Accretion/Dilution (%)	(0.3)%	1.4%	3.2%	6.8%

Conclusion

Based upon the foregoing analyses and the assumptions and limitations set forth in full in the text of Stifel Nicolaus’ opinion letter, Stifel Nicolaus was of the opinion that, as of the date of its opinion, (i) the consideration to be paid to the holders of K-Sea common units (other than Jefferies Capital Partners, KA First Reserve, LLC and their respective affiliates) in connection with the merger and, (ii) for those holders of K-Sea common units (other than Jefferies Capital Partners, KA First Reserve, LLC and their respective affiliates) that will receive shares of Kirby common stock as a part of such consideration, the exchange ratio used in determining the number of such shares Kirby common stock to be received by such holders of K-Sea common units, in each case, was fair to such common unitholders from a financial point of view.

The preparation of a fairness opinion is a complex process and, as a result, a fairness opinion is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Stifel Nicolaus considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Stifel Nicolaus believes that the summary provided and the analyses described above must be considered as a whole and that selecting portions of these analyses, without considering all of them, would create an incomplete view of the process underlying Stifel Nicolaus’ analyses and opinion; therefore, any specific valuation or range of valuations resulting from any particular analysis described above should not be taken to be Stifel Nicolaus’ view of the actual value of K-Sea.

Stifel Nicolaus acted as financial advisor to the K-Sea Conflicts Committee and received a one-time retainer fee of $50,000 upon its engagement and an additional fee of $900,000 upon the delivery of its opinion that is not contingent upon consummation of the merger. Stifel Nicolaus will not receive any other significant payment or compensation contingent upon the successful consummation of the merger. In addition, K-Sea has agreed to indemnify Stifel Nicolaus for certain liabilities arising out of its engagement. Stifel Nicolaus served as a co-managing underwriter for the public offering of common units by K-Sea in August 2009, for which Stifel Nicolaus received a fee of $134,655. Other than as described in the preceding sentence, there are no material relationships that existed during the two years prior to the date of Stifel Nicolaus’ opinion or that are mutually understood to be contemplated in which any compensation was received or is intended to be received as a result of the relationship between Stifel Nicolaus and any party to the merger agreement. Stifel Nicolaus may seek to provide investment banking services to Kirby or its affiliates in the future, for which Stifel Nicolaus would seek customary compensation. In the ordinary course of business, Stifel Nicolaus may make a market in the equity securities of K-Sea and Kirby and, accordingly, may at any time hold a long or short position in such securities. Stifel Nicolaus’ internal fairness opinion committee approved the issuance of its opinion.

Certain Unaudited Financial Forecasts

In connection with the proposed merger, K-Sea’s and Kirby’s management prepared forecasts that included expected future financial and operating performance. These forecasts were based on projections used for regular internal planning purposes and are referred to as the “K-Sea financial forecasts” or the “Kirby financial forecasts,” as applicable, and are collectively referred to as the “financial forecasts.”

The financial forecasts were necessarily based on a variety of assumptions and estimates. The assumptions and estimates underlying the financial forecasts may not be realized and are inherently subject to significant business, economic and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond K-Sea’s and Kirby’s control. The assumptions and estimates used to create the financial forecasts involve judgments made with respect to, among other things, growth of revenue, gains or losses on asset sales, and levels of operating expenses, all of which are difficult to predict and many of which are outside of K-Sea’s and Kirby’s control. The financial forecasts also reflect assumptions as to certain business decisions that do not reflect any of the effects of the merger, or any other changes that may in the future affect K-Sea or Kirby or their respective assets, businesses, operations, properties, policies, corporate structures, capitalization and management as a result of the merger or otherwise. Accordingly, there can be no assurance that the assumptions and estimates used to prepare the financial forecasts will prove to be accurate, and actual results may materially differ.

The inclusion of the financial forecasts in this proxy statement/prospectus should not be regarded as an indication that K-Sea, Kirby or any of their respective advisors or representatives considered or consider the financial forecasts to be an accurate prediction of future events, and the financial forecasts should not be relied upon as such. None of K-Sea, Kirby or their respective advisors or representatives has made or makes any representation regarding the information contained in the financial forecasts, and, except as may be required by applicable securities laws, none of them intend to update or otherwise revise or reconcile the financial forecasts to reflect circumstances existing after the date such financial forecasts were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the financial forecasts are shown to be in error.

K-Sea’s unitholders are cautioned not to place undue reliance on the financial forecasts included in this proxy statement/prospectus, and such projected financial information should not be regarded as an indication that K-Sea, the K-Sea Board of Directors, the K-Sea Conflicts Committee, Kirby, Kirby’s board of directors or any other person considered, or now considers, them to be reliable predictions of future results, and they should not be relied upon as such.

Although presented with numerical specificity, the financial forecasts are not fact and reflect numerous assumptions, estimates and judgments as to future events and the probability of such events made by K-Sea’s or Kirby’s management, including the assumptions, estimates and judgments noted below. Moreover, the financial forecasts are based on certain future business decisions that are subject to change. There can be no assurance that the assumptions, estimates and judgments used to prepare the financial forecasts will prove to be accurate, and actual results may differ materially from those contained in the financial forecasts. The inclusion of the financial forecasts in this proxy statement/prospectus should not be regarded as an indication that such financial forecasts will be predictive of actual future results, and the financial forecasts should not be relied upon as such. The financial forecasts are forward-looking statements. Please see the section titled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 36 of this proxy statement/prospectus.

K-Sea Financial Forecasts

In addition to being used by the K-Sea Board of Directors and the K-Sea Conflicts Committee in connection with its deliberations regarding Kirby’s proposed merger consideration, the K-Sea financial forecasts were also provided to Kirby and Stifel Nicolaus. The K-Sea financial forecasts were prepared for use only by the K-Sea Board of Directors, the K-Sea Conflicts Committee, Kirby and Stifel Nicolaus and do not, and were not intended to, act as public guidance regarding K-Sea’s future financial performance.

Summaries of the material projected financial information that was included in the K-Sea financial forecasts are set forth below. K-Sea provided the following forecasts to Stifel Nicolaus and Kirby. All amounts are expressed in thousands of dollars except per unit amounts.

The following forecast assumes certain debt restructuring and a more conservative growth rate of 2% in fiscal years 2013, 2014 and 2015:

	2011E	2012E	2013E	2014E	2015E

Total Net Revenues(1)	$213,657	$230,987	$235,607	$240,319	$245,126
EBITDA(2)	$66,589	$76,824	$77,656	$79,209	$80,793
Distributable Cash Flow(3)	$16,011	$32,917	$32,860	$33,829	$34,868
Maintenance Capital Expenditures(4)	$23,200	$23,200	$23,000	$23,000	$23,000
Distributions per common unit	$—	$0.40	$0.45	$0.50	$0.55

The following forecast assumed certain debt restructuring and a less conservative growth rate of 4% in fiscal years 2013, 2014 and 2015:

	2011E	2012E	2013E	2014E	2015E

Total Net Revenues(1)	$213,657	$230,987	$239,853	$249,066	$258,640
EBITDA(2)	$66,089	$75,424	$80,474	$86,499	$92,822
Distributable Cash Flow(3)	$15,516	$31,399	$35,345	$40,773	$46,669
Maintenance Capital Expenditures(4)	$23,200	$23,200	$23,000	$23,000	$23,000
Distributions per common unit	—	$0.40	$0.55	$0.75	$0.85

(1)	Total net revenue is net voyage revenue and other revenue. Net voyage revenue is equal to voyage revenue less voyage expenses. K-Sea reports its financial results in accordance with generally accepted accounting principles (GAAP). In contrast to other revenue, net voyage revenue and total net revenue are non-GAAP financial measures. Net voyage revenue is used as a supplemental financial measure to improve the comparability of reported revenues that are generated by the different forms of contracts.

(2)	EBITDA is earnings before interest, taxes, depreciation and amortization. EBITDA is a non-GAAP financial measure used as a supplemental financial measure by management and by external users of financial statements to assess (i) the financial performance of K-Sea’s assets and K-Sea’s ability to generate cash sufficient to pay interest on indebtedness and make distributions to partners, (ii) K-Sea’s operating performance and return on invested capital as compared to other companies in the industry, and (iii) compliance with certain financial covenants in K-Sea’s debt agreements.

(3)	Management believes distributable cash flow is useful as another measure of K-Sea’s financial and operating performance, and its ability to declare and pay distributions to partners. Distributable cash flow does not represent the amount of cash required to be distributed under K-Sea’s partnership agreement. Distributable cash flow is a non-GAAP measure reconcilable to K-Sea’s net income by adjusting for (i) the addition of depreciation and amortization expense (including amortization of deferred financing costs); (ii) the addition of non cash compensation cost under the Incentive Plan; (iii) the addition of the adjusted gain or the subtraction of adjusted loss on vessel sales to net proceeds; (iv) the addition of deferred income tax expense; and (v) the subtraction of maintenance capital expenditures.

(4)	Maintenance capital expenditures are capital expenditures required to maintain, over the long term, the operating capacity of K-Sea’s fleet. Examples of maintenance capital expenditures include costs related to drydocking a vessel, retrofitting an existing vessel or acquiring a new vessel to the extent such expenditures maintain the operating capacity of K-Sea’s fleet. Maintenance capital expenditures are computed on a 5 year forward average.

The K-Sea financial forecasts should be read together with the historical financial statements of K-Sea, which have been filed with the SEC, and the other information regarding K-Sea contained elsewhere in this proxy statement/prospectus. None of the K-Sea financial forecasts were prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither K-Sea’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information. The report of such independent registered public accounting firm included in K-Sea’s Annual Report on Form 10-K for the year ended June 30, 2010 relates to K-Sea’s historical financial information. It does not extend to the K-Sea financial forecasts and should not be read to do so.

Kirby Financial Forecasts

In addition to being used by Kirby’s board of directors in connection with its deliberations regarding the proposed merger consideration, the Kirby financial forecasts were also provided to K-Sea and Stifel Nicolaus. The Kirby financial forecasts were prepared for use only by Kirby, Kirby’s board of directors, K-Sea and Stifel Nicolaus and do not, and were not intended to, act as public guidance regarding Kirby’s future financial performance.

A summary of the material projected financial information that was included in the Kirby financial forecasts is set forth below. On February 26, 2011, Kirby provided Stifel Nicolaus with the Kirby financial forecasts summarized below (as updated by Kirby as to certain items on March 1, 2011). All amounts are expressed in thousands of dollars except per share amounts.

	2H2011	2012	2013	2014	2015

EBIT(1)	$133,400	$291,100	$323,400	$322,400	$337,700
Taxes(2)	$(50,800)	$(110,900)	$(123,200)	$(122,800)	$(128,700)
Net operating profit after tax	$82,600	$180,200	$200,200	$199,600	$128,700
Depreciation and amortization	$55,800	$115,200	$117,600	$118,100	$118,700
Deferred taxes	$32,100	$48,200	$7,100	$9,000	$13,500
Capital expenditures(3)	$(106,000)	$(246,400)	$(119,100)	$(93,600)	$(88,800)
(Increase) decrease in working capital(4)	$14,000	$(16,500)	$(2,700)	$14,300	$(800)
Earnings per share	$1.44	$3.21	$3.64	$3.68	$3.84

(1)	EBIT is earnings before interest and taxes. Kirby reports its financial results in accordance with generally accepted accounting principles (GAAP). EBIT is a non-GAAP financial measure used as a supplemental financial measure by management and by external users of financial statements to assess (i) the financial performance of Kirby’s assets and Kirby’s ability to generate cash, (ii) Kirby’s operating performance and return on invested capital as compared to other companies in the industry, and (iii) compliance with certain financial covenants in Kirby’s debt agreements.

(2)	Assumes a tax rate of 38.1%.

(3)	2H2011 capital expenditures excludes the acquisition of United Holdings LLC and purchase of assets from Enterprise Marine Services LLC.

(4)	The decrease in working capital for 2H2011 was calculated based on Kirby’s forecasted balance sheets for June 30, 2011 and December 31, 2011. Kirby provided the forecasted balance sheet for June 30, 2011 to Stifel Nicolaus on March 1, 2011. The following table sets forth the amounts used to calculate this decrease in working capital:

	Forecasted	Forecasted
	Balance	Balance
	Sheet as of	Sheet as of
	June 30,	December 31,
	2011	2011

Accounts receivable	$214,282	$207,372
Inventory	$98,990	$96,190
Other current assets	$21,907	$22,967
Other assets	$74,853	$76,113
Accounts payable and accruals	$(223,239)	$(235,112)
Other long-term liabilities	$(76,189)	$(70,939)

Forecasted working capital	$110,604	$96,591

The Kirby financial forecasts should be read together with the historical financial statements of Kirby, which have been filed with the SEC, and the other information regarding Kirby contained elsewhere in this proxy statement/prospectus. None of the Kirby financial forecasts were prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither Kirby’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information. The report of such independent registered public accounting firm included in Kirby’s Annual Report on Form 10-K for the year ended December 31, 2010 relates to Kirby’s historical financial information. It does not extend to the Kirby financial forecasts and should not be read to do so.

Kirby’s Reasons for the Merger

Kirby currently provides inland tank barge services to its customers in its principal business, moving petrochemicals, refined products and other cargos. With the acquisition of K-Sea, Kirby will be able to extend its transportation services to customers who have coastwise tank barge requirements. The following is a summary of the material reasons Kirby entered into the agreement to acquire K-Sea.

Strategic Fit.  Kirby believes that K-Sea’s U.S. coastwise Jones Act barge transportation business will complement Kirby’s existing business by allowing Kirby to offer an extension of the service Kirby currently provides its customers in its inland tank barge business. Kirby and K-Sea currently serve many of the same customers and transport many of the same products in different markets.

Improving Outlook.  Kirby believes that the outlook for the U.S. coastwise barge transportation business is improving. Although the business has been difficult in recent years because of excess capacity in the industry and reduced volumes, Kirby believes that the supply-demand balance appears to be improving as single hull tank barges are phased out of service as required by law and demand improves.

Geographical Diversification.  Kirby operates its inland marine transportation business throughout the U.S. inland waterway system. In considering entry into the coastwise tank barge business, Kirby valued the comparable geographic diversification of K-Sea, which operates on the East Coast, West Coast and Gulf Coast and in Alaska and Hawaii.

Compatible Company Attributes.  With a strong and experienced management team, a well maintained fleet, an emphasis on safety and long-term customer relationships, the K-Sea organization reflects the same attributes and objectives that Kirby has long emphasized in its operations.

Publicly Traded Partnership Structure.  Investors in publicly traded partnerships typically expect regular cash distributions. As a result, Kirby believes that a publicly traded partnership like K-Sea may have limited flexibility with respect to the amount and timing of capital expenditures (including acquisitions) than it would have if it were not a publicly traded partnership. Because K-Sea will no longer be a publicly traded partnership after the merger, and because of Kirby’s relative financial strength, Kirby believes that K-Sea will have more flexibility after the merger to take advantage of internal and external growth opportunities in the coastwise tank barge business as they arise.

Interests of Certain Persons in the Merger

Interests of K-Sea Management GP Executive Officers and Directors in the Merger

In considering the recommendations of the K-Sea Conflicts Committee and the K-Sea Board of Directors, K-Sea’s unitholders should be aware that some of the executive officers and directors of K-Sea Management GP have interests in the merger that may differ from, or may be in addition to, the interests of K-Sea’s unitholders. These interests may present such executive officers and directors with actual or potential conflicts of interests, and these interests, to the extent material, are described below:

Ownership of K-Sea and K-Sea GP.  Some of the officers and directors of K-Sea Management GP currently own K-Sea common units and have been granted K-Sea phantom units. As of May 26, 2011, such officers and directors beneficially owned an aggregate of 4,030,002 K-Sea common units and 258,896 K-Sea phantom units and, subject to the approval of the Amended and Restated Incentive Plan, will own an additional 112,194 K-Sea phantom units. Outstanding K-Sea common units and K-Sea phantom units will be converted, at the election of the holder, into the right to receive either cash or a combination of cash and Kirby common stock in the merger. In addition, certain officers and directors of K-Sea Management GP currently have a beneficial interest in the equity interests of K-Sea GP. In addition to the general partner interests of K-Sea held by K-Sea GP, for which K-Sea GP will be entitled to receive cash in the merger,

K-Sea IDR Holdings, a wholly owned subsidiary of K-Sea GP and the owner of K-Sea’s incentive distribution rights, will receive $18.0 million in cash with respect to the incentive distribution rights.

Interests in KA First Reserve, LLC.  Some of the directors of K-Sea Management GP currently own equity interests in KA First Reserve, LLC, the holder of all 19,178,120 of the outstanding K-Sea preferred units. The outstanding K-Sea preferred units will be converted into the right to receive a combination of cash and Kirby common stock in the merger.

Interests in affiliates of Jefferies Capital Partners.  Certain officers and directors own interests in affiliates of Jefferies Capital Partners. These affiliates, namely EW Transportation LLC, EW Holding Corp and EW Transportation Corp, own K-Sea common units and will be entitled, at their election, to receive either cash or a combination of cash and Kirby common stock in the merger.

Indemnification and Insurance.  The merger agreement provides for indemnification by K-Sea and Kirby of present and former officers and directors acting in specified capacities for any of the K-Sea entities and for the maintenance of directors’ and officers’ liability insurance covering current and former directors and officers of the K-Sea entities for a period of six years following the merger. K-Sea and Kirby also agreed that all rights to indemnification now existing in favor of indemnified parties as provided in K-Sea’s partnership agreement (or, as applicable, the charter, bylaws, partnership agreement, limited liability company agreement, or other organizational documents of any other K-Sea entity) and the indemnification agreements of the K-Sea entities shall survive the merger and continue in full force and effect in accordance with their terms.

Support Agreements.  Certain of the directors of K-Sea Management GP have a beneficial interest in KA First Reserve, LLC, which owns all of the outstanding K-Sea preferred units, and certain other directors have a beneficial interest in affiliates of Jefferies Capital Partners. Together, KA First Reserve, LLC and the affiliates of Jefferies Capital Partners own approximately 59.9% of the outstanding K-Sea common units (including the preferred units on an as-converted to common units basis) and have entered into support agreements whereby, subject to the terms of those agreements, they have agreed to vote in favor of the merger. For more information on the support agreements, please read “Proposal 1 — The Merger — Transactions Related to the Merger.”

Vesting in Phantom Units.  Some of the officers and directors of K-Sea Management GP have been granted K-Sea phantom units, which are subject to vesting requirements. If the merger is completed, these K-Sea phantom units will vest and will entitle the officers and directors to receive, at the election of the holder, either cash or a combination of cash and Kirby common stock in the merger as if such K-Sea phantom units were K-Sea common units. The following table sets forth, for each of K-Sea Management GP’s directors and executive officers since July 1, 2009, the total number of K-Sea phantom units which will vest on completion of the merger:

Number of K-Sea
Phantom Units

Directors of K-Sea Management GP
James J. Dowling	—
Anthony S. Abbate	17,000
Barry J. Alperin	17,000
James C. Baker	—
Kevin S. McCarthy	—
Gary D. Reaves II	—
Frank Salerno	17,000
Timothy J. Casey	233,620
Brian P. Friedman	—

Number of K-Sea
Phantom Units

Officers of K-Sea Management GP
Timothy J. Casey	233,620
Thomas M. Sullivan	17,880
Richard P. Falcinelli	17,880
Gregory J. Haslinsky	17,880
Terrence P. Gill	16,600
Gordon Smith	16,230

Severance and Employee Benefits.  Kirby agreed that K-Sea would amend the employment agreements with Timothy J. Casey, Richard P. Falcinelli and Thomas M. Sullivan to extend their employment terms by one year following the merger, and to provide severance benefits in the event their employment is terminated without cause or for good reason under such agreements. Kirby has agreed that if Terrence P. Gill, Gregg Haslinsky or Gordon Smith are terminated without cause or they terminate their employment for good reason within one year following the merger they will be entitled to eighteen months’ base salary and target bonus as severance. For this purpose, good reason means (a) a material diminution in scope of responsibilities as in effect immediately prior to the merger, (b) material diminution in compensation opportunities, or (c) relocation of the officer’s principal work location by 75 miles or more. Except as set forth in the merger agreement, there are no agreements or understandings between Kirby and any of K-Sea’s officers or employees concerning employment or severance benefits.

Other Employee Benefits.  Kirby agreed to maintain base salary, annual incentive bonus opportunities and other benefit plans and arrangements for all K-Sea shoreside employees (including officers) for one year following the merger. If the K-Sea employees become covered under Kirby’s or a Kirby subsidiary’s benefit plans, Kirby will waive any waiting periods, actively-at-work requirements or other restrictions that would prohibit immediate or full participation under any welfare plans or pre-existing condition limitations of health benefit plans, to the extent that such waiting periods, pre-existing condition limitations, actively-at-work requirements or other restrictions would not have applied to the K-Sea employees under the terms of the K-Sea benefit plans. Kirby also agreed to use commercially reasonable efforts to give full credit under its health benefit plans for all co-payments and deductibles satisfied at the time of the merger and for any lifetime maximums as if K-Sea and Kirby had been a single employer.

Each of the K-Sea Conflicts Committee and the K-Sea Board of Directors were aware of these different and/or additional interests and considered them, among other matters, in their respective evaluations and negotiations of the merger agreement.

Golden Parachute Compensation

The following table sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for each named executive officer of K-Sea Management GP that is based on or otherwise relates to the merger, assuming the following:

•	the price per unit paid by Kirby in the merger is $8.15 per unit;

•	the merger closed on May 26, 2011 the last practicable date prior to the filing of this proxy statement/prospectus; and

•	the named executive officers of K-Sea Management GP were terminated without cause immediately following a change in control on May 26, 2011, which is the last practicable date prior to the filing of this proxy statement/prospectus.

			Pension/	Perquisites/	Tax
			NQDC	Benefits	Reimbursements	Other	Total
Name	Cash ($)(1)	Equity ($)(2)	($)	($)(3)	($)	($)	($)

Timothy J. Casey	1,312,500	1,904,003	—	22,426	—	—	3,238,929
Terrence P. Gill	525,000	135,290	—	—	—	—	660,290
Thomas M. Sullivan	857,500	145,722	—	22,426	—	—	1,025,648
Richard P. Falcinelli	805,000	145,722	—	22,426	—	—	973,148
Gregory J. Haslinksy	587,500	145,722	—	—	—	—	733,222

(1)	Cash severance is payable only if the executive is terminated without cause or leaves for good reason within one year following the merger.

(2)	Consists of the accelerated vesting of K-Sea phantom units. Such amounts are payable regardless of whether or not the executive’s employment is terminated.

(3)	Represents the value of continued health benefits, which would be payable only if the executive is terminated without cause or leaves for good reason.

The merger agreement provides that all K-Sea phantom units will vest upon the consummation of the merger. Each executive officer that holds K-Sea phantom units has the right to elect to receive either cash or a combination of cash and Kirby common stock in the merger as if such K-Sea phantom units were K-Sea common units.

Kirby agreed that K-Sea would amend the employment agreements with Timothy J. Casey, Richard P. Falcinelli and Thomas M. Sullivan to extend their terms by one year following the merger, and to provide severance benefits in the event their employment is terminated without cause or for good reason under such agreements. Under their existing employment agreements, the severance that each of Messrs. Casey, Falcinelli and Sullivan would receive if they were terminated following a change in control is 3.5 times his base salary at the time of termination or resignation. Severance may be paid in a lump sum or in installments at the discretion of K-Sea. In addition, K-Sea would make COBRA payments on such officer’s behalf for a period of one year.

Kirby has agreed that if Terrence P. Gill or Gregg Haslinsky are terminated without cause or they terminate their employment for good reason within one year following the merger, they will be entitled to eighteen months’ base salary and target bonus as severance, payable in a lump sum. For this purpose, good reason means (a) a material diminution in scope of responsibilities as in effect immediately prior to the merger, (b) material diminution in compensation opportunities, or (c) relocation of the officer’s principal work location by 75 miles or more.

None of Kirby’s executive officers will receive any type of golden parachute compensation that is based on or otherwise relates to the merger.

Ownership Interests of Directors and Executive Officers

The following table sets forth, for each of the K-Sea Management GP directors and executive officers since July 1, 2009, the total number of K-Sea common units and K-Sea preferred units in which such director or executive officer owns, directly or indirectly, a beneficial interest, as of May 26, 2011:

		Series A
	Common	Preferred
	Units	Units

Directors of K-Sea Management GP
James J. Dowling	48,016	—
Anthony S. Abbate	28,500	—
Barry J. Alperin	13,500	—
James C. Baker(1)	—	—
Kevin S. McCarthy(1)	—	—
Gary D. Reaves II(1)	—	—
Frank Salerno	7,800	—
Timothy J. Casey	47,563	—
Brian P. Friedman(2)	3,838,958	—
Officers of K-Sea
Timothy J. Casey	47,563	—
Thomas M. Sullivan	15,151	—
Richard P. Falcinelli	15,066	—
Gregory J. Haslinsky	11,179	—
Terrence P. Gill	3,859	—
Gordon Smith	410	—
Record Owners Affiliated with Certain Directors of K-Sea Management GP
KA First Reserve, LLC(1)	—	19,178,120
EW Transportation LLC(2)	2,983,182	—
EW Holding Corp(2)	539,773	—
EW Transportation Corp(2)	267,045	—

(1)	Messrs. James C. Baker, Kevin S. McCarthy and Gary D. Reaves II became Directors on September 10, 2010 pursuant to the terms of the Director Designation Agreement executed in connection with the Series A Preferred Unit investment by KA First Reserve, LLC in the Company. KA First Reserve, LLC owns 19,178,120 Series A Preferred Units representing limited partner interests, which represents a 50.0% limited partnership interest in the Company as of February 9, 2011. Messrs. James C. Baker, Kevin S. McCarthy and Gary D. Reaves II are employees of affiliates of KA First Reserve, LLC. In addition, James C. Baker and Kevin S. McCarthy have membership interests of 0.02% and 0.07%, respectively, in KA First Reserve, LLC. The address of KA First Reserve, LLC is 717 Texas Avenue, Suite 3100, Houston, Texas 77002.

(2)	Mr. Friedman owns 51% of Park Avenue Transportation Inc., the manager of EW Transportation LLC and, therefore, may be deemed to beneficially own the common units held by EW Transportation LLC. EW Transportation LLC is owned by individual investors, including certain of the K-Sea Management GP directors and executive officers. The address of EW Transportation LLC is One Tower Center Blvd. 17th Floor, East Brunswick, New Jersey 08816. The table below sets forth the economic interest in, and beneficial ownership of equity interests of, EW Transportation LLC, which beneficial ownership includes units beneficially owned by EW Holding Corp. and EW Transportation Corp., its wholly owned subsidiaries:

Economic Interest in and Beneficial Ownership of EW Transportation LLC

	Economic	Equity
Name of Beneficial Owner	Interest	Interest

EW Transportation LLC	90.0%	98.3%
Park Avenue Transportation Inc.(a)	90.0%	98.3%
Brian P. Friedman(a)	90.0%	98.3%
James J. Dowling	—	—
Anthony S. Abbate	—	—
Barry J. Alperin	—	—
James C. Baker	—	—
Kevin S. McCarthy	—	—
Gary D. Reaves II	—	—
Frank Salerno	—	—
Timothy J. Casey	5.5%	*
Terrence P. Gill	*	*
Thomas M. Sullivan	1.3%	*
Richard P. Falcinelli	1.3%	*
Gregory J. Haslinsky	*	*
Gordon Smith	*	*
All directors and executive officers of K-Sea Management GP as a group (14 persons)	98.4%	99.7%

*	Less than 1%.

(a)	Park Avenue Transportation Inc. is the manager of EW Transportation LLC. Mr. Friedman owns 51% of the outstanding shares of capital stock of Park Avenue Transportation Inc.

K-Sea Management GP

The following table sets forth the economic interest in, and the beneficial ownership of equity interests of, K-Sea Management GP, the general partner of K-Sea GP, as of May 26, 2011:

Economic Interest/
Name of Beneficial Owner	Equity Interest

KSP Investors D L.P.	90.0%
Park Avenue Transportation Inc.(1)	90.0%
Brian P. Friedman(1)	90.0%
James J. Dowling(2)	—
Anthony S. Abbate	—
Barry J. Alperin	—
James C. Baker	—
Kevin S. McCarthy	—
Gary D. Reaves II	—
Frank Salerno	—
Timothy J. Casey	5.5%
Terrence P. Gill	*
Thomas M. Sullivan	1.3%
Richard P. Falcinelli	1.3%
Gregory J. Haslinsky	*
Gordon Smith	—
All directors and executive officers of K-Sea Management GP as a group (14 persons)	98.4%

*	Less than 1%.

(1)	Park Avenue Transportation Inc. is the general partner of KSP Investors D L.P. and, therefore, has sole voting and dispositive power with respect to the equity interests of K-Sea Management GP.

(2)	Mr. Dowling has an effective 1.38% economic interest in KSP Investors D L.P.

Indemnification; Directors’ and Officers’ Insurance

Pursuant to the merger agreement, K-Sea and Kirby have agreed to indemnify, defend, hold harmless and advance expenses to each present and former officer and director of the K-Sea Parties and the K-Sea subsidiaries to the fullest extent authorized or permitted by law. K-Sea and Kirby also have agreed that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring prior to the effective time of the merger now existing in favor of current and former officers and directors of any K-Sea Party or any K-Sea subsidiary will survive the merger and continue in full force and effect in accordance with the their terms and without regard to any subsequent amendment thereof.

In addition, K-Sea and Kirby have agreed that K-Sea will, for at least six years following the effective date of the merger, maintain tail directors’ and officers’ liability insurance with respect to the directors and officers of the K-Sea entities who are currently covered by existing directors’ and officers’ liability insurance with respect to claims arising from facts or events that occurred before the effective time of the merger; provided, that the annual premium for such insurance shall not be in excess of 300% of the current annual premium paid by K-Sea. In the event the annual premium for such insurance exceeds such maximum amount, Kirby agreed to purchase as much coverage per policy year as reasonably obtainable for such maximum amount.

Support Agreements

Certain of the directors of K-Sea have a beneficial interest in KA First Reserve, LLC, which owns all of the outstanding K-Sea preferred units, and certain other directors have a beneficial interest in affiliates of Jefferies Capital Partners. Together, KA First Reserve, LLC and the affiliates of Jefferies Capital Partners own approximately 59.9% of the outstanding K-Sea common units (including the K-Sea preferred units on an as-converted to common units basis) and have entered into support agreements whereby, subject to the terms of those agreements, they have agreed to vote in favor of the merger.

For more information on the support agreements, please read the section titled “Proposal 1 — The Merger — Transactions Related to the Merger.”

Board of Directors of Kirby Following the Merger

Following the completion of the merger, Kirby’s board of directors will remain unchanged. Information about the current Kirby directors and executive officers can be found in the documents listed under the heading “Where You Can Find More Information” beginning on page 121 of this proxy statement/prospectus.

Manner and Procedure for Exchanging K-Sea Units

Included with the election form being mailed to holders of record of K-Sea common units as of the record date for the special meeting are customary transmittal materials, as well as an accompanying information and instruction booklet, which set forth the procedures for delivery to Computershare Trust Company, N.A., the exchange agent for the merger, of certificates or book-entry units representing K-Sea common units. An election form will be considered properly completed only (i) if accompanied by one or more certificates representing the K-Sea unitholder’s common units duly endorsed in blank or otherwise in form acceptable for transfer on the books of K-Sea and/or (ii) upon receipt of an “agent’s message” by the exchange agent with respect to the K-Sea unitholder’s book-entry common units, or such other evidence of transfer of the K-Sea unitholder’s book-entry common units as the exchange agent may reasonably request, together with duly executed transmittal materials included therein. Promptly following the closing of the merger, the exchange agent will arrange for the payment to each such holder of the merger consideration to which the holder is entitled.

As soon as reasonably practicable after the closing of the merger, the exchange agent will mail a separate form of letter of transmittal, as well as instructions for use in effecting the surrender of certificates or book-entry units evidencing K-Sea common units, to each holder of record of K-Sea common units as of the effective time of the merger for which a properly completed election form was not submitted by the election deadline. Such holders will be paid the merger consideration to which they are entitled (which, because no timely election was made with respect to such common units, will be cash consideration) promptly following the receipt by the exchange agent of such certificates or book-entry units and a properly completed letter of transmittal. Any shares of Kirby common stock received as merger consideration will be issued in book-entry form and, as such, the conversion of any K-Sea book-entry units into shares of Kirby common stock will occur automatically upon the closing of the merger (assuming a properly completed election form was submitted prior to the election deadline).

After the effective time of the merger, K-Sea common and preferred units will no longer be outstanding, will be automatically canceled and will cease to exist and only represent the right to receive the applicable merger consideration.

Regulatory Approvals Required for the Merger

Kirby and K-Sea have agreed to use their reasonable best efforts to obtain all governmental and regulatory approvals required to complete the transactions contemplated by the merger agreement. These approvals include approval under, or notices pursuant to, the HSR Act. Under the HSR Act and the rules promulgated by the FTC, the merger may not be completed by the parties until (1) certain materials and information are furnished to the DOJ and the FTC, and (2) the applicable waiting period under the HSR Act is terminated or expires. Kirby and K-Sea each filed the required HSR notification and report forms on April 1, 2011, commencing a 30-day statutory waiting period. On April 13, 2011, the FTC granted early termination of such statutory waiting period. Despite the early termination of the statutory waiting period under the HSR Act, the DOJ, the FTC and others may still challenge the merger on antitrust grounds. Accordingly, at any time before or after the completion of the merger, the DOJ, the FTC or others could take action under the antitrust laws as deemed necessary or desirable in the public interest, including without limitation seeking to enjoin the completion of the merger or to permit completion only subject to regulatory concessions or conditions. There can be no assurance that a challenge to the merger will not be made or that, if a challenge is made, it will not prevail.

Kirby and K-Sea also intend to make all required filings under the Securities Act and the Exchange Act relating to the merger, and obtain all other approvals and consents which may be necessary to give effect to the merger.

For further information about the regulatory approvals required for the merger and the efforts required of the parties to obtain those approvals, see the section titled “The Merger Agreement — Agreement to Use Reasonable Best Efforts” beginning on page 91 of this proxy statement/prospectus.

Expected Timing of the Merger

Kirby and K-Sea currently expect to complete the merger in June or July 2011, subject to the receipt of required K-Sea unitholder and regulatory approvals and the satisfaction or waiver of the other conditions to completion of the merger. Because many of the conditions to completion of the merger are beyond the control of Kirby and K-Sea, exact timing for completion of the merger cannot be predicted with any amount of certainty.

No Kirby Stockholder Approval

Kirby common stockholders are not required to approve the merger agreement, the merger or the issuance of shares of Kirby common stock in connection with the merger.

Appraisal Rights

K-Sea unitholders do not have and are not entitled to exercise appraisal rights in connection with the merger under Delaware law or K-Sea’s partnership agreement.

Merger Expenses, Fees and Costs

All fees, costs and expenses incurred by Kirby and K-Sea in connection with the merger will be paid by the party incurring those fees, costs or expenses, whether or not the merger is completed, except that Kirby and K-Sea have agreed to each pay one-half of the filing fee under the HSR Act. Upon termination of the merger agreement under certain circumstances, K-Sea will pay up to $3.0 million of Kirby’s fees and expenses incurred in connection with the merger and/or pay Kirby a termination fee of $12.0 million. See “The Merger Agreement — Termination Fees and Expenses” beginning on page 97 of this proxy statement/prospectus.

Accounting Treatment

In accordance with accounting principles generally accepted in the United States, or GAAP, Kirby will account for the merger using the acquisition method of accounting for business combinations. Under this method of accounting, Kirby will record the acquisition based on the fair value of the consideration given, which includes the market value of its shares issued in connection with the merger (based on the closing price of shares of Kirby common stock on the closing date of the merger) and the cash consideration paid in the merger. Kirby will allocate the purchase price to the identifiable assets acquired and liabilities assumed based on their respective fair values at the date of the completion of the merger. Any excess of the value of consideration paid over the aggregate fair value of those net assets will be recorded as goodwill.

Material U.S. Federal Income Tax Consequences of the Merger and of Owning and Disposing of Shares of Kirby Common Stock Received in the Merger

The following is a discussion of certain material U.S. federal income tax consequences to holders of K-Sea common units of the merger and of owning and disposing of Kirby shares received in the merger. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury regulations and administrative and judicial interpretations thereof, all as in effect on the date of this proxy statement/prospectus. These laws may change, possibly retroactively, and any change could affect the accuracy of the statements and conclusions set forth in this discussion. Neither K-Sea nor Kirby has sought a ruling from the Internal Revenue Service (the “IRS”) with respect to any of the tax consequences discussed below and, as a result, the IRS would not be precluded from taking positions contrary to those described herein. As a result, no assurance can be given that the IRS will agree with all of the tax characterizations and the tax consequences described below.

This discussion is limited to K-Sea common unitholders that are U.S. holders (as defined below) and that hold their K-Sea common units, and will hold their Kirby shares, if any, received in the merger, as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any U.S. federal laws other than those pertaining to income tax. Furthermore, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to U.S. holders in light of their particular circumstances or that may be applicable to them if they are subject to special treatment under the U.S. federal income tax laws, including, without limitation:

•	a bank, insurance company or other financial institution;

•	an entity that is tax-exempt for U.S. federal income tax purposes;

•	an S corporation or other pass-through entity (or entity treated as such for U.S. federal income tax purposes), or a holder of interests therein;

•	a mutual fund;

•	a regulated investment company or real estate investment trust;

•	a dealer or broker in stocks and securities, or currencies;

•	a trader in securities that has elected the mark-to-market method of accounting for his or her securities;

•	a person subject to the alternative minimum tax;

•	a holder of K-Sea common units that received such common units pursuant to a retirement plan or otherwise as compensation;

•	holders of options, or holders of restricted units or bonus units, granted under any K-Sea benefit plan;

•	a person that is not a U.S. holder;

•	a person whose functional currency is not the U.S. dollar;

•	a holder of K-Sea common units that holds such K-Sea common units as part of a hedge, straddle, conversion or other “synthetic security” or integrated transaction; or

•	a U.S. expatriate.

The U.S. federal income tax consequences of the merger to a partner in an entity or arrangement treated as a partnership for U.S. federal income tax purposes that holds K-Sea common units generally will depend on the status of the partner and the activities of the partnership. Partners in a partnership holding K-Sea common units should consult their own tax advisors.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of K-Sea common units or Kirby shares that is for U.S. federal income tax purposes (1) an individual citizen or resident of the United States, (2) a corporation, including any entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (3) a trust if (x) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more United States persons (within the meaning of Section 7701(a)(30) of the Code) are authorized to control all substantial decisions of the trust or (y) it has a valid election in effect under applicable Treasury regulations to be treated as a United States person, or (4) an estate that is subject to U.S. federal income tax on its income regardless of its source.

THIS SUMMARY OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO U.S. HOLDERS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. THE DETERMINATION OF THE ACTUAL TAX CONSEQUENCES OF THE MERGER TO A U.S. HOLDER WILL DEPEND ON THE U.S. HOLDER’S SPECIFIC SITUATION. U.S. HOLDERS SHOULD CONSULT, AND RELY UPON, THEIR OWN TAX ADVISORS AS TO THE TAX CONSEQUENCES OF THE MERGER TO THEM TAKING INTO ACCOUNT THEIR PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS AND OF CHANGES IN THOSE LAWS.

Tax Consequences of the Merger to U.S. Holders of K-Sea Common Units

Tax Characterization of the Merger.  The receipt of cash or cash and Kirby shares in exchange for K-Sea common units pursuant to the merger will be a taxable transaction to U.S. holders for U.S. federal income tax purposes. In general, the merger will be treated as a taxable sale of a U.S. holder’s K-Sea common units in exchange for the cash or cash and Kirby shares received in the merger.

Amount and Character of Gain or Loss Recognized.  For U.S. federal income tax purposes, a U.S. holder who exchanges its K-Sea common units for cash or cash and Kirby shares pursuant to the merger will generally recognize a capital gain or loss in an amount equal to the difference between (i) the sum of (A) the amount of cash received, (B) the fair market value of any Kirby shares received, and (C) such U.S. holder’s share of K-Sea’s nonrecourse debt immediately prior to the merger and (ii) such U.S. holder’s adjusted tax basis in the K-Sea common units exchanged therefor. However, a portion of this gain or loss will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to assets giving rise to “unrealized receivables” or to “inventory items” of K-Sea. The term “unrealized receivables” includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the exchange of K-Sea common units pursuant to the merger and may be recognized even if there is a net taxable loss realized on the exchange of such U.S. holder’s K-Sea common units pursuant to the merger.

Capital gain recognized by a U.S. holder will generally be long-term capital gain subject to tax at preferential rates if such U.S. holder is an individual who has held his or her K-Sea common units for more than twelve months on the date of the merger. Capital losses may offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may only be used to offset capital gains in the case of corporations.

K-Sea Items of Income, Gain, Loss and Deduction for the Taxable Period Ending on the Date of the Merger.  U.S. holders of K-Sea common units will be allocated their share of K-Sea’s items of income, gain, loss and deduction for the taxable period of K-Sea ending on the date of the merger. These allocations will be made in accordance with the terms of the K-Sea partnership agreement. A U.S. holder will be subject to U.S. federal income taxes on any such allocated income and gain even though such U.S. holder will not receive any additional cash distributions from K-Sea attributable to such allocated income and gain. Any such income and gain allocated to a U.S. holder will increase the U.S. holder’s tax basis in the K-Sea common units held and, therefore, will reduce the gain (or increase the loss) recognized by such U.S. holder resulting from the merger. Any losses or deductions allocated to a U.S. holder will decrease the U.S. holder’s tax basis in the K-Sea common units held and, therefore, will increase the gain (or reduce the loss) recognized by such U.S. holder resulting from the merger.

Tax Basis in Kirby Shares Received in the Merger.  A U.S. holder’s tax basis in the Kirby shares received in the merger will equal the fair market value of such shares.

Holding Period in Kirby Shares Received in the Merger.  A U.S. holder’s holding period in the Kirby shares, if any, received in the merger will begin on the day after the date of the merger.

Tax Treatment to K-Sea Phantom Unit Holders

Holders of K-Sea phantom units will have ordinary income equal to the cash and/or value of Kirby common stock received in the merger, subject to withholding for income and employment taxes. K-Sea will be entitled to an income tax deduction equal to the amount of income recognized by the holders of K-Sea phantom units.

Tax Consequences of Owning and Disposing of Shares of Kirby Common Stock Received in the Merger to U.S. Holders

Distributions on Kirby Shares.  For U.S. federal income tax purposes, distributions of cash by Kirby to a U.S. holder with respect to shares of Kirby common stock received in the merger will generally be included in a U.S. holder’s income as ordinary dividend income to the extent of Kirby’s current and accumulated “earnings and profits” (as determined under U.S. federal income tax principles). Distributions of cash in excess of Kirby’s current and accumulated earnings and profits will be treated as a non-taxable return of capital reducing a U.S. holder’s adjusted tax basis in his or her Kirby shares and, to the extent the distribution exceeds such U.S. holder’s adjusted tax basis, as capital gain from the sale or exchange of such Kirby shares. Dividends received by a corporate U.S. holder may be eligible for a dividends received deduction, subject to applicable limitations, and dividends received by an individual U.S. holder before January 1, 2013, may be taxed at the lower applicable long-term capital gains rate, provided certain holding period requirements are satisfied.

Sale, Exchange, Certain Redemptions or Other Taxable Dispositions of Common Stock.  Upon the sale, exchange, certain redemptions or other taxable dispositions of Kirby shares received in the merger, a U.S. holder will generally recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon such taxable disposition and (ii) the U.S. holder’s adjusted tax basis in such Kirby shares. Such capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period in the Kirby shares is more than twelve months at the time of the taxable disposition. Otherwise, such gain or loss will be short-term capital gain or loss. Long-term capital gains of individuals are currently subject to U.S. federal income tax at lower rates than rates that apply to ordinary income. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

Information returns may be required to be filed with the IRS in connection with the merger and in connection with distributions made with respect to, or dispositions of, Kirby shares received in the merger. A U.S. holder may be subject to U.S. backup withholding on payments made pursuant to the merger or on distributions made with respect to, or on payments made pursuant to dispositions of, Kirby shares received in the merger if the U.S. holder fails to provide its taxpayer identification number to the paying agent and comply with certification procedures, or to otherwise establish an exemption from U.S. backup withholding.

U.S. backup withholding is not an additional tax. The amount of any U.S. backup withholding will generally be allowed as a credit against the U.S. holder’s U.S. federal income tax liability and may entitle the U.S. holder to a refund, provided that the required information is timely furnished to the IRS.

NYSE Listing of Kirby Shares

Shares of Kirby common stock currently trade on the NYSE under the stock symbol “KEX.” It is a condition to the completion of the merger that the Kirby common stock to be issued by Kirby to K-Sea unitholders be approved for listing on the NYSE, subject to official notice of issuance. Kirby has agreed to use its commercially reasonable efforts to cause the shares of Kirby common stock issuable in connection with the merger to be authorized for listing on the NYSE and expects to obtain the NYSE’s approval to list such shares prior to completion of the merger, subject to official notice of issuance.

Delisting and Deregistration of K-Sea Common Units

K-Sea’s common units currently trade on the NYSE under the symbol “KSP.” If the merger is completed, the K-Sea common units will cease to be listed on the NYSE and will be deregistered under the Exchange Act.

Litigation Relating to the Merger

On March 17, 2011, Douglas Craig, a purported K-Sea unitholder, filed a complaint in the Superior Court of New Jersey, Law Division, Middlesex County, as a class action on behalf of K-Sea unitholders, captioned Douglas Craig v. K-Sea Transportation Partners, L.P., et al. (the “Craig Complaint”). The Craig Complaint alleges, among other things, that the named directors have breached their fiduciary duties in connection with the proposed merger and that Kirby aided and abetted these alleged breaches of fiduciary duties. The Craig Complaint was withdrawn on April 11, 2011.

On March 18, 2011, Donald McCoy, a purported K-Sea unitholder, filed a complaint in the Superior Court of New Jersey, Chancery Division, Middlesex County, as a class action on behalf of K-Sea unitholders, captioned Donald McCoy v. Timothy J. Casey, et al., Case No. C-000051-11 (the “McCoy Complaint”). The McCoy Complaint alleges, among other things, that the named directors have breached their fiduciary duties in connection with the proposed merger and that Kirby aided and abetted in these alleged breaches of fiduciary duties.

On March 18, 2011, James R. Riggins, a purported K-Sea unitholder, filed a complaint in the Superior Court of New Jersey, Chancery Division, Middlesex County, as a class action on behalf of K-Sea unitholders, captioned James R. Riggins v. K-Sea Transportation Partners L.P., et al., Case No. C-000054-11 (the “Riggins Complaint”). The Riggins Complaint alleges, among other things, that the named directors have breached their fiduciary duties in connection with the proposed merger and that Kirby aided and abetted in these alleged breaches of fiduciary duties.

On March 21, 2011, William W. Caldwell, a purported K-Sea unitholder, filed a complaint in the Court of Chancery of the State of Delaware, as a class action on behalf of K-Sea unitholders, captioned William W. Caldwell v. K-Sea Transportation Partners L.P., et al., C.A. No. 6301-VCP (the “Caldwell Complaint”). The Caldwell Complaint alleges, among other things, that the named directors, K-Sea GP and K-Sea Management GP have breached fiduciary duties in connection with the proposed merger and that the Kirby Parties aided and abetted in these alleged breaches of fiduciary duties. On March 28, 2011, Thomas J. Zilli, a purported K-Sea unitholder, filed a complaint in the Delaware Court as a class action on behalf of K-Sea unitholders. On March 31, 2011, Stephen Evans, a purported K-Sea unitholder, filed a complaint in the Delaware Court as a class action on behalf of K-Sea unitholders. The actions initiated by Messrs. Zilli and Evans were subsequently consolidated with the action initiated by Mr. Caldwell, and the Caldwell Complaint was deemed the operative complaint in the consolidated action.

On March 22, 2011, Dave Wheeler, a purported K-Sea unitholder, filed a complaint in the Superior Court of New Jersey, Chancery Division, Middlesex County, as a class action on behalf of K-Sea unitholders, captioned Dave Wheeler v. K-Sea Transportation Partners L.P., et al., Case No. C-000053-11 (the “Wheeler Complaint”). The Wheeler Complaint alleges, among other things, that the named directors, K-Sea GP, and K-Sea Management GP have breached their fiduciary duties in connection with the proposed merger and that Kirby, KSP Holding Sub, Kirby LP Sub, K-Sea, K-Sea GP and K-Sea Management GP aided and abetted in these alleged breaches of fiduciary duties.

On April 12, 2011, Edward F. Norton, III and Ken Poesl, purported K-Sea unitholders, filed a complaint in the Delaware Court as a class action on behalf of K-Sea unitholders, captioned Edward F. Norton, III and Ken Poesl v. K-Sea Transportation Partners L.P., et al., C.A. No. 6367-VCP (the “Norton Complaint”). The Norton Complaint alleges, among other things, that Messrs. Abbate, Alperin and Salerno as members of the K-Sea Conflicts Committee have breached fiduciary duties in connection with the proposed merger and that the named directors and K-Sea GP, K-Sea Management GP and KA First Reserve LLC have breached contractual duties arising from K-Sea’s partnership agreement.

On April 18, 2011, Alfred Ivers, a purported K-Sea unitholder, filed a complaint in the Delaware Court as a class action on behalf of K-Sea unitholders, captioned Alfred Ivers v. K-Sea Transportation Partners L.P., et al., C.A. No. 6391-VCP (the “Ivers Complaint”). The Ivers Complaint alleges, among other things, that the named directors, K-Sea GP, K-Sea IDR Holdings and K-Sea Management GP have breached fiduciary duties in connection with the proposed merger and that the Kirby Parties aided and abetted in these alleged breaches of fiduciary duties.

On April 21, 2011, the named directors, K-Sea, K-Sea GP, K-Sea IDR Holdings and K-Sea Management GP moved to consolidate and stay the New Jersey actions.

On May 2, 2011, the Delaware Court consolidated the Norton and Ivers complaints with the previously consolidated Delaware actions.

On May 18, 2011, a verified consolidated class action complaint was filed with the Delaware Court. The Delaware Consolidated Complaint generally alleges, among other things, that K-Sea, K-Sea GP, K-Sea Management GP, KA First Reserve, LLC, and the directors of K-Sea Management GP have either breached their fiduciary duties of due care, loyalty and/or disclosure, and/or breached the limited partnership agreement, in connection with the proposed merger. The Delaware Consolidated Complaint seeks to enjoin the proposed merger or, alternatively, if the merger is consummated, to rescind the merger or to obtain recessionary damages.

On May 25, 2011, the Superior Court of New Jersey, Middlesex County, Chancery Division filed an order consolidating the McCoy Complaint, Wheeler Complaint, and Riggins Complaint. The same day, the consolidated New Jersey case was stayed in favor of the Delaware action.

Each of these complaints seeks to enjoin the proposed merger transaction and, in the event the merger is consummated, to rescind the merger or to obtain rescissory damages. K-Sea and Kirby cannot predict the outcome of these or any other lawsuits that might be filed subsequent to the date of the filing of this proxy statement/prospectus, nor can K-Sea and Kirby predict the amount of time and expense that will be required to resolve these lawsuits. K-Sea and Kirby intend to vigorously defend against these and any other actions.

THE MERGER AGREEMENT

This section of the proxy statement/prospectus describes the material provisions of the merger agreement but does not purport to describe all of the terms of the merger agreement. The following summary is qualified in its entirety by reference to the complete text of the merger agreement, which is attached as Annex A to this proxy statement/prospectus and incorporated into this proxy statement/prospectus by reference. Kirby and K-Sea urge you to read the full text of the merger agreement because it is the legal document that governs the merger. It is not intended to provide you with any other factual information about Kirby or K-Sea. In particular, the assertions embodied in the representations and warranties contained in the merger agreement (and summarized below) were made by and to the parties thereto as of specific dates and are qualified by information in disclosure schedules provided by K-Sea to Kirby in connection with the signing of the merger agreement. These disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the merger agreement. Moreover, certain representations and warranties in the merger agreement were used for the purpose of allocating risk between Kirby and K-Sea rather than establishing matters as facts and may be subject to a contractual standard of materiality or material adverse effect different from that generally applicable to public disclosures to equity holders. Information concerning the subject matter of these representation or warranties may have changed since the date of the merger agreement. Kirby and K-Sea will provide additional disclosure in their public reports to the extent that they are aware of the existence of any material facts that are required to be disclosed under federal securities laws and that might otherwise contradict the terms and information contained in the merger agreement and will update such disclosure as required by federal securities laws. Other than as disclosed in this proxy statement/prospectus and the documents incorporated herein by reference, as of the date of this proxy statement/prospectus, neither Kirby nor K-Sea is aware of any material facts that are required to be disclosed under the federal securities laws that would contradict the representations and warranties in the merger agreement. The representations and warranties in the merger agreement and the description of them in this document should not be read alone but instead should be read in conjunction with the other information contained in the reports, statements and filings that Kirby and K-Sea publicly file with the SEC. Such information can be found elsewhere in this proxy statement/prospectus and in the public filings Kirby and K-Sea make with the SEC, as described in the section titled “Where You Can Find Additional Information” beginning on page 121 of this proxy statement/prospectus.

The Merger

The merger agreement provides for the merger of Merger Sub with and into K-Sea, with K-Sea to be the surviving entity and an indirect wholly owned subsidiary of Kirby.

Effects of the Merger; Conversion of Equity Interests

At the effective time of the merger, the following will occur:

•	the holders of K-Sea’s common and preferred units will cease to be limited partners of K-Sea and will cease to have any rights with respect to such common and preferred units, which will be cancelled, except for the right to receive the applicable merger consideration (as described below in the section “— Merger Consideration”);

•	the incentive distribution rights and the general partner units of K-Sea will be converted into the right to receive the applicable merger consideration (as described below in the section “— Merger Consideration”) and will thereafter be cancelled;

•	K-Sea’s partnership agreement will be amended and restated in its entirety in the form attached as Exhibit B to the merger agreement, which is attached as Annex A to this proxy statement/prospectus;

•	Kirby Holding Sub’s limited liability company interest in Merger Sub will be converted into and become a 1% general partner interest in K-Sea, and Kirby Holding Sub will become the sole general partner of K-Sea; and

•	Kirby LP Sub’s limited liability company interest in Merger Sub will be converted into and become a 99% limited partner interest in K-Sea, and Kirby LP Sub will become the sole limited partner of K-Sea.

Merger Consideration

At the effective time of the merger, by virtue of the merger and without any further action on the part of any holder of K-Sea units, the following will occur:

•	each outstanding K-Sea common unit (and each K-Sea phantom unit) will be cancelled and converted into the right to receive, at the election of the holder, either (a) $8.15 in cash, without interest, or (b) $4.075 in cash, without interest, and 0.0734 of a share of Kirby common stock (rounded to the nearest ten-thousandth of a share);

•	each outstanding preferred unit of K-Sea will be cancelled and converted into the right to receive $4.075 in cash, without interest, and 0.0734 of a share of Kirby common stock (rounded to the nearest ten-thousandth of a share);

•	each outstanding general partner unit of K-Sea will be cancelled and converted into the right to receive $8.15 in cash, without interest; and

•	the incentive distribution rights of K-Sea will be cancelled and converted into the right to receive an aggregate of $18.0 million in cash, without interest.

No fractional shares of Kirby common stock will be issued in connection with the merger. In lieu of fractional share interests, the holders thereof will receive cash, without interest, with a value equal to the fractional share interest to which such holder would otherwise be entitled multiplied by $55.54.

For a description of Kirby common stock and K-Sea common units, and a description of the comparative rights of the holders thereof, see “Comparison of Rights of Kirby Stockholders and K-Sea Unitholders” beginning on page 103 of this proxy statement/prospectus.

Unitholder Elections

An election form, customary transmittal materials and an accompanying information and instruction booklet are being mailed separately (but concurrently with the mailing of this proxy statement/prospectus and accompanying proxy card) to each holder of record of common units of K-Sea as of the record date for the special meeting. Each election form will permit that K-Sea unitholder to elect the number of common units of K-Sea with respect to which such holder elects to receive solely cash and the number of common units of K-Sea with respect to which such holder elects to receive cash and shares of Kirby common stock.

Election forms must be received by the exchange agent on or before 5:00 p.m., New York time, on the election deadline, which is currently set at June 28, 2011 (and assumes a closing date of July 1, 2011). In the event that the closing date is moved to a later date, Kirby will publicly announce this change and the election deadline will be similarly extended with respect to the newly-scheduled closing date of the merger. An election will be deemed to be properly made only if the exchange agent has received a properly completed election form prior to the election deadline. An election form will be considered properly completed only (i) if accompanied by one or more certificates representing the K-Sea unitholder’s common units duly endorsed in blank or otherwise in form acceptable for transfer on the books of K-Sea (or by an appropriate guarantee of delivery as described in the election form), and/or (ii) upon receipt of an “agent’s message” by the exchange agent with respect to the K-Sea unitholder’s book-entry common units, or such other evidence of transfer of the K-Sea unitholder’s book-entry common units as the exchange agent may reasonably request, together with duly executed transmittal materials included therein. Kirby will make election forms available as may reasonably be requested by persons who become holders of K-Sea common units between the record date for the special meeting and the election deadline.

K-Sea unitholders entitled to make an election may revoke or change their election at any time by sending written notice thereof to the exchange agent, which notice must be received by the exchange agent prior to the election deadline. In the event an election form is revoked prior to the election deadline, the common units represented by such election form will be treated as units in respect of which no election has been made, except to the extent a subsequent election is properly made by the unitholder during the election period.

Any K-Sea common units with respect to which the exchange agent does not receive a properly completed and timely election form (including any units in respect of which an election has been revoked but no subsequent election has been properly made) will be deemed not to have made an election and will be entitled to receive merger consideration as if an election to receive solely cash had been made with respect to such common units.

Representations and Warranties

The merger agreement contains general representations and warranties made by each of K-Sea, K-Sea GP, and K-Sea Management GP, on one hand, and Kirby, Kirby Holding Sub, Kirby LP Sub, and Merger Sub, on the other hand, regarding aspects of their respective businesses, financial condition and structure, as well as other facts pertinent to the merger. These representations and warranties are subject to materiality, knowledge and other similar qualifications in many respects and expire at the effective time of the merger. The representations and warranties of each of Kirby and K-Sea have been made solely for the benefit of the other party. In addition, those representations and warranties may be intended not as statements of actual fact, but rather as a way of allocating risk between the parties, may have been modified by the disclosure schedules attached to the merger agreement, are subject to the materiality standard described in the merger agreement, which may differ from what may be viewed as material by you, and were made only as of the date of the merger agreement and the closing date of the merger or another date as is specified in the merger agreement. Information concerning the subject matter of these representations or warranties may have changed since the date of the merger agreement. Kirby and K-Sea will provide additional disclosure in their public reports to the extent that they are aware of the existence of any material facts that are required to be disclosed under federal securities laws and that might otherwise contradict the terms and information contained in the merger agreement and will update such disclosure as required by federal securities laws.

The K-Sea Parties made a number of representations and warranties to the Kirby Parties in the merger agreement, including representations and warranties relating to the following matters:

•	organization, valid existence, good standing and qualification to do business;

•	organizational and governing documents;

•	the capital structure, ownership of K-Sea GP and K-Sea Management GP, the absence of certain rights to issue, purchase, transfer or sell equity securities of K-Sea, and the absence of indebtedness having the right to vote on any matters on which equity holders of K-Sea may vote;

•	authority to enter into the merger agreement and to complete the merger and the related transactions;

•	the absence of conflicts with, or violations of, organizational documents, other contracts and applicable laws, in each case, as a result of entering into the merger agreement and completing the merger;

•	required consents and approvals of any governmental entity or third party;

•	reports and other documents required to be filed with the SEC, the NYSE and other governmental entities, and the absence of governmental proceedings (pending or threatened);

•	financial statements and internal controls and disclosure controls and procedures;

•	the absence of undisclosed liabilities;

•	the absence of certain changes or events from June 30, 2010 to the date of the merger agreement, including any material adverse effect (see “— Definition of Material Adverse Effect” below);

•	owned and leased properties and assets;

•	matters with respect to material contracts, including the absence of breaches thereof;

•	permits and compliance with applicable laws;

•	the absence of material legal proceedings (pending or threatened) and orders;

•	employment and labor matters, including matters relating to employee benefit plans, collective bargaining agreements and labor controversies;

•	tax matters;

•	intellectual property matters;

•	environmental matters;

•	no approvals under state takeover and anti-takeover statutes and regulations;

•	matters with respect to the vessels owned, leased or chartered;

•	compliance with the Jones Act;

•	insurance matters;

•	dealings with customers;

•	the absence of certain interested party transactions;

•	compliance with anti-corruption laws, antiboycott laws and export and sanctions laws;

•	receipt of a fairness opinion from Stifel Nicolaus, financial advisor to the K-Sea Conflicts Committee in connection with the merger, and fees payable to financial advisors in connection with the merger;

•	the absence of discussions or negotiations with any other third party relating to an alternative transaction; and

•	the accuracy of information supplied by the K-Sea Parties or their representatives for inclusion in this proxy statement/prospectus and the registration statement on Form S-4 of which it forms a part.

The Kirby Parties also made a number of representations and warranties to the K-Sea Parties in the merger agreement, including representations and warranties relating to the following matters:

•	organization, valid existence, good standing and qualification to do business;

•	organizational and governing documents;

•	capitalization;

•	authority to enter into the merger agreement and to complete the merger and the related transactions;

•	the absence of conflicts with, or violations of, organizational documents, other contracts and applicable laws, in each case, as a result of entering into the merger agreement and completing the merger;

•	required consents and approvals of any governmental entity or third party;

•	reports and other documents required to be filed with the SEC;

•	financial statements and internal controls;

•	the absence of undisclosed liabilities;

•	the absence of any change, event or occurrence from December 31, 2010 to the date of the merger agreement that has had, or would, individually or in the aggregate, reasonably be expected to have, a material adverse effect on Kirby (see “— Definition of Material Adverse Effect” below);

•	compliance with applicable laws;

•	the absence of material legal proceedings (pending or threatened) and orders;

•	environmental matters;

•	matters with respect to the vessels owned, leased or chartered;

•	compliance with the Jones Act;

•	fees payable to financial advisors in connection with the merger;

•	the accuracy of information supplied by the Kirby Parties for inclusion in this proxy statement/prospectus and the registration statement on Form S-4 of which it forms a part;

•	availability of funds required for completion of the merger and the other transactions contemplated by the merger agreement; and

•	tax matters.

Definition of Material Adverse Effect

Many of the representations and warranties of the K-Sea Parties and the Kirby Parties are qualified by a material adverse effect standard. For the purposes of the merger agreement, “material adverse effect,” with respect to either party, is defined to mean any change, event, violation, development, circumstance, effect or other matter that, individually or in the aggregate, has or could reasonably be expected to have, a material adverse effect on the business, condition, capitalization, assets, liabilities, operations or financial performance of either party and its subsidiaries taken as a whole. However, no such change, event, violation, development, circumstance, effect or other matter will be a material adverse effect on either Kirby or K-Sea, as the case may be, to the extent it results from the following:

•	changes in conditions in the United States or global economy that do not have a materially disproportionate impact on such party or its subsidiaries relative to other companies in the same industry;

•	changes in GAAP or other accounting standards, or authoritative interpretations thereof after the date of the merger agreement, which do not have a materially disproportionate impact on such party;

•	the occurrence of natural disasters of any type, including, without limitation, earthquakes and tsunamis, but excluding hurricanes;

•	the announcement or pendency of the merger agreement and the transactions contemplated by the merger agreement;

•	the existence or occurrence of war, acts of war, terrorism or similar hostilities; and

•	a decrease in the market price of Kirby common stock or K-Sea common units, as the case may be, provided that any change or effect underlying such a decrease will still be taken into account in determining whether there has been a material adverse effect.

A material adverse effect will be deemed to have occurred if (a) the Jones Act is repealed or (b) there occurs a suspension or debarment rendering either party or any subsidiary of either party ineligible to enter into contracts with the federal government or as a subcontractor to the federal government.

Conduct of Business Pending the Merger

K-Sea

The K-Sea Parties have agreed that, until the earlier of the termination of the merger agreement or the effective time of the merger, except as expressly contemplated or permitted by the merger agreement or consented to in writing by Kirby, which consent is not to be unreasonably withheld, delayed or conditioned, the K-Sea Parties will, and will cause the K-Sea subsidiaries to, (a) conduct their business in the ordinary course of business consistent with past practice and in compliance with all applicable laws, (b) use their reasonable best efforts to maintain and preserve their business organizations and relationships, retain the services of their officers and employees, and maintain their rights and permits, and (c) not take any action that would reasonably be expected to adversely affect or delay the ability of the parties to (i) obtain any necessary governmental approval with respect to the transactions contemplated by the merger agreement or (ii) perform their covenants and agreements under the merger agreement or to consummate the transactions contemplated by the merger agreement.

The K-Sea Parties have further agreed that, until the earlier of the termination of the merger agreement or the effective time of the merger, with certain exceptions and except as expressly contemplated by the merger agreement or consented to in writing by Kirby, which consent is not to be unreasonably withheld, delayed or conditioned, the K-Sea Parties will not, and will not permit any of the K-Sea subsidiaries to, take any of the following actions:

•	amend or rescind their governing or organizational documents;

•	make, declare, set aside or pay dividends or distributions on or with respect to any of their equity interests, other than (i) dividends or distributions by any wholly owned subsidiary of K-Sea to K-Sea or to another wholly owned subsidiary of K-Sea, and (ii) the payment in cash of a quarterly distribution to the holders of K-Sea preferred units in lieu of “pay-in-kind” distributions;

•	split, combine or reclassify, or repurchase, redeem or otherwise acquire, any of their equity interests, including any rights, warrants or options;

•	grant any equity-based awards with respect to the K-Sea units, or grant any person or entity any right to acquire any equity interest in any of the K-Sea Parties or any of their subsidiaries;

•	issue, deliver or sell or purchase, or propose the issuance, delivery, sale or purchase of, any equity interests, debt securities with voting rights or securities convertible into equity interests, debt securities with voting rights or other securities (including rights, warrants and options);

•	sell, transfer, pledge, lease, license, mortgage, encumber or otherwise dispose of any material properties or assets, or cancel, release or assign any material amount of indebtedness or material claims against any person or entity;

•	incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise become responsible for the obligations of any third party (other than the K-Sea subsidiaries), except in the ordinary course of business consistent with past practice if such indebtedness would not result in the total indebtedness as of the closing date of K-Sea and the K-Sea subsidiaries to exceed $263,515,000 plus (i) certain capital expenditures since January 1, 2011 through the closing date of the merger and (ii) any borrowings made to collateralize letters of credit to secure release calls for protection and indemnity insurance;

•	materially amend or modify any material contract (except in the ordinary course of business), violate any material contract in any material respect, or, except as required by law, create, renew or amend any contract or binding obligation which contains restrictions on the K-Sea Parties’ ability to conduct their businesses as currently conducted or to engage in any type of activity or business;

•	make any capital expenditures (other than drydocking capital expenditures), capital additions or capital improvements, except in the ordinary course of business consistent with past practice that do not exceed $3.0 million individually or $6.0 million in the aggregate;

•	except as required by existing contracts or employee benefit plans: (i) increase the compensation or benefits of any current or former director or officer of the K-Sea Parties or any K-Sea subsidiary (referred to herein as a Covered Employee); (ii) pay any amounts to any Covered Employee not required by any current plan or agreement other than base salary or reimbursement for expenses in the ordinary course of business; (iii) become a party to, establish, amend, commence participation in, make any adjustment to, terminate or commit itself to the adoption of any benefit plan; (iv) accelerate the vesting of any equity-based or other long-term incentive compensation under any benefit plan; (v) hire or terminate employees in the position of Vice President or above (other than termination for cause); (vi) take any action which could reasonably be expected to give rise to a claim of resignation for “good reason” in any employment agreement; or (vii) adopt, enter into or amend any collective bargaining agreement or other arrangement relating to a labor union or organized labor;

•	make or agree to make any acquisition or series of acquisitions which would be material, individually or in the aggregate, to K-Sea or the K-Sea subsidiaries (taken as a whole);

•	materially change any accounting methods or practice, except as required by law or regulation;

•	enter into any new line of business or change in any material respect their business as currently conducted;

•	transfer ownership, or grant any license or other right, with respect to any material intellectual property, other than grants of non-exclusive licenses pursuant to license agreements entered into in the ordinary course of business consistent with past practice;

•	make any material investment in any person or entity;

•	take any action to exempt any third party or any action taken by any third party from any takeover statute or similarly restrictive provisions of their organizational documents, or terminate, amend or waive any provisions of any confidentiality or standstill agreements in place with any third parties;

•	make any material change in their tax methods, principles or elections;

•	file or amend any tax return, make or change any tax election, or settle or compromise any tax liability, other than as required by law; or

•	propose, agree to take or make any commitment to take any of the above actions.

Kirby

Kirby has agreed that, until the earlier of the termination of the merger agreement or the effective time of the merger, except as expressly contemplated or permitted by the merger agreement or consented to in writing by K-Sea, which consent is not to be unreasonably withheld, delayed or conditioned, Kirby will, and will cause each of its subsidiaries to, (a) conduct their business in the ordinary course of business consistent with past practice and in compliance with all applicable laws, (b) use their reasonable best efforts to maintain and preserve their business organizations and relationships, retain the services of their officers and employees, and maintain their rights and permits, and (c) not take any action that would reasonably be expected to adversely affect or delay the ability of the parties to (i) obtain any necessary governmental approval with respect to the transactions contemplated by the merger agreement or (ii) perform their covenants and agreements under the merger agreement or to consummate the transactions contemplated by the merger agreement.

Kirby has further agreed that, until the earlier of the termination of the merger agreement or the effective time of the merger, with certain exceptions and except as expressly contemplated by the merger agreement or consented to in writing by K-Sea, which consent is not to be unreasonably withheld, delayed or conditioned, Kirby will not, and will not permit any of its subsidiaries to, take any of the following actions:

•	amend or rescind their governing or organizational documents in a manner that adversely affects the terms of the Kirby common stock;

•	make, declare, set aside or pay dividends or distributions on or with respect to any of their equity interests (other than dividends or distributions by any wholly owned subsidiary of Kirby to Kirby or to another wholly owned subsidiary of Kirby);

•	split, combine or reclassify, or repurchase, redeem or otherwise acquire, any of their equity interests, including any rights, warrants or options, other than the repurchase of no more than 1,685,725 shares of Kirby common stock;

•	materially change any accounting methods or practice, except as required by law or regulation;

•	adopt or enter into a plan of complete or partial liquidation or dissolution;

•	make any material change in their tax methods, principles or elections; or

•	propose, agree to take or make any commitment to take any of the above actions.

Agreement to Use Reasonable Best Efforts

Subject to the terms and conditions set forth in the merger agreement, Kirby and the K-Sea Parties have agreed to, and to cause their respective subsidiaries to, use their reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to consummate the merger and the transactions contemplated by the merger agreement as soon as practicable, including:

•	satisfying the conditions precedent to the obligations of the K-Sea Parties (in the case of Kirby) or Kirby and Merger Sub (in the case of the K-Sea Parties) to the merger;

•	obtaining all necessary consents or waivers from third parties;

•	(i) obtaining all necessary actions or no-actions, expirations or terminations of waiting periods under the HSR Act or other antitrust laws, waivers, consents, authorizations, permits, orders and approvals from, or exemptions by, any governmental entity and (ii) taking all commercially reasonable steps as may be necessary to obtain expirations or terminations of waiting periods under the HSR Act or other antitrust laws, an approval or waiver from, or to avoid an action or proceeding by any governmental entity; and

•	executing and delivering any additional instruments necessary to consummate the merger and to fully carry out the purposes of the merger agreement.

Other Covenants and Agreements

The K-Sea Parties have agreed to take all action in accordance with applicable laws and their organizational and governing documents to call, give notice of and hold the special meeting as soon as reasonably practicable following the date of the merger agreement and following the date the registration statement on Form S-4 (of which this proxy statement/prospectus forms a part) is declared effective for the purpose of obtaining approval of the merger and the merger agreement by the holders of the K-Sea common and preferred units. Unless the merger agreement is terminated prior to such special meeting, K-Sea is required to call, give notice of and hold the special meeting and hold a vote of the common and preferred unitholders on the approval of the merger and the merger agreement, irrespective of whether the K-Sea Board of Directors has changed its recommendation of the merger (as described more fully below in the section titled “— No Solicitation of Offers by K-Sea”) or the commencement, disclosure, announcement or submission to any K-Sea Party or K-Sea subsidiary of any acquisition proposal (whether or not a superior proposal).

The merger agreement contains additional agreements between the parties relating to the following matters, among other things:

•	cooperating with each other in connection with any filing or submission with respect to obtaining any regulatory approval;

•	keeping the other party reasonably informed of any communication received from, or given by such party to, the FTC, the DOJ or any other governmental entity and of any communication received or given in connection with any proceeding by a private party, in each case regarding the transactions contemplated by the merger agreement;

•	the preparation, filing, distribution and effectiveness of this proxy statement/prospectus;

•	providing access to information with respect to the other party, subject to the terms of any confidentiality agreements;

•	making certain public announcements regarding the terms of the merger agreement or the transactions contemplated thereby;

•	the administration and participation of the parties in any equity holder litigation relating to the transactions contemplated by the merger agreement;

•	taking such actions to render state takeover laws to be inapplicable to the merger and the other transactions contemplated by the merger agreement;

•	providing notice to the other party of the occurrence or nonoccurrence of any event which may affect the satisfaction of any condition to the merger agreement;

•	resignation of the officers of K-Sea and its subsidiaries (if such resignations are requested by Kirby);

•	compliance with the rules of the NYSE by K-Sea and the listing on the NYSE of the shares of Kirby common stock to be issued as consideration in connection with the merger;

•	tax matters;

•	causing to be delivered “comfort letters” and certain consents of auditors; and

•	employee matters.

The merger agreement also provides that, following the effective time of the merger, Kirby and K-Sea, as the surviving entity in the merger, are required to indemnify the directors and officers of the K-Sea Parties and the K-Sea subsidiaries to the fullest extent permitted by law against any losses, damages, fines, penalties, expenses (including attorneys’ fees and expenses) or liabilities resulting from any claim, liability, loss, damage, cost or expense, occurring at or prior to the effective time of the merger, based on the fact that such director or officer is or was a director, officer, employee, fiduciary or other agent of K-Sea or any K-Sea subsidiary, and arising out of actions or omissions or alleged actions or omissions in such capacity occurring at or prior to the effective time of the merger (including in connection with the merger agreement and the transactions contemplated thereby). K-Sea is also required to purchase, and K-Sea, as the surviving entity, is required to maintain, for a period of six years from the effective time of the merger, directors’ and officers’ liability insurance policies with respect to the directors and officers of the K-Sea Parties and the K-Sea subsidiaries who are currently covered by existing directors’ and officers’ liability insurance. However, Kirby will not be required to pay annual premiums in excess of 300% of the annual premium paid by K-Sea with respect to such policies.

No Solicitation of Offers by K-Sea

Non-Solicitation Obligations

Under the terms of the merger agreement, and subject to certain exceptions summarized below, the K-Sea Parties have agreed that they will not, and each of the K-Sea Parties will cause the K-Sea subsidiaries and the K-Sea Parties’ and the K-Sea subsidiaries’ respective officers, partners, managers, directors and employees not to, and will use their reasonable best efforts to cause the K-Sea Parties’ and the K-Sea subsidiaries’ accountants, legal counsel, financial advisors and other representatives (such persons referred to herein as the K-Sea representatives) not to, directly or indirectly:

•	solicit or initiate, or knowingly encourage, any acquisition proposal (as defined below in this section) or any inquiries regarding the submission of any acquisition proposal;

•	participate in any discussions or negotiations regarding, or furnish to any third party any confidential information with respect to or in connection with, or knowingly facilitate or otherwise cooperate with, any acquisition proposal or any inquiry that may reasonably be expected to lead to an acquisition proposal;

•	enter into any agreement with respect to any acquisition proposal or approve or resolve to approve any acquisition proposal; or

•	waive, terminate, modify or fail to enforce any provision of any “standstill” or similar obligation of any third party existing on the date of the merger agreement, except in accordance with the provisions of the merger agreement.

Upon the signing of the merger agreement, the K-Sea Parties agreed to, and to cause the K-Sea subsidiaries to, and to use their reasonable best efforts to cause the K-Sea representatives to, (i) immediately cease and cause to be terminated any existing discussions or negotiations with any third party conducted prior to the date of the merger agreement with respect to any acquisition proposal, (ii) request the prompt return or destruction of all confidential information previously furnished, and (iii) enforce the provisions of any confidentiality or standstill agreements in place with any third parties.

Exceptions to Non-Solicitation Obligations

If, however, prior to obtaining the approval of the merger and the merger agreement by K-Sea’s common and preferred unitholders, K-Sea receives from a third party a bona fide written acquisition proposal made after the date of the agreement that was not solicited in violation of, and that did not result from a breach of, its non-solicitation obligations under the merger agreement, then K-Sea may, to the extent that such acquisition proposal is a superior proposal (as defined below in this section) or the K-Sea Board of Directors or the K-Sea Conflicts Committee determines in good faith (after consultation with its financial advisor and outside counsel) that such acquisition proposal is reasonably likely to constitute or lead to a superior proposal and the K-Sea Board of Directors determines in good faith (after consultation with its outside legal advisors)

that the failure to take such action constitutes or is reasonably likely to constitute a violation of its fiduciary duties to K-Sea unitholders under applicable law:

•	negotiate the terms of, and enter into, a confidentiality agreement with terms no less restrictive on such third party than the confidentiality agreement with Kirby;

•	furnish non-public information concerning its business, properties or assets to such third party pursuant to such confidentiality agreement (provided that the same information is made available to Kirby prior to or substantially concurrent with the time it is provided to such third party); and

•	negotiate and participate in negotiations or discussions with such third party concerning such acquisition proposal.

For purposes of this discussion, an acquisition proposal means any proposal or offer (including any proposal or offer from or to the K-Sea unitholders), whether in writing or otherwise, from a third party related to a merger, reorganization, unit exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving any of the K-Sea Parties or any K-Sea subsidiary that is a “significant subsidiary,” or any purchase, sale or other transfer of 20% or more of the consolidated assets (including stock or equity interests of any K-Sea subsidiary) of the K-Sea Parties and the K-Sea subsidiaries, or any purchase or sale of, or tender or exchange offer for, or other transfer of, their respective equity securities that, if consummated, would result in any person or entity (or the equity holders of such person or entity) beneficially owning securities representing 20% or more of the total voting power of any of the K-Sea Parties, or any portion of the general partner interest in K-Sea (or 20% or more of the surviving parent entity in such transaction), other than the merger with Kirby, whether pursuant to a single transaction or a series of related transactions.

For purposes of this discussion, a superior proposal means any bona fide, written proposal by a third party that, if consummated, would result in such third party (or its equity holders) owning, directly or indirectly, all of the K-Sea common units, preferred units and general partner units then outstanding (or of the shares, interests or units of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all of the consolidated assets of K-Sea and its subsidiaries, (i) which the K-Sea Board of Directors and the K-Sea Conflicts Committee both determine in good faith (after consultation with its outside legal and financial advisors) to be more favorable to K-Sea and its unitholders from a financial point of view than the transactions contemplated by the merger agreement (after giving effect to any changes to the financial terms of the merger agreement proposed by Kirby in response to such offer or otherwise), and (ii) which is not subject to a financing condition, and which, in the good faith judgment of K-Sea Board of Directors and the K-Sea Conflicts Committee, is otherwise reasonably likely to be consummated on the terms set forth in the proposal, taking into consideration (with respect to both clauses (i) and (ii)) all financial, regulatory, legal, timing and other aspects of such proposal (including any break-up fee and conditions to consummation).

Ability to Accept a Superior Proposal or Effect a Change in Recommendation

In addition to the restrictions set forth above, K-Sea, K-Sea GP, K-Sea Management GP and the K-Sea Board of Directors (and the committees thereof, including the K-Sea Conflicts Committee) are generally prohibited from (i) withdrawing or modifying, or making or causing to be made any public statement proposing or announcing an intention to withdraw or modify in a manner adverse to Kirby or Merger Sub, the recommendation of the K-Sea Board of Directors in support of the merger and the merger agreement (any such action is referred to in this proxy statement/prospectus as a “change in recommendation”), (ii) withdrawing or modifying K-Sea GP’s approval of the merger agreement and the merger, or (iii) approving, adopting or recommending, or publicly proposing to approve, adopt or recommend, or allowing K-Sea GP, K-Sea or any K-Sea subsidiary to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, joint venture agreement, acquisition or merger agreement or other similar agreement constituting an acquisition proposal (other than an acceptable confidentiality agreement). Notwithstanding the foregoing, the K-Sea Board of Directors (including the K-Sea Conflicts Committee) may, at any time prior to obtaining the approval of the merger and the merger agreement by the K-Sea common and preferred unitholders, and subject to compliance with the procedural requirements described below, effect a change in recommendation in response to:

•	a bona fide written acquisition proposal made after the date of the merger agreement that the K-Sea Board of Directors (or the K-Sea Conflicts Committee, as applicable) reasonably determines in good faith (after consultation with its outside legal and financial advisors) constitutes a superior proposal and that was not solicited in violation of the non-solicitation covenants in the merger agreement; or

•	an intervening event (as defined below in this section);

if, in the case of any such change in recommendation, the K-Sea Board of Directors (or the K-Sea Conflicts Committee, as applicable) has determined in good faith, after consultation with outside counsel, that, in light of such superior proposal or intervening event, the failure to take such action constitutes or is reasonably likely to constitute a violation of its fiduciary duties to the K-Sea unitholders under applicable law.

Prior to making any change in recommendation or terminating the merger agreement to enter into an agreement with respect to a superior proposal, K-Sea must:

•	provide Kirby with three business days’ prior written notice advising Kirby that the K-Sea Board of Directors is prepared to take such action and specifying its reasons for doing so;

•	with respect to an acquisition proposal that the K-Sea Board of Directors deems to be a superior proposal, (i) make available to Kirby all material information concerning its business, properties or assets delivered or made available to the third party, and (ii) provide a description of the material terms and conditions of such acquisition proposal, the proposed financing for such acquisition proposal, and the identity of the third person making such acquisition proposal;

•	with respect to an intervening event, provide to Kirby written information describing such intervening event in reasonable detail; and

•	if requested by Kirby during the three business day period, (i) provide Kirby with an opportunity to propose amendments to the merger agreement such that the acquisition proposal would no longer constitute a superior proposal or the intervening event would no longer constitute an intervening event, and (ii) negotiate, and use its reasonable best efforts to cause the K-Sea representatives to negotiate, in good faith with Kirby and its representatives regarding any such amendments to the merger agreement.

If, after the three business day period has expired, the K-Sea Board of Directors has reasonably concluded in good faith (after consultation with its outside legal and financial advisors) that the acquisition proposal still constitutes a superior proposal, or the K-Sea Board of Directors has determined that the event or circumstance that the K-Sea Board of Directors determined to be an intervening event still constitutes an intervening event, as applicable, then the K-Sea Board of Directors may effect a change in recommendation or, solely in the case of the existence of a superior proposal, terminate the merger agreement and enter into an agreement with respect to such superior proposal, provided that K-Sea pays the termination fee described below in the section “— Termination Fees and Expenses.”

For the purposes of this discussion, the term intervening event means an event or circumstance that was not known to the K-Sea Board of Directors (or the K-Sea Conflicts Committee, as applicable) as of the date of the merger agreement (or if known, the material consequences of which were not known to or understood by the K-Sea Board of Directors (or the K-Sea Conflicts Committee, as applicable) as of the date of the merger agreement), which event or circumstance, or any material consequences thereof, becomes known to or understood by K-Sea Board of Directors (or the K-Sea Conflicts Committee, as applicable) prior to the approval of the merger and the merger agreement by K-Sea’s common and preferred unitholders and which causes the K-Sea Board of Directors (or the K-Sea Conflicts Committee, as applicable) to conclude in good faith, after consultation with its financial advisor and outside counsel, that a failure to make a change in recommendation constitutes or would be reasonably likely to constitute a violation of its fiduciary duties to the K-Sea unitholders under applicable law, provided that neither of the following constitute an intervening event: (i) the receipt, existence or terms of an acquisition proposal or any matter relating thereto or consequence thereof, or (ii) any change in, or event or condition generally affecting, the industry in which K-Sea and its subsidiaries operate.

Conditions to the Merger

The obligations of each of Kirby and Merger Sub, on one hand, and the K-Sea Parties, on the other hand, to complete the merger are subject to the satisfaction (or waiver) of the following conditions:

•	the merger agreement having been approved by the required vote of the holders of K-Sea common and preferred units;

•	the absence of any temporary restraining order, preliminary or permanent injunction, or other order or legal restraint or prohibition, or law enacted, preventing the completion of the merger;

•	the expiration or termination of the applicable waiting period under the HSR Act, or any applicable waiting period under any other antitrust law, and any required approvals or consents from governmental entities having been obtained, other than any such approvals or consents the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to have a material adverse effect;

•	the effectiveness of the registration statement on Form S-4 (of which this proxy statement/prospectus forms a part) and no stop order or pending or threatened proceeding seeking a stop order;

•	the representations and warranties of the other party being true and correct, subject to certain materiality thresholds, as of the date of the merger agreement and as of the closing of the merger;

•	the other party having performed or complied with, in all material respects, all of the obligations, covenants and agreements required to be performed or complied with by it under the merger agreement at or prior to the closing date of the merger; and

•	the approval of listing on the NYSE of the shares of Kirby common stock deliverable to K-Sea unitholders as consideration in the merger, subject to official notice of issuance.

In addition, Kirby’s and Merger Sub’s obligations to complete the merger are further subject to the satisfaction (or waiver) of the following conditions:

•	Kirby being satisfied in its reasonable discretion with the organizational classification of the K-Sea Parties for U.S. federal income tax purposes; and

•	delivery by K-Sea GP of a certificate certifying that the transactions contemplated by the merger agreement are exempt from withholding pursuant to Section 1445 of the Internal Revenue Code of 1986, as amended.

The merger agreement does not contain any condition to the closing of the merger relating to Kirby’s ability to obtain financing for the transaction.

Neither Kirby nor K-Sea can give any assurance that all of the conditions to the merger will either be satisfied or waived or that the merger will occur.

Closing; Effective Time

Under the terms of the merger agreement, the closing of the merger will occur on a date to be specified by the parties, which in no event may be later than the third business day following the satisfaction or waiver of the conditions to closing. The merger will be effective at the time the certificate of merger is filed with the Secretary of State of the State of Delaware or at such other time as the parties may designate.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the completion of the merger, whether before or after unitholder approval has been obtained, by mutual consent of Kirby and K-Sea. The merger agreement may also be terminated, whether before or after unitholder approval has been obtained, by either Kirby or K-Sea if:

•	any injunction or restraint preventing the merger is final and non-appealable and the party seeking to terminate used its required efforts to prevent such final, non-appealable order; or

•	the merger does not close by September 30, 2011 (or November 29, 2011, if the applicable waiting period under the HSR Act or other antitrust law has not expired, or the required approvals under any antitrust law have not been obtained), such date referred to herein as the outside date, unless the party seeking to terminate has breached the merger agreement and such breach caused the failure of the closing to occur by such time.

Kirby may also terminate the merger agreement if:

•	a K-Sea Party has breached or failed to perform any of its representations, warranties, covenants or agreements, such that the applicable conditions to completion of the merger related to such representations, warranties, covenants and agreements of the K-Sea Parties are not capable of being satisfied on or prior to the outside date;

•	the K-Sea common or preferred unitholders do not approve the merger at a duly held meeting called for such purposes;

•	the K-Sea Board of Directors or any committee thereof, including the K-Sea Conflicts Committee, withdraws or modifies its recommendation of the merger in a manner adverse to Kirby or Merger Sub, K-Sea fails to include the K-Sea Board of Directors’ recommendation of the merger and related matters in this proxy statement/prospectus or any of the K-Sea Parties (or any of their representatives) materially breach their non-solicitation obligations;

•	a material adverse effect with respect to K-Sea occurs; or

•	a permanent injunction, order or other legal restraint or prohibition has occurred that (i) would require or permit any K-Sea Party or any representative of any K-Sea Party to act or fail to act in a manner that would, in the absence of such injunction, order, restraint or prohibition, constitute a material violation of their obligation not to solicit, initiate or knowingly encourage an acquisition proposal, or (ii) reduces or otherwise limits Kirby’s rights in any material respect with regard to the non-solicitation obligations set forth in the merger agreement or the payment by K-Sea of any termination fee or transaction expenses of Kirby.

K-Sea may also terminate the merger agreement:

•	if Kirby has breached or failed to perform any of its representations, warranties, covenants or agreements, such that the applicable conditions to completion of the merger related to such representations, warranties, covenants and agreements of Kirby are not capable of being satisfied on or prior to the outside date;

•	prior to obtaining the approval of the K-Sea common and preferred unitholders, to enter into an agreement relating to a superior proposal (as defined in the section of this proxy statement/prospectus titled “The Merger Agreement — No Solicitation of Offers by K-Sea” on page 93) in accordance with the provisions of the merger agreement related to non-solicitation, provided that K-Sea has not breached the non-solicitation obligations set forth in the merger agreement and K-Sea has paid all applicable termination fees and expenses to Kirby; or

•	a material adverse effect with respect to Kirby occurs.

Termination Fees and Expenses

K-Sea has agreed to pay up to $3.0 million of Kirby’s fees and expenses paid or incurred in connection with the preparation and negotiation of the merger agreement, the support agreements or any of the other transactions contemplated thereby, if the merger agreement is terminated under any of the following circumstances:

•	by Kirby due to a K-Sea Party breaching or failing to perform any of its representations, warranties, covenants or agreements such that the applicable conditions to completion of the merger related to such representations, warranties, covenants and agreements of the K-Sea Parties are not capable of being satisfied on or prior to the outside date;

•	by Kirby due to the K-Sea common or preferred unitholders failing to approve the merger at a duly held meeting called for such purposes;

•	by Kirby due to the K-Sea Board of Directors or any committee thereof, including the K-Sea Conflicts Committee, withdrawing or modifying its recommendation of the merger in a manner adverse to Kirby or Merger Sub, K-Sea failing to include the K-Sea Board of Directors’ recommendation of the merger and related matters in this proxy statement/prospectus or any of the K-Sea Parties (or any of their representatives) materially breaching their non-solicitation obligations;

•	by Kirby due to a permanent injunction, order or other legal restraint or prohibition occurring that (i) would require or permit any K-Sea Party or any representative of any K-Sea Party to act or fail to act in a manner that would, in the absence of such injunction, order, restraint or prohibition, constitute a material violation of their obligation not to solicit, initiate or knowingly encourage an acquisition proposal, or (ii) reduces or otherwise limits Kirby’s rights in any material respect with regard to the non-solicitation obligations set forth in the merger agreement or the payment by K-Sea of any termination fee or transaction expenses of Kirby; or

•	by K-Sea to enter into an agreement relating to a superior proposal prior to obtaining the approval of the K-Sea common and preferred unitholders.

In addition to any payment to Kirby for its fees and expenses, K-Sea has agreed to pay Kirby a termination fee of $12.0 million if:

•	Kirby terminates the merger agreement because (i) the merger has not occurred by the outside date, (ii) a K-Sea Party has breached or failed to perform any of its representations, warranties, covenants or agreements, such that the applicable conditions to completion of the merger related to such representations, warranties, covenants and agreements of the K-Sea Parties are not capable of being satisfied on or prior to the outside date, or (iii) the K-Sea common or preferred unitholders have failed to approve the merger at a duly held meeting called for such purpose, and (A) at or prior to the time of the termination, an acquisition proposal has been disclosed, announced, commenced, submitted or made and not withdrawn prior to termination, and (B) within twelve months after the date of such termination, any acquisition proposal is consummated or a definitive agreement contemplating an acquisition proposal is executed that is subsequently consummated (such termination fee to be paid at the time such acquisition proposal is consummated); or

•	(i) Kirby terminates the merger agreement because the K-Sea Board of Directors or any committee thereof (including the K-Sea Conflicts Committee) withdraws or modifies its recommendation of the merger in a manner adverse to Kirby or Merger Sub, K-Sea fails to include the K-Sea Board of Directors’ recommendation of the merger and related matters in this proxy statement/prospectus or any of the K-Sea Parties (or any of their representatives) materially breaches their non-solicitation obligations, or (ii) K-Sea terminates the merger agreement prior to obtaining the approval of the K-Sea common and preferred unitholders to enter into an agreement relating to a superior proposal in accordance with the provisions of the merger agreement related to non-solicitation, with such termination fee to be paid within two business days of such termination.

Amendment and Waiver

The parties may amend the merger agreement at any time before completion of the merger, except that after approval of the merger agreement by K-Sea’s common and preferred unitholders, no amendment or waiver may be made which by law or the listing requirements of the NYSE requires further approval by K-Sea’s common or preferred unitholders, unless K-Sea obtains such further approval. All amendments to the merger agreement must be in writing and signed by each party to the merger agreement, and in the case of a waiver, signed by each party against whom the waiver is to be effective.

DESCRIPTION OF KIRBY CAPITAL STOCK

The following discussion is a summary of the terms of the capital stock of Kirby and should be read in conjunction with the section titled “Comparison of Rights of Kirby Stockholders and K-Sea Unitholders” beginning on page 103 of this proxy statement/prospectus. This summary is not meant to be complete and is qualified in its entirety by reference to the General Corporation Law of Nevada (which is referred to in this proxy statement/prospectus as the NGCL) and to the articles of incorporation and bylaws of Kirby (which, as amended, are respectively referred to in this proxy statement/prospectus as Kirby’s articles of incorporation and Kirby’s bylaws). You are urged to read those documents carefully. Copies of Kirby’s articles of incorporation and bylaws are incorporated by reference in this proxy statement/prospectus. See the section titled “Where You Can Find More Information” beginning on page 121 of this proxy statement/prospectus.

Kirby’s authorized capital stock consists of 120,000,000 shares of common stock, par value $0.10 per share, and 20,000,000 shares of preferred stock, par value $1.00 per share. As of May 26, 2011, there were 53,689,781 shares of common stock outstanding, which were held of record by 817 stockholders, and no shares of preferred stock outstanding. As of May 26, 2011, there were 3,647,168 shares of common stock held by Kirby in treasury and 2,384,028 shares of common stock reserved for issuance under Kirby’s equity compensation plans.

Voting Rights; Quorum

Pursuant to Kirby’s articles of incorporation, each holder of Kirby common stock is entitled to one vote for each share of common stock held of record on all matters on which Kirby stockholders are entitled to vote. Pursuant to Kirby’s bylaws, a majority of the voting power of Kirby present in person or represented by proxy constitutes a quorum at all meetings of the stockholders for the transaction of business, except as otherwise provided by the NGCL or Kirby’s articles of incorporation. Except in a contested election of directors or as otherwise provided by the NGCL or Kirby’s articles of incorporation or bylaws, when a quorum is present or represented at a meeting, the vote of holders of stock (present in person or by proxy) of a majority of shares having voting power will decide any question brought before the meeting, unless the question is one upon which by express provision of the NGCL, or Kirby’s articles of incorporation or bylaws, a different vote is required, in which case such express provision controls and governs the decision in question.

In an uncontested election of directors, directors are elected by a majority of the votes cast with respect to each director’s election. In a contested election of directors, directors are elected by a plurality of votes cast. Kirby stockholders are not entitled to cumulative voting of their shares in elections of directors.

Dividends

Holders of Kirby common stock are entitled to receive dividends when and as declared by the Kirby board of directors from funds legally available therefor, subject to Kirby’s articles of incorporation, the applicable provisions of law and the rights of holders of any class or series of stock having a preference as to dividends over the common stock. The declaration and payment of dividends on shares of Kirby common stock and the amount thereof are at all times solely in the discretion of Kirby’s board of directors.

Preemptive Rights

No holder of any shares of any class or series of capital stock of Kirby has any preemptive right to subscribe for, purchase or otherwise acquire shares of any class or series of capital stock of Kirby.

Anti-Takeover Provisions

The provisions of Nevada law and Kirby’s articles of incorporation and bylaws that are summarized below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a Kirby stockholder might consider in his or her best interest, including those attempts that might result in a premium over the market price for the common stock.

Staggered Board of Directors

Under Kirby’s bylaws, its board of directors is divided into three classes that are elected for staggered three-year terms. The classification of the board of directors has the effect of requiring at least two annual stockholder meetings, instead of one, to effect a change in control of the board of directors. Pursuant to the NGCL, the affirmative vote of the holders of two-thirds or more of the voting power of shares entitled to vote in the election of directors is required to remove a director.

Liability of Kirby’s Directors and Officers

Pursuant to Kirby’s articles of incorporation, directors and officers will not be individually liable to Kirby or its stockholders for breach of fiduciary duty as a director or officer for any act or omission, unless such act or omission involved intentional misconduct, fraud or a knowing violation of law or payment of dividends in violation of Nevada law. This provision does not affect a director’s responsibilities under any other laws, such as the federal securities laws, state laws or federal environmental laws.

Director Nominations

Kirby’s stockholders may nominate candidates for the board of directors if such stockholders comply with the advance notice provisions described in Kirby’s bylaws. Generally, these advance notice provisions require that (a) stockholders submit the nomination at least 90 days, but not more than 120 days, prior to the anniversary of the preceding year’s annual meeting, and (b) such nomination be accompanied by the proper written notice. The written notice must, among other things, (i) include certain information with respect to the stockholder making such nomination and certain representations by such stockholder, (ii) include certain information with respect to the individual being nominated, and (iii) comply with additional procedural requirements. No person will be eligible for election as a director of Kirby unless nominated by a stockholder or stockholders of Kirby in accordance with the advance notice requirements or by the directors of Kirby in accordance with Kirby’s bylaws.

Business Proposals

Kirby’s stockholders can propose business to be acted upon at an annual meeting of stockholders if such stockholders comply with the advance notice provisions described in Kirby’s bylaws. Generally, these advance notice provisions require that (a) stockholders submit notice of the business proposal at least 90 days, but not more than 120 days, prior to the anniversary of the preceding year’s annual meeting, and (b) such proposal be accompanied by the proper written notice. The notice must, among other things, (i) include certain information with respect to the stockholder making such business proposal, (ii) include certain information with respect to the business proposal, and (iii) comply with additional procedural requirements. If the chairman of an annual meeting determines that a business proposal was not properly brought before the annual meeting in accordance with the advance notice requirements, such business will not be transacted.

Nevada Anti-Takeover Statutes

Kirby is subject to provisions of Nevada law that provide that an acquiring person (as defined below) who acquires a controlling interest (as defined below) in a corporation may not exercise voting rights on any control shares (as defined below) unless these voting rights to the control shares are approved by the holders of a majority of the voting power of the corporation, and, if the acquisition would adversely affect, alter or change any preference or any relative or other right given to any other class or series of outstanding shares, the holders of a majority of each class or series affected, excluding those shares as to which any interested stockholder exercises voting rights. If the acquiring person is accorded full voting rights and acquires control shares with at least a majority of all the voting power, any of Kirby’s stockholders who did not vote in favor of authorizing voting rights for the control shares are entitled to payment for the fair value of his or her shares.

An “acquiring person” is, subject to certain exceptions, any person who, individually or in association with others, acquires or offers to acquire, directly or indirectly, a controlling interest in an issuing corporation.

A “controlling interest” is an interest that is sufficient to enable the acquiring person to exercise voting power in an election of directors that is (1) at least one-fifth but not more than one-third of the voting power, (2) at least one-third but not more than a majority of the voting power, or (3) a majority of the voting power.

“Control shares” are outstanding voting shares that a person, together with persons acting in association with such person, (1) acquires or offers to acquire in an acquisition of a controlling interest, and (2) acquired during the 90-day period before such person acquired or offered to acquire a controlling interest.

The above provisions do not apply if the articles of incorporation or bylaws of the issuing corporation in effect on the tenth day following the acquisition of a controlling interest by an acquiring person exempt the corporation from these provisions. Neither Kirby’s articles of incorporation nor Kirby’s bylaws currently exempt Kirby from these provisions.

In addition, Nevada law restricts Kirby’s ability to engage in any combination (as defined below) with an interested stockholder (as defined below) for a period of three years following the time that the stockholder became an interested stockholder, unless the combination or the transaction by which the stockholder became interested is approved by Kirby’s board of directors prior to the time the stockholder became interested. If the combination was not previously approved, the interested stockholder may only undertake a combination after such three-year period if:

•	the combination was approved by Kirby’s board of directors prior to the date on which the person became an interested stockholder;

•	the transaction by which the stockholder became an interested stockholder was approved by Kirby’s board of directors before the person became an interested stockholder;

•	the combination is approved by the affirmative vote of holders of Kirby stock representing a majority of the voting power not beneficially owned by the interested stockholder or any affiliate or associate of the interested stockholder at a meeting held not earlier than three years after the person became an interested stockholder; or

•	the combination meets the criteria of the NGCL statutes mandating “fair price” requirements.

A “combination” generally includes mergers, consolidations, reclassifications, recapitalizations, asset dispositions, sales, leases and stock issuances involving or proposed by an interested stockholder, the adoption of any plan of liquidation or dissolution proposed by an interested stockholder, and the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

An “interested stockholder” is a person who is the beneficial owner of 10% or more of the corporation’s voting shares or who is an affiliate or associate of the corporation and, at any time within the three-year period prior to the date in question, was the beneficial owner of 10% or more of the corporation’s voting shares.

These provisions are intended to enhance the likelihood of continuity and stability in the composition of Kirby’s board of directors and in the policies formulated by Kirby’s board of directors and to discourage some types of transactions that may involve an actual or threatened change of control of Kirby. These provisions are also designed to reduce Kirby’s vulnerability to an unsolicited proposal for a takeover that does not contemplate the acquisition of all of Kirby’s outstanding shares or an unsolicited proposal for the potential restructuring or sale of all or a part of Kirby. However, these provisions could discourage potential acquisition proposals and could delay or prevent a change in control of Kirby. They may also have the effect of preventing changes in Kirby’s management.

Other Provisions

Kirby’s articles of incorporation and bylaws also provide that:

•	special meetings of stockholders may only be called by the chairman of the board of Kirby’s board of directors, a majority of Kirby’s board of directors or Kirby’s president;

•	all vacancies on the board are filled by remaining directors for the remainder of that directorship’s term, including vacancies occurring as a result of the removal of a director or an enlargement of the board;

•	any amendment, repeal or rescission of Kirby’s bylaws must be approved either (i) by the board of directors by the affirmative vote of at least a majority vote of the then authorized number of directors, or (ii) by the affirmative vote of at least two-thirds of the combined voting power of the then outstanding stock entitled to vote in the election of directors, voting together as a single class; and

•	Kirby’s board of directors is authorized to increase or decrease the size of the board without stockholder approval.

Conversion Rights

The holders of Kirby common stock have no right to convert their shares of Kirby common stock into any other securities.

Liquidation Rights

Upon the dissolution, liquidation or winding up of Kirby, after creditors have been paid and after any preferential amounts to be distributed to the holders of any class or series of stock having a preference over the common stock then outstanding have been paid or declared and set apart for payment, the holders of Kirby common stock will be entitled to receive all the remaining assets of Kirby available for distribution ratably in proportion to the number of shares held.

No Redemption

Shares of Kirby common stock are not subject to redemption by Kirby.

Stock Exchange Listing

Kirby common stock is traded on the New York Stock Exchange under the symbol “KEX.”

No Sinking Fund

Shares of Kirby common stock have no sinking fund.

Transfer Agent

The transfer agent for the Kirby common stock is Computershare Trust Company, N.A.

Preferred Stock

Under Kirby’s articles of incorporation, its board of directors has the authority, without stockholder approval, to create one or more classes or series within a class of preferred stock, to issue shares of preferred stock in such class or series up to the maximum number of shares of the relevant class or series of preferred stock authorized, and to determine the preferences, rights, privileges and restrictions of any such class or series, including, but not limited to, the dividend rights, voting rights, the rights and terms of redemption, the rights and terms of conversion, liquidation preferences, the number of shares constituting any such class or series and the designation of such class or series. Acting under this authority, the Kirby board of directors could create and issue a class or series of preferred stock with rights, privileges or restrictions, and adopt a stockholder rights plan, having the effect of discriminating against an existing or prospective holder of securities as a result of such stockholder beneficially owning or commencing a tender offer for a substantial amount of Kirby common stock. One of the effects of authorized but unissued and unreserved shares of capital stock may be to render more difficult or discourage an attempt by a potential acquirer to obtain control of Kirby by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of Kirby’s management. The issuance of such shares of capital stock may have the effect of delaying, deferring or preventing a change in control of Kirby without any further action by the stockholders of Kirby.

As of the date of this proxy statement/prospectus, no shares of Kirby’s preferred stock were issued and outstanding.

COMPARISON OF RIGHTS OF KIRBY STOCKHOLDERS AND K-SEA UNITHOLDERS

The rights of K-Sea unitholders are currently governed by K-Sea’s partnership agreement and the Delaware Revised Uniform Limited Partnership Act, which is referred to as “DRULPA.” After the merger, the rights of K-Sea’s former unitholders who have elected to receive shares of Kirby common stock will be governed by Kirby’s articles of incorporation, Kirby’s bylaws and Nevada law.

Set forth below is a discussion of the material differences between the rights of a holder of K-Sea units, on the one hand, and the rights of a holder of Kirby common stock on the other hand.

This summary does not purport to be a complete discussion of, and is qualified in its entirety by reference to, the DRULPA, the NGCL and the constituent documents of K-Sea and Kirby, as applicable.

	Kirby	K-Sea

Authorized Capital Stock/Units	Kirby’s authorized capital stock consists of 120,000,000 shares of common stock, par value $0.10 per share, and 20,000,000 shares of preferred stock, par value $1.00 per share.

Under its articles of incorporation, Kirby has 20,000,000 authorized shares of “blank check” preferred stock, par value $1.00 per share. As such, the Kirby board of directors has the authority, without stockholder approval, to create one or more classes or series within a class of preferred stock, to issue shares of preferred stock in such class or series up to the maximum number of shares of the relevant class or series of preferred stock authorized, and to determine the preferences, rights, privileges and restrictions of any such class or series. Such determination may include, without limitation, provisions with respect to voting rights, redemption, convertibility, distribution and preference on dissolution or otherwise. To date, Kirby has no preferred stock issued and outstanding.
K-Sea may issue an unlimited number of additional partnership interests and other equity securities that are junior to the K-Sea preferred units without obtaining its unitholders’ approval. Without the prior approval of a majority vote of the K-Sea preferred units, K-Sea may not issue any class or series of equity securities that, with respect to distributions on such securities or distributions upon liquidation of K-Sea, ranks senior or pari passu with the K-Sea preferred units.

As of May 26, 2011, K-Sea had issued and outstanding 19,160,394 common units, 19,178,120 preferred units and 202,447 general partner units.
As of May 26, 2011, Kirby had issued and outstanding 53,689,781 shares of common stock and no shares of preferred stock.
Voting Rights	Pursuant to Kirby’s articles of incorporation, each holder of Kirby common stock is entitled to one vote for each share of common stock held of record on all matters on which stockholders are entitled to vote.	Certain significant decisions require approval by a majority of both the K-Sea common units and the K-Sea preferred units (voting on an as- converted to common units basis), voting together as a single class, which may be cast either in person or by proxy.

	Kirby	K-Sea

These significant decisions include, among other things, the merger of K-Sea or the sale of all or substantially all of its assets and certain amendments to K-Sea’s partnership agreement. The approval of a majority of the K-Sea preferred units, voting separately as a class, is required for a vote on any matter that adversely affects the rights, preferences and privileges of such preferred units.
Number of Directors	Kirby’s articles of incorporation and bylaws provide that the number of directors on Kirby’s board will not be less than three nor more than fifteen, which number may be established from time to time by resolution of the board of directors. Kirby currently has nine directors.	K-Sea does not have a board of directors. K-Sea Management GP, as the general partner of K-Sea GP, manages K- Sea’s operations and activities.
Classes of Directors	Under its bylaws, Kirby’s board of directors is divided into three classes, with a different class being elected annually to three year terms. The board of directors determines the number of directors that will constitute each class, provided that each class is as nearly equal in number as possible.	Not applicable.
Election/Appointment of Directors/General Partner	Kirby’s bylaws provide that, in an uncontested election, directors will be elected by a majority of votes cast, and in a contested election, a plurality of votes cast will be sufficient to elect directors.	K-Sea unitholders are not entitled to elect K-Sea GP or the directors of K- Sea Management GP, or directly or indirectly participate in the management or operation of K-Sea.
Removal of Directors/General Partner	Under Nevada law, directors may be removed by the affirmative vote of two- thirds of the voting power of the issued and outstanding stock entitled to vote.	K-Sea GP may not be removed as the general partner of K-Sea unless that removal is approved by the vote of the holders of not less than two thirds of the outstanding K-Sea units, K-Sea receives an opinion of counsel regarding limited liability and tax matters, and a successor general partner is approved by a majority of the outstanding units.
Filling Vacancies on the Board of Directors	Under Kirby’s bylaws, if the office of any director becomes vacant, by reason of death, disqualification, removal, increase in the number of directors, or otherwise, the directors remaining in office, even	Not applicable.

Kirby	K-Sea

if less than a quorum, may fill the vacancy by the affirmative vote of a majority of such remaining directors or by the remaining director, as the case may be. Any director so elected shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director’s successor shall have been elected and qualified.
Amendments to Articles of Incorporation and Bylaws; Amendments to Partnership Agreement	Under Nevada law, in order to amend its articles of incorporation, Kirby’s board of directors must adopt a resolution setting forth the proposed amendment and submit it to a stockholder vote. The affirmative vote of the holders of a majority of the voting power is required in order for any amendment to be adopted, unless such amendment would adversely alter or change the rights of any class or series of stock, in which case the amendment must also be approved by the affirmative vote of a majority of the voting power of the class or series that would be affected.

Kirby’s bylaws may be amended by the board of directors without stockholder approval upon a majority vote of the then-authorized number of directors. Stockholders may amend the bylaws upon the affirmative vote of two- thirds of the combined voting power of the then-outstanding shares entitled to vote, voting as a single class.	Amendments to K- Sea’s partnership agreement may be proposed only by K-Sea GP. Except in certain circumstances where K-Sea’s partnership agreement is amended in connection with a merger, any amendment that would have a material adverse effect on the rights or preferences of any class of units requires the approval of a majority of the outstanding units of such class. However, in some circumstances more particularly described in K- Sea’s partnership agreement, K-Sea GP may make amendments to K-Sea’s partnership agreement without the approval of K- Sea’s unitholders to reflect:

•   a change in K- Sea’s name, the location of its principal place of business, its registered agent or its registered office;

• the admission, substitution, withdrawal or removal of partners;

• a change that K-Sea GP determines to be necessary or appropriate to qualify or continue K-Sea’s qualification as a limited partnership or a partnership in which its limited partners have limited liability under the laws of any state or to ensure that K- Sea, K-Sea Operating Partnership L.P. or any of their subsidiaries will not be treated as an association taxable as a corporation or otherwise taxed as an entity for

Kirby	K-Sea

U.S. federal income tax purposes;

•   a change that the K-Sea GP determines does not adversely affect K- Sea’s limited partners in any material respect;

• a change that K-Sea GP determines to be necessary or advisable (i) to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute, (ii) to facilitate the trading of K-Sea’s limited partner interests or to comply with any rule, regulation, guideline or requirement of any national securities exchange on which such limited partner interests are or will be listed or admitted for trading or (iii) in connection with a distribution, subdivision or combination of securities of K-Sea in accordance with K- Sea’s partnership agreement;

• a change that K-Sea GP determines is required to effect the intent of K- Sea’s partnership agreement or contemplated by K- Sea’s partnership agreement;
• a change in K- Sea’s fiscal year or taxable year and any changes that are necessary or advisable as a result of a change in K-Sea’s fiscal year or taxable year;

•   an amendment that is necessary in the opinion of counsel to prevent K-Sea, or K-Sea GP or its directors, officers, trustees or agents, from being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended;

Kirby	K-Sea

• an amendment that K-Sea GP determines is necessary or appropriate in connection with the authorization or issuance of any class or series of K- Sea’s securities;
• any amendment expressly permitted in K-Sea’s partnership agreement to be made by K-Sea GP acting alone;

•   an amendment effected, necessitated or contemplated by a merger agreement approved in accordance with K- Sea’s partnership agreement;

• an amendment that K-Sea GP determines is necessary or advisable to reflect or account for the formation of, or investment in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with its conduct of activities permitted by K-Sea’s partnership agreement;

• a merger or conveyance to effect a change in K-Sea’s legal form; or

• any other amendments substantially similar to the foregoing.

Proposed amendments (other than those described above) must be approved by holders of at least a majority of the outstanding units, except as otherwise provided in K-Sea’s partnership agreement or under DRULPA. No provision of K-Sea’s partnership agreement that establishes a percentage of outstanding units required to take any action may be amended, altered, changed, repealed, or rescinded to reduce such voting requirement without the approval of the holders of those outstanding units whose aggregate outstanding units constitute not less than the voting requirement sought to be reduced.

K-Sea’s partnership agreement

	Kirby	K-Sea

permits unitholders to, with the consent of K-Sea GP, enter into agreements providing for the distribution of amounts that would otherwise be distributed pursuant to K-Sea’s partnership agreement, provided that such agreement will not adversely affect any of the limited partners in any material respect.

No amendments to K-Sea’s partnership agreement (other than those that may be made by K-Sea without the approval of K-Sea’s limited partners) will become effective without the approval of at least 90% of the outstanding units unless K-Sea obtains an opinion of counsel to the effect that such amendment will not affect the limited liability of any limited partner under applicable law.

K-Sea’s partnership agreement contains other restrictions on amendments, including a prohibition on amendments enlarging the obligations of any limited partner, to the term of the partnership and certain provisions relating to dissolution.
Right to Call a Special Meeting of Stockholders/Unitholders	Under Kirby’s bylaws, special meetings of the stockholders may only be called by the chairman of the board, the president or the board of directors acting by a majority of the entire board. Stockholders cannot call a special meeting.	Under K-Sea’s partnership agreement, special meetings may be called by K-Sea GP or limited partners owning 20% or more of the outstanding units of the class or classes for which a meeting is proposed.
Advance Notice Requirements for Stockholder Nominations and Other Proposals	Kirby’s bylaws allow stockholders to propose business to be brought before an annual meeting and allow stockholders who are entitled to vote in the election of directors to nominate candidates for election to the Kirby board of directors, provided that such proposals are (i) timely, which generally means being submitted at least 90 days but not more than 120 days prior to the anniversary of the prior year’s annual meeting, and (ii) accompanied by the	K-Sea’s unitholders may not nominate directors for election to the K-Sea Board of Directors. Under K-Sea’s partnership agreement, special meetings may be called by limited partners owning 20% or more of the outstanding units of the class or classes for which a meeting is proposed. Such limited partners shall deliver to K- Sea GP one or more requests in writing stating that the signing limited partners wish to call a special meeting and indicating the general or specific

	Kirby	K-Sea

	proper written notice, as set forth in Kirby’s bylaws.	purposes for which the special meeting is to be called. Within 60 days after receipt of such a request from limited partners or within such greater time as may be reasonably necessary for K-Sea to comply with any statutes, rules, regulations, listing agreements or similar requirements governing the holding of a meeting or the solicitation of proxies for use at such a meeting, K- Sea GP shall send a notice of the meeting to the limited partners either directly or indirectly through the transfer agent. A meeting shall be held at a time and place determined by K-Sea GP on a date not less than 10 days nor more than 60 days after the mailing of notice of the meeting.
Preemptive Rights	No holder of any shares of any class or series of capital stock of Kirby has any preemptive right to subscribe for, purchase or otherwise acquire shares of any class or series of capital stock of Kirby.	K-Sea’s limited partners do not have preemptive rights.
Dividend Policy/Cash Distribution	Under Kirby’s articles of incorporation and bylaws, subject to the express terms of any outstanding series of preferred stock, holders of Kirby common stock are entitled to receive dividends when and as declared by the Kirby board of directors from funds legally available therefor. The declaration and payment of dividends on shares of Kirby common stock and the amount thereof are at all times solely in the discretion of Kirby’s board of directors.	K-Sea is required to distribute, within 45 days of the end of each quarter, all of its “available cash” from operating surplus, as defined in K- Sea’s partnership agreement, which generally includes all of K-Sea’s cash and cash equivalents on hand at the end of each quarter less reserves established by K-Sea GP for future requirements. No such distribution has been made since November 16, 2009.

The holders of the K-Sea preferred units as of an applicable record date are entitled to receive quarterly cumulative distributions prior to distributions to the other K-Sea unitholders in an amount equal to $0.18326 per outstanding K-Sea preferred unit, to be paid within 45 days after the end of each quarter. The K-Sea preferred units will receive distributions paid-in-kind through the earlier of the quarter ended June 30, 2012, or when K-Sea resumes cash distributions on its common units.

	Kirby	K-Sea

Action by Written Consent	Kirby’s articles of incorporation do not allow stockholder action by written consent.	Under K-Sea’s partnership agreement, if authorized by K-Sea GP, any action that may be taken at a meeting of the limited partners may be taken by a written consent setting forth the action so taken and signed by limited partners owning not less than the minimum percentage of the outstanding units (including units deemed owned by K-Sea GP) that would be necessary to authorize or take such action at a meeting at which all the limited partners were present and voted (unless such provision conflicts with any rule, regulation, guideline or requirement of any national securities exchange on which the units are listed for trading, in which case the rule, regulation, guideline or requirement of such exchange shall govern).
Appraisal Rights	Under the NGCL, subject to certain exceptions, a Kirby stockholder is entitled to dissent from, and obtain payment of the fair value of the stockholder’s share in the event of, the consummation of a plan of merger, conversion or exchange, the approval of a controlling stockholder’s exercise of voting power and upon an increase or decrease in the number of authorized shares of a corporation pursuant to which only money is paid or scrip is issued to certain stockholders.	None.
Limitation on Personal Liability of Directors and Officers	Under Kirby’s articles of incorporation, no director or officer shall have personal liability for breach of fiduciary duty involving any act or omission unless such act or omission involved intentional misconduct, fraud, a knowing violation of the law or dividend payments in violation of law.	K-Sea’s partnership agreement provides that K-Sea GP, any departing partner (as defined in K- Sea’s partnership agreement) and any person who is or was an affiliate, director, officer or manager of K-Sea GP shall not be liable to K-Sea, its unitholders or their assignees for losses sustained or liabilities incurred as a result of any act or omission if such person acted in good faith. To the extent that, at law or in equity, K-Sea GP, any departing partner and any person who is or was an affiliate, director, officer or manager of

	Kirby	K-Sea

K-Sea GP has duties and liabilities relating thereto to K-Sea or its unitholders, such person shall not be liable to K-Sea or to its unitholders for good faith reliance on the provisions of K-Sea’s partnership agreement.
Taxation of Entity	Kirby is subject to U.S. federal income taxes on its taxable income.	K-Sea is a flow-through entity for U.S. federal income tax purposes, which means that it is not subject to entity- level U.S. federal income taxes.
Taxation of the Unitholders/Stockholders	Cash distributions to stockholders of Kirby are taxable to the stockholders to the extent distributed out Kirby’s current and accumulated “earnings and profits” (as determined under U.S. federal income tax principles). Cash distributions in excess of Kirby’s current and accumulated earnings and profits are treated as a non-taxable return of capital, which reduce a stockholder’s adjusted tax basis in his or her Kirby shares, and to the extent the cash distribution exceeds his or her adjusted tax basis, as gain from the sale or exchange of such shares.	K-Sea’s unitholders receive Schedule K-1s from K-Sea reflecting the unitholders’ share of K- Sea’s items of income, gain, loss and deduction at the end of each fiscal year.
Indemnification of Directors and Officers	Kirby’s articles of incorporation and bylaws generally provide that Kirby will indemnify, to the fullest extent permitted by Nevada law, each and every present and former director and officer, and each and every person who may have served at Kirby’s request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against any and all expenses (including attorneys’ fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred in connection with the defense of any actual or threatened action, suit or proceeding in which that person was or is a party by reason of being or having been such director or officer, provided that such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best	K-Sea’s partnership agreement provides for indemnification of K-Sea GP, any departing partner (as defined in K-Sea’s partnership agreement) and any person who is or was an affiliate, director, officer or manager of K-Sea GP to the fullest extent permitted by law. K-Sea must provide this indemnification if K-Sea GP and its general partner, K-Sea Management GP, or these persons acted in good faith and in a manner they reasonably believed to be in, or (in the case of a person other than K-Sea GP) not opposed to, K- Sea’s best interests. K- Sea also must provide this indemnification for criminal proceedings if K-Sea GP and K-Sea Management GP or these other persons had no reasonable cause to believe their conduct was unlawful. Thus, K-Sea GP and K-Sea Management GP could be

	Kirby	K-Sea

interests of Kirby, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.	indemnified for its negligent acts if it met these requirements concerning good faith and our best interests.

Any indemnification under these provisions will only be out of K- Sea’s assets. K-Sea GP will not be personally liable for, or have any obligation to contribute or lend funds or assets to K-Sea to enable K-Sea to effectuate, indemnification.

K-Sea is authorized to purchase insurance against liabilities asserted against and expenses incurred by persons for K- Sea’s activities, regardless of whether K-Sea would have the power to indemnify the person against liabilities under its partnership agreement.
Control Share Acquisition	Under the NGCL, any individual or associated group that acquires at least one-fifth of the voting power of Kirby may not exercise such voting rights unless the voting rights are approved by a majority of the voting power of the corporation, and, if the acquisition would adversely affect, alter or change any preference or any relative or other right given to any other class or series of outstanding shares, the holders of a majority of each class or series affected, excluding those shares as to which any interested stockholder exercises voting rights.	Under K-Sea’s partnership agreement, a person or group (other than K-Sea GP or its affiliates) that acquires one fifth or more of any outstanding K-Sea units of any class then outstanding may not vote such units on any matter and such units shall not be considered to be outstanding when sending notices of a meeting of limited partners, calculating required votes, determining the presence of a quorum or for other similar purposes.
Certain Business Combination Restrictions	Under the NGCL, Kirby cannot engage in any business combination with an interested stockholder (defined generally as a beneficial owner of 10% or more of the voting power of Kirby) for three years after such person became an interested stockholder, unless the transaction resulting in a person becoming an interested stockholder, or the business combination, was approved by Kirby’s board of directors prior to that person becoming an interested stockholder. In addition, after	Not applicable.

	Kirby	K-Sea

such three-year restricted period, the interested stockholder may only engage in a business combination with Kirby if (i) the combination was approved by Kirby’s board of directors before the date on which the person became an interested stockholder, (ii) the transaction by which the stockholder became an interested stockholder was approved by Kirby’s board of directors before the person became an interested stockholder, (iii) the combination is approved by the affirmative vote of holders of Kirby stock representing a majority of the voting power not beneficially owned by the interested stockholder or any affiliate or associate of the interested stockholder at a meeting held not earlier than three years after the person became an interested stockholder, or (iv) the combination meets the criteria of the NGCL “fair price” requirements.
Transactions Involving Officers and Directors	Under Nevada law, a transaction involving an interested officer or director is not void or voidable solely because of the director’s or officer’s interest if (i) the material facts are made known to the board of directors (or committee thereof) and a majority of the disinterested directors vote to authorize, approve or ratify the transaction in good faith, (ii) the material facts are made known to the stockholders and a majority of the disinterested stockholders approve or ratify the transaction in good faith, (iii) the facts surrounding the common directorship, office or financial interest are not known to the director or officer in question at the time the transaction is brought before the board of directors, or (iv) the transaction is fair to the corporation at the time it is authorized or approved.	K-Sea’s partnership agreement provides that transactions involving an interested officer and director, to the extent such officer or director is an affiliate (as defined in K-Sea’s partnership agreement), are permissible so long as the transactions are fair and reasonable to K-Sea. This requirement will be deemed satisfied if a transaction (i) is approved by a majority of the members of the K-Sea Conflicts Committee, (ii) has terms that are no less favorable to K-Sea than those generally being provided to or available from third parties, or (iii) is equitable to K-Sea after taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to K-Sea).
Source of Cash Flow	Kirby is a holding company and currently has no independent operations. Accordingly, Kirby’s	K-Sea is a holding company and currently has no independent operations. Accordingly, K-Sea’s

Kirby	K-Sea

financial performance is directly dependent upon the performance of its subsidiaries.	financial performance and its ability to pay cash distributions to its unitholders is directly dependent upon the performance of its subsidiaries.
Dissolution	Kirby will dissolve upon either of the following:

•   adoption of a resolution by Kirby’s board of directors to dissolve and approval of such resolution by a majority vote of the holders of Kirby’s common stock; or

• decree or judgment of the Nevada district court.	K-Sea will dissolve upon any of the following:

•   an event of withdrawal of K-Sea GP (as defined in K-Sea’s partnership agreement), unless a successor is elected and an opinion of counsel is received as required by K- Sea’s partnership agreement and such successor is admitted to the partnership;

• the election of K-Sea GP to dissolve K-Sea that is approved by the holders of a majority of the K-Sea units;

• the entry of a decree of judicial dissolution in accordance with the DRULPA;

• the sale of all or substantially all of the assets and properties of K-Sea and its subsidiaries; or

• at any time there are no limited partners of K-Sea, unless K-Sea is continued without dissolution in accordance with the DRULPA.

PROPOSAL 2 — APPROVAL OF AMENDED AND RESTATED INCENTIVE PLAN

On December 14, 2010, the compensation committee of the K-Sea Board of Directors approved and adopted the Amended and Restated Incentive Plan. K-Sea is submitting the Amended and Restated Incentive Plan to its unitholders for approval as required by the NYSE.

Description of the Amended and Restated Incentive Plan

The following is a summary of the material terms of the Amended and Restated Incentive Plan. A copy of the Amended and Restated Incentive Plan is attached to this proxy statement/prospectus as Annex G.

Purpose

In January 2004, K-Sea Management GP originally adopted the Incentive Plan for directors and employees of K-Sea Management GP and its affiliates. The Incentive Plan permitted the grant of awards covering an aggregate of 440,000 K-Sea common units in the form of phantom units and unit options. The Incentive Plan sought to advance the interest of K-Sea’s unitholders by offering employees and directors who provide services to K-Sea equity-based compensation, thereby aligning the economic interests of Incentive Plan participants with K-Sea’s unitholders. With the approval of the Amended and Restated Incentive Plan, which increases the number of K-Sea common units authorized for issuance from 440,000 to 940,000 (such amount to be increased by adjustments, if any, made pursuant to the Amended and Restated Incentive Plan), K-Sea will be able to continue to use awards in structuring compensation arrangements for K-Sea personnel. While cognizant of the potential dilutive effect of compensatory unit awards, the K-Sea Board of Directors also recognizes the significant motivational, retention and performance benefits that are achieved from making such awards.

In December 2010, and subject to obtaining unitholder approval of the Amended and Restated Incentive Plan, the compensation committee of the K-Sea Board of Directors granted to Timothy J. Casey 75,000 phantom units, with tandem distribution equivalent rights, and Anthony S. Abbate, Barry J. Alperin and Frank Salerno 15,000 phantom units each. Each of these phantom unit awards vests in equal installments over 5 years, but will fully vest upon a change in control, or termination by reason of death, disability or retirement on or after age 65 (with respect to Mr. Casey) or 70 (with respect to the directors). However, common units are not delivered under Mr. Casey’s phantom unit agreement until October 15, 2015, or if earlier, his separation from service, death, or a change in control. Common units are deliverable to the directors on the first business day after the phantom unit vests. If unitholder approval of the Amended and Restated Incentive Plan is not obtained, the phantom units granted in December 2010 will be cancelled. As of May 25, 2011, 389,471 K-Sea phantom units have been granted, and subject to the approval of the Amended and Restated Incentive Plan, 387,806 K-Sea common units remain available for future grant. The market price of a K-Sea common unit as of May 25, 2011 was $8.13.

Eligibility

All employees of K-Sea and its affiliates and each director of K-Sea Management GP who the compensation committee of the K-Sea Board of Directors selects to receive awards in its discretion is eligible to receive grants under the Amended and Restated Incentive Plan.

Administration

The Amended and Restated Incentive Plan is administered by the compensation committee or such other committee appointed by the K-Sea Board of Directors. The committee has delegated the ability to make awards under the Amended and Restated Incentive Plan to the Chief Executive Officer, as long as he is a member of the K-Sea Board of Directors. However, the Chief Executive Officer may not make grants to himself, to other officers subject to Section 16 of the Securities Exchange Act, or to directors.

The committee in its discretion will be able to terminate, suspend or discontinue the Amended and Restated Incentive Plan at any time with respect to any units for which a grant has not yet been made. The K-Sea Board of Directors or its compensation committee will also have the right to alter or amend the

Amended and Restated Incentive Plan or any part of the plan from time to time, including increasing the number of units that may be granted subject to unitholder approval as required by the exchange upon which the common units are listed at that time. However, no change in any outstanding grant may be made that would materially impair the rights of the participant without the consent of the participant.

Unit Options

The Amended and Restated Incentive Plan permits the grant of options covering common units. The committee will be able to make grants under the plan to employees and directors containing such terms as the committee shall determine. Unit options will not have an exercise price that is less than the fair market value of the units on the date of grant. In general, unit options granted will become exercisable over a period determined by the committee. In addition, the unit options may become exercisable upon the achievement of specified performance objectives. Unless otherwise provided in an award agreement, unit options may be exercised only by the participant during his or her lifetime or by the person to whom the participant’s right will pass by will or the laws of descent and distribution.

If a grantee’s employment or membership on the K-Sea Board of Directors terminates for any reason, the grantee’s unvested options will be automatically forfeited unless, and to the extent, the compensation committee provides otherwise or unless otherwise provided in a written employment agreement between the grantee and K-Sea Management GP or its affiliates. Upon exercise of a unit option, K-Sea Management GP will acquire K-Sea common units in the open market or directly from K-Sea or any other person or use K-Sea common units already owned by K-Sea Management GP, or any combination of the foregoing, as determined by the committee in its discretion. K-Sea Management GP will be entitled to reimbursement by K-Sea for the difference between the cost incurred in acquiring these K-Sea common units and the proceeds received from an optionee at the time of exercise. Thus, the cost of the unit options will be borne by K-Sea. If K-Sea issues new K-Sea common units upon exercise of the unit options, the total number of K-Sea common units outstanding will increase, and K-Sea Management GP will pay K-Sea the proceeds it receives from the optionee upon exercise of the unit option. The unit option plan has been designed to furnish additional compensation to employees and directors and to align their economic interests with those of common unitholders.

K-Sea Phantom Units

A K-Sea phantom unit entitles the grantee to receive a K-Sea common unit upon the vesting of the K-Sea phantom unit or, in the discretion of the committee, cash equivalent to the fair market value of a K-Sea common unit. The committee may determine to make grants under the plan to employees and directors containing such terms as the committee shall determine under the Amended and Restated Incentive Plan, including the period over which K-Sea phantom units granted to employees and directors will vest. The committee will be able to base its vesting determination upon the achievement of specified performance objectives.

The Amended and Restated Incentive Plan allows a grantee to defer receipt of the K-Sea common unit under K-Sea’s deferred compensation plan. If a grantee elects such deferral, or the committee grants a K-Sea phantom unit with an automatic deferral, the K-Sea common units are not delivered at vesting of the K-Sea phantom units, but rather are delivered at such time as is specified in the deferred compensation plan.

If a grantee’s employment or membership on the K-Sea Board of Directors terminates for any reason, the grantee’s K-Sea phantom units will be automatically forfeited unless, and to the extent, the committee provides otherwise or unless otherwise provided in a written employment agreement between the grantee and K-Sea Management GP or its affiliates. K-Sea common units to be delivered upon the vesting of restricted units may be common units acquired by K-Sea Management GP in the open market, common units already owned by K-Sea Management GP, common units acquired by K-Sea Management GP directly from K-Sea or any other person or any combination of the foregoing, as determined by the committee in its discretion. K-Sea Management GP will be entitled to reimbursement by K-Sea for the cost incurred in acquiring K-Sea common units. Thus, the cost of the K-Sea phantom units will be borne by K-Sea. If K-Sea issues new K-Sea common units upon vesting of the K-Sea phantom units, the total number of K-Sea common units outstanding will increase. The committee, in its discretion, may grant tandem distribution equivalent rights with respect to K-Sea phantom units.

K-Sea intends the issuance of K-Sea common units upon vesting of the K-Sea phantom units under the Amended and Restated Incentive Plan to serve as a means of incentive compensation for superior performance and not primarily as an opportunity to participate in the equity appreciation of the K-Sea common units. Therefore, plan participants will not pay any consideration for the K-Sea common units they receive, and K-Sea will receive no remuneration for its units.

Transferability

Unless otherwise specified in the award agreement, no award granted under the Amended and Restated Incentive Plan may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a participant other than by will or by the laws of the descent and distribution.

Amendments

The Amended and Restated Incentive Plan may be amended or terminated at any time by the K-Sea Board of Directors or its appointed committee; however, under the rules of the primary stock exchange upon which the common units are listed, any material amendment, such as a material increase in the number of K-Sea common units available under the Amended and Restated Incentive Plan, will also require the approval of the unitholders.

Term

The Amended and Restated Incentive Plan shall continue until the date it is terminated by the K-Sea Board of Directors or the date common units are no longer available for the payment of awards under the Amended and Restated Incentive Plan, whichever occurs first.

Change in Control

Unless provided otherwise in the award agreement, in the event of a change in control (as defined in the Amended and Restated Incentive Plan), all restrictions on the unit options and phantom units granted under the Amended and Restated Incentive Plan prior to the change in control will become vested, payable or exercisable, as applicable, and if vesting is based on performance will be deemed vested at the maximum performance level. To the extent that the award is not exercised upon the change in control, the committee may cancel the award, or provide for a replacement award on such terms as it deems appropriate.

Interests of Certain Persons in the Amended and Restated Incentive Plan

Employees of K-Sea Management GP have been granted awards under the Amended and Restated Incentive Plan. Accordingly, the members of the K-Sea Board of Directors and the executive officers of K-Sea Management GP have a substantial interest in the passage of the Amended and Restated Incentive Plan.

Subject to approval of the K-Sea unitholders with respect to the increase in the number of K-Sea common units authorized for issuance under the Amended and Restated Incentive Plan, as discussed above, the committee granted to Mr. Casey an award of 75,000 phantom units and to Anthony S. Abbate, Barry J. Alperin and Frank Salerno, each a non-employee director of the Company, an award of 15,000 phantom units under the Amended and Restated Incentive Plan, which awards are subject to such terms and conditions (including vesting) set forth in the award agreement.

Material U.S. Federal Income Tax Consequences

The following is a brief description of the federal income tax consequences generally arising with respect to awards that may be granted under the Amended and Restated Incentive Plan. This discussion is intended for the information of our unitholders considering how to vote at the special meeting and not as tax guidance to individuals who may participate in the Amended and Restated Incentive Plan. The summary does not address the effects of other federal taxes or taxes imposed under state, local or foreign laws.

Unit Options.  The grant of a unit option will create no tax consequences for the grantee or K-Sea. Upon exercising a unit option, the grantee must generally recognize ordinary income equal to the difference between the exercise price and the fair market value of the freely transferable and nonforfeitable units received. In each case, K-Sea will generally be entitled to a tax deduction equal to the amount recognized as ordinary income by the grantee.

A participant’s disposition of units acquired upon the exercise of an option generally will result in capital gain or loss measured by the difference between the sale price and the participant’s tax basis in such units. Generally, there will be no tax consequences to K-Sea in connection with a disposition of units upon the exercise of an option or other award, except that K-Sea will generally be entitled to a tax deduction.

K-Sea Phantom Units.  There are no immediate tax consequences of receiving an award of K-Sea phantom units. A grantee who is awarded K-Sea phantom units will be required to recognize ordinary income in an amount equal to the fair market value of the K-Sea common units issued to such grantee upon vesting or, if later, the payment date under the deferred compensation plan. K-Sea will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Section 280G.  To the extent payments which are contingent on a change in control are determined to exceed certain Internal Revenue Code limitations, they may be subject to a 20% nondeductible excise tax and K-Sea’s deduction with respect to the associated compensation expense may be disallowed in whole or in part.

Section 409A.  K-Sea intends for awards granted under the plan to comply with Section 409A of the Internal Revenue Code. To the extent a grantee would be subject to the additional 20% excise tax imposed on certain nonqualified deferred compensation plans as a result of a provision of an award under the plan, the provision will be deemed amended to the minimum extent necessary to avoid application of the 20% excise tax.

New Plan Benefits

The number of awards that an individual grantee may receive under the Amended and Restated Incentive Plan is in the discretion of the committee and therefore cannot be determined in advance. However, for illustrative purposes only, in December 2010 the following amounts were granted to the named executive officers of K-Sea Management GP and the other groups of individuals named below under the Incentive Plan and Amended and Restated Incentive Plan.

PLAN BENEFITS

Name and Position	Dollar Value ($)	Number of Units

Timothy J. Casey, President and CEO		225,000	(1)
Terrence P. Gill, CFO		15,000
Thomas M. Sullivan, Chief Operating Officer		15,000
Richard P. Falcinelli, Executive Vice President and Secretary		15,000
Gregory J. Haslinsky, Senior Vice President, Business Development and Marketing		15,000
Executive Group
Non-Executive Director Group		45,000
Non-Executive Officer Employee Group

(1)	150,000 phantom units were granted under the Incentive Plan, and 75,000 were granted under the Amended and Restated Incentive Plan subject to unitholder approval of the Amended and Restated Incentive Plan.

Equity Compensation Plan

The following table provides certain information as of May 26, 2011 about K-Sea common units that may be issued under K-Sea’s existing equity compensation plans:

Equity Compensation Plan Information

Number of Securities Remaining
	Number of Securities to be	Weighted-Average	Available for Future Issuance
	Issued Upon Exercise of	Exercise Price of	Under Equity Compensation Plans
	Outstanding Options,	Outstanding Options,	(Excluding Securities Reflected In
Plan category	Warrants and Rights	Warrants, and Rights	Column (a))
	(a)	(b)	(c)

Equity compensation plans approved by unitholders	277,277	$—	—
Equity compensation plans not approved by unitholders	—	$—	—

(1)	Phantom units are the only type of awards that have been granted under the Incentive Plan.

(2)	Phantom units are granted with no exercise price.

(3)	There are no equity compensation plans not approved by unitholders other than the Amended and Restated Incentive Plan for which approval is being sought herein.

Vote Required for Approval

The affirmative vote of the holders of a majority of the K-Sea common units and K-Sea preferred units (voting on an as-converted to common units basis), voting together as a single class and entitled to vote as of the record date is required to approve the Amended and Restated Incentive Plan.

Recommendation of the K-Sea Board of Directors

THE K-SEA BOARD OF DIRECTORS RECOMMENDS THAT UNITHOLDERS VOTE “FOR” THE APPROVAL OF THE AMENDED AND RESTATED K-SEA TRANSPORTATION PARTNERS L.P. LONG-TERM INCENTIVE PLAN.

PROPOSAL 3 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

K-Sea is requesting the K-Sea unitholders’ approval, on a non-binding advisory basis, of the compensation that may be payable to the K-Sea Management GP named executive officers in connection with the merger and therefore is asking unitholders to adopt the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to K-Sea Management GP named executive officers in connection with the merger, as disclosed in the table entitled “Golden Parachute Compensation” pursuant to Item 402(t) of Regulation S-K including the associated narrative discussion, and the agreements or understandings pursuant to which such compensation may be paid or become payable, are hereby APPROVED.”

The vote on this Proposal 3 is a vote separate and apart from the vote on Proposal 1 to approve the merger. Accordingly, you may vote to approve this Proposal 3 on executive compensation and vote not to approve Proposal 1 on the merger and vice versa. Because the vote is advisory in nature only, it will not be binding on either K-Sea or Kirby regardless of whether the merger is approved. Accordingly, as the compensation to be paid in connection with the merger is contractual with the executives, regardless of the outcome of this advisory vote, such compensation will be payable, subject only to the conditions applicable thereto, if the merger is approved.

Vote Required for Approval

The advisory vote on the compensation to be received by K-Sea Management GP executive officers in connection with the merger will be approved if the holders of a majority of the outstanding K-Sea common units and the outstanding K-Sea preferred units (voting on an as-converted to common units basis), voting together as a single class, vote “For” such proposal.

Recommendation of the K-Sea Board of Directors

THE K-SEA BOARD OF DIRECTORS RECOMMENDS THAT UNITHOLDERS VOTE “FOR” PROPOSAL 3 AS TO THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION TO BE RECEIVED BY K-SEA MANAGEMENT GP EXECUTIVE OFFICERS IN CONNECTION WITH THE MERGER.

LEGAL MATTERS

The validity of the shares of Kirby common stock to be issued in connection with the merger and being offered by this proxy statement/prospectus will be passed upon by Fulbright & Jaworski L.L.P. Certain U.S. federal income tax consequences of the merger will be passed upon for K-Sea by Latham & Watkins LLP.

EXPERTS

The consolidated financial statements of Kirby and consolidated subsidiaries as of December 31, 2010 and 2009, and for each of the years in the three-year period ended December 31, 2010, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2010, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of K-Sea appearing in K-Sea’s Annual Report on Form 10-K for the year ended June 30, 2010, and management’s assessment of the effectiveness of K-Sea’s internal control over financial reporting as of June 30, 2010, have been audited by PricewaterhouseCoopers LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements as of June 30, 2010 are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

FUTURE UNITHOLDER PROPOSALS

Under DRULPA and K-Sea’s partnership agreement, K-Sea is not required to hold an annual meeting of its unitholders (limited partners). Ownership of K-Sea units does not entitle K-Sea unitholders to make proposals at the special meeting. Under K-Sea’s partnership agreement, only its general partner can make a proposal at the special meeting. K-Sea’s partnership agreement establishes a procedure for calling meetings whereby limited partners owning 20% or more of the outstanding units of the class for which a meeting is proposed may call a meeting. In any case, limited partners are not allowed to vote on matters that would cause the limited partners to be deemed to be taking part in the management and control of the business and affairs of the partnership. Doing so would jeopardize the limited partners’ limited liability under DRULPA or the law of any other state in which K-Sea is qualified to do business.

WHERE YOU CAN FIND MORE INFORMATION

Kirby has filed with the SEC a registration statement under the Securities Act of which this proxy statement/prospectus forms a part, which registers the shares of Kirby common stock to be issued to K-Sea unitholders in connection with the merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about Kirby and its common stock. The rules and regulations of the SEC allow Kirby and K-Sea to omit certain information included in the registration statement from this document.

Kirby and K-Sea file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy this information at the Public Reference Room of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. You can also inspect reports, proxy statements and other information about Kirby and K-Sea at the offices of the NYSE at 20 Broad Street, New York, New York 10005. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates, or from commercial document retrieval services. The SEC also maintains an internet website that contains reports, proxy statements and other information about issuers, like Kirby and K-Sea, who file electronically with the SEC. The address of the site is www.sec.gov. The reports and other information filed by Kirby with the SEC are also available at Kirby’s website at www.kirbycorp.com. The reports and other information filed by K-Sea with the SEC are also available at K-Sea’s website at www.k-sea.com. The web addresses of the SEC, Kirby, and K-Sea have been included as inactive textual references only. Except as specifically incorporated by reference into this proxy statement/prospectus, information on those web sites is not part of this proxy statement/prospectus.

The SEC allows Kirby and K-Sea to incorporate by reference information into this proxy statement/prospectus. This means that Kirby and K-Sea can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information that is included directly in this proxy statement/prospectus.

This proxy statement/prospectus incorporates by reference the documents listed below that Kirby and K-Sea previously filed with the SEC. They contain important information about the companies and their financial condition.

Kirby Corporation

•	Annual Report on Form 10-K for the year ended December 31, 2010

•	Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2011

•	Current Reports on Form 8-K filed with the SEC on January 27, 2011, February 25, 2011, March 14, 2011, March 15, 2011, March 16, 2011, April 20, 2011, and April 29, 2011

•	The description of Kirby common stock contained in its registration statement on Form 8-A filed with the SEC on September 23, 1996

K-Sea Transportation Partners L.P.

•	Annual Report on Form 10-K for the year ended June 30, 2010

•	Quarterly Reports on Form 10-Q for the quarters ended September 30, 2010, December 31, 2010 and March 31, 2011

•	Current Reports on Form 8-K filed with the SEC on July 8, 2010, September 2, 2010, September 22, 2010, December 20, 2010, and March 14, 2011

Kirby and K-Sea also incorporate by reference additional documents that either company files with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, between the date of this proxy statement/prospectus and the date of K-Sea’s special meeting. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements. To the extent that any information contained in any such Current Report on Form 8-K, or any exhibit thereto, was furnished, rather than filed, with the SEC, such information or exhibit is specifically not incorporated by reference into this proxy statement/prospectus.

Kirby has supplied all information contained or incorporated by reference into this proxy statement/prospectus relating to Kirby, and K-Sea has supplied all information relating to K-Sea.

Documents incorporated by reference are available from Kirby and K-Sea without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement/prospectus. You can obtain documents incorporated by reference into this document by requesting them in writing or by telephone from the appropriate company at the following addresses:

Kirby Corporation	K-Sea Transportation Partners L.P.

55 Waugh Drive, Suite 1000 Houston, Texas 77007 (713) 435-1000	One Town Center Boulevard, 17th Floor East Brunswick, New Jersey 08816 (732) 565-3818

K-Sea’s unitholders requesting documents should do so by June 24, 2011 to receive them before the K-Sea special meeting.  You will not be charged for any of these documents that you request. If you request any document incorporated by reference into this proxy statement/prospectus from Kirby, Kirby will mail them to you by first class mail, or another equally prompt means, within one business day after it receives your request.

Neither Kirby nor K-Sea has authorized anyone to give any information or make any representation about the merger or the respective companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated by reference into this proxy statement/prospectus. Therefore, if anyone does give you information of that kind, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

ANNEX A

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER
DATED AS OF MARCH 13, 2011
BY AND AMONG
KIRBY CORPORATION,
KSP MERGER SUB, LLC,
KSP HOLDING SUB, LLC,
KSP LP SUB, LLC,
K-SEA TRANSPORTATION PARTNERS L.P.,
K-SEA GENERAL PARTNER L.P.,
K-SEA IDR HOLDINGS LLC
AND
K-SEA GENERAL PARTNER GP LLC

A-i

A-ii

Exhibits

Exhibit A	—	Form of Support Agreement
Exhibit B	—	Form of Fifth Amended and Restated Limited Partnership Agreement of the Company

A-iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of March 13, 2011 (this “Agreement”), is by and among Kirby Corporation, a Nevada corporation (“Parent”), KSP Holding Sub, LLC, a Delaware limited liability company and direct wholly owned subsidiary of Parent (“Holding Sub”), KSP LP Sub, LLC, a Delaware limited liability company and direct wholly owned subsidiary of Parent (“LP Sub”), KSP Merger Sub, LLC, a Delaware limited liability company wholly owned by Holding Sub and LP Sub (“Merger Sub,” and together with Parent, Holding Sub and LP Sub, the “Parent Parties”), K-Sea Transportation Partners L.P., a Delaware limited partnership (the “Company”), K-Sea General Partner L.P., a Delaware limited partnership that is the sole general partner of the Company (“Company General Partner”), K-Sea IDR Holdings LLC, a Delaware limited liability company (“IDR Holdings”), and K-Sea General Partner GP LLC, a Delaware limited liability company that is the sole general partner of Company General Partner (“Management General Partner,” and together with the Company and Company General Partner, the “Company Parties”). Unless the context clearly indicates otherwise, capitalized terms used in this Agreement are defined in Section 9.1.

RECITALS:

WHEREAS, the parties intend that Merger Sub be merged with and into the Company, with the Company surviving the merger on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, simultaneously with, and as a condition to, the execution hereof, KA First Reserve, LLC, EW Transportation LLC, EW Holding Corp. and EW Transportation Corp. (the “Covenanting Unitholders”) are each executing a support agreement with the Parent Parties, dated as of the date hereof, substantially in the form of Exhibit A hereto (collectively, the “Support Agreements”), pursuant to which, among other things, the Covenanting Unitholders have agreed to vote the Common Units and Preferred Units of which they are the record or beneficial owner in favor of the approval of this Agreement and the Merger; and

WHEREAS, the board of directors of Management General Partner (the “Company Board”), acting upon the unanimous recommendation of its Conflicts Committee, has (i) determined that this Agreement and the transactions contemplated hereby are advisable, fair to and in the best interests of the Company and the Limited Partners, (ii) approved the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby, including the Merger, and (iii) resolved to recommend approval of this Agreement and the Merger by the Limited Partners (the “Company Board Recommendation”).

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE 1

THE MERGER

Section 1.1  The Merger.  Subject to the terms and conditions hereof and the provisions of the LLC Act and the DRULPA, and in reliance upon the representations, warranties, covenants and agreements contained herein, at the Effective Time, Merger Sub shall be merged with and into the Company (the “Merger”) in accordance with the provisions of this Agreement and the separate existence of Merger Sub shall thereupon cease. The Company shall be the surviving entity in the Merger (sometimes referred to as the “Surviving Company”) and shall continue to be governed by the laws of the State of Delaware, and the separate existence of the Company, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger.

Section 1.2  Effective Time of the Merger.  The Merger shall become effective at the time of filing (the “Effective Time”) of a properly executed certificate of merger, in accordance with the DRULPA and the LLC

Act, as applicable, duly filed with the Secretary of State of the State of Delaware (the “Certificate of Merger”), which filing shall be made on the Closing Date.

Section 1.3  Effects of the Merger.  The Merger shall have the effects set forth in this Agreement, the Company Partnership Agreement, and the applicable provisions of the DRULPA and the LLC Act.

Section 1.4  Closing.  Upon the terms and subject to the conditions set forth in Article 7 and the termination rights set forth in Article 8, the closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Fulbright & Jaworski L.L.P., Fulbright Tower, 1301 McKinney, Suite 5100, Houston, Texas 77010, at 10:00 a.m., local time, on a date to be specified by the parties, and in any event not later than the third (3rd) Business Day following the satisfaction or waiver (subject to applicable Law) of the conditions (excluding conditions that, by their nature, cannot be satisfied until the Closing Date) set forth in Article 7, unless this Agreement has been theretofore terminated pursuant to its terms or unless another place, time or date is agreed to in writing by the parties hereto (the date of the Closing being referred to herein as the “Closing Date”).

Section 1.5  Partnership Agreement.  At the Effective Time, the Limited Partnership Agreement of the Surviving Company shall be amended to be in the form attached hereto as Exhibit B (the “Surviving Company Partnership Agreement”) until thereafter changed or amended as provided therein or under applicable Law.

ARTICLE 2

CONVERSION OF EQUITY INTERESTS; ELECTION PROCEDURES

Section 2.1  Effect of the Merger on Equity Interests in the Company.  At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub or the holders of any equity interests of the Company or Merger Sub:

(a) Conversion of Common Units.  Subject to Section 2.1(e), each Common Unit issued and outstanding immediately prior to the Effective Time shall thereupon be converted automatically into and shall thereafter represent the right to receive the following consideration (the “Common Unit Consideration”):

(i) each Common Unit (including each Phantom Unit) with respect to which an election to receive all cash (a “Cash Election”) has been effectively made and not revoked pursuant to Section 2.2 and each Non-Electing Common Unit shall be converted into the right to receive $8.15 in cash without interest; and

(ii) each Common Unit (including each Phantom Unit) with respect to which an election to receive a combination of stock and cash (a “Mixed Election”) has been effectively made and not revoked pursuant to Section 2.2 shall be converted into the right to receive (A) $4.075 per Common Unit in cash without interest, and (B) a fraction of a validly issued, fully paid and nonassessable Parent Share equal to the quotient determined by dividing $4.075 by the Parent Share Value and rounding to the nearest ten-thousandth of a share.

Each Common Unit converted into the right to receive the Common Unit Consideration pursuant to this Section 2.1(a) shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a Common Unit immediately prior to the Effective Time (whether certificated or non-certificated and represented in book-entry form) shall thereafter cease to be a limited partner of the Company or have any rights with respect to such Common Units, except the right to receive the Common Unit Consideration.

(b) Conversion of Preferred Units.  Subject to Section 2.1(e), each Preferred Unit issued and outstanding immediately prior to the Effective Time shall thereupon be converted automatically into and shall thereafter represent the right to receive the following consideration (the “Preferred Unit Consideration”) (i) $4.075 per Preferred Unit in cash without interest, and (ii) a fraction of a validly issued, fully paid and nonassessable Parent Share equal to the quotient determined by dividing $4.075 by the Parent Share Value and rounding to the nearest ten-thousandth of a share. Each Preferred Unit converted into the right to receive the Preferred Unit Consideration pursuant to this Section 2.1(b) shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a Preferred Unit immediately prior to the Effective Time (whether certificated or non-certificated and represented in book-entry form) shall thereafter cease to be a limited partner of the Company or have any rights with respect to such Preferred Units, except the right to receive the Preferred Unit Consideration.

(c) General Partner Units; Incentive Distribution Rights.  Subject to Section 2.1(e), each General Partner Unit issued and outstanding immediately prior to the Effective Time shall thereupon be converted automatically into and shall thereafter represent the right to receive $8.15 in cash without interest per General Partner Unit (the “GP Unit Consideration”). The Incentive Distribution Rights issued and outstanding immediately prior to the Effective Time shall at the Effective Time be converted automatically into and shall thereafter represent the right to receive consideration of $18,000,000 in cash without interest (the “GP IDR Consideration,” and, together with the GP Unit Consideration, the “GP Consideration”). The General Partner Units and Incentive Distribution Rights converted into the right to receive the GP Consideration pursuant to this Section 2.1(c) shall cease to be outstanding and shall be canceled and retired and shall cease to exist. Immediately following the admission of Holding Sub as the general partner of the Company pursuant to Section 2.1(d), Company General Partner shall cease to be a general partner of the Company, IDR Holdings shall cease to be a limited partner of the Company and neither Company General Partner nor IDR Holdings will have any rights with respect to the General Partner Units or the Incentive Distribution Rights (whether such interests are certificated or non-certificated and represented in book-entry form), except the right to receive the GP Consideration and the obligations set forth in Section 6.11.

(d) Conversion of Merger Sub Limited Liability Company Interests; Admission of General Partner and Limited Partner.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent or any of its Subsidiaries (i) Holding Sub’s limited liability company interest in Merger Sub shall be converted into and become a 1% general partner interest in the Surviving Company and Holding Sub shall be admitted to the Surviving Company as the sole general partner, (ii) LP Sub’s limited liability company interest in Merger Sub shall be converted into and become a 99% limited partner interest in the Surviving Company, and LP Sub shall be admitted to the Surviving Company as the sole limited partner, and (iii) the Company shall continue without dissolution. Immediately after the Effective Time, such general partner interest and limited partner interest referred to in the preceding sentence will constitute the only outstanding partnership interests in the Surviving Company. At the Effective Time, Holding Sub and LP Sub shall be automatically bound by the Surviving Company Partnership Agreement and the books and records of the Surviving Company shall be revised to reflect the admission of Holding Sub and LP Sub as the sole general partner and sole limited partner, respectively, of the Surviving Company and the withdrawal, immediately following such admissions, of (y) Company General Partner as general partner of the Company, and (z) all Limited Partners (other than LP Sub) as limited partners of the Company.

(e) Adjustments.  If between the date of this Agreement and the Effective Time, the outstanding Units or capital stock of Parent, including securities convertible or exchangeable into or exercisable for Units or capital stock of Parent, shall be changed into a different number of units, shares or other securities by reason of any split (including reverse split), combination, merger, consolidation, reorganization, reclassification, recapitalization or other similar transaction, or any distribution payable in any equity interests in the Company or Parent shall be declared thereon with a record date within such period, the Merger Consideration, the exchange ratios and any other similarly dependent items described herein, as the case may be, shall be appropriately adjusted to provide the holders of interests of the Company converted into Merger Consideration pursuant to this Section 2.1 the same economic effect as contemplated by this Agreement prior to such event, and as so adjusted shall, from and after the date of such event, be the Merger Consideration, the applicable exchange ratio or other dependent item, as applicable, subject to further adjustment in accordance with this sentence; provided, however, that nothing herein shall be construed to permit the Company Entities to take any action with respect to their securities that is expressly prohibited by Section 5.1.

Section 2.2  Election Procedures.

(a) At the time of mailing of the Proxy Statement/Prospectus to holders of record of Common Units entitled to vote at the Unitholder Meeting (such date, the “Mailing Date”), an election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates theretofore representing Common Units, or Book-Entry Common Units, shall pass, only upon proper delivery of such Certificates or Book-Entry Common Units, respectively, to the Exchange Agent, upon adherence to the procedures set forth in the letter of transmittal) in such form as Parent and the Company shall reasonably agree (the “Election Form”) shall be mailed to each holder of record of Common Units as of the record date for the Unitholder Meeting.

(b) Each Election Form shall permit the holder (or the beneficial owner through appropriate and customary documentation and instructions) to specify (i) the number of such holder’s Common Units with respect to which such holder makes a Cash Election, and (ii) the number of such holder’s Common Units with respect to which such holder elects to make a Mixed Election. Any Common Units with respect to which the Exchange Agent has not received an effective, properly completed Election Form on or before 5:00 p.m., New York time, on the Business Day that is three (3) Business Days prior to the Closing Date (which date shall be publicly announced by Parent as soon as reasonably practicable) (or such other time and date as the Company and Parent shall agree in writing) (the “Election Deadline”) shall be deemed to be “Non-Electing Common Units.” If the Closing Date is delayed to a subsequent date, the Election Deadline shall be similarly delayed to a subsequent date, and Parent shall promptly announce any such delay and, when determined, the rescheduled Election Deadline, if any.

(c) Parent shall make Election Forms available as may reasonably be requested from time to time by all Persons who become holders (or beneficial owners) of Common Units between the record date for the Unitholder Meeting and the Election Deadline, and the Company shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein and as specified in any agreement with the Exchange Agent.

(d) Any election made pursuant to this Section 2.2 shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form prior to the Election Deadline. An Election Form shall be deemed properly completed only (i) if accompanied by one or more Certificates representing Common Units duly endorsed in blank or otherwise in form acceptable for transfer on the books of the Company (or by an appropriate guarantee of delivery of such Certificates as set forth in such Election Form from a firm that is an “eligible guarantor institution” (as defined in Rule 17Ad-15 under the Exchange Act), and/or (ii) upon receipt of an “agent’s message” by the Exchange Agent or such other evidence of transfer of Book-Entry Common Units to the Exchange Agent as the Exchange Agent may reasonably request, collectively representing all Common Units covered by such Election Form, together with duly executed transmittal materials included with the Election Form. Any Election Form may be revoked or changed by the Person submitting such Election Form, by written notice received by the Exchange Agent prior to the Election Deadline. In the event an Election Form is revoked prior to the Election Deadline, the Common Units represented by such Election Form shall become Non-Electing Common Units and Parent shall cause the Certificates representing such Common Units to be promptly returned without charge to the Person submitting the Election Form upon such revocation or written request to that effect from the holder who submitted the Election Form; provided, however, that a subsequent election may be made with respect to any or all of such Common Units pursuant to this Section 2.2. In addition, all Cash Elections and Mixed Elections shall automatically be revoked and all Certificates representing Common Units shall be promptly returned without charge if this Agreement is terminated in accordance with Article 8 of this Agreement.

(e) Subject to the terms of this Agreement and of the Election Form, the Exchange Agent, in consultation with both Parent and the Company, shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. None of Parent or the Company or the Exchange Agent shall be under any obligation to notify any Person of any defect in an Election Form.

Section 2.3  No Fractional Shares.  No certificates or scrip representing fractional Parent Shares or book-entry credit of the same shall be issued upon the surrender for exchange of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Interests, no dividends or other distributions of Parent shall relate to such fractional share interests, including any fractional share interests resulting pursuant to Section 2.1(a), (b) or (c), and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent. In lieu of such fractional share interests, Parent shall pay to each holder of a Certificate (upon surrender thereof as provided in this Article 2) or Book-Entry Interest an amount in cash equal to the product obtained by multiplying (y) the fractional share interest to which such holder would otherwise be entitled (after taking into account all Company Equity Interests formerly represented by Certificates or Book-Entry Interests), by (z) the Parent Share Value.

Section 2.4  Exchange of Certificates and Book Entry Interests.

(a) Prior to the Mailing Date, Parent shall appoint a commercial bank or trust company reasonably acceptable to the Company to act as agent (the “Exchange Agent”) for the purpose of exchanging Certificates and Book-Entry Interests for the Merger Consideration. Parent shall pay all costs, fees, and expenses incurred in connection with the retention and engagement of the Exchange Agent. In connection with the foregoing, Parent and Merger Sub shall enter into an exchange agent and nominee agreement with the Exchange Agent, in a form reasonably acceptable to the Company, setting forth the procedures to be used in accomplishing the deliveries and other actions contemplated by this Section 2.4 and by Section 2.2 and Section 2.3.

(b) As soon as reasonably practicable after the Effective Time, Parent shall cause to be mailed to each record holder, as of the Effective Time, of Certificates or Book-Entry Interests representing Company Equity Interests (other than any holder which has previously and properly surrendered all of its Certificate(s) or Book-Entry Interests to the Exchange Agent in accordance with Section 2.2), a form of letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent or, in the case of Book-Entry Interests, upon adherence to the procedures set forth in the letter of transmittal) and instructions for use in effecting the surrender of the Certificates or, in the case of Book-Entry Interests, the surrender of such interests in exchange for the Merger Consideration.

(c) Immediately prior to the Effective Time, Parent shall (1) issue and deposit or cause to be deposited with the Exchange Agent to be held in trust for the holders of Company Equity Interests, evidence of shares in book-entry form, representing Parent Shares issuable pursuant to Section 2.1 in exchange for (x) outstanding Common Units for which a Mixed Election (to the extent such consideration is payable in Parent Shares) has been made, (y) outstanding Preferred Units (to the extent such consideration is payable in Parent Shares), and (z) outstanding General Partner Units (to the extent such consideration is payable in Parent Shares) and an amount of cash representing the aggregate cash consideration payable pursuant to Section 2.1, and (2) deposit with the Exchange Agent, from time to time as needed, cash in amounts that are sufficient to pay cash in lieu of fractional shares pursuant to Section 2.3, and to make any dividends or other distributions pursuant to Section 2.4(g), in each case, to be paid in respect of the Certificates and the Book-Entry Interests by holders thereof who have properly delivered to the Exchange Agent their Common Units, Preferred Units, General Partner Units, or Incentive Distribution Rights. Any cash and Parent Shares deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.” The Exchange Agent shall, subject to the terms of the exchange agent and nominee agreement entered into with Parent, deliver the Merger Consideration contemplated to be issued pursuant to Section 2.1, Section 2.2, and Section 2.3 out of the Exchange Fund. Until used for that purpose, the cash portion of the Exchange Fund shall be invested by the Exchange Agent in short-term obligations of or guaranteed by the United States of America or short-term obligations of an agency of the United States of America which are backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Services Inc. or Standard & Poor’s Corporation, or in deposit accounts, short-term certificates of deposit or banker’s acceptances of, or repurchase or reverse repurchase agreements with commercial banks which have capital surplus and undivided profits aggregating more than $10 billion (based on the most recent financial statements of the banks which are then publicly available at the SEC or otherwise); provided, however, that no such investment or losses thereon shall affect the Merger Consideration payable to former holders of Company Equity Interests entitled to receive such consideration or cash in lieu of fractional interests, and Parent shall promptly provide, or shall cause the Surviving Company to promptly provide, additional cash funds to the Exchange Agent for the benefit of the former holders of Company Equity Interests in the amount of any such losses. The Exchange Fund shall not be used for any purpose other than the foregoing.

(d) Each holder of Company Equity Interests that have been converted into a right to receive the Merger Consideration, upon completion of the calculations required by Section 2.1 and surrender of a Certificate or Book-Entry Interests to the Exchange Agent together with the letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, will be entitled to receive in exchange therefor (A) one or more Parent Shares which shall be in uncertificated book-entry form and which shall represent, in the aggregate, the whole number of Parent Shares that such holder has the right to receive pursuant to Section 2.1 (after taking into account all Company Equity Interests then held by such holder) and/or (B) a check in the amount equal to any cash that such holder has the right to receive pursuant to this Article 2, consisting of the cash consideration pursuant to Section 2.1, cash in lieu of any fractional shares pursuant to Section 2.3, and any dividends and other distributions pursuant to Section 2.4(g), in each case, less any required withholding Taxes. The Merger Consideration shall be paid as promptly as reasonably practicable after receipt by the Exchange Agent of the Certificate or Book-Entry Interests and letter of transmittal in accordance with the foregoing. No interest shall be paid or accrued on any Merger Consideration, cash in lieu of fractional shares in accordance with Article 2 hereof or on any unpaid dividends and distributions payable to holders of Certificates or Book-Entry Interests. Until so surrendered, each such Certificate and Book-Entry Interest shall, from and after the Effective Time, represent for all purposes only the right to receive the Merger Consideration, the issuance or payment of which (including any cash in lieu of fractional shares) shall be deemed to be the satisfaction in full of all rights pertaining to Company Equity Interests converted in the Merger.

(e) If any cash payment is to be made to a Person other than the Person in whose name the applicable surrendered Certificate or Book-Entry Interest is registered, it shall be a condition of such payment that the Person requesting such payment shall pay any transfer or other similar Taxes required by reason of the making of such cash payment to a Person other than the registered holder of the surrendered Certificate or Book-Entry Interest or shall establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable. If any portion of the Merger Consideration is to be registered in the name of a Person other than the Person in whose name the applicable surrendered Certificate or Book-Entry Interest is registered, it shall be a condition to the registration thereof that the surrendered Certificate or Book-Entry Interest shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such delivery of the Merger Consideration shall pay to the Exchange Agent any transfer or other similar Taxes required as a result of such registration in the name of a Person other than the registered holder of such Certificate or Book-Entry Interest or establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(f) Subject to Section 2.1(d), at the Effective Time, the equity transfer books of the Company shall be closed and there shall be no further registration of transfers of Company Equity Interests thereafter. If, after the Effective Time, any Certificates or Book-Entry Interests representing such Company Equity Interests are presented for transfer to the Exchange Agent, each such interest shall be cancelled and exchanged for the Merger Consideration provided for in this Article 2 in accordance with the terms hereof. In the event of a transfer of ownership of any Company Equity Interests prior to the Effective Time that has not been registered in the transfer records of the Company, the Merger Consideration payable in respect of such Company Equity Interests shall be paid to the transferee of such interest if the Certificate or Book-Entry Interest that previously represented such Company Equity Interest is presented to the Exchange Agent accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable transfer Taxes have been paid. From and after the Effective Time, the holders of Certificates and Book-Entry Interests representing Company Equity Interests outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Equity Interests except as otherwise provided in this Agreement or by applicable Law.

(g) No dividends or other distributions with respect to Parent Shares issued in the Merger shall be paid to the holder of any unsurrendered Certificates or Book-Entry Interests until such Certificates or Book-Entry Interests are surrendered as provided in this Article 2. Following such surrender, subject to the effect of escheat, Tax or other applicable Law, there shall be paid, without interest, to the record holder of the Parent Shares, if any, issued in exchange therefor (i) at the time of such surrender, all dividends and other distributions payable in respect of any such Parent Shares with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid, and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such Parent Shares with a record date after the Effective Time but with a payment date subsequent to such surrender. For purposes of dividends or other distributions in respect of Parent Shares, all Parent Shares to be issued pursuant to the Merger shall be entitled to dividends or other distributions pursuant to the immediately preceding sentence as if issued and outstanding as of the Effective Time.

Section 2.5  Termination of Fund.  Any portion of the Exchange Fund that remains unclaimed by holders of Company Equity Interests for twelve (12) months after the Effective Time shall be paid to the Surviving Company or, if so directed by the Surviving Company, to Parent. Any holders of Company Equity Interests who have not theretofore complied with this Article 2 shall thereafter look only to Parent and the Surviving Company for payment of the Merger Consideration deliverable in respect of each Company Equity Interest formerly held by such holder as determined pursuant to this Agreement without any interest thereon, and Parent and the Surviving Company shall be responsible with respect to such payment. Notwithstanding the foregoing, none of the Company, Parent, the Exchange Agent or any other Person shall be liable to any former holder of Company Equity Interests for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any portion of the Exchange Fund that remains unclaimed by holders of Company Equity Interests prior to the date on which such portion of the Exchange Fund would otherwise escheat to or become the property of any Governmental Entity shall, to the extent permitted by applicable Law and immediately prior to such date, become the property of the Surviving Company, free and clear of all claims or interest of any person previously entitled thereto.

Section 2.6  Lost, Stolen or Destroyed Certificate.  In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required, the posting by the holder of a bond in customary amount as indemnity against any claim that may be made against it with respect to the Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration such holder has a right to receive pursuant to this Article 2.

Section 2.7  Withholding.  Parent, the Surviving Company and the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration deliverable under this Agreement, and from any other payments made pursuant to this Agreement (including pursuant to Section 2.3) such amounts as Parent, the Surviving Company and the Exchange Agent are required to deduct and withhold with respect to such delivery and payment under the Code or any provision of applicable Tax Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the holder of Company Equity Interests and such other Persons, as applicable, in respect of which such deduction and withholding was made by Parent, the Surviving Company and the Exchange Agent.

Section 2.8  Further Assurances.  At and after the Effective Time, the officers and directors of the Surviving Company or the Surviving Company’s general partner shall be authorized to execute and deliver, in the name and on behalf of the Surviving Company (or in the name and on behalf of the Surviving Company’s general partner, on behalf of the Surviving Company, as the case may be), any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Surviving Company (or in the name and on behalf of the Surviving Company’s general partner, on behalf of the Surviving Company, as the case may be), any other actions and things necessary to vest, perfect or confirm of record or otherwise in the

Surviving Company any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Company as a result of, or in connection with, the Merger.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY PARTIES

Except as disclosed in the Company SEC Documents or in the disclosure letter, dated as of the date of this Agreement and delivered to Parent in connection with the execution and delivery of this Agreement (the “Company Disclosure Letter”), the Company Parties, jointly and severally, represent and warrant to the Parent Parties as follows:

Section 3.1  Corporate Organization and Qualification, Subsidiaries.

(a) Each of the Company Entities has been duly organized or formed and is validly existing and in active status under the Laws of its jurisdiction of organization or formation. Each of the Company Entities has the requisite limited partnership, limited liability company or corporate (as applicable) power and authority to own, lease or otherwise hold, use and operate all of its properties, rights and assets and to carry on its business as it is now being conducted, and is duly licensed and qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary or appropriate, except where the failure to have such power and authority or to be so licensed and qualified would not result in a Company Material Adverse Effect.

(b) Section 3.1(b) of the Company Disclosure Letter sets forth a complete and correct list of each of the Company Entities, together with (i) the nature of the legal organization of such Person, (ii) the jurisdiction of organization or formation of such Person, (iii) the name of each Company Entity that owns beneficially or of record any equity or similar interest in such Person, (iv) the percentage interest owned by such Company Entity in such Person, and (v) the classification of each Company Entity for U.S. federal income tax purposes. None of the Company Entities is subject to any obligation to make any investment in or capital contribution to any Person.

Section 3.2  Organizational and Governing Documents.  Prior to the date of this Agreement, the Company has furnished to Parent complete and correct copies of the organizational and governing documents for all Company Entities (the “Company Entity Charter Documents”). The Company Entity Charter Documents are in full force and effect. No Company Entity is in violation of any provision of its Company Entity Charter Documents, and there has been no event, condition or occurrence which, after notice or lapse of time or both, would constitute such a default or violation of, or permit the termination of, any Company Entity Charter Document. The minute books of the Company Parties, and each other Company Entity, copies of which have been made available to Parent prior to the date of this Agreement, contain true, complete and correct records of all meetings and other entity actions held or taken since January 1, 2008 of their respective partners, members, boards of directors (or equivalent governing bodies) and each committee of their boards of directors (or equivalent governing bodies).

Section 3.3  Capitalization.

(a) Management General Partner is the sole general partner of Company General Partner. Management General Partner is the sole beneficial owner and record owner of 100% of the general partner interest in Company General Partner (the “Company General Partner GP Interests”), and such general partner interest has been duly authorized and validly issued in accordance with applicable Laws and the Company General Partner Partnership Agreement. Management General Partner owns the Company General Partner GP Interests free and clear of any Liens other than those arising pursuant to the Company Entity Charter Documents and other than immaterial Liens.

(b) Company General Partner is the sole general partner of the Company. Company General Partner is the sole beneficial owner and record owner of 100% of the General Partner Interest and the Incentive Distribution Rights, and the General Partner Interest and Incentive Distribution Rights have each been duly authorized and validly issued in accordance with applicable Laws and the Company Partnership Agreement. Company General Partner owns the General Partner Interest free and clear of any Liens other than those arising pursuant to the Company Partnership Agreement and other than immaterial Liens.

(c) The Company has no limited partner interests or other partnership or equity interests issued and outstanding other than (i) 19,160,394 Common Units, 99,683 of which are owned beneficially and of record by Company General Partner, (ii) 202,447 General Partner Units, all of which are owned beneficially and of record by the Company General Partner, (iii) 19,178,120 Preferred Units, all of which are owned beneficially and of record by KA First Reserve, LLC, (iv) the Incentive Distribution Rights, all of which are owned beneficially and of record by IDR Holdings, and (v) other equity-based awards in the form of 389,471 aggregate Phantom Units issued under the Company LTIP. Except as set forth in the preceding sentence, there are no outstanding (x) options, warrants, preemptive rights, subscriptions, calls or other rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating Company General Partner, the Company or any Company Subsidiary to issue, transfer or sell any partnership interest or other equity interest in the Company, Company General Partner or any Company Subsidiary or securities convertible into or exchangeable for such partnership interests or equity interests or (y) contractual obligations of Company General Partner, the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any partnership interest or other equity interest in the Company, Company General Partner or any Company Subsidiary or any such securities or agreements listed in clause (x) of this sentence. The Company does not have any Voting Debt. There are no obligations of any Company Entity to make any investment (in the form of a loan, capital contribution or otherwise) in any Company Entity or any other Person, or pursuant to which any Company Entity is or could be required to register Company Equity Interests or other securities under the Securities Act. No Company Entity owns, or has any contractual or other obligation to acquire, any equity securities or other securities of any Person (other than another Company Entity) or any direct or indirect equity or ownership interest in any other business. There are no voting trusts, proxies or other agreements, commitments or understandings of any character to which any Company Entity is a party or by which any of them is bound with respect to the holding, voting or disposition of any Company Equity Interests or any equity interests of the Company Subsidiaries, other than the Company Entity Charter Documents.

(d) Each of the Common Units and the Preferred Units and the limited partner interests represented thereby have been duly authorized and validly issued in accordance with applicable laws and the Company Partnership Agreement, and are fully paid (to the extent required under the Company Partnership Agreement) and non-assessable (except for the general partner interest and except as such non-assessability may be affected by Sections 17-607 and 17-804 of the DRULPA or similar provisions of Law). No Company Equity Interests were issued in violation of pre-emptive or similar rights (whether statutory or otherwise) or any other agreement or understanding. All of the outstanding equity interests of the Company Subsidiaries have been duly authorized and are validly issued, fully paid (except to the extent required under a Company Entity Charter Document) and non-assessable (except for any general partner interest and except as such non-assessability may be affected by Sections 17-607 and 17-804 of the DRULPA or similar provisions of Law) and free of pre-emptive rights (whether statutory or otherwise) and were not issued in violation of pre-emptive or similar rights (whether statutory or otherwise); and all such units, shares and other equity interests are owned, directly or indirectly, by the Company, free and clear of all Liens other than those arising pursuant to the Company Entity Charter Documents, and other than immaterial Liens.

Section 3.4  Authorization of Agreement; No Violation; Special Approval.

(a) Each of the Company Parties has, as applicable, all requisite limited partnership or limited liability company power and authority to execute and deliver this Agreement and, subject to the Company Unitholder Approvals, to consummate the transactions contemplated by this Agreement. The execution and delivery by the Company Parties of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly, validly and unanimously approved by the Company Board and by Company General Partner, as the general partner of the Company. Company General Partner has approved the Merger and this Agreement for all purposes under Article XIV of the Company Partnership Agreement (the “General Partner Approval”) and has, acting through the Company Board, directed that this Agreement be submitted, in accordance with the Company Partnership Agreement and applicable Law, to (x) the Common Unitholders for approval at the Unitholder Meeting (the “Common Unitholder Approval”), and (y) the Preferred Unitholders for approval at the Unitholder Meeting (the “Preferred Unitholder Approval,” and together with the Common Unitholder Approval, the “Company Unitholder Approvals”). Except for approvals that have been previously obtained and the Company Unitholder Approvals, no other votes or approvals on the part of the Company Entities are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company Parties and, assuming due authorization, execution and delivery hereof by the Parent Parties, constitutes a valid and binding obligation of the Company Parties, enforceable against the Company Parties in accordance with its terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other Laws affecting or relating to creditors’ rights generally or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a Proceeding in equity or at law.

(b) Except as would not be reasonably expected to have a Company Material Adverse Effect, none of (i) the execution, delivery or performance of this Agreement, (ii) the compliance by the Company Entities with the provisions of this Agreement, or (iii) the consummation of the Merger and the other transactions contemplated by this Agreement, will, directly or indirectly, with or without notice or lapse of time, (A) contravene, conflict with or result in any violation or breach of any provision of the Company Entity Charter Documents (subject to receiving the Company Unitholder Approvals), or (B) assuming that the consents and approvals referred to in Section 3.5 are duly obtained, (1) give any Governmental Entity or other Person the right to challenge the Merger or any of the transactions contemplated by this Agreement, (2) violate any Law applicable to the Company Entities or any of their respective properties or assets, or (3) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the modification, cancellation, acceleration or termination of or a right of modification, cancellation, acceleration or termination under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties, rights or assets of any Company Entity under, any of the terms, conditions or provisions of any Contract to which any Company Entity is a party, or by which any of the Company Entities or any of their respective properties or assets is bound.

(c) At a meeting duly called and held, the Company Board determined, by unanimous vote, that this Agreement, the Merger and the other transactions contemplated hereby are fair and reasonable to the Company and the Limited Partners and approved this Agreement, the Merger and the other transactions contemplated hereby.

(d) At a meeting duly called and held, the Conflicts Committee determined, by unanimous vote, that this Agreement and the Merger are fair and reasonable to the Company and the Limited Partners and approved this Agreement and the Merger, and such approval constituted a Special Approval.

Section 3.5  Consents and Approvals.  Except for (i) any notices or filings required by the HSR Act or other Antitrust Law and the termination or expiration of the waiting period under the HSR Act or other Antitrust Law, (ii) the filing of any other required applications or notices with any state or foreign agencies of competent jurisdiction and approval of such applications and notices (the “Other Approvals”), (iii) the filing with the SEC of (A) a proxy statement/prospectus related to the transactions contemplated by this Agreement and the matters to be submitted to the Unitholders at the Unitholder Meeting (as may be amended or supplemented from time to time, the “Proxy Statement/Prospectus”), and (B) such other reports or filings under the Exchange Act or the Securities Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DRULPA and the LLC Act, (v) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the NYSE, (vi) such filings and approvals as may be required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the Parent Shares pursuant to this Agreement, (vii) the filings, clearances, consents, notices and approvals set forth in Section 3.5 of the Company Disclosure Letter and (viii) such filings, clearances, consents, notices and approvals as would not reasonably be expected to have a

Company Material Adverse Effect (the consents referred to in clauses (i) through (viii), the ‘‘Company Consents”), no consents or approvals of or filings or registrations with any Governmental Entity or any Third Party are necessary in connection with the execution and delivery by the Company Entities of this Agreement or the consummation by the Company Entities of the transactions contemplated by this Agreement.

Section 3.6  Regulatory Matters; Reports.

(a) The Company Entities have each timely filed (i) all reports, schedules, forms, registrations, statements and certifications, together with any amendments required or requested to be made with respect thereto, that they were required to file since January 1, 2008 with (A) the SEC, (B) the NYSE, and (C) each other applicable Governmental Entity. Except as set forth in Section 3.6(a) of the Company Disclosure Letter, to the Knowledge of the Company, no Governmental Entity has initiated since January 1, 2008 or has pending any Proceeding with respect to the business, disclosures or operations of any Company Entity. Except as set forth in Section 3.6(a) of the Company Disclosure Letter, to the Knowledge of the Company, since January 1, 2008, no Governmental Entity has resolved any Proceeding into the business, disclosures or operations of any Company Entity. Except as set forth in Section 3.6(a) of the Company Disclosure Letter, Since January 1, 2008, to the Knowledge of the Company, there is no unresolved or threatened, comment, exception or stop order by any Governmental Entity with respect to any report or statement relating to any examinations or inspections of any Company Entity. Since January 1, 2008, there have been no civil investigative demands or other formal or informal inquiries by, or disagreements or disputes with, any Governmental Entity with respect to the business, operations, policies or procedures of any Company Entity.

(b) No Company Entity is subject to any cease-and-desist or other Order or formal or informal enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any directive by, or has been ordered to pay any civil money penalty or other amount by, or has adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Entity that currently restricts or affects in any material respect the conduct of its business (or that, upon consummation of the Merger, would restrict in any material respect the conduct of the business of Parent or any of its Subsidiaries), or that in any material manner relates to its ability to pay dividends or make distributions, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application that apply to companies engaged in the business of transporting products by barge (each item in this sentence, a “Company Regulatory Agreement”), nor has any Company Entity been advised since January 1, 2008 by any Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Company Regulatory Agreement.

(c) Prior to the date of this Agreement, the Company has furnished or made available to Parent (including via EDGAR) an accurate, complete and correct copy of each (i) registration statement, prospectus, schedule, proxy statement, form, document and report filed with or furnished to the SEC by the Company since January 1, 2008 (together with the exhibits and other information incorporated therein, as amended prior to the date of this Agreement since the respective dates of filing, the “Company SEC Documents”), and (ii) communication mailed or otherwise delivered by the Company to the Unitholders since January 1, 2008. No such Company SEC Document or communication, at the time filed or communicated (and in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of relevant meetings, respectively) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except to the extent amended or superseded by a subsequently filed Company SEC Document. As of their respective dates, all Company SEC Documents complied as to form in all material respects with the Regulations of the SEC with respect thereto. No executive officer of Management General Partner signing on behalf of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of SOX and, at the time of filing or submission of each such certification, such certification was true and accurate and complied with SOX.

(d) The Company has made available to Parent copies of all comment letters received by the Company from the SEC since January 1, 2008 relating to the Company SEC Documents, together with all written responses of the Company thereto. There are no outstanding or unresolved comments in any such comment letters received by the Company from the SEC. Except as set forth in Section 3.6(d) of the Company Disclosure Letter, to the Knowledge of the Company, none of the Company SEC Documents is the subject of any ongoing review by the SEC.

Section 3.7  Financial Statements.

(a) Each of the financial statements of the Company and the Company Subsidiaries included (or incorporated by reference) in the Company SEC Documents (including the related notes, where applicable) (i) fairly presents in all material respects the consolidated results of operations, cash flows, statements of partners’ capital and consolidated financial position of the entities purported to be shown thereby for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), (ii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published Regulations of the SEC with respect thereto, and (iii) has been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.

(b) The Company (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company is made known to the management of the Company and Company General Partner by others within those entities, and (y) has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s outside auditors and the audit committee of the Company Board (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. These disclosures were made in writing by management to the Company’s auditors and to the audit committee of the Company Board, a copy of which has previously been made available to Parent. There is no reason to believe that the Company’s outside auditors, chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the Regulations adopted pursuant to Section 404 of SOX, without qualification, when next due.

(c) Except as set forth in Section 3.7(c) of the Company Disclosure Letter, since January 1, 2008, neither the principal executive officer nor the principal financial officer of Management General Partner has become aware of any fact, circumstance or change that is reasonably likely to result in a “significant deficiency” or a “material weakness” in the Company’s internal controls over financial reporting.

(d) Management General Partner has adopted a code of ethics, as defined by Item 406(b) of Regulation S-K, for senior financial officers, applicable to its principal financial officer, comptroller or principal accounting officer, or persons performing similar functions. The Company has promptly disclosed any change in or waiver of its code of ethics with respect to any such persons, as required by Section 406(b) of SOX. To the Knowledge of the Company, there have been no violations of provisions of such codes of ethics by any such persons since January 1, 2008.

(e) Since January 1, 2008, (i) none of the Company Entities nor, to the Knowledge of the Company, any Representative of any Company Entity, has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of any Company Entity or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that any Company Entity has engaged in questionable accounting or auditing practices, and (ii) no attorney representing a Company Entity, whether or not employed by a Company Entity, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by any Company Entity or any Company Entity’s officers, directors, employees or agents to the Company Board or any committee thereof or to any officer of any Company Entity.

Section 3.8  Undisclosed Liabilities.  Neither the Company nor any Company Subsidiary has any liability or obligation of any nature whatsoever (whether absolute, accrued, contingent, determined, determinable or otherwise and whether due or to become due), except for (a) those liabilities that are reflected or reserved against on the consolidated balance sheet of the Company included in its Quarterly Report on Form 10-Q filed with the SEC for the fiscal quarter ended December 31, 2010 (the “Company Balance Sheet Date”) (including any notes thereto) (b) liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2010, (c) liabilities, obligations or contingencies which are of a nature not required to be reflected in the consolidated financial statements (including the notes thereto) of the Company and the Company Subsidiaries, and (d) liabilities, obligations or contingencies that (i) would not, individually or in the aggregate, have a Company Material Adverse Effect or (ii) have been discharged or paid in full prior to the date of this Agreement. None of the Company Entities is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among any Company Entity, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K)).

Section 3.9  Absence of Certain Changes or Events.  Except as set forth in Section 3.9 of the Company Disclosure Letter, from June 30, 2010 to the date of this Agreement, each Company Entity has conducted its business in the ordinary course consistent with past practice, and during such period, there has not occurred:

(a) a Company Material Adverse Effect;

(b) any action or event of the type described in Section 5.1(b);

(c) any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of any Company Entity (whether or not covered by insurance);

(d) (i) any declaration, accrual, set aside or payment of any dividend or any other distribution in respect of any Units or other Company Equity Interest other than 761,914 Preferred Units issued as “pay-in-kind” dividends on such Preferred Units, or (ii) any repurchase, redemption or other acquisition by any Company Entity of any Units or other Company Equity Interest;

(e) any sale, issuance or grant, or authorization of the issuance of, (i) any Company Unit or other Company Equity Interest other than the Preferred Units and 761,914 Preferred Units issued as “pay-in-kind” dividends on such Preferred Units, (ii) any option, warrant or right to acquire any Company Equity Interest or any other security of any Company Subsidiary, or (iii) any instrument convertible into or exchangeable for any Company Equity Interests or other security of a Company Entity;

(f) (i) any amendment to any Company Entity Charter Document (other than the amendment of the Company Partnership Agreement on September 10, 2010 in connection with the initial issuance of the Preferred Units), or (ii) any merger, consolidation, security exchange, business combination, recapitalization, reclassification of equity securities, split or reverse split of equity securities or similar transaction involving a Company Entity;

(g) any receipt by any Company Entity of any Acquisition Proposal (other than the issuance of the Preferred Units and the transactions and proposals in connection therewith);

(h) any creation of any Subsidiary of any Company Entity or acquisition by any Company Entity of any equity interest or other interest in any other Person;

(i) any capital expenditure (other than drydocking capital expenditures) by any Company Entity which, when aggregated with all other capital expenditures made on behalf of the Company Entities since the Company Balance Sheet Date, exceeds $3.0 million individually or $6.0 million in the aggregate;

(j) any (i) acquisition, lease or license by any Company Entity of any material right or other material asset from any other Person, (ii) sale or other disposal or lease or license by any Company Entity of any material right or other material asset to any other Person, or (iii) waiver or relinquishment by any Company Entity of any material right, except for rights or other assets acquired, leased, licensed or disposed of in the ordinary course of business and consistent with past practices;

(k) any material write-off as uncollectible, or establishment of any material extraordinary reserve with respect to, any account receivable or other indebtedness of any Company Entity;

(l) any pledge of any assets of or sufferance of any of the assets of any Company Entity to become subject to any Lien, except for pledges of immaterial assets made in the ordinary course of business and consistent with past practices;

(m) any (i) loan by any Company Entity to any Person, or (ii) incurrence or guarantee by any Company Entity of any indebtedness for borrowed money;

(n) any (i) adoption, establishment, entry into or amendment by any Company Entity of any Benefit Plan, or (ii) payment of any bonus or any profit sharing or similar payment to, or material increase in the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of the directors, officers or employees of any Company Entity other than annual salary increases in the ordinary course of business consistent with past practices;

(o) any change of the methods of accounting or accounting practices of any Company Entity in any material respect;

(p) any material change in the Tax methods, principles or elections of any Company Entity;

(q) any notice of audit or recoupment of amounts previously reimbursed by any Governmental Entity or Third Party payor;

(r) any adjustment in excess of $1 million to balances reflected in the Company’s consolidated financial statements that do not pertain to the period covered by such consolidated financial statements;

(s) any amendment to any material Third Party payor Contract that would result in a decrease in an amount to be received by any Company Entity; or

(t) any agreement or commitment to take any of the actions referred to in clauses (b) through (v) above.

Section 3.10  Property.

(a) The Company and the Company Subsidiaries, individually or together, own, lease or have the right to use all of their material properties and assets reflected in the Company’s Form 10-Q filed with the SEC for the quarter ended December 31, 2010 or otherwise used by them in connection with the conduct of their businesses, other than any properties or assets that have been sold or otherwise disposed of since the date of the Company Balance Sheet Date in the ordinary course of business consistent with past practice (all such material properties and assets are referred to as the “Assets”). The Company and the Company Subsidiaries each have marketable title to, or in the case of leased or subleased Assets, valid and subsisting leasehold interests in, all of the Assets free and clear of Liens of any nature whatsoever, other than Permitted Encumbrances.

(b) Section 3.10(b) of the Company Disclosure Letter identifies all real property and interests in real property owned in fee by the Company or any Company Subsidiary (the “Owned Real Property”). The Company or a Company Subsidiary, as applicable, has good, valid and marketable title to the Owned Real Property, free and clear of any Lien, other than Permitted Encumbrances. There are no outstanding options or rights of first refusal to purchase the Owned Real Property or any portion of the Owned Real Property or interest therein. To the Knowledge of the Company, the major structural elements of the improvements comprising the Owned Real Property, including mechanical, electrical, heating, ventilation, air conditioning or plumbing systems, elevators and parking elements, are sufficient in all material respects to allow the business of the Company and the Company Subsidiaries, as applicable, to be operated in the ordinary course of business consistent with past practice.

(c) Section 3.10(c) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true, correct and complete list of the material real property which is leased, subleased or licensed to the Company or any Company Subsidiary (the “Leased Real Property” and together with the Owned Real Property, the “Real Property”); the lease, sublease or license for such property (each a “Lease”) is valid, legally binding, enforceable and in full force and effect with respect to the Company or the Company Subsidiary, as applicable, and, to the Knowledge of the Company, the applicable counterparty thereto, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other Laws affecting or relating to creditors’ rights generally or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a Proceeding in equity or at law. Except as would not have a Company Material Adverse Effect, neither the Company nor any Company Subsidiary is in breach of or default under the terms of any Lease (or has taken or failed to take any action which with notice or lapse of time, or both, would constitute a default thereunder). Prior to the date hereof, the Company has provided to Parent true and complete copies of each Lease as in effect on the date of this Agreement.

(d) The Real Property is in material compliance with all applicable zoning Laws and building codes, and the buildings and improvements located on the Real Property are sufficient in all material respects to allow the business of the Company and the Company Subsidiaries, as applicable, to be operated in the ordinary course of business, consistent with past practice.. There are no pending or, to the Knowledge of the Company, threatened Proceedings with respect to or otherwise affecting the Real Property, except as would not have a Company Material Adverse Effect. The Company and the Company Subsidiaries are in material compliance with all applicable health and safety related Laws for the Real Property, including those under the Americans with Disabilities Act of 1990 and the Occupational Health and Safety Act of 1970.

(e) There is no pending or, to the Knowledge of the Company, threatened condemnation of any part of the Real Property used or necessary for the conduct of the businesses of the Company or the Company Subsidiaries, as they are currently conducted, by any Governmental Entity or other Person, which condemnation would result in an Company Material Adverse Effect.

Section 3.11  Contracts.

(a) Except as set forth and described in Section 3.11(a) of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries is a party to, bound by or subject to any Contract (whether written or oral) (i) that is a “material contract” (within the meaning of Item 601(b)(10) of Regulation S-K) to be performed after the date of this Agreement, (ii) that contains a non-compete or non-solicit requirement or other provision that restricts in any material respect the conduct of, or the manner of conducting, any line of business by the Company or any Company Subsidiary (including any geographic limitations), or upon consummation of the Merger could restrict in any material respect the ability of Parent, the Surviving Company or any of their respective Subsidiaries to engage in any line of business (including any geographic limitations), (iii) that obligates the Company or any Company Subsidiary to conduct business on an exclusive or preferential basis with any Third Party or containing “most favored nation” rights or upon consummation of the Merger will obligate Parent, the Surviving Company or any of their respective Subsidiaries to conduct business with any Third Party on an exclusive or preferential basis or pursuant to “most favored nation” rights, (iv) with a labor union or guild (including any collective bargaining agreement), (v) that creates a partnership, joint venture, strategic alliance or similar arrangement with respect to any business of the Company or any Company Subsidiary, (vi) that is an indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other Contract providing for or guaranteeing indebtedness in excess of $3.0 million, (vii) that, individually or together with related Contracts, provides for the acquisition, disposition, license, use, distribution or outsourcing, after the date of this Agreement, of assets, services, rights or properties with a value or requiring annual fees in excess of $3.0 million, (viii) that involves aggregate payments by or to the Company or the Company Subsidiaries in excess of $3.0 million in any twelve (12) month period or more than $6.0 million through the remaining term of the Contract, except for any Contract that may be cancelled without penalty by the Company or the Company Subsidiary, as applicable, upon notice of 60 days or less, (ix) containing provisions triggered by a change in control of any Company Entity, (x) in favor of directors, officers, members, managers or partners relating to employment or compensation or providing rights to indemnification, (xi) for or relating to the purchase, sale, or construction of any Vessel, including an option with respect to the purchase, sale, or construction of any Vessel, or (xii) the loss or breach of which would reasonably be expected to have a Company Material Adverse Effect. Each Contract of the type described in this Section 3.11(a) is referred to herein as a “Material Contract.” True and complete copies of all Material Contracts in effect on the date hereof, including all amendments, supplements, schedules and exhibits thereto, have been provided to Parent prior to the date hereof.

(b) (i) Except as would not have a Company Material Adverse Effect, (i) each Material Contract is valid and binding on the Company or the applicable Company Subsidiary, enforceable against it in accordance with its terms and is in full force and effect, except as such enforcement may be limited by (A) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other Laws affecting or relating to creditors’ rights generally or (B) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a Proceeding in equity or at law, (ii) each of the Company or the applicable Company Subsidiary and, to the Knowledge of the Company, each other party thereto has duly performed all obligations required to be performed by it under each Material Contract, and (iii) no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a breach, violation or default on the part of the Company or the applicable Company Subsidiary or, to the Knowledge of the Company, any other party thereto, under any such Material Contract. There are no disputes pending or, to the Knowledge of the Company, threatened with respect to any Material Contract, except as would not have a Company Material Adverse Effect.

Section 3.12  Compliance with Applicable Law; Permits.

(a) Except with respect to employee benefit matters, Tax matters and environmental matters, which are addressed exclusively in Section 3.14, Section 3.15 and Section 3.18, respectively, or as set forth in Section 3.12 of the Company Disclosure Letter, and except as would not have a Company Material Adverse Effect, the Company Entities have complied in all respects with all applicable Laws, and are not in default or violation of, and have not received any notices of violation with respect to, any Laws in connection with the conduct of their respective businesses or the ownership or operation of their respective businesses, assets (including the Vessels) and properties.

(b) Except as would not have a Company Material Adverse Effect, the Company Entities have obtained and hold all Permits that are necessary to own, lease or otherwise hold, use and operate their properties, rights and other assets (including the Vessels) and are necessary for the lawful conduct of their respective businesses, and have complied in all respects with, and are not in default or in violation in any respect of, any Laws or legal requirements applicable to the Company Entities. Such Permits are in full force and effect and there are no Proceedings pending or, to the Knowledge of the Company, threatened that seek the revocation, cancellation, suspension or adverse modification thereof. The consummation of the Merger, in and of itself, would not cause any revocation, modification or cancellation of any such Permit.

Section 3.13  Legal Proceedings.  Except with respect to employee benefit matters, Tax matters and environmental matters, which are addressed exclusively in Section 3.14, Section 3.15 and Section 3.18, or as set forth in Section 3.13 of the Company Disclosure Letter, none of the Company Entities is a party to, and there are no pending or, to the Knowledge of the Company, threatened, Proceedings of any nature against any Company Entity or to which any of their assets are subject, except as would not have a Company Material Adverse Effect. There is no Order or settlement agreement imposed upon any Company Entity or the assets of any Company Entity (or that, upon consummation of the Merger, would apply to Parent or any of its Subsidiaries) that is material to the operations and business conducted by the Company and the Company Subsidiaries.

Section 3.14  Employee Benefit Plans.

(a) Section 3.14(a) of the Company Disclosure Letter lists all Benefit Plans maintained, sponsored or contributed to by the Company Entities and any ERISA Affiliates (the “Company Benefit Plans”). With respect to each Company Benefit Plan, the Company Entities have made available to Parent true, correct and complete copies of (where applicable) (i) any and all plan documents (including trust agreements), summary plan descriptions, summaries of material modifications, amendments and resolutions related to such Company Benefit Plan, (ii) the three (3) most recent audited financial statements and actuarial valuation reports, if any, (iii) the three (3) most recent Internal Revenue Service (“IRS”) Form 5500 Annual Reports, if any, (iv) the most recent IRS determination letters or opinion letters, if any, and all material communications to or from the IRS or any other Governmental Entity and (v) any and all insurance Contracts and other Contracts related to such Company Benefit Plan. Each Company Benefit Plan may be amended or terminated in accordance with its terms.

(b) There has been no non-exempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) with respect to any Company Benefit Plan, which could reasonably result in a material liability to any of the Company Entities.

(c) Each Company Benefit Plan has been maintained and administered in material compliance with its terms and the provisions of applicable Laws. Except as set forth in Section 3.14(c) of the Company Disclosure Letter, all equity compensation awards issued by any Company Entity have been made, accounted for, reported and disclosed in accordance with applicable Law, accounting rules and stock exchange requirements. Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code, and the trusts created thereunder intended to be exempt from tax under the provisions of Section 501(a) of the Code has received or is the subject of a favorable determination or opinion letter from the IRS, and nothing has occurred which could adversely affect such qualification.

(d) No Company Benefit Plan is an “employee benefit pension plan” (within the meaning of Section 3(2) of ERISA) subject to Title IV of ERISA, and no Company Entity or any Company Entity’s ERISA Affiliate has ever incurred any liability under Title IV of ERISA (that remains unsatisfied), and no condition exists that presents a material risk to any Company Entity or any Company Entity’s ERISA Affiliate of incurring any liability under such Title. No Company Benefit Plan is a “multiemployer plan” (within the meaning of Section 4001(a)(3) of ERISA), a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA), and no Company Entity or any Company Entity’s ERISA Affiliate has an obligation to contribute, or incurred any liability in respect of a contribution, to any multiemployer plan or multiple employer welfare arrangement that remains unsatisfied.

(e) There are no pending or, to the Knowledge of the Company, threatened claims (other than routine claims for benefits), and no pending or, to the Knowledge of the Company, threatened Proceedings against any Company Benefit Plan, or against the assets of any Company Benefit Plan, and no facts or circumstances exist that could reasonably be expected to give rise to any such claims or Proceedings.

(f) Except as set forth in Section 3.14(f) of the Company Disclosure Letter, no Company Benefit Plan subject to Title I or ERISA holds any “employer security” or “employer real property” (each as defined in Section 407(d) of ERISA).

(g) Except as set forth in Section 3.14(g) of the Company Disclosure Letter, each compensation arrangement between any Company Entity and a service provider and each Company Benefit Plan that is subject to Section 409A of the Code complies with Section 409A of the Code (and has so complied for the entire period during which Section 409A of the Code has applied to such arrangement or Company Benefit Plan). None of the transactions contemplated by this Agreement will constitute or result in a deferral of compensation in violation of Section 409A of the Code.

(h) Except as set forth in Section 3.14(h) of the Company Disclosure Letter, the execution and delivery of this Agreement, the consummation of any transaction contemplated hereby or any termination of employment or service as a consequence thereof will not, individually or together with the occurrence of some other event (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any Person, (ii) materially increase or otherwise enhance any benefits otherwise payable by the Company Entities, (iii) result in the acceleration of the time of payment or vesting of any such benefits, except as required under Section 411(d)(3) of the Code, (iv) materially increase the amount of compensation due to any Person, (v) require any Company Entity to place in trust or otherwise set aside any amount in respect of severance pay or any other payment or benefit, or (vi) result in the forgiveness in whole or in part of any material outstanding loans made by the Company Entities to any Person.

(i) Each Company Benefit Plan that is a “group health plan” (within the meaning of Section 5000(b)(1) of the Code) has been operated in material compliance with the group health plan continuation coverage requirements of Section 4980B of the Code and Sections 601 through 608 of ERISA (“COBRA Coverage”) or similar state Law, Section 4980D of the Code and Sections 701 through 707 of ERISA, Title XXII of the U.S. Public Health Service Act and the provisions of the U.S. Social Security Act, to the extent such requirements are applicable. Except as set forth in Section 3.14(i) of the Company Disclosure Letter, no Company Benefit Plan obligates any Company Entity to provide benefits (whether or not insured) to any employee or former employee, consultant or other service provider of or to any Company Entity following such individual’s termination of employment or consultancy, other than COBRA Coverage or coverage mandated by state Law. No Company Benefit Plan is funded through a “welfare benefit fund” as defined in Section 419 of the Code.

Section 3.15  Taxes.

(a) All material Tax Returns that were required to be filed by or with respect to the Company Entities prior to the date hereof have been duly and timely filed. All material items of income, gain, loss, deduction and credit or other items required to be included in each such Tax Return have been so included. All material Taxes owed by the Company Entities that are or have become due have been timely paid in full or an adequate reserve for the payment of such Taxes has been established in the financial statements of the Company. All material Tax withholding and deposit requirements imposed on or with respect to the Company Entities have been satisfied in full in all respects.

(b) There are no Liens on any of the assets of the Company Entities that arose in connection with any failure (or alleged failure) to pay any Tax other than Permitted Encumbrances.

(c) There is no action, suit, proceeding, investigation, audit or written claim now pending against, or with respect to, the Company Entities for any Taxes, and no assessment, deficiency or adjustment has been asserted, proposed, or threatened in writing with respect to any Tax Return of or with respect to the Company Entities.

(d) No written claim has been made by any Governmental Entity in a jurisdiction where a Company Entity does not currently file a Tax Return that such Company Entity is or may be subject to any material Tax in such jurisdiction, nor has such assertion been threatened or proposed in writing.

(e) There is not in force any extension of time with respect to the due date for the filing of any Tax Return of or with respect to any of the Company Entities or any waiver or agreement for any extension of time for the assessment or payment of any Tax of or with respect to any of the Company Entities.

(f) None of the Company Entities is a party to a Tax allocation or sharing agreement, and no payments are due or will become due by any of the Company Entities pursuant to any such agreement or arrangement or any Tax indemnification agreement.

(g) None of the Company Entities has been a member of an affiliated group filing a consolidated federal income Tax Return or has any liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(h) The Company is a “publicly traded partnership” for U.S. federal income tax purposes, and at least 90% of the gross income of the Company for each taxable year since its formation up to and including the current taxable year has been income that is “qualifying income” within the meaning of Section 7704(d) of the Code. With respect to each private letter ruling obtained from the IRS by the Company, such private letter ruling has not been revoked or modified, the facts and representations in the ruling request and other documents submitted to the IRS in connection with obtaining such private letter ruling were true and correct when given and have continued to be true and correct through the date hereof. To the extent the Company has treated any of its gross income as “qualifying income” within the meaning of Section 7704(d)(1) by relying on any such private letter ruling, such gross income was derived by providing services substantially the same as those described in such private letter ruling and pursuant to contracts having substantially the same terms as those described in such private letter ruling.

(i) None of the Company Entities has elected to be classified as an association taxable as a corporation for U.S. federal income tax purposes.

Section 3.16  Intellectual Property.

(a) Section 3.16(a) of the Company Disclosure Letter sets forth a complete and accurate list of all material Intellectual Property registrations and applications owned by the Company and the Company Subsidiaries. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and the Company Subsidiaries own or possess sufficient and legally enforceable licenses or other rights to use, any and all Intellectual Property necessary for the conduct of the business and operations of the Company and the Company Subsidiaries as currently conducted, free and clear of all Liens except for Permitted Encumbrances, and (ii) the Intellectual Property owned by the Company and the Company Subsidiaries is subsisting and unexpired, has not been abandoned or cancelled and is valid and enforceable.

(b) To the Knowledge of the Company, the conduct of the business of the Company and the Company Subsidiaries does not infringe, conflict with or otherwise violate any Intellectual Property of any Person. None of the Company or any of the Company Subsidiaries has received written notice or has Knowledge of any such infringement, conflict or other violation except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, no Person is infringing or otherwise violating the Intellectual Property owned by the Company and the Company Subsidiaries.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and the Company Subsidiaries have taken commercially reasonable steps to protect and maintain (i) their confidential information and trade secrets and (ii) their sole ownership of material proprietary Intellectual Property (including by entering into Intellectual Property assignment agreements with all persons who have created or contributed to material proprietary Intellectual Property).

Section 3.17  Labor Matters.

(a) There is not in existence, nor has there been within the five (5) years prior to the date hereof, any pending or, to the Knowledge of the Company, threatened: (i) strike, slowdown, stoppage, picketing, interruption of work, lockout or any other dispute or controversy with or involving a labor organization or with respect to unionization or collective bargaining, or (ii) labor-related organizational effort, election activity or request or demand for recognition or representation.

(b) Except as set forth in Section 3.17(b) of the Company Disclosure Letter, (i) none of the Company Entities is, or since January 1, 2008 has been, a party to or bound by any collective bargaining agreement with any labor union or any other similar organization, and (ii) none of the employees are subject to or covered by any such collective bargaining agreement or are represented by any labor organization. Prior to the date of this Agreement, the Company has delivered to Parent all collective bargaining and similar agreements. Except as would not have a Company Material Adverse Effect or as set forth in Section 3.17(b) of the Company Disclosure Letter, the Company Entities are in compliance with (A) all Laws with respect to employment and employment practices, terms and conditions of employment, collective bargaining, disability, immigration, health and safety, wages, hours and benefits, non-discrimination in employment, workers’ compensation, longshoreman claims, and the collection and payment of withholding and/or payroll Taxes and similar Taxes, and (B) obligations of the Company Entities under any employment agreement, severance agreement, collective bargaining agreement or any similar employment or labor-related agreement or understanding.

(c) During the preceding two (2) years, (i) none of the Company Entities have effectuated a “plant closing” (as defined in the Worker Adjustment Retraining and Notification Act of 1988, as amended (the “WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility, (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) in connection with any of the Company Entities affecting any site of employment or one or more facilities or operating units within any site of employment or facility, and (iii) none of the Company Entities have been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign Law.

(d) Except as set forth in Section 3.17(d) of the Company Disclosure Letter, to the Knowledge of the Company, no employee of the Company Entities is subject to any secrecy or noncompetition agreement or any other agreement or restriction of any kind that would impede the ability of such employee to carry out fully the activities currently performed by such employee in furtherance of the business of the Company Entities.

Section 3.18  Environmental Matters.  Except as set forth in Section 3.18 of the Company Disclosure Letter and as would not have a Company Material Adverse Effect:

(a) The Company Entities are and have been in compliance with all Environmental Laws, and are not in default or violation of, and have not received any notices of violation with respect to, any Environmental Laws in connection with the conduct of their businesses or the ownership or operation of their businesses, assets and properties.

(b) The Company Entities have obtained and hold all Environmental Permits that are necessary to own, lease or operate their properties, rights and other assets and are necessary for the lawful conduct of their businesses under and pursuant to such properties, rights and other assets, and the Company Entities are and have been in compliance with all Environmental Permits. The Environmental Permits are in full force and effect, and there are no Proceedings pending or, to the Knowledge of the Company, threatened that seek the revocation, cancellation, suspension or adverse modification thereof, nor is the revocation, cancellation, suspension or adverse modification of the Environmental Permits otherwise threatened. The consummation of the Merger, in and of itself, would not cause any revocation, modification or cancellation of any Environmental Permit.

(c) The Company Entities have not received any notice, demand, request for information, citation, summons or order, and there are no pending or, to the Knowledge of the Company, threatened actions, suits, claims, investigations, inquiries or Proceedings by or before any Court or any other Governmental Entity directed against the Company Entities or to which any of the assets of the Company Entities are subject, that pertain or relate to (i) any remedial obligations under any applicable Environmental Law, (ii) violations by any Company Entity of any Environmental Law, (iii) personal injury or property damage claims relating to a Release or threatened Release of Hazardous Materials, or (iv) response, removal, or remedial costs under CERCLA or any similar state law. No Company Entity is subject to any claim, action, obligation or liability arising under any Environmental Law as such relates to human exposure to asbestos, including with respect to the presence or alleged presence of asbestos or asbestos-containing materials in any product or at or upon any current or former property or Vessel, and, to the Knowledge of the Company, no Company Entity has manufactured, sold, marketed, installed, removed, transported or distributed any asbestos-containing products in such a manner that would reasonably be expected to form the basis of any such claim, action, obligation or liability.

(d) There has been no Release of any Hazardous Materials in, on, at, under, or from any assets or property currently or formerly owned, leased or operated by the Company Entities, except in compliance with Environmental Laws.

(e) The Company Entities are not currently operating or required to be operating their businesses, assets or properties under any compliance order, schedule, decree or agreement, any consent decree, order or agreement, or corrective action decree, order or agreement issued or entered into pursuant to any Environmental Law.

(f) No portion of any property currently or formerly owned, leased or operated by the Company is part of a site listed on the National Priorities List under CERCLA or any similar ranking or listing under any state Law.

(g) The Company Entities have not transported or arranged for the transportation of any Hazardous Materials to any location which, to the Knowledge of the Company, is listed on the National Priorities List under CERCLA, or on any similar state list, or which is the subject of any federal, state or local enforcement action or other investigation that may lead to claims against any Company Entity for clean-up costs, remedial work, damages to natural resources or personal injury claims, including, but not limited to, claims under CERCLA.

(h) The Company Entities have not generated, manufactured, stored, transported, treated, recycled, disposed of, Released or otherwise handled in any way any Hazardous Materials in, on, at, under, or about any assets or property currently or formerly owned, leased or operated by any Company Entity, except in compliance with Environmental Laws.

(i) None of the following exists in, on, at, under, or about any assets or property currently or formerly owned, leased or operated by any Company Entity: (i) underground storage tanks, (ii) asbestos-containing material in any form or condition, (iii) materials or equipment containing any polychlorinated biphenyls, or (iv) landfills, surface impoundments, or disposal areas.

(j) Prior to the date of this Agreement, the Company has provided Parent with copies of all environmental audits, evaluations, assessments, studies, tests or other evaluations of any assets or property currently or formerly owned, leased or operated by any Company Entity that are in the possession or subject to the control of any of the Company Entities, or any of their Representatives.

(k) For purposes of this Section 3.18, the term “Company Entity” shall include any entity that is, in whole or in part, a predecessor of any Company Entity.

(l) Notwithstanding anything to the contrary contained elsewhere in this Agreement, the Company makes no representation in this Agreement regarding any compliance or failure to comply with, or any actual or contingent liability under, or claims, demands, actions, proceedings, lawsuits or investigations with respect to, any Environmental Law, except as set forth in this Section 3.18.

Section 3.19  State Takeover Laws.  No approvals are required under any Takeover Statute in connection with transactions contemplated under this Agreement or the performance by the Company Parties of their obligations under this Agreement.

Section 3.20  Vessels.

(a) Section 3.20(a) of the Company Disclosure Letter sets forth a true, correct and complete list of each Company Vessel, including: (i) its name, (ii) its official number, (iii) its flag, (iv) whether such Company Vessel is owned, leased or chartered, (v) if such Company Vessel is a barge, its hull type and barrel capacity, and (vi) if such Company Vessel is a tug, its horsepower. No Company Entity owns, operates, leases or charters any vessels other than the Company Vessels set forth on Section 3.20(a) of the Company Disclosure Letter.

(b) Except as set forth in Section 3.20(b) of the Company Disclosure Letter, each of the Company Vessels is: (i) free and clear of all Liens, other than Permitted Encumbrances, (ii) is adequate and suitable for use by the Company Entities in their businesses as presently conducted, (iii) has been reasonably maintained consistent with standards generally followed in the industry (ordinary wear and tear excepted), and (iv) is properly documented and is in compliance with the requirements of its present class and classification society.

(c) Except as set forth in Section 3.20(c) of the Company Disclosure Letter, each of the Company Vessels owned by a Company Entity: (i) was built in the United States, (ii) is eligible for U.S. Coastwise Trade, (iii) is documented as a U.S. flag vessel and has a valid Certificate of Documentation with coastwise endorsements, and (iv) has never (x) been owned by or sold to any Person, or chartered or leased to any Person, that did not qualify as a “citizen of the United States” as such term is defined in Section 2 of the Shipping Act of 1936, as amended (46 U.S.C. Section 802) (the “Jones Act”), (y) been registered under the laws of a foreign country, or (z) been rebuilt foreign (as defined in 46 C.F.R. § 67.177).

(d) The Company Entities maintain valid Certificates of Financial Responsibility (Oil Pollution) issued by the U.S. Coast Guard pursuant to the Federal Water Pollution Control Act for the Company Vessels (to the extent that such certificate may be required by applicable Law) and such other similar certificates as may be required in the course of the operation of any of the Company Vessels pursuant to applicable Law.

Section 3.21  Jones Act.  Except as set forth in Section 3.21 of the Company Disclosure Letter, each Company Entity is a “citizen of the United States” as such term is defined in the Jones Act, and has been for as long as it has owned or operated any vessels in the United States Coastwise Trade.

Section 3.22  Insurance.  Section 3.22 of the Company Disclosure Letter lists all insurance policies (including fidelity bonds) covering the assets (including the Vessels), business, equipment, properties, operations, employees, officers and directors of the Company Entities for the present fiscal year (collectively, the “Present Insurance Policies”) and since January 1, 2008. All of the Present Insurance Policies or renewals thereof are in full force and effect, except as would not have a Company Material Adverse Effect. There is no material claim by any Company Entity pending under any of the Present Insurance Policies as to which any Company Entity has been notified that coverage has been questioned, denied or disputed by the underwriters of such Present Insurance Policy. All premiums due and payable under all such Present Insurance Policies have been paid, and the Company Entities are otherwise in material compliance with the terms of the Present Insurance Policies (or other policies and bonds providing substantially similar insurance coverage). To the Knowledge of the Company, there is no threatened termination of, or material premium increase with respect to, any Present Insurance Policy. Section 3.22 of the Company Disclosure Letter identifies each material insurance claim made by the Company Entities since December 31, 2009 and each pending material insurance claim. The Company Entities are in material compliance with all insurance coverage requirements with respect to the operation of the Vessels.

Section 3.23  Customers.  Section 3.23 of the Company Disclosure Letter sets forth the Company’s top ten (10) customers (the “Customers”) and the approximate net revenue associated with each Customer during (y) the fiscal year ended June 30, 2010 and (z) the six (6) month period ended December 31, 2010. Except as set forth in Section 3.23 of the Company Disclosure Letter, (a) all amounts owing from the Customers, if not in dispute, have been paid in accordance with their respective terms, (b) no Customer has notified a Company Entity in writing that it is canceling, or otherwise terminating, the relationship of such Customer with any Company Entity or intends to do so, and (c) no Customer has notified a Company Entity in writing that it intends to decrease or limit the volume of business it transacts with the Company Entities.

Section 3.24  Interested Party Transactions.  No Company Entity is a party to any transaction or agreement with any Affiliate, beneficial holder of five percent (5%) or more of the Units, or director or officer of any Company Entity or any Affiliate of any such owner, officer or director. No event has occurred since January 1, 2008 that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC that is not properly described in the Company SEC Documents filed prior to the date of this Agreement.

Section 3.25  Compliance with Anti-Corruption Laws.

(a) Regulatory Laws.  Except with respect to employee benefit matters, Tax matters and environmental matters, which are addressed exclusively in Section 3.14, Section 3.15 and Section 3.18, and except as would not have a Company Material Adverse Effect, the Company Entities understand, and are and have been in compliance with, all applicable Regulatory Laws. The Company Entities are not aware of any allegation or evidence that any Company Entity, or any Person acting on behalf of any Company Entity, whether authorized or unauthorized, has violated any applicable Regulatory Law.

(b) Anticorruption Laws.

(i) The Company Entities are and have been in material compliance with, all applicable Anticorruption Laws, including the FCPA.

(ii) The Company Entities understand that each Company Entity and each Representative of a Company Entity acting on its behalf is prohibited from corruptly offering, paying, giving, promising to pay, or authorizing the payment of money or anything of value, directly or indirectly, to a Public Official, or to any person while aware that there is a high probability that all or a portion of such thing of value will be offered, paid, given or promised to a Public Official, for the purpose of: (1) influencing any act or decision of the Public Official in her or his official capacity, (2) inducing the Public Official to do or omit to do any act in violation of her or his lawful duty; (3) securing any improper advantage; or (4) inducing the Public Official to use her or his influence with a non-U.S. Governmental Entity, state-owned or controlled enterprise, political party or public international organization, to obtain or retain business for or with, or direct business to, any Company Entity or any other Person.

(iii) To the Knowledge of the Company, neither a Company Entity nor any Representative of a Company Entity acting on its behalf has, directly or indirectly, corruptly offered, given, promised or authorized the payment of money or anything of value, directly or indirectly, to a Public Official for the purpose of: (1) influencing any act or decision of the Public Official in her or his official capacity, (2) inducing the Public Official to do or omit to do any act in violation of her or his lawful duty; (3) securing any improper advantage; or (4) inducing the Public Official to use her or his influence with a non-U.S. Governmental Entity, state-owned or controlled enterprise, political party or public international organization, to obtain or retain business for or with, or direct business to, any Company Entity or any other Person.

(iv) To the Knowledge of the Company, no Representative of a Company Entity is a Public Official or has an immediate family member (parent, child, spouse, sibling or parent’s, child’s, or sibling’s spouse) who is a Public Official.

(v) No Public Official will benefit, financially or otherwise, from the transactions contemplated by this Agreement in violation of applicable Law.

(vi) The Company Entities have taken reasonable steps to ensure that they (1) have maintained adequate internal controls designed to prevent and detect possible violations of the Anticorruption Laws and accounts, books, and records that properly, fairly and accurately record and report all transactions, (2) have not maintained any off-the-book accounts or recorded any non-existent expenditures or transactions with inaccurate identification of its object, (3) have not used false documents, and (4) have not authorized any Person to take any action that would result in inadequate or inaccurate recording or reporting of assets, liabilities, or any other transaction that would violate or cause any other Person to violate the Regulatory Laws.

(c) Antiboycott Laws.  The Company Entities are and have been in material compliance with all applicable Antiboycott Laws. To the Knowledge of the Company, no Company Entity has (i) refused or agreed to refuse to do business with Israel or any other nation or company subject to a boycott not endorsed by the United States or (ii) implemented letters of credit containing terms or conditions prohibited by Antiboycott Laws.

(d) Export and Sanctions Laws.  The Company Entities are and have been in material compliance with all applicable Export and Sanctions Laws. To the Knowledge of the Company, neither a Company Entity nor any Person Controlling a Company Entity is designated on any Denied Party Lists or has engaged in any transaction with or for the benefit of any Person that is designated on any Denied Party Lists or that is subject to any Regulatory Law prohibitions including Export and Sanctions Laws targeting government entities or individuals that support terrorism.

Section 3.26  Opinion of Financial Advisor; Brokers.  The Conflicts Committee has received a written opinion of Stifel, Nicolaus & Company, Incorporated (the “Company Financial Advisor”), dated as of the date hereof, to the effect that, as of the date hereof, subject to certain assumptions, qualifications, limitations and other matters set forth therein, (a) the consideration to be paid to the holders of Common Units (other than Jefferies Capital Partners, KA First Reserve, LLC and their respective affiliates) in connection with the Merger and (b) for those holders of Common Units (other than Jefferies Capital Partners, KA First Reserve, LLC and their respective Affiliates ) who will receive Parent Shares as a part of the Common Unit Consideration, the exchange ratio used in determining the number of Parent Shares to be received by such holders in exchange for each Common Unit is fair from a financial point of view to such holders. Such opinion has not been amended or rescinded. The Company has furnished to Parent copies of all Contracts to which any Company Entity and the Company Financial Advisor or UBS Securities LLC is a party pursuant to which the Company Financial Advisor would be entitled to any payment relating to the transactions contemplated by this Agreement. Other than the Company Financial Advisor and UBS Securities LLC, no broker, finder, investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement.

Section 3.27  No Discussions.  None of the Company Entities nor any Company Representative thereof is engaged, directly or indirectly, in any discussions or negotiations with any other Third Party relating to any Acquisition Proposal. None of the Company Entities have, directly or indirectly, terminated or waived any rights under any confidentiality, “standstill,” non-solicitation or similar agreement with any Third Party to which any such Company Entity is or was a party or under which any such Company Entity has or had any rights.

Section 3.28  Company Information.  None of the information supplied (or to be supplied) by or on behalf of the Company or any of the Company Representatives in writing specifically for inclusion or incorporation by reference in (a) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Shares in the Merger (as amended or supplemented from time to time, the “Form S-4”) will, at the time the Form S-4 is declared effective under the Securities Act (or with respect to any post-effective amendments or supplements thereto, at the time such post-effective amendments or supplements become effective under the Securities Act), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, and (b) the Proxy Statement/Prospectus will, on the date it is first mailed to holders of Common Units, and at the time of the Unitholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The proxy statement portions of the Proxy Statement/Prospectus will comply as to form in all material respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in any of the foregoing documents.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE PARENT PARTIES

Except as disclosed in the Parent SEC Documents or the disclosure letter, dated as of the date of this Agreement and delivered to the Company in connection with the execution and delivery of this Agreement (the “Parent Disclosure Letter”), the Parent Parties jointly and severally represent and warrant to the Company as follows:

Section 4.1  Corporate Organization and Qualification.  Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nevada. Holding Sub, Merger Sub, and LP Sub are limited liability companies duly formed, validly existing and in good standing under the Laws of the State of Delaware. Each the Parent Parties has the corporate or limited liability company power, as applicable, to own its properties and to carry on its business as now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the failure to be so duly qualified and in good standing would reasonably be expected to have a Parent Material Adverse Effect.

Section 4.2  Organizational and Governing Documents.  Prior to the date of this Agreement, Parent has furnished or made available to the Company complete and correct copies of the organizational and governing documents for all Parent Parties (the “Parent Party Charter Documents”). The Parent Party Charter Documents are in full force and effect and no other organizational or governing documents are applicable to or binding upon any Parent Party. No Parent Party is in violation of any provision of its Parent Party Charter Document.

Section 4.3  Capitalization.  The authorized capital stock of Parent consists of 120,000,000 shares of common stock, par value $0.10 per share (“Parent Common Stock”) and 20,000,000 shares of preferred stock, par value $1.00 per share (“Parent Preferred Stock”). At the close of business on March 11, 2011, (a) 53,667,648 shares of Parent Common Stock were issued and outstanding, (b) 1,550,224 shares of Parent Common Stock were reserved and available for issuance pursuant to Parent’s equity compensation plans and (c) no shares of Parent Preferred Stock were outstanding. All of the outstanding shares of Parent Common Stock are, and all of the Parent Shares to be issued pursuant to the Merger will be, when issued, duly and validly issued, fully paid and nonassessable. Except as set forth above, as of the date of this Agreement, there are not outstanding or authorized any (A) shares of capital stock or other voting securities of Parent, (B) securities of Parent convertible into or exchangeable for shares of capital stock or voting securities of Parent, or (C) options, warrants or other rights to acquire from Parent, and no obligation of Parent to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Parent. All of the issued and outstanding equity interests of Holding Sub and LP Sub are owned, beneficially and of record, by Parent. All of the outstanding equity interests of Merger Sub are owned, beneficially and of record, by Holding Sub and LP Sub.

Section 4.4  Authorization of Agreement; No Violation.

(a) Each of the Parent Parties has, as applicable, all requisite corporate or limited liability company power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery by the Parent Parties of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by the board of directors of Parent and the sole members of Holding Sub, LP Sub and Merger Sub. No other corporate or limited liability company proceedings on the part of the Parent Parties are necessary to approve this Agreement and to consummate the transactions contemplated hereby other than the filing of the Certificate of Merger. This Agreement has been duly and validly executed and delivered by the Parent Parties and, assuming due authorization, execution and delivery hereof by the Company Parties, constitutes a valid and binding obligation of the Parent Parties, enforceable against the Parent Parties in accordance with its terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other Laws affecting or relating to creditors’ rights generally or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a Proceeding in equity or at law.

(b) Except as would not be reasonably expected to have a Parent Material Adverse Effect, none of (i) the execution, delivery or performance of this Agreement or the Support Agreements by the Parent Parties, (ii) the compliance by the Parent Parties with any provision of this Agreement, or (iii) the consummation of the Merger and the other transactions contemplated by this Agreement, will, directly or indirectly, with or without notice or lapse of time, (A) contravene, conflict with or result in any violation or breach of any provision of the articles of incorporation or bylaws or equivalent organizational documents of the Parent Parties, or (B) assuming that the consents and approvals referred to in Section 4.5 are duly obtained, (1) give any Governmental Entity or other Person the right to challenge the Merger or any of the transactions contemplated by this Agreement, (2) violate any Law applicable to the Parent Parties or any of their respective properties or assets, or (3) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the modification, cancellation, acceleration or termination of or a right of modification, cancellation, acceleration or termination under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties, rights or assets of any Parent Party under, any of the terms, conditions or provisions of any material Contract to which any Parent Party is a party, or by which any of the Parent Parties or any of their respective properties or assets is bound.

Section 4.5  Consents and Approvals.  Except for (i) any notices or filings required by the HSR Act or other Antitrust Law and the termination or expiration of the waiting period under the HSR Act or other Antitrust Law, (ii) the filing of any other required applications or notices related to Other Approvals, (iii) the filing with the SEC of (A) the Form S-4, and (B) such other reports or filings under the Exchange Act or the Securities Act as may be required in connection with this Agreement and the transactions contemplated by this

Agreement, (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DRULPA and the LLC Act, (v) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the NYSE, (vi) such filings and approvals as may be required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the Parent Shares pursuant to this Agreement, (vii) the filings, clearances, consents, notices and approvals set forth in Section 4.5 of the Parent Disclosure Letter, and (viii) such additional filings, clearances, consents, notices and approvals, the failure of which to make or obtain would not have a Parent Material Adverse Effect, no consents or approvals of or filings or registrations with any Governmental Entity or any Third Party are necessary in connection with the execution and delivery by the Parent Parties of this Agreement or the consummation by the Parent Parties of the transactions contemplated by this Agreement.

Section 4.6  Parent SEC Documents; Parent Financial Statements.

(a) Parent has furnished or made available (including via EDGAR) to the Company complete and correct copies of all forms, documents, statements and reports filed with or furnished by Parent to the SEC since June 30, 2009 (such forms, documents, statements and reports, including any supplements or amendments thereto, as amended since the respective dates of filing the “Parent SEC Documents”). As of their respective filing dates, the Parent SEC Documents complied as to form in all material respects with the requirements of the Exchange Act and the Securities Act, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading, except to the extent amended or superseded by a subsequently filed Parent SEC Document. As of their respective dates, all Parent SEC Documents complied as to form in all material respects with the Regulations of the SEC with respect thereto. No executive officer signing on behalf of Parent has failed in any respect to make the certifications required of him or her under Section 302 or 906 of SOX and, at the time of filing or submission of each such certification, such certification was true and accurate and complied with SOX, in all material respects.

(b) Parent has made available to the Company copies of all comment letters received by Parent from the SEC since December 31, 2009 relating to the Parent SEC Documents, together with all written responses of Parent thereto. There are no outstanding or unresolved comments in any comment letters received by Parent from the SEC. To the Knowledge of Parent, none of the Parent SEC Documents is the subject of any ongoing review by the SEC.

(c) The consolidated financial statements of Parent, including the notes thereto, included in the Parent SEC Documents (collectively, the “Parent Financial Statements”) complied in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and have been prepared in accordance with GAAP on a basis consistent throughout the periods indicated. The Parent Financial Statements fairly present in all material respects the consolidated financial condition and operating results of Parent and its Subsidiaries at the dates and during the periods indicated therein in accordance with GAAP (subject, in the case of unaudited statements, to normal year-end adjustments and the absence of footnotes).

(d) Parent is in compliance in all material respects with the provisions of SOX applicable to it, including Section 404 thereof, and the certifications provided pursuant to Sections 302 and 906 thereof were accurate when made.

Section 4.7  Undisclosed Liabilities.  As of the date hereof, there exist no liabilities or obligations of any nature whatsoever of Parent or its Subsidiaries that are material to Parent, whether absolute, accrued, contingent, determined, determinable or otherwise and whether due or to become due which would be required to be reflected, reserved for or disclosed under GAAP, except for (a) liabilities or obligations that are adequately reflected, reserved for or disclosed in the Parent Financial Statements set forth in Parent’s Form 10-K filed with the SEC for the fiscal year ended December 31, 2010, (b) liabilities or obligations incurred in the ordinary course of business of Parent and any of its Subsidiaries consistent with past practice since December 31, 2010, (c) liabilities incurred in connection with this Agreement or the transactions contemplated by this Agreement, (d) liabilities, obligations or contingencies which are of a nature not required to be reflected in the consolidated financial statements (including the notes thereto) of Parent and Parent Subsidiaries and (e) liabilities or obligations that would not reasonably be expected to constitute a Parent Material Adverse Effect.

Section 4.8  Absence of Certain Changes or Events.  Since December 31, 2010 to the date of this Agreement, there has not been a Parent Material Adverse Effect.

Section 4.9  Compliance with Applicable Law.  Except with respect to Tax matters and environmental matters, which are addressed exclusively in Section 4.11 and Section 4.17, respectively, and except as would not have a Parent Material Adverse Effect, Parent and each of its Subsidiaries are in compliance with all applicable Laws, and are not in violation of, and, since December 31, 2009 have not received any notices of violation with respect to, any Laws in connection with the conduct of their respective businesses or the ownership or operation of their respective businesses, assets and properties, except for such noncompliance and violations as would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.10  Legal Proceedings.  Neither Parent nor any of its Subsidiaries is a party to any, and there are no pending or, to the knowledge of Parent, threatened, Proceedings of any nature against Parent or any of its Subsidiaries that would reasonably be likely to constitute a Parent Material Adverse Effect. There is no Order or settlement agreement imposed upon Parent, any of its Subsidiaries, or the assets of Parent or any of its Subsidiaries that would reasonably be expected to constitute a Parent Material Adverse Effect.

Section 4.11  Environmental Matters.  Except as would not have a Parent Material Adverse Effect, neither Parent nor any Parent Subsidiary is subject to any liability for (i) the violation of any Environmental Law, (ii) the failure to obtain and hold an Environmental Permit, or (iii) the Release of any Hazardous Materials. Notwithstanding anything to the contrary contained elsewhere in this Agreement, Parent makes no representation in this Agreement regarding any compliance or failure to comply with, or any actual or contingent liability under, or claims, demands, actions, proceedings, lawsuits or investigations with respect to, any Environmental Law, except as set forth in this Section 4.11.

Section 4.12  Vessels.

(a) Each of the Parent Vessels is: (i) free and clear of all Liens, other than Permitted Encumbrances, (ii) has been reasonably maintained consistent with standards generally followed in the industry (ordinary wear and tear excepted) and (iii) is properly documented and is in compliance with the requirements of its present class and classification society.

(b) Each of the Parent Vessels owned by a Parent Entity: (i) was built in the United States, (ii) is eligible for U.S. Coastwise Trade, (iii) is documented as a U.S. flag vessel and is qualified for coastwise documentation but not required to be documented, and (iv) has never (x) been owned by or sold to any Person, or chartered or leased to any Person, that did not qualify as a “citizen of the United States” as such term is defined in Section 2 of the Jones Act, (y) been registered under the laws of a foreign country, or (z) been rebuilt foreign (as defined in 46 C.F.R § 67.177).

(c) The Parent Entities maintain valid Certificates of Financial Responsibility (Oil Pollution) issued by the U.S. Coast Guard pursuant to the Federal Water Pollution Control Act for the Parent Vessels (to the extent that such certificate may be required by applicable Law).

Section 4.13  Jones Act.  Each Parent Entity is a “citizen of the United States” as such term is defined in Section 2 of the Jones Act, and has been for as long as it has owned or operated any vessels in the United States Coastwise Trade.

Section 4.14  Brokers.  Except for Wells Fargo Securities, LLC, whose fees and expenses will be paid by Parent, neither Parent nor any of its Subsidiaries has employed any broker, finder or investment banker or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement.

Section 4.15  Parent Information.  Subject to the accuracy of the representations and warranties of the Company set forth in Section 3.28, none of the information supplied (or to be supplied) by or on behalf of

Parent or any of its Subsidiaries in writing specifically for inclusion or incorporation by reference in (a) the Form S-4 will, at the time the Form S-4 or any amendments or supplements thereto are filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading, and (b) the Proxy Statement/Prospectus will, on the date it is first mailed to the Unitholders and at the time of the Unitholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Form S-4 and the Proxy Statement/Prospectus will comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing, none of the Parent Parties makes any representation or warranty with respect to any information supplied by or on behalf of the Company Entities for inclusion or incorporation by reference in any of the foregoing documents.

Section 4.16  Availability of Funds.  Parent and Merger Sub will have available at the Closing all of the funds required for the consummation of the transactions contemplated by this Agreement.

Section 4.17  Tax.  All material Tax Returns that were required to be filed by or with respect to Parent prior to the date hereof have been duly and timely filed. All material items of income, gain, loss, deduction and credit or other items required to be included in each such Tax Return have been so included. All material Taxes owed by Parent that are or have become due have been timely paid in full or an adequate reserve for the payment of such Taxes has been established in the financial statements of Parent. All material Tax withholding and deposit requirements imposed on or with respect to Parent have been satisfied in full in all respects. Except for the affiliated group of which Parent is the common parent corporation or any other affiliated, combined, or unitary group comprised solely of Parent and one or more Parent Subsidiaries, Parent has not been a member of an affiliated group filing a consolidated federal income Tax Return and does not have any liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law).

ARTICLE 5

CONDUCT PRIOR TO THE EFFECTIVE TIME

Section 5.1  Conduct of Business Prior to the Effective Time.

(a) Except as expressly contemplated or permitted by this Agreement or with the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned, during the period from the date of this Agreement and continuing until the Effective Time or the earlier termination of this Agreement, the Company Parties shall, and shall cause the Company Subsidiaries to, (a) conduct their business in the ordinary course consistent with past practice and in compliance with all applicable Laws, (b) use reasonable best efforts to (i) maintain and preserve intact their business organizations and business relationships, (ii) retain the services of their officers and employees, and (iii) maintain their rights and Permits, and (c) take no action that would reasonably be expected to adversely affect or delay the ability of the parties hereto to (i) obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby or (ii) perform their covenants and agreements under this Agreement or to consummate the transactions contemplated hereby.

(b) During the period from the date of this Agreement and continuing until the Effective Time or the earlier termination of this Agreement, except (1) as set forth in Section 5.1(b) of the Company Disclosure Letter, (2) as expressly permitted by this Agreement, or (3) with the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned, the Company Parties shall not, and shall not permit any of the Company Subsidiaries to, directly or indirectly:

(i) cause or permit any amendment, modification, alteration or rescission of any Company Entity Charter Document;

(ii) make, declare, set aside or pay any dividends or distributions (whether in the form of cash, equity or property) in respect of any of their equity interests (other than dividends or distributions by any wholly owned Subsidiary of the Company to the Company or to another wholly owned Subsidiary of the Company and other than the payment of the Series A Quarterly Distribution (as defined in the Company Partnership Agreement) in cash in lieu of “pay-in-kind” distributions on the Preferred Units as set forth in Section 5.1(b)(ii) of the Company Disclosure Letter), or split, combine or reclassify any of their equity interests, or repurchase, redeem or otherwise acquire, directly or indirectly, any of their equity interests or any other securities thereof or any rights, warrants or options to acquire any such equity interests or other securities;

(iii) grant any options, equity interest appreciation rights, restricted equity interests, restricted equity interest units, deferred equity interests, awards based on the value of equity interests or other equity-based award with respect to the Units under any Company Benefit Plan or otherwise, or grant any Person any right to acquire any equity interest in any Company Entity;

(iv) issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any equity interests, Voting Debt or other securities, securities convertible into equity interests, Voting Debt or other securities, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue, any such equity interests, Voting Debt, convertible securities or other securities;

(v) sell, transfer, pledge, lease, license, mortgage, encumber or otherwise dispose of any of its material properties or assets, or cancel, release or assign any material amount of indebtedness to any Person or any material claims against any Person;

(vi) incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any Third Party (other than any Company Subsidiaries), except in the ordinary course of business consistent with past practice if such indebtedness would not result in total indebtedness of the Company and the Company Subsidiaries (on a consolidated basis) as of the Closing Date exceeding the Target Debt Cap;

(vii) (1) amend or otherwise modify, except in the ordinary course of business, or violate, in each case in any material respect, the terms of, any Material Contract, or (2) create, renew or amend any Contract or, except as may be required by applicable Law, other binding obligation of a Company Entity containing (A) any restriction on the ability of a Company Entity to conduct its business as it is presently being conducted, or (B) any restriction on the ability of a Company Entity to engage in any type of activity or business;

(viii) make any capital expenditures, (other than drydocking capital expenditures) capital additions or capital improvements except in the ordinary course of business consistent with past practice in amounts that do not exceed $3.0 million individually or $6.0 million in the aggregate;

(ix) except as required by existing written Contracts or Company Benefit Plans existing as of the date hereof, (i) increase in any manner the compensation or benefits of any of the current or former directors or officers of the Company Entities (together, the “Covered Employees”), (ii) pay any amounts to Covered Employees not required by any current plan or agreement (other than base salary in the ordinary course of business or in connection with reimbursement of expenses in the ordinary course of business), (iii) become a party to, establish, amend, commence participation in, make any adjustment to, terminate or commit itself to the adoption of any equity-based compensation plan, compensation (including any employee co-investment fund), severance, pension, retirement, profit-sharing, welfare benefit or other employee benefit plan, or agreement or employment agreement with or for the benefit of any Covered Employee (or newly hired employees), (iv) accelerate the vesting of any equity-based compensation or other long-term incentive compensation under any Company Benefit Plans, (v) (A) hire employees in the position of Vice President or above, or (B) terminate the employment of any employee in the position of Vice President or above (other than due to terminations for cause), (vi) take any action which could reasonably be expected to give rise to a claim of resignation for “good reason” (or any term of similar import) in any employment agreement, or (vii) adopt, enter into or amend any collective bargaining agreement or other arrangement relating to a labor union or organized labor;

(x) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any Person or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the Company or the Company Entities (taken as a whole);

(xi) implement or adopt any material change in its Tax accounting or financial accounting methods, principles or practices, except as may be required by applicable Law, GAAP, Regulation S-X or other Regulation promulgated by the SEC;

(xii) enter into any new line of business or change in any material respect its business as currently conducted;

(xiii) transfer ownership, or grant any license or other rights, to any Person of or in respect of any material Intellectual Property, other than grants of non-exclusive licenses pursuant to license agreements entered into in the ordinary course of business consistent with past practice;

(xiv) make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other Person;

(xv) take any action to exempt any Third Party or any action taken by any Third Party from any Takeover Statute or similarly restrictive provisions of its organizational documents or terminate, amend or waive any provisions of any confidentiality or standstill agreements in place with any Third Parties;

(xvi) make any material change in its Tax methods, principles or elections;

(xvii) file or amend any Tax Return, make or change any Tax election, or settle or compromise any Tax liability, other than as required by Law; or

(xviii) propose, agree to take, or make any commitment to take any of the actions prohibited by this Section 5.1(b).

(c) Except as set forth in Section 5.1(c) of the Parent Disclosure Letter, or as expressly contemplated or permitted by this Agreement or with the prior written consent of the Company, which shall not be unreasonably withheld, delayed or conditioned, during the period from the date of this Agreement and continuing until the Effective Time or the earlier termination of this Agreement, Parent shall, and shall cause its Subsidiaries to, (a) conduct their business in the ordinary course consistent with past practice and in compliance with all applicable Laws, (b) use reasonable best efforts to (i) maintain and preserve intact their business organizations and business relationships, (ii) retain the services of their officers and employees, and (iii) maintain their rights and Permits, and (c) take no action that would reasonably be expected to adversely affect or delay the ability of the parties hereto to (i) obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby or (ii) perform their covenants and agreements under this Agreement (other than as such obligation may be limited or altered as provided in Section 6.3) or to consummate the transactions contemplated hereby.

(d) During the period from the date of this Agreement and continuing until the Effective Time or the earlier termination of this Agreement, except (1) as set forth in Section 5.1(d) of the Parent Disclosure Letter, (2) as expressly contemplated by this Agreement, or (3) with the prior written consent of the Company, which shall not be unreasonably withheld, delayed or conditioned, Parent shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly:

(i) cause or permit any amendment, modification, alteration or rescission of any Parent Party Charter Documents in a manner that adversely affects the terms of the Parent Common Stock;

(ii) make, declare, set aside or pay any dividends or distributions (whether in the form of cash, equity or property) in respect of any of their equity interests (other than dividends or distributions by any wholly owned Subsidiary of Parent to Parent or to another wholly owned Subsidiary of Parent) or split, combine or reclassify any of their equity interests, or repurchase, redeem or otherwise acquire, directly or indirectly, any of their equity interests or any other securities thereof or any rights, warrants or options to acquire any such equity interests or other securities, other than the repurchase of no more than 1,685,725 shares of Parent Common Stock;

(iii) implement or adopt any material change in its Tax accounting or financial accounting methods, principles or practices, except as may be required by applicable Law, GAAP, Regulation S-X or other Regulation promulgated by the SEC;

(iv) adopt or enter into a plan of complete or partial liquidation or dissolution;

(v) make any material change in its Tax methods, principles or elections; or

(vi) propose, agree to take, or make any commitment to take any of the actions prohibited by this Section 5.1(d).

Section 5.2  Third Party Proposals.

(a) Except as expressly permitted by Section 5.2(b), from the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article 8, none of the Company Parties shall, and each of the Company Parties shall cause the Company Subsidiaries and the Company Parties’ and the Company Subsidiaries’ respective officers, partners, managers, directors and employees (the “Company Individuals”) not to, and shall use their reasonable best efforts to cause the Company Parties’ and the Company Subsidiaries’ accountants, legal counsel, financial advisors and other representatives (collectively with the Company Individuals, the “Company Representatives”) not to, directly or indirectly through another Person, (i) solicit or initiate, or knowingly encourage any Acquisition Proposal or any inquiries regarding the submission of any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any Third Party any confidential information with respect to or in connection with, or knowingly facilitate or otherwise cooperate with, any Acquisition Proposal or any inquiry that may reasonably be expected to lead to an Acquisition Proposal, (iii) enter into any agreement with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal, or (iv) waive, terminate, modify or fail to enforce any provision of any “standstill” or similar obligation of any Third Party existing on the date hereof, other than to permit such Third Party to make an Acquisition Proposal in accordance with Section 5.2(b). The Company Parties shall, and shall cause the Company’s Subsidiaries and shall use their reasonable best efforts to cause the Company Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Third Party conducted prior to the date of this Agreement with respect to any Acquisition Proposal and request the prompt return or destruction of all confidential information previously furnished, and enforce the provisions of any confidentiality or standstill agreements in place with any Third Parties (including, for the avoidance of doubt, any provisions requiring the prompt return or destruction of all confidential information previously furnished to such Third Parties).

(b) Notwithstanding anything to the contrary in Section 5.2(a), at any time from the date of this Agreement and prior to obtaining the Company Unitholder Approvals, if the Company has received from any Third Party a bona fide written Acquisition Proposal made after the date of this Agreement that was not solicited in violation of and did not otherwise result from a breach of this Section 5.2, (i) the Company may negotiate the terms of, and enter into, a confidentiality agreement with terms and conditions no less restrictive on such Third Party than the Confidentiality Agreement is on Parent and its Affiliates (an “Acceptable Confidentiality Agreement”), (ii) the Company may furnish non-public information concerning its business, properties or assets to such Third Party pursuant to an Acceptable Confidentiality Agreement, provided, however, that all such information (to the extent not previously provided to Parent) is provided or made available to Parent prior to or substantially concurrent with the time it is provided to such Third Party and (iii) the Company may negotiate and participate in discussions and negotiations with such Third Party concerning such Acquisition Proposal pursuant to an Acceptable Confidentiality Agreement if, prior to taking any such action referred to in the foregoing clauses (i), (ii) and (iii), (A) such Third Party has submitted a Superior Proposal or an Acquisition Proposal that the Company Board or Conflicts Committee determines in good faith (after consultation with its financial advisor and outside counsel) is reasonably likely to constitute or lead to a Superior Proposal, and (B) the Company Board determines in good faith (after consultation with its outside legal advisors) that the failure to take such action constitutes or is reasonably likely to constitute a violation of its fiduciary duties to the Unitholders under applicable Law.

(c) Neither Company General Partner, Management General Partner, the Company nor the Company Board (nor any committee thereof, including the Conflicts Committee) shall (i) withdraw or modify, in a manner adverse to Parent or Merger Sub, the Company Board Recommendation or make or cause to be made through any Person any public statement proposing or announcing an intention to withdraw or modify in any manner adverse to Parent or Merger Sub the Company Board Recommendation (any such action, a “Change in Recommendation”), (ii) withdraw or modify the General Partner Approval, or (iii) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, or allow the Company General Partner, the Company or any of the Company Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, joint venture agreement, acquisition or merger agreement or other similar agreement constituting an Acquisition Proposal (other than an Acceptable Confidentiality Agreement permitted pursuant to Section 5.2(b)). Notwithstanding the foregoing, the Company Board (including the Conflicts Committee) may, at any time prior to obtaining the Company Unitholder Approvals and subject to compliance with Section 5.2(d), effect a Change in Recommendation in response to (A) a bona fide written Acquisition Proposal made after the date of this Agreement that the Company Board (or the Conflicts Committee, as applicable) reasonably determines in good faith (after consultation with its outside legal and financial advisors) constitutes a Superior Proposal and that was not solicited in violation of this Section 5.2 or (B) an Intervening Event if, in the case of any such Change in Recommendation, the Company Board (or the Conflicts Committee, as applicable) shall have determined in good faith, after consultation with outside counsel, that, in light of such Superior Proposal or Intervening Event, the failure to take such action constitutes or is reasonably likely to constitute a violation of its fiduciary duties to the Unitholders under applicable Law. Any Change in Recommendation shall not change the approval of this Agreement or any other approval of the Company General Partner, the Company Board or the Conflicts Committee in any respect, including any change that would have the effect of causing any Takeover Statute or other similar statute to be applicable to the transactions contemplated hereby (including the Merger).

(d) Notwithstanding anything herein to the contrary, the Company Board (including the Conflicts Committee) shall not be entitled to effect a Change in Recommendation or terminate this Agreement pursuant to Section 8.1(j) unless:

(i) the Company has provided to Parent three (3) Business Days’ prior written notice (a “Notice”) advising Parent that the Company Board is prepared to take such action and specifying the reasons therefor (it being understood and agreed that any amendment to the financial terms or any material amendment to any other material term of any such Acquisition Proposal or any change in any such Intervening Event shall require a new Notice and a new three (3) Business Day period);

(ii) (A) with respect to an Acquisition Proposal that the Company Board has determined constitutes a Superior Proposal, (x) the Company has provided or made available to Parent all material information concerning its business, properties or assets delivered or made available to the Third Party making such Acquisition Proposal that the Company Board has determined constitutes a Superior Proposal and (y) the Notice includes a description of the material terms and conditions of such Acquisition Proposal and the proposed financing for such Acquisition Proposal (including copies of any written requests, proposals, offers, and proposed agreements) and the identity of the Third Party making the proposal or (B) with respect to an Intervening Event, the Company has provided Parent with written information describing such Intervening Event in reasonable detail; and

(iii) during such three (3) Business Day period, if requested by Parent, the Company (A) provides an opportunity for Parent to propose amendments to this Agreement in such a manner that the Acquisition Proposal that was determined to constitute a Superior Proposal no longer is a Superior Proposal or the event or circumstance that was determined to constitute an Intervening Event no longer is an Intervening Event and (B) negotiates and uses its reasonable best efforts to cause the Company

Representatives to negotiate in good faith with Parent and its representatives regarding any such amendments to this Agreement; and

(iv) at 11:59 p.m., Houston, Texas time, at the end of such three (3) Business Day period, (A) with respect to an Acquisition Proposal that the Company Board has determined constitutes a Superior Proposal, such Acquisition Proposal has not been withdrawn and the Company Board has reasonably concluded in good faith (after consultation with its outside legal and financial advisors) that such Acquisition Proposal continues to constitute a Superior Proposal and (B) with respect to an event or circumstance that the Company Board has determined constitutes an Intervening Event, the Company Board has reasonably concluded that such event or circumstance continues to constitute an Intervening Event; provided, however, that in making the determinations contemplated by this clause (iv), the Company Board shall take into account any changes to the financial and other terms of this Agreement proposed by Parent following the Notice and as a result of the negotiations between Parent and the Company pursuant to this Section 5.2(d).

(e) Nothing contained in this Section 5.2 or any other provision of this Agreement shall prohibit the Company or the Company Board (either by the full Company Board or through a committee thereof, including the Conflicts Committee) from (A) taking and disclosing to Unitholders a position with respect to a tender or exchange offer by a Third Party contemplated by Rule 14e-2(a) or making a statement required under Rule 14d-9 under the Exchange Act or (B) making any disclosure to the Unitholders if either the full Company Board or a committee thereof, including the Conflicts Committee, has determined, in good faith, after consultation with outside counsel, that the failure to make such disclosure constitutes or would be reasonably likely to constitute a violation of its fiduciary duties to the Unitholders under applicable Law, provided, however, that (i) compliance with such rules shall in no way limit Parent’s right to terminate this Agreement pursuant to Section 8.1 hereof and receive payment of any Termination Fee and any other amounts payable to it pursuant to Section 8.3, and (ii) in no event shall the Company or the Company Board (or any committee thereof, including the Conflicts Committee) (A) effect, or agree or resolve to effect, a Change in Recommendation except as permitted by Section 5.2(c), or (B) withdraw or modify, in a manner adverse to Parent or Merger Sub, the General Partner Approval.

(f) The Company will promptly (and in any event within 24 hours after receipt) advise Parent in writing of the receipt by the Company of any Acquisition Proposal after the date of this Agreement, the material terms and conditions of any such Acquisition Proposal and the proposed financing for such Acquisition Proposal (including copies of any written requests, proposals, offers, and proposed agreements) and the identity of the Person making any such Acquisition Proposal. The Company will keep Parent promptly and reasonably informed in all material respects of the status and details (including any material change to the terms thereof) of any such Acquisition Proposal and the proposed financing for such Acquisition Proposal.

(g) As used in this Agreement, the following terms have the meanings set forth below:

‘‘Acquisition Proposal” means any proposal or offer (including any proposal or offer from or to the Unitholders), whether in writing or otherwise, from a Third Party related to a merger, reorganization, unit exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company, Company General Partner, Management General Partner or any Significant Company Subsidiary, or any purchase, sale or other transfer of 20% or more of the consolidated assets (including stock or equity interests of any Company Subsidiary) of the Company, Company General Partner, Management General Partner and the Company Subsidiaries, or any purchase or sale of, or tender or exchange offer for, or other transfer of, their respective equity securities that, if consummated, would result in any Person (or the equity holders of such Person) beneficially owning securities representing 20% or more of the total voting power of the Company, Company General Partner, or Management General Partner, or any portion of the general partner interest in the Company (or 20% or more of the surviving parent entity in such transaction) other than the Merger, whether pursuant to a single transaction or a series of related transactions.

‘‘Intervening Event” means an event or circumstance that was not known to the Company Board (or the Conflicts Committee, as applicable) at the date hereof (or if known, the material consequences of which were not known to or understood by the Company Board (or the Conflicts Committee, as applicable) as of the date hereof), which event or circumstance, or any material consequences thereof, becomes known to or understood by the Company Board (or the Conflicts Committee, as applicable) prior to the Company Unitholder Approvals and which causes the Company Board (or the Conflicts Committee, as applicable) to conclude in good faith, after consultation with its financial advisor and outside counsel, that a failure to make a Change in Recommendation constitutes or would be reasonably likely to constitute a violation of its fiduciary duties to the Unitholders under applicable Law; provided, however, that in no event shall any of the following constitute an Intervening Event: (i) the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof, or (ii) any change in, or event or condition generally affecting, the industry in which the Company and its Subsidiaries operate.

‘‘Significant Company Subsidiary” means any Company Subsidiary that would be a “significant subsidiary” as defined in Rule 12b-2 promulgated under the Exchange Act.

‘‘Superior Proposal” means any bona fide, written proposal by a Third Party that, if consummated, would result in such Third Party (or its equityholders) owning, directly or indirectly, all of the Common Units, Preferred Units and General Partner Units then outstanding (or of the shares, interests or units of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all of the consolidated assets of the Company and its Subsidiaries, (i) which the Company Board and the Conflicts Committee both determine in good faith (after consultation with its outside legal and financial advisors) to be more favorable to the Company and the Unitholders from a financial point of view than the transactions contemplated by this Agreement (after giving effect to any changes to the financial terms of this Agreement proposed by Parent in response to such offer or otherwise) and (ii) which is not subject to a financing condition, and which, in the good faith judgment of the Company Board and the Conflicts Committee, is otherwise reasonably likely to be consummated on the terms set forth in the proposal, taking into consideration (with respect to both subsections (i) and (ii) hereof) all financial, regulatory, legal, timing and other aspects of such proposal (including any break-up fee and conditions to consummation).

‘‘Third Party” means any Person or group other than Parent, Merger Sub or any Affiliate thereof.

(h) Unless this Agreement is terminated pursuant to, and in accordance with, Section 8.1 of this Agreement, the obligation of the Company pursuant to Section 6.1(c) to call, give notice of and hold the Unitholder Meeting and to hold a vote of the Unitholders on the approval of this Agreement and the approval of the Merger at the Unitholder Meeting shall not be limited or otherwise affected by any Change in Recommendation or the commencement, disclosure, announcement or submission to any Company Entity of any Acquisition Proposal (whether or not a Superior Proposal).

(i) The Company acknowledges that the agreements contained in this Section 5.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not have entered into this Agreement. Accordingly, if there shall have been any permanent injunction, other Order issued by any Court of competent jurisdiction or other legal restraint or prohibition, that (A) would require or permit the Company, any Company Party or any Company Representative to act or fail to act in a manner that would, in the absence of such order, injunction or other Order, legal restraint or prohibition, constitute a material violation of Section 5.2(a)(i) or (B) limits the rights of Parent in any material respect under this Section 5.2, Parent shall have the right to terminate this Agreement pursuant to Section 8.1(i) hereof.

Section 5.3  Control of Other Party’s Business.  Nothing contained in this Agreement shall give the Company Entities, directly or indirectly, the right to control or direct Parent’s operations or give Parent, directly or indirectly, the right to control or direct the Company Entities’ operations prior to the Effective Time. Prior to the Effective Time, each of Parent, on one hand, and the Company Entities, on the other hand, shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective operations.

ARTICLE 6

ADDITIONAL AGREEMENTS

Section 6.1  Preparation of Proxy Statement/Prospectus; Unitholder Meeting.

(a) As promptly as practicable following the date of this Agreement, Parent and the Company shall cooperate in preparing the Proxy Statement/Prospectus and Parent shall prepare (with the Company’s reasonable cooperation) and file with the SEC the Form S-4. Each of the Company Parties and Parent shall use its reasonable best efforts to respond as promptly as practicable to any written or oral comments from the SEC or its staff with respect to the Proxy Statement/Prospectus, the Form S-4 or any related matters. The Proxy Statement/Prospectus will be included within the Form S-4 filed with the SEC. Each of the Company Parties and Parent shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and to maintain such effectiveness for as long as necessary to consummate the Merger and the other transactions contemplated by this Agreement. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities or “Blue Sky” Laws in connection with the issuance of Parent Shares in the Merger as contemplated by this Agreement and the Company shall furnish all information concerning the Company and the holders of the Units as may be reasonably requested by Parent in connection with any such action and in connection with the preparation, filing and distribution of the Form S-4. If at any time prior to the Effective Time any event occurs or information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent that should be set forth in an amendment or supplement to either the Form S-4 or the Proxy Statement/Prospectus, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the Unitholders.

(b) In addition to their obligations pursuant to Section 6.1(a), Parent and the Company Parties shall make all necessary filings with respect to the Merger and the other transactions contemplated by this Agreement under the Securities Act, the Exchange Act and applicable foreign or state securities or “Blue Sky” laws and Regulations thereunder and provide each other with copies of any such filings. Parent and the Company shall advise the other party, promptly after receipt of notice thereof, of (and provide copies of any notices or communications with respect to) the time of the effectiveness of the Form S-4, the filing of any supplement or amendment thereto, the issuance of any stop order relating thereto, the suspension of the qualification of Parent Shares issuable in connection with the Merger for offering or sale in any jurisdiction, or of any request by the SEC or its staff for amendment to the Proxy Statement/Prospectus or the Form S-4, comments thereon from the SEC’s staff and each party’s responses thereto or request of the SEC or its staff for additional information. No amendment or supplement to the Proxy Statement/Prospectus or the Form S-4 shall be filed without the approval of each of Parent and the Company, which approval shall not be unreasonably withheld, delayed or conditioned.

(c) Each Company Party shall (i) take all action in accordance with the federal securities laws, the DRULPA, the LLC Act, and the Company Entity Charter Documents necessary to call, give notice of and hold a special meeting of the Unitholders (the “Unitholder Meeting”) for the purpose of seeking the Company Unitholder Approvals (and any authority needed to adjourn or postpone the Unitholder Meeting) as soon as reasonably practicable following the date of this Agreement and following the date the Form S-4 is declared effective under the Securities Act; provided, however, that (x) the Company Parties shall use their reasonable best efforts to cause the Unitholder Meeting to be held not later than thirty (30) Business Days after the Form S-4 is declared effective, and (y) without the prior written consent of Parent, no Company Entity may adjourn or postpone the Unitholder Meeting; (ii) use its reasonable best efforts to obtain the Company Unitholder Approvals and (iii) subject to Section 5.2(c), include in the Proxy Statement/Prospectus the Company Board Recommendation. Without the prior written consent of Parent, the adoption of this Agreement and the transactions contemplated hereby (including the Merger) shall be the only matter (other than procedural matters) which the Company shall propose to be acted on by the Unitholders at the Unitholders Meeting. Each Company Party shall use its commercially reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed in definitive form to the Unitholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act and to convene and hold the Unitholder Meeting as promptly as practicable thereafter.

(d) Notwithstanding anything to the contrary contained in this Agreement, the Company shall not be required to hold the Unitholder Meeting if this Agreement is terminated pursuant to Article 8.

Section 6.2  Access to Information; Confidentiality.

(a) The Company Parties shall, and shall cause the Company Subsidiaries to, afford to the Representatives of Parent (the “Parent Representatives”) (to the extent permitted under applicable Law, including the HSR Act and the Law relating to exchange of information) reasonable access, during normal business hours during the period prior to the Effective Time, to all its assets, properties, books, Contracts, commitments and records, and, during such period, the Company Parties shall, and shall cause the Company Subsidiaries to, make available to Parent all information concerning their businesses, assets, liabilities, properties and personnel as Parent may reasonably request. The Company Parties shall, and shall cause the Company Representatives to, permit the Parent Representatives to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers of the Company responsible for the Company’s financial statements and the internal controls of the Company and the Company Subsidiaries to discuss such matters as Parent may reasonably deem necessary or appropriate. Without limiting the generality of any of the foregoing, the Company shall promptly provide Parent notice of any inaccuracy of any representation or warranty or breach of any covenant or agreement contained in this Agreement at any time during the term hereof that could reasonably be expected to cause the conditions set forth in Article 7 not to be satisfied.

(b) The Parent Parties shall, and shall cause the Parent Subsidiaries to, afford the Company Representatives (to the extent permitted under applicable Law, including the HSR Act and the Law relating to exchange of information) reasonable access, during normal business hours during the period prior to the Effective Time, to all its assets, properties, books, Contracts, commitments and records, and, during such period, the Parent Parties shall, and shall cause the Parent Subsidiaries to, make available to the Company all information concerning their businesses, assets, liabilities, properties and personnel as the Company may reasonably request.

(c) All information and materials provided pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement entered into between the parties on June  27, 2008 (as amended by Addendum #1 thereto, dated February 4, 2011, the “Confidentiality Agreement”).

(d) No investigation by the Parent or any Parent Representative shall affect the representations and warranties of the Company Parties set forth in this Agreement.

Section 6.3  Efforts; Regulatory Approvals.

(a) Subject to the terms and conditions set forth in this Agreement, Parent and the Company Parties shall, and shall cause their respective Subsidiaries to, use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including (i) the satisfaction of the conditions precedent to the obligations of the Company Parties (in the case of Parent) or Parent and Merger Sub (in the case of the Company Parties) to the Merger, (ii) the obtaining of all necessary consents or waivers from Third Parties, including the Company Consents, (iii) the obtaining of all necessary actions or no-actions, expirations or terminations of waiting periods under the HSR Act or other Antitrust Laws, waivers, consents, authorizations, Permits, Orders and approvals from, or any exemption by, any Governmental Entity and the taking of all commercially reasonable steps as may be necessary to obtain expirations or terminations of waiting periods under the HSR Act or other Antitrust Laws, an approval or waiver from, or to avoid an action or proceeding by any Governmental Entity, and (iv) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement. The parties agree to prepare and file any notification and report form and related material required under the HSR Act and any additional consents and filings under any Antitrust Laws as promptly as practicable following the date of this Agreement (but in no event more than fifteen (15) Business Days from the date hereof except by mutual consent confirmed in writing). The parties further agree that they will consult with each other with respect to the obtaining of all Permits and consents of all Third Parties and Governmental Entities, and the expiration or termination of the applicable waiting period under the HSR Act and under any other Antitrust Laws necessary or advisable to consummate the transactions contemplated by this Agreement. Parent and the Company Parties shall use commercially reasonable efforts to resolve any objections that may be asserted by any Governmental Entity with respect to this Agreement, the Merger or the other transactions contemplated by this Agreement, and the Company Parties and Parent shall keep each other apprised of the status of matters relating to completion of the transactions contemplated hereby.

(b) Subject to applicable Law relating to the exchange of information, each of Parent, on the one hand, and the Company Parties, on the other hand, shall, in connection with the efforts referenced in Section 6.3(a) to obtain all requisite actions, no-actions, waivers, consents, authorizations, Permits, Orders, approvals, exemptions, and expirations or terminations of applicable waiting periods for the transactions contemplated by this Agreement under the HSR Act or any other Antitrust Law, (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) keep the other party and its counsel informed of any communication received by such party from, or given by such party to, the FTC, the DOJ or any other Governmental Entity and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated by this Agreement, and (iii) permit the other party and its counsel to review in advance any written communication intended to be given by it to, and consult with each other in advance of any meeting, discussion, telephone call or conference with, the FTC, the DOJ or any other Governmental Entity or, in connection with any proceeding by a private party regarding any of the transactions contemplated by this Agreement, with such private party, and to the extent not prohibited by the FTC, the DOJ or other Governmental Entity or other Person, give the other party and its counsel the opportunity to attend and participate in such meeting, discussion, telephone call or conference. Neither Parent nor the Company Parties shall commit to or agree with any Governmental Entity to stay, hold or extend any applicable waiting period under the HSR Act or other Antitrust Law without the prior written consent of the other. Parent and the Company Parties may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 6.3(b) as “Antitrust Counsel Only Material.” Such materials and the information contained therein shall be given only to the outside antitrust counsel of the recipient (including experts and consultants retained by outside antitrust counsel in connection with the transactions contemplated by this Agreement) and will not be disclosed by such outside counsel or experts or consultants to employees, officers or directors of the recipient unless express written permission is obtained in advance from the source of the materials (Parent or the Company as the case may be) or its legal counsel. Notwithstanding anything to the contrary in this Section 6.3(b), materials provided to the other party or its outside counsel may be redacted to remove references concerning the valuation of the Company Equity Interests or the business of the Company Entities. For purposes of this Agreement, “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all Laws, Orders and judicial doctrines of any Governmental Entity that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(c) Except as otherwise provided in Section 6.3(b) with respect to Antitrust Counsel Only Material, and subject to applicable Law relating to the exchange of information, Parent and the Company Parties shall, upon request, furnish each other with all information concerning themselves, their respective Subsidiaries, directors, officers, employees and equity holders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Parent, the Company Parties or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

(d) Parent and the Company Parties shall promptly advise each other upon receiving any communication from any Governmental Entity or private party in respect of any filing, investigation, inquiry or proceeding concerning this Agreement or the transactions contemplated by this Agreement.

(e) Each of the Company Parties and Parent shall give (or shall cause their respective Subsidiaries to give) any notices to Third Parties, and use, and cause their respective Subsidiaries to use, their commercially reasonable efforts to obtain any Third-Party consents, including the Company Consents.

(f) Notwithstanding anything in this Agreement to the contrary, Parent and its Subsidiaries shall investigate, initiate and defend any proceeding or litigation, make reasonable offers of compromise, and make reasonable efforts to promptly remove or cause to be removed any direction, determination, requirement, injunction, order, condition or limitation that prevents or would prevent, or that makes illegal, the timely consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, and notwithstanding anything in this Agreement to the contrary, Parent and its Subsidiaries shall have no obligation to (i) seek appellate review by any court or appellate review by any administrative agency (including but not limited to plenary hearing at the FTC) of any Order, decree, initial decision, or ruling pertaining to the Merger or other transactions contemplated by this Agreement, or (ii) sell, hold separate or otherwise dispose of any business or assets or conduct their business in a specified manner prior to or following the Closing Date in connection with the receipt of any necessary governmental approvals, clearances or agreements not to contest the transactions contemplated under this Agreement.

Section 6.4  Public Disclosure.  Parent and the Company Parties shall consult with each other before issuing any press release or otherwise making any public statement regarding the terms of this Agreement or any of the transactions contemplated by this Agreement, and neither shall issue any such press release or make any such statement without the prior approval of the other (which approval shall not be unreasonably withheld, conditioned or delayed), except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange, in which case the party proposing to issue such press release or make such public statement or disclosure shall consult with the other party about, and allow the other party reasonable time to comment on, such press release or announcement in advance of such disclosure, and the party will consider such comments in good faith; provided, however, that any subsequent public statement or disclosure that is consistent with a public statement or disclosure previously approved by the other party shall not require a further prior approval of such other party.

Section 6.5  Equity Holder Litigation.  The Company Parties shall give Parent the opportunity to participate in (but not control) the defense or settlement of any equity holder litigation against the Company Entities, any officers of the Company Entities or the directors of the Company Board relating to any of the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Parent’s prior written consent, which shall not be unreasonably withheld, delayed or conditioned.

Section 6.6  State Takeover Laws.  If any “control share acquisition,” “fair price,” “moratorium” or other anti-takeover statute (each, a “Takeover Statute”) becomes or is deemed to be applicable to the Company Entities, Parent or Merger Sub, with respect to the Merger, the Support Agreements or any other transaction contemplated by this Agreement (other than any Acquisition Proposal), then each of the Company Parties, Parent, Merger Sub and their respective boards of directors (or other governing bodies) shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such statute inapplicable to such transactions. The Company Parties and the Company Board shall not take any action to approve any Acquisition Proposal made by a Third Party for purposes of any state anti-takeover Law or to cause any state anti-takeover Law that would otherwise apply to any such Acquisition Proposal to become inapplicable thereto.

Section 6.7  Notification.  From and after the date hereof until the Closing Date, each party hereto will promptly notify the other party hereto of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any condition to the Merger and the other transactions contemplated by this Agreement not to be satisfied, and (ii) the failure of such party to comply with any covenant or agreement to be complied with by it pursuant to this Agreement which would be likely to result in any condition to the Merger and the other transactions contemplated by this Agreement not to be satisfied. No delivery of any notice pursuant to this Section 6.7 will cure any breach of any representation or warranty of such party contained in this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice. Without limiting the foregoing, the Company Parties and Parent shall promptly advise each other of any change or event having a Company Material Adverse Effect or Parent Material Adverse Effect, as applicable.

Section 6.8  Resignation of Directors and Officers.  To the extent requested by Parent in writing prior to the Closing Date, the Company Parties shall use their reasonable best efforts to obtain and deliver to Parent at the Closing, to be effective as of the Closing, duly signed resignations of each officer of the Company and its Subsidiaries.

Section 6.9  NYSE Compliance.  From the date of this Agreement until the Effective Time, the Company (a) shall remain in compliance with all applicable listing and corporate governance rules and regulations of NYSE, and (b) agrees not to take or permit to be taken on its behalf any action which would result in the Common Units no longer being listed on NYSE.

Section 6.10  Listing of Parent Shares.  Parent shall use its commercially reasonable efforts to cause the Parent Shares issuable under Article 2 to be approved for listing on the NYSE, subject to official notice of issuance, on the Closing Date.

Section 6.11  Tax Matters.

(a) Company General Partner shall be responsible for causing the Company’s Form 1065, U.S. Return of Partnership Income, for the Tax year ending on the Closing Date to be filed in accordance with applicable Law, including the issuance of a Schedule K-1, Partner’s Share of Income, Deductions, Credits. Etc., to each holder of Units during such Tax year.

(b) Within 30 days after the Closing Date, Parent shall provide Company General Partner an allocation of the Merger Consideration (including for purposes of this Section 6.11, other capitalized costs and the aggregate amount of such liabilities that are treated as amounts realized for Tax purposes), in accordance with Treasury Regulation Sections 1.1060-1 and 1.751-1, among the assets of the Company and the Company Subsidiaries (the “Purchase Price Allocation Schedule”). If Parent and Company General Partner have agreed upon the Purchase Price Allocation Schedule as prepared by Parent or have agreed upon a revised Purchase Price Allocation Schedule, then each of Parent Parties and Company Parties agree to file all applicable Tax Returns and otherwise report their affairs for Tax purposes consistent with the Purchase Price Allocation Schedule, except as otherwise required by applicable Laws; provided, however, that if after negotiation and cooperation in good faith, Parent and Company General Partner are unable to agree upon the Purchase Price Allocation Schedule as prepared by Parent, then each of Parent and Company General Partner may prepare its own Purchase Price Allocation Schedule, and there shall be no further obligation of either party under this Section 6.11(b).

(c) Tax Treatment.  The parties hereto intend that the transactions contemplated by this Agreement, including the Merger, be treated for U.S. federal income tax purposes as (i) a sale by the holders of the Company Equity Interests and (ii) a purchase by Parent of the assets held by (and subject to the liabilities of) Company (and the assets held by (and subject to the liabilities of) each Company Subsidiary that is disregarded as an entity separate from Company for U.S. federal income tax purposes) at the time of the Closing, pursuant to Situation 2 of Revenue Ruling 99-6, 1999-1 C.B. 432. Except as required by Law, none of the parties hereto shall take any position for U.S. federal income tax purposes (and state and local Tax purposes to the extent applicable) that is inconsistent with such treatment.

Section 6.12  Accountants’ Letter.  The Company Parties shall use their commercially reasonable efforts to cause to be delivered to Parent a letter from their independent public accountants addressed to Parent, dated a date within two Business Days before the date on which the Form S-4 shall become effective, in form and substance reasonably satisfactory to Parent and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4. Parent shall use its commercially reasonable efforts to cause to be delivered to the Company a letter from its independent public accountants addressed to the Company, dated a date within two Business Days before the date on which the Form S-4 shall become effective, in form and substance reasonably satisfactory to the Company and customary in scope and substance for letters delivered by registered public accounting firms in connection with registration statements similar to the Form S-4.

Section 6.13  Directors and Officers Insurance and Indemnification.

(a) Without limiting any rights that any Person may have under any employment agreement or Company Benefit Plan, after the Effective Time, Parent and the Surviving Company shall, jointly and severally, indemnify, defend and hold harmless the present and former officers and directors of the Company Entities in such capacities (“Indemnified Parties”) to the fullest extent permitted by Law, in each case against any losses, damages, fines, penalties, expenses (including attorneys’ fees and expenses) or liabilities resulting from any claim, liability, loss, damage, cost or expense (each a “Claim”), asserted against, or incurred by, an Indemnified Party that is based on the fact that such Indemnified Party is or was a director, officer, employee, fiduciary or agent of the Company or any of its Subsidiaries and arising out of actions or omissions or alleged actions or omissions in their capacity as a director, officer, employee, fiduciary or agent of any of the Company Entities occurring at or prior to the Effective Time (including in connection with this Agreement and the transactions contemplated hereby). Parent and the Surviving Company shall, jointly and severally, pay expenses in advance of the final disposition of any pending or threatened Proceeding to each Indemnified Party to the fullest extent permitted under applicable Law. Each Indemnified Party will be entitled to receive such advances from Parent or the Surviving Entity within ten (10) Business Days of receipt by Parent or the Surviving Entity from the Indemnified Party of a request therefor; provided that any Person to whom expense are advanced provides an undertaking, if and only to the extent required by law, to repay such advances if it is ultimately determined that such Person is not entitled to indemnification. Neither Parent nor the Surviving Company shall settle, compromise or consent to the entry of any judgment in any Proceeding (and in which indemnification could be sought by such Indemnified Party hereunder), unless such settlement, compromise or consent includes any unconditional release of such Indemnified Party from all liability arising out of such Claim or such Indemnified Party otherwise consents. Parent and the Surviving Company shall, and shall cause their Subsidiaries to, cooperate in the defense of any such matter. Parent and the Surviving Company agree that all rights to exculpation, advancement of expenses and indemnification for acts or omissions occurring prior to the Effective Time now existing in favor of current and former officers and directors of any of the Company Entities as provided in any Contract listed in Section 6.13 of the Company Disclosure Letter, any Company Benefit Plan, or any Company Entity Charter Document, each as in effect as of the date hereof, shall survive the Merger and shall continue in full force and effect in accordance with their terms and without regard to any subsequent amendment thereof.

(b) Prior to Closing, the Company shall purchase (after obtaining the written approval of Parent, which approval shall not be unreasonably withheld, delayed or conditioned), and after the Effective Time, the Surviving Company shall maintain, or if the Company has not already done so, purchase tail directors’ and officers’ liability insurance coverage, at no expense to the beneficiaries, with a claims period of six (6) years from the Effective Time, with respect to the directors and officers of the Company Entities who are currently covered by existing director’ and officers’ liability insurance with respect to claims arising from facts or events that occurred before the Effective Time, from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier, in an amount and scope and on terms and conditions no less favorable to such directors and officers than those in effect on the date of this Agreement; provided, however, that the annual premium for such insurance shall not exceed 300% of the per annum rate of premium currently paid by the Company Entities for such insurance on the date of this Agreement. In the event that the annual premium for such insurance exceeds such maximum amount, the Parent shall purchase as much coverage per policy year as reasonably obtainable for such maximum amount.

(c) This covenant is intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives. The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to law, contract or otherwise.

(d) In the event that the Surviving Company or Parent, or any of their respective successors or assigns, (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Company or Parent, as the case may be, shall succeed to the obligations set forth in this Section 6.13.

Section 6.14  Employee Matters.

(a) Parent shall or shall cause the Company to maintain for shoreside employees who continue in the employ of Parent, the Company or any of their Subsidiaries following the Closing Date (“Continuing Employees”), for the one-year period following the Closing Date or such shorter period during which a Continuing Employee remains an employee, the base salary or wages and annual incentive bonus opportunities and other benefit plans and arrangements provided by the Company on the date of this Agreement (“Compensation Arrangements”).

(b) Prior to the Closing, the Company shall enter into, adopt or amend such Company Benefit Plans or other agreements to provide that if the employment of a Continuing Employee is terminated during the one (1) year period following the Effective Time, then Parent shall or shall cause the Company to provide such employee with severance equal to the greater of (i) the severance amount (and according to the terms) set forth in Section 6.14(b) of the Company Disclosure Letter, or (ii) the severance applicable to the employee under any Contract as in effect on the date hereof.

(c) From and after the Closing, Parent shall recognize each Continuing Employee’s service with the Company or any of its Subsidiaries, and with any predecessor employer, in each case, to the same extent recognized by the Company or any of its Subsidiaries on the date of this Agreement for purposes of eligibility to participate and vesting but not benefit accrual under any employee benefit plans or arrangements (including under any applicable 401(k), savings, medical, dental, life insurance, vacation, severance or separation pay plans) provided, sponsored, maintained or contributed to by Parent or any of its Subsidiaries for such Continuing Employees, except to the extent such credit would result in the duplication of benefits or compensation for the same period of service.

(d) Parent shall (i) use commercially reasonable efforts to waive, in the plan year in which the Closing Date occurs, for each Continuing Employee and his or her dependents any waiting period provision, payment requirement to avoid a waiting period, actively-at-work requirement and any other restriction that would prevent immediate or full participation under the welfare plans or pre-existing condition limitations of health benefit plans of Parent or any of its Subsidiaries applicable to such Continuing Employee to the extent such waiting period, pre-existing condition limitation, actively-at-work requirement or other restriction would not have been applicable to such Continuing Employee under the terms of the welfare benefit plans of the Company and its Subsidiaries on the date of this Agreement and (ii) use commercially reasonable efforts to, in the plan year in which the Closing Date occurs, give full credit under the health benefit plans of Parent and its Subsidiaries applicable to each Continuing Employee and his or her dependents for all co-payments and deductibles satisfied prior to the Closing in the same plan year in which the Closing occurs, and for any lifetime maximums, as if there had been a single continuous employer.

(e) This Section 6.14 shall not limit the obligation of Parent to maintain any compensation arrangement or benefit plan pursuant to an existing Contract set forth on the Company Disclosure Schedule. No provision of this Agreement shall be construed as a guarantee of continued employment of any Continuing Employee and this Agreement shall not be construed so as to prohibit Parent or any of its Subsidiaries from having the right to terminate the employment of any Continuing Employee or any other employee at any time and for any or no reason; provided that any such termination is effected in accordance with applicable Law.

(f) This Agreement is not intended by the parties to (i) constitute an amendment to any Company Benefit Plan or (ii) obligate Parent, the Company or its Subsidiaries, or any of their respective affiliates (including the Company) to maintain any particular compensation or benefit plan, program, policy or arrangement. Nothing contained in this Section 6.14 or any other provision of this Agreement shall be construed to create any third-party beneficiary right in any employee or other Person.

Section 6.15  Section 16 Matters.  Prior to the Closing date, Parent, the Company and the Management General Partner and their respective boards of directors, shall use their reasonable best efforts to take all actions to cause any dispositions of Common Units (including derivative securities with respect to Common Units), Preferred Units, General Partner Units and the Incentive Distribution Rights, or acquisitions of Parent Shares (including derivative securities with respect to Parent Shares) resulting from the transactions contemplated hereby by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act to be exempt from Section 16(b) of the Exchange Act under Rule 16b-3 promulgated under the Exchange Act in accordance with the terms and conditions set forth in that certain No-Action Letter, dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom LLP.

ARTICLE 7

CONDITIONS PRECEDENT

Section 7.1  Conditions to Obligation of Each Party to Effect the Merger.  The respective obligations of each party to effect the Merger is subject to the satisfaction or (to the extent permitted by Law) waiver by each of Parent and the Company on or prior to the Closing Date of the following conditions:

(a) Company Unitholder Approvals.  The Company Unitholder Approvals shall have been obtained.

(b) No Injunctions or Restraints; Illegality.  No temporary restraining order, preliminary or permanent injunction, other Order issued by any Court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger substantially on the terms contemplated in this Agreement shall be in effect; nor shall there be any Law enacted, entered, or enforced which prevents or prohibits the consummation of any of the transactions contemplated by this Agreement, including the Merger; provided, however, that prior to invoking this condition, the relevant party invoking this condition has complied with its obligations under Section 6.3.

(c) Governmental Approvals.  Any applicable waiting period (and any extension thereof) under the HSR Act or other Antitrust Law shall have expired or been terminated and any approvals and consents required to be obtained under any other Antitrust Law or otherwise required of Parent, the Company, the Company General Partner or any of their Affiliates from any Governmental Entity to consummate the Merger, other than any such approvals or consents the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or Parent Material Adverse Effect, shall have been obtained.

(d) Form S-4.  The Form S-4 shall have been declared effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall be pending or threatened before the SEC.

(e) Stock Listing.  The Parent Shares deliverable to the holders of Company Equity Interests as contemplated by this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

Section 7.2  Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction on or prior to the Closing Date of the following conditions, any or all of which may be waived by them, in whole or in part, to the extent permitted by applicable Law:

(a) Representations and Warranties of the Company Parties.  (i) The representations and warranties set forth in Section 3.3, Section 3.9(a), Section 3.19 and Section 3.21 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, (ii) the representations and warranties set forth in Section 3.1(a), and Section 3.4(a) shall be made as if none of such representations and warranties contained any qualifications or limitations as to “materiality”

or Company Material Adverse Effect and shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of a specific date, in which case as of such specific date), and (iii) all of the other representations and warranties set forth in Article 3, made as if none of such representations and warranties contained any qualifications or limitations as to “materiality” or Company Material Adverse Effect, shall be true and correct, in each case, as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of a specific date, in which case as of such specific date), except, in the case of this clause (iii), where the failure of such representations and warranties to be true and correct as so made would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Parent shall have received a certificate signed on behalf of each of the Company and the Company General Partner to such effect.

(b) Performance of Obligations of the Company Entities.  The Company Entities shall have performed in all material respects their obligations, and complied in all material respects with the agreements and covenants, required to be performed, or complied with, by them under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company and the Company General Partner to such effect.

(c) Tax Matters.  Parent shall be satisfied in its reasonable discretion that (i) Company will be classified as a partnership for U.S. federal income tax purposes immediately prior to the Closing and (ii) except with respect to any Company Subsidiary that is a corporation under the jurisdiction of its formation or organization, each Company Subsidiary will, immediately prior to the Closing, be classified for U.S. federal income tax purposes as either a partnership or an entity that is disregarded as an entity separate from its sole owner.

(d) Consents.  The consents of the other parties to the Contracts listed in Section 7.2(d) of the Company Disclosure Letter and the other transactions contemplated by this Agreement shall have been obtained and shall be in full force and effect.

(e) FIRPTA.  Company General Partner shall have delivered to Parent prior to the Closing a duly executed and acknowledged certificate (or other required documentation), in compliance with the Code and Treasury regulations, certifying such facts as to establish that the transactions contemplated by this Agreement are exempt from withholding pursuant to Section 1445 of the Code.

Section 7.3  Conditions to the Obligations of the Company Parties.  The obligations of the Company Parties to effect the Merger are further subject to the satisfaction on or prior to the Closing Date of the following conditions, any or all of which may be waived by the Company, in whole or in part, to the extent permitted by applicable Law:

(a) Representations and Warranties.  The representations and warranties set forth in Article 4, made as if none of such representations and warranties contained any qualifications or limitations as to “materiality” or Parent Material Adverse Effect, shall be true and correct, in each case, as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of a specific date, in which case as of such specific date), except for such failures to be true and correct that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. The Company shall have received a certificate signed on behalf of Parent and Merger Sub by an executive officer of Parent to such effect.

(b) Performance of Obligations of Parent and Merger Sub.  Parent and Merger Sub shall have performed in all material respects their respective obligations, and complied in all material respects with the agreements and covenants, required to be performed, or complied with, by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by an executive officer of Parent to such effect.

Section 7.4  Frustration of Closing Conditions.  None of the Company Entities, Parent or Merger Sub may rely on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to comply in any material respect with its respective obligations under this Agreement to be performed at or prior to the Closing Date.

ARTICLE 8

TERMINATION

Section 8.1  Termination.  This Agreement may be terminated and the Merger may be abandoned:

(a) by mutual written consent of Parent and the Company at any time prior to the Effective Time;

(b) by either Parent or the Company, at any time prior to the Effective Time, if any Governmental Entity shall have issued a final and non-appealable Order, decree or ruling or takes any other action having the effect of (i) permanently enjoining, restraining or otherwise prohibiting the consummation of the Merger, or (ii) making the consummation of the Merger illegal; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b) if the issuance of such Order, decree or ruling or the taking of such action is attributable to the failure of such party to perform any covenant in this Agreement required to be performed by such party at or prior to the Effective Time;

(c) by either Parent or the Company if the Effective Time has not occurred on or prior to 11:59 p.m., Houston, Texas time on September 30, 2011 (the “Outside Date”), provided, however, that: (i) if the condition set forth in Section 7.1(c) has not been satisfied by such date, then the Outside Date shall be November 29, 2011 and (ii) a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(c) if the party has breached any provision of this Agreement and such breach has been the cause of, or has resulted in, the Effective Time not occurring by such time on the Outside Date;

(d) by the Company at any time prior to the Effective Time if Parent shall have breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement such that the conditions set forth in either Section 7.3(a) or Section 7.3(b) are not capable of being satisfied on or before the Outside Date;

(e) by Parent at any time prior to the Effective Time if a Company Party shall have breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement such that the conditions set forth in either Section 7.2(a) or Section 7.2(b) are not capable of being satisfied on or before the Outside Date;

(f) by Parent, following a vote at a duly held meeting (or any adjournment thereof) to obtain the Company Unitholder Approvals, if the Company Unitholder Approvals are not obtained;

(g) by Parent at any time prior to the Effective Time, if a Company Triggering Event shall have occurred;

(h) by Parent at any time prior to the Effective Time, if a Company Material Adverse Effect shall have occurred;

(i) by Parent if there shall have been any permanent injunction, other Order issued by any Court of competent jurisdiction or other legal restraint or prohibition, that (A) would require or permit the Company, any Company Party or any Company Representative to act or fail to act in a manner that would, in the absence of such order, injunction, other Order, legal restraint or prohibition, constitute a material violation of Section 5.2(a)(i) or (B) would reduce or otherwise limit the rights of Parent in any material respect under Section 5.2 or Section 8.3;

(j) by the Company prior to obtaining the Company Unitholder Approvals, in order to enter into an agreement relating to a Superior Proposal in accordance with Section 5.2; provided, however, that the Company has (i) not breached the provisions of Section 5.2 and (ii) complied in all material respects with Section 8.3 with respect to such Superior Proposal; or

(k) the Company at any time prior to the Effective Time, if a Parent Material Adverse Effect shall have occurred.

The party desiring to terminate this Agreement pursuant to this Section 8.1 (other than pursuant to Section 8.1(a)) shall give written notice of such termination to the other parties.

Section 8.2  Effect of Termination.  In the event of termination of this Agreement pursuant to Section 8.1, this Agreement shall become void and of no effect and there shall be no liability or obligation on the part of any party hereto or their respective officers, directors, equity holders, Affiliates or Representatives; provided, however, that (a) the provisions of Section 6.2(c); this Section 8.2; Section 8.3 and Article 9 shall remain in full force and effect and survive any termination of this Agreement, and (b) nothing herein shall relieve any party hereto from any liability for damages resulting from any fraud or willful and material breach of this Agreement.

Section 8.3  Expenses and Termination Fees.

(a) Subject to subsections (b), (c), (d), and (f) of this Section 8.3, whether or not the Merger is consummated, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement (including the fees, costs and expenses of its advisers, brokers, finders, agents, accountants, bankers and legal counsel) shall be paid by the party incurring such fee, cost and expense.

(b) Each Party shall bear its own costs and expenses incurred in connection with (i) the filing, printing and mailing of the Proxy Statement/Prospectus, and (ii) the retention of any information agent or other service provider in connection with the Merger. Parent and the Company shall each pay one-half of the filing fee under the HSR Act.

(c) In the event that this Agreement is terminated by Parent pursuant to, Section 8.1(e), Section 8.1(f), Section 8.1(g), or Section 8.1(i), or by the Company pursuant to Section 8.1(j), then (without limiting any obligation of the Company to pay any fee payable pursuant to Section 8.3(d)), the Company shall, within two (2) Business Days of such termination, make a non-refundable cash payment to Parent in an amount equal to the aggregate amount of all fees and expenses (including all attorneys’ fees, accountants’ fees, financial advisory fees and filing fees) that have been paid or that may become payable by or on behalf of Parent in connection with the preparation and negotiation of this Agreement, the Support Agreements or any of the other transactions contemplated by this Agreement and the Support Agreements) (collectively, the “Parent Expenses”) (it being understood, however, that Parent’s other remedies, if any, shall not be affected by any payments under this Section 8.3(c)) not to exceed $3.0 million in the aggregate.

(d) In addition to any rights that Parent may have pursuant to Section 8.3(c), in the event that this Agreement is terminated by Parent pursuant to Section 8.1(c), Section 8.1(e) or Section 8.1(f) and (i) at or prior to the time of such termination an Acquisition Proposal shall have been disclosed, announced, commenced, submitted or made and not withdrawn prior to termination, and (ii) within twelve (12) months after the date of any such termination, any Acquisition Proposal is consummated or a definitive agreement contemplating an Acquisition Proposal is executed that is subsequently consummated, then (without limiting any obligation of the Company to pay any fee payable pursuant to Section 8.3(c)) the Company shall pay by wire transfer of same-day funds to Parent a termination fee of $12.0 million (the “Termination Fee”) at the applicable time set forth in the next sentence as well as reimburse the Parent the Parent Expenses not to exceed $3.0 million in the aggregate to the extent not previously paid under Section 8.3(c).  Any Termination Fee payable to Parent pursuant to the preceding sentence shall be made by the Company at the time such Acquisition Proposal is consummated. In the event that Parent shall terminate this Agreement pursuant to Section 8.1(g) or the Company shall terminate this Agreement pursuant to Section 8.1(j), then the Company shall pay the Termination Fee to Parent within two (2) Business Days of such termination.

(e) Each of the parties hereto acknowledges and agrees that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent and Merger Sub would not enter into this Agreement. Accordingly, if there shall have been any permanent injunction, other Order issued by any Court of competent jurisdiction or other legal restraint or prohibition, that would reduce or otherwise limit the rights of Parent in any material respect under this Section 8.3, Parent shall have the right to terminate this Agreement pursuant to Section 8.1(i) hereof.

(f) If the Company fails to promptly pay when due any amount payable pursuant to this Section 8.3, then: (i) the Company shall reimburse Parent for all fees, costs and expenses (including legal fees, costs and expenses) incurred in connection with any action taken to collect payment and the enforcement by Parent of its rights under this Section 8.3, and (ii) the Company shall pay to Parent interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the party in full) at a rate per annum equal to 300 basis points over the “prime rate” (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid.

ARTICLE 9

GENERAL PROVISIONS

Section 9.1  Definitions.  As used in this Agreement, the following terms shall have the respective meanings set forth below:

“Acceptable Confidentiality Agreement” has the meaning set forth in Section 5.2(b).

“Acquisition Proposal” has the meaning set forth in Section 5.2(d).

“Affiliate” means with respect to any Person, a Person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such Person.

“Agreement” has the meaning set forth in the Preamble.

“Antiboycott Laws” means all applicable Laws of the United States relating to the boycott of certain countries including those promulgated by the U.S. Department of Commerce or the U.S. Department of Treasury, and such laws of other applicable jurisdictions to the extent not inconsistent with the Laws of the United States.

“Anticorruption Laws” means all applicable Laws of the United States and all other applicable jurisdictions that relate to bribery, corruption, or improper or illegal payments, gifts, or gratuities, including the FCPA and Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed in Paris on December 17, 1977, which entered into force on February 15, 1999, and the Convention’s Commentaries.

“Antitrust Counsel Only Material” has the meaning set forth in Section 6.3(b).

“Antitrust Law” has the meaning set forth in Section 6.3(b).

“Assets” has the meaning set forth in Section 3.10(a).

“beneficial ownership,” “beneficially own,” or any similar derivation thereof has the meaning ascribed to such terms under Section 13(d) of the Exchange Act and the rules and regulations thereunder.

“Benefit Plan” means, with respect to any entity, (a) any “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, (b) any “multiemployer plan” as defined in Section 3(37) of ERISA, (c) any plan that would be an employee benefit plan if it were subject to ERISA or the Code, such as foreign plans and plans for directors, (d) any stock bonus, stock ownership, stock option, stock purchase, stock appreciation rights, phantom stock or other stock plan (whether qualified or nonqualified), (e) any bonus, deferred compensation, excess benefit, or incentive compensation plan, (f) any severance or employment agreement, plan, program, policy or arrangement, (g) any supplemental unemployment, sick leave, long-term disability, post-retirement medical or life insurance, and (h) any other plan, program, policy, employment practice, pay practice or arrangement providing benefits to employees.

“Book-Entry Common Units” means a Common Unit represented in book-entry form.

“Book-Entry Interest” means a Company Equity Interest represented in book-entry form.

“Business Day” means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the States of Texas or New York are required or authorized by Law or other Governmental Entity to be closed.

“Cash Election” has the meaning set forth in Section 2.1(a)(i).

“CERCLA” has the meaning set forth in the definition of “Environmental Laws.”

“Certificate” means a certificated form evidencing a Company Equity Interest.

“Certificate of Merger” has the meaning set forth in Section 1.2.

“Change in Recommendation” has the meaning set forth in Section 5.2(c).

“Closing” has the meaning set forth in Section 1.4.

“Closing Date” has the meaning set forth in Section 1.4.

“COBRA Coverage” has the meaning set forth in Section 3.14(k).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Unit Consideration” has the meaning set forth in Section 2.1(a).

“Common Unitholder” means a holder of Common Units.

“Common Unitholder Approval” has the meaning set forth in Section 3.4(a).

“Common Units” has the meaning set forth in the Company Partnership Agreement and shall, for all purposes other than with regard to any vote, consent or approval of the holders of Common Units, include Phantom Units.

“Company” has the meaning set forth in the Preamble.

“Company Balance Sheet Date” has the meaning set forth in Section 3.8.

“Company Benefit Plans” has the meaning set forth in Section 3.14(a).

“Company Board” has the meaning set forth in the Recitals.

“Company Board Recommendation” has the meaning set forth in the Recitals.

“Company Consents” has the meaning set forth in Section 3.5(a).

“Company Debt Agreements” means (i) the Loan Agreement, dated as of June 28, 2005, between K-Sea Operating Partnership L.P. and Citizens Asset Finance, d/b/a Citizens Leasing Corporation, (ii) the Master Loan and Security Agreement dated as of April 3, 2006 by and among K-Sea Operating Partnership L.P., as Borrower, Key Equipment Finance Inc., as Lender, and K-Sea Transportation Partners L.P., K-Sea Transportation Inc. and Sea Coast Transportation LLC, as Guarantors, (iii) the Loan Agreement dated as of May 12, 2006 among K-Sea Operating Partnership L.P., as Borrower, Citizens Leasing Corporation, as Lender, and Citizens Leasing Corporation, as agent and collateral trustee for the other lenders that may become parties to the loan agreement, as amended August 14, 2007, June 30, 2008 and December 30, 2009, (iv) the Master Loan and Security Agreement between Key Equipment Finance Inc., as Lender and K-Sea Operating Partnership L.P., as Borrower and K-Sea Transportation Partners L.P., K-Sea Transportation Inc., K-Sea Transportation LLC, Smith Maritime LLC, and K-Sea Hawaii, Inc., as Guarantor, dated June 10, 2008, and (v) the Amended and Restated Loan and Security Agreement, dated as of August 14, 2007, by and among K-Sea Operating Partnership L.P., as Borrower, LaSalle Bank National Association and Citibank, N.A., as co-syndication agents, Citizens Bank of Pennsylvania and HSBC Bank USA National Association, as co-documentation agents, and KeyBank National Association, as administrative agent and collateral trustee, and the lenders party thereto.

“Company Disclosure Letter” has the meaning set forth in the first paragraph of Article 3.

“Company Entities” means collectively the Company, Company General Partner, Management General Partner, and the Company Subsidiaries.

“Company Entity Charter Documents” has the meaning set forth in Section 3.2.

“Company Equity Interest” means any equity interest in the Company, including Common Units, Incentive Distribution Rights, Preferred Units, and General Partner Units.

“Company Financial Advisor” has the meaning set forth in Section 3.26.

“Company General Partner” has the meaning set forth in the Preamble.

“Company General Partner GP Interests” has the meaning set forth in Section 3.3(a).

“Company General Partner Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of Company General Partner, dated as of January 14, 2004.

“Company Individuals” has the meaning set forth in Section 5.2(a).

“Company LTIP” means the K-Sea Transportation Partners L.P. Long Term Incentive Plan.

“Company Material Adverse Effect” means any change, event, violation, development, circumstance, effect or other matters that, individually or in the aggregate, have, or could reasonably be expected to have, a material adverse effect on the business, condition, capitalization, assets, liabilities, operations or financial performance of the Company and the Company Subsidiaries taken as a whole; provided, however, that no change, event, violation, development, circumstance, effect or other matter that results from the following, shall constitute a Company Material Adverse Effect:

(i) changes in conditions in the United States or global economy that do not have a materially disproportionate impact on the Company or any of its Subsidiaries relative to other companies in the industry in which the Company and its Subsidiaries operate;

(ii) changes in GAAP or other accounting standards, or authoritative interpretations thereof after the date hereof, which did not have a disproportionate impact on the Company;

(iii) the occurrence of natural disasters of any type, including, without limitation, earthquakes and tsunamis but not including hurricanes;

(iv) the announcement or pendency of this Agreement and the transactions contemplated by this Agreement;

(v) the existence or occurrence of war, acts of war, terrorism or similar hostilities; and

(vi) a decrease in the market price of the Common Units; provided, however, that the exception in this clause (vi) shall not prevent or otherwise affect a determination that any change or effect underlying such a decrease on market price has resulted in, or contributed to, a Company Material Adverse Effect;

provided, further, that the parties hereto agree that the following matters shall be deemed to constitute a Company Material Adverse Effect: (1) repeal of the Jones Act, and (2) any suspension or debarment rendering the Company or any Company Subsidiary ineligible to enter into contracts with the federal government or as a subcontractor to the federal government.

“Company Parties” has the meaning set forth in the Preamble.

“Company Partnership Agreement” means the Fourth Amended and Restated Agreement of Limited Partnership of the Company, dated as of September 10, 2010.

“Company Representatives” has the meaning set forth in Section 5.2(a).

“Company Regulatory Agreement” has the meaning set forth in Section 3.6(b).

“Company SEC Documents” has the meaning set forth in Section 3.6(c).

“Company Subsidiary” means any Subsidiary of the Company and “Company Subsidiaries” means all of the Subsidiaries of the Company.

“Company Triggering Event” shall be deemed to have occurred if: (a) the Company Board or any committee thereof shall have made a Change in Recommendation, (b) the Company shall have failed to include in the Proxy Statement/Prospectus the Company Board Recommendation, or (c) any of the Company Parties or any Company Representative shall have materially breached any of the provisions set forth in Section 5.2.

“Company Unitholder Approvals” has the meaning set forth in Section 3.4(a).

“Company Vessel” means a vessel owned, leased or operated by a Company Entity, including tugs, barges and tankers.

“Compensation Arrangements” has the meaning set forth in Section 6.14(a).

“Confidentiality Agreement” has the meaning set forth in Section 6.2(c).

“Conflicts Committee” has the meaning set forth in the Company Partnership Agreement.

“Continuing Employees” has the meaning set forth in Section 6.14(a).

“Contract” means a note, bond, mortgage, indenture, deed of trust, license, lease, franchise, agreement, arrangement, commitment, understanding, bylaw, contract or other instrument or obligation.

“control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise, or the power to elect more than 50% of the directors, managers, general partners, or Persons exercising similar authority with respect to such Person. The terms “controlling,” “controlled by,” or “under common control with” have meanings corresponding to this definition.

“Court” means any court or arbitration tribunal of the United States or any domestic state or any political subdivision thereof.

“Covenanting Unitholders” has the meaning set forth in the Recitals.

“Covered Employees” has the meaning set forth in Section 5.1(b)(ix).

“Customers” has the meaning set forth in Section 3.23.

“DDTC” has the meaning set forth in the definition of “Export and Sanctions Laws.”

“Denied Party Lists” means a Person (i) subject to any restrictions under the Export and Sanctions Laws including those sanctions targeting government entities or individuals that support terrorism, or (ii) included on any denied, prohibited, or restricted party list maintained by the United States or any other applicable jurisdiction, including the U.S. Department of Commerce, Bureau of Industry and Security Denied Persons List, Entity List, or Unverified List, the OFAC Specially Designated Nationals and Blocked Persons List; or the DDTC Debarred Parties List.

“DOJ” means the Antitrust Division of the U.S. Department of Justice.

“DRULPA” means the Delaware Revised Uniform Limited Partnership Act.

“Effective Time” has the meaning set forth in Section 1.2.

“Election Deadline” has the meaning set forth in Section 2.2(b).

“Election Form” has the meaning set forth in Section 2.2(a).

“Environmental Laws” means all laws, rules, regulations, statutes, ordinances, decrees or orders of any Governmental Entity relating to (i) the control of any potential pollutant or protection of human health or the environment (including air, water or land), (ii) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation, and (iii) exposure to hazardous, toxic or other substances alleged to be harmful, and includes (A) the terms and conditions of any license, permit, approval, or other authorization by any Governmental Entity, and (B) judicial, administrative, or other regulatory decrees, judgments, and orders of any Governmental Entity. The term “Environmental Law” shall include, but not be limited to the following statutes and the regulations promulgated thereunder: the Clean Air Act, 42 U.S.C. § 7401 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Safe Drinking Water Act, 42 U.S.C. § 300f et seq., the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”), 42 U.S.C. § 9601 et seq., the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq., and any state, county, or local laws and regulations similar thereto.

“Environmental Permit” means any permit, license, approval, registration, notification, exemption, consent or other authorization required by or from a Governmental Entity under Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person (whether or not incorporated) that, within the six-year period ending on the Closing Date, is or was treated as a single employer together with any of the Company Entities, their Affiliates or any Subsidiary under Code Section 414.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the Regulations promulgated thereunder.

“Exchange Agent” has the meaning set forth in Section 2.4(a).

“Exchange Fund” has the meaning set forth in Section 2.4(c).

“Export and Sanctions Laws” means all Laws of the United States and all other applicable jurisdictions relating to any economic sanction or export restriction including: (i) the sanctions regulations administered by U.S. Department of Treasury’s Office of Foreign Assets Control, (ii) export and trade controls and related sanctions administered by the U.S. Department of Commerce, Bureau of Industry and Security, and (iii) the International Traffic in Arms Regulations administered by the U.S. Department of State’s Directorate of Defense Trade Controls (“DDTC”).

“FCPA” means the United States Foreign Corrupt Practices Act of 1977, as amended from time to time.

“Form S-4” has the meaning set forth in Section 3.28.

“FTC” means the U.S. Federal Trade Commission.

“GAAP” means accounting principles generally accepted in the United States consistently applied by a specified Person.

“General Partner Approval” has the meaning set forth in Section 3.4(a).

“General Partner Interest” has the meaning set forth in the Company Partnership Agreement.

“General Partner Unit” has the meaning set forth in the Company Partnership Agreement.

“Governmental Antitrust Authority” has the meaning set forth in Section 6.3(c).

“Governmental Entity” means any domestic, foreign or supranational government or subdivision thereof, administrative, governmental, prosecutorial or regulatory authority, agency, commission, Court, administrative contractor, tribunal or self-regulatory organization.

“GP Consideration” has the meaning set forth in Section 2.1(c).

“GP IDR Consideration” has the meaning set forth in Section 2.1(c).

“GP Unit Consideration” has the meaning set forth in Section 2.1(c).

“Growth CapEx” means those items outlined on Section 5.1 of the Company Disclosure Letter.

“Hazardous Materials” means any (i) toxic or hazardous materials or substances, (ii) solid wastes, including asbestos, polychlorinated biphenyls, mercury, flammable or explosive materials, (iii) radioactive materials, (iv) petroleum or petroleum products (including crude oil), and (v) any other chemical, pollutant, contaminant, substance or waste that is regulated or for which liability or standards of care are imposed under any Environmental Law.

“Holding Sub” has the meaning set forth in the Preamble.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Incentive Distribution Right” has the meaning set forth in the Company Partnership Agreement.

“IDR Holdings” means K-Sea IDR Holdings LLC, a Delaware limited liability company.

“Indemnified Parties” has the meaning set forth in Section 6.13.

“Intellectual Property” means all U.S. and foreign intellectual and industrial property rights, including (i) patents, inventions and utility models, (ii) copyrights and copyrightable works in any media (including software, website content, databases and documentation), (iii) trademarks, service marks, trade names, trade dress, logos, slogans, domain names and other source indicators, and the goodwill of the business associated therewith, (iv) trade secrets, know-how and confidential or proprietary information, and (iv) applications and registrations for any of the foregoing, and rights to obtain renewals, extensions, continuations, continuations-in-part, divisions or similar proceedings.

“Intervening Event” has the meaning set forth in Section 5.2(g).

“IRS” has the meaning set forth in Section 3.14(a).

“Jones Act” has the meaning set forth in Section 3.21.

“Knowledge” means, with respect to the Company, the actual knowledge (after due inquiry and investigation) of any of the Company Parties’ Chairman, president, chief executive officer, chief operating officer, chief financial officer, chief administrative officer, chief accounting officer, controller, any vice president, general counsel, director of tax, director of human resources or any other officer of the Company Parties subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company.

“Law” or “Laws” means any statute, law (including common law), code (including the Code) ordinance, Regulation, Maritime Guideline, rule, guidance, Order, writ, injunction or decree of any state, commonwealth, federal, foreign, territorial or other court or Governmental Entity, subdivision, agency, department, commission, board, bureau or instrumentality of a Governmental Entity, including all decisions of Courts having the effect of Law in each such jurisdiction.

“Lease” has the meaning set forth in Section 3.10(c).

“Leased Real Property” has the meaning set forth in Section 3.10(c).

“Lien” means any mortgage, pledge, security interest, deed of trust, encumbrance, covenant, condition, restriction, option, lien or charge of any kind (including any agreement to give any of the foregoing), any conditional sale or other title retention agreement, any lease in the nature thereof or the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction.

“Limited Partner” has the meaning set forth in the Company Partnership Agreement.

“LLC Act” means the Delaware Limited Liability Company Act.

“LP Sub” has the meaning set forth in the Preamble.

“Mailing Date” has the meaning set forth in Section 2.2(a).

“Management General Partner” has the meaning set forth in the Preamble.

“Maritime Guideline” means any U.S. or non-U.S. rule, code of practice, convention, protocol, guideline, or similar requirement or restriction concerning or relating to a Vessel, and to which a Vessel is subject, imposed or published by any Governmental Entity, the International Maritime Organization, such Vessel’s classification society or the insurers of such Vessel.

“Material Contract” has the meaning set forth in Section 3.11(a).

“Merger” has the meaning set forth in Section 1.1.

“Merger Consideration” means, collectively, the Common Unit Consideration, the Preferred Unit Consideration, the GP Unit Consideration, and the GP IDR Consideration.

“Merger Sub” has the meaning set forth in the Preamble.

“Mixed Election” has the meaning set forth in Section 2.1(a)(ii).

“Non-Electing Common Units” has the meaning set forth in Section 2.2(b).

“Notice” has the meaning set forth in Section 5.2(f)(i).

“NYSE” means the New York Stock Exchange.

“Order” means any judgment, order, stipulation, arbitration, decision, award, injunction or decree of any Court or Governmental Entity, federal, foreign, state or local.

“Other Approvals” has the meaning set forth in Section 3.5(a).

“Outside Date” has the meaning set forth in Section 8.1(c).

“Owned Real Property” has the meaning set forth in Section 3.10(b).

“Parent” has the meaning set forth in the Preamble.

“Parent Common Stock” has the meaning set forth in Section 4.3.

“Parent Disclosure Letter” has the meaning set forth in the first paragraph of Article 4.

“Parent Expenses” has the meaning set forth in Section 8.3(c).

“Parent Financial Statements” has the meaning set forth in Section 4.6(b).

“Parent Material Adverse Effect” means any change, event, violation, development, circumstance, effect or other matters that, individually or in the aggregate, have, or could reasonably be expected to have, a material adverse effect on the business, condition, capitalization, assets, liabilities, operations or financial performance of Parent and its Subsidiaries taken as a whole; provided, however, that no change, event, violation, development, circumstance, effect or other matter that results from the following, shall constitute a Parent Material Adverse Effect:

(i) changes in conditions in the United States or global economy that do not have a materially disproportionate impact on Parent or any of its Subsidiaries relative to other companies in the industry in which Parent and its Subsidiaries operate;

(ii) changes in GAAP or other accounting standards, or authoritative interpretations thereof after the date hereof, which did not have a disproportionate impact on Parent;

(iii) the occurrence of natural disasters of any type, including, without limitation, earthquakes and tsunamis but not including hurricanes;

(iv) the announcement or pendency of this Agreement and the transactions contemplated by this Agreement;

(v) the existence or occurrence of war, acts of war, terrorism or similar hostilities; and

(vi) a decrease in the market price of Parent Common Stock; provided, however, that the exception in this clause (vi) shall not prevent or otherwise affect a determination that any change or effect underlying such a decrease on market price has resulted in, or contributed to, a Parent Material Adverse Effect;

provided, further, that the parties hereto agree that the following matters shall be deemed to constitute a Parent Material Adverse Effect: (1) repeal of the Jones Act, and (2) any suspension or debarment rendering Parent or any Parent Subsidiary ineligible to enter into contracts with the federal government or as a subcontractor to the federal government.

“Parent Parties” has the meaning set forth in the Preamble.

“Parent Party Charter Documents” has the meaning set forth in Section 4.2.

“Parent Preferred Stock” has the meaning set forth in Section 4.3.

“Parent Representatives” has the meaning set forth in Section 6.2(a).

“Parent SEC Documents” has the meaning set forth in Section 4.6(a).

“Parent Share” means a share of Parent Common Stock.

“Parent Share Value” means $55.54.

“Parent Subsidiary” means a Subsidiary of Parent and “Parent Subsidiaries” means all of the Subsidiaries of Parent.

“Parent Vessel” means a vessel owned, leased or operated by a Parent or any Parent Subsidiary, including tugs, barges and tankers.

“Party” means a Parent Party or a Company Party.

“Permit” means any and all material permits, licenses, authorizations, certificates, franchises, registrations or other approvals granted by any Governmental Entity or pursuant to a Maritime Guideline.

“Permitted Encumbrances” means the following: (a) Liens for Taxes, assessments and other governmental charges not delinquent or which are currently being contested in good faith by appropriate proceedings; provided, however, that, in the latter case, the specified Person or one of its Subsidiaries will have set aside on its books adequate reserves with respect thereto; (b) mechanics’ and materialmen’s Liens not filed of record and similar charges incurred in the ordinary course of business not delinquent or which are filed of record but are being contested in good faith by appropriate proceedings; provided, however, that, in the latter case, the specified Person or one of its Subsidiaries will have set aside on its books adequate reserves with respect thereto; (c) easements, leases, reservations or other rights of others in, or minor defects and irregularities in title to, property or assets of a specified Person or any of its Subsidiaries; provided, however, that such easements, leases, reservations, rights, defects or irregularities do not materially impair the use or value of such property or assets for the purposes for which they are currently operated; (d) any Lien or privilege vested in any lessor or licensor for rent or other obligations pursuant to the terms and provisions of the Leases of a specified Person or any of its Subsidiaries thereunder so long as the payment of such rent or the performance of such obligations is not delinquent; (e) encumbrances which secure deposits of public funds as required by Law, (f) Liens existing under any Company Debt Agreement; and (g) Liens which would not have a Company Material Adverse Effect.

“Person” means an individual, partnership, limited liability company, corporation, joint stock company, trust, estate, joint venture, association or unincorporated organization, or any other form of business or professional entity, but does not include a Governmental Entity or Court.

“Phantom Units” means phantom units of the Company granted pursuant to the Company LTIP.

“Preferred Unit Consideration” has the meaning set forth in Section 2.1(b).

“Preferred Unitholder” means a Series A Unitholder as defined in the Company Partnership Agreement.

“Preferred Unitholder Approval” has the meaning set forth in Section 3.4(a).

“Preferred Units” means “Series A Preferred Units” as defined in the Company Partnership Agreement.

“Present Insurance Policies” has the meaning set forth in Section 3.22.

“Proceeding” means any demand, suit, claim, litigation, arbitration, action, proceeding (including any civil, criminal, governmental, enforcement, administrative, investigative or appellate proceeding), hearing, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or any arbitrator or arbitration panel.

“Proxy Statement/Prospectus” has the meaning set forth in Section 3.5(a).

“Public Official” means any (i) non-U.S. political party or official thereof, (ii) candidate for non-U.S. political office, (iii) officer, employee or representative, regardless of rank or title, of a non-U.S. Governmental Entity, non-U.S. political party, non-U.S. government-owned or -controlled company or enterprise, or public international organization, or (iv) a immediate family member (parent, child, spouse, or sibling or parent’s, child’s, or sibling’s spouse) of any of the above.

“Purchase Price Allocation Schedule” has the meaning set forth in Section 6.11(b).

“Real Property” has the meaning set forth in Section 3.10(c).

“Regulation” means any rule or regulation of any Governmental Entity having the effect of Law.

“Regulatory Laws” means all Anticorruption Laws, Antiboycott Laws, Export and Sanctions Laws, anti-money laundering laws, antiterrorism laws, and all other similar Laws of applicable jurisdictions.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing into the environment.

“Representatives” means a party’s officers, directors, members, managers, partners, employees, agents, accountants, consultants, legal counsel, financial advisors, investment bankers and other representatives.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the Regulations promulgated thereunder.

“Significant Company Subsidiary” has the meaning set forth in Section 5.2(g).

“SOX” means the Sarbanes-Oxley Act of 2002, and the Regulations promulgated thereunder.

“Special Approval” has the meaning set forth in the Company Partnership Agreement.

“Subsidiary” means, with respect to a specified Person, any other Person (a) that is a subsidiary of such specified Person as defined in Rule 405 of the Rules and Regulations under the Securities Act, (b) of which such specified Person or any of its Subsidiaries (i) owns beneficially more than 50% of the equity interests, or (ii) serves as general partner or manager.

“Superior Proposal” has the meaning set forth in Section 5.2(g).

“Support Agreements” has the meaning set forth in the Recitals.

“Surviving Company” has the meaning set forth in Section 1.1.

“Surviving Company Partnership Agreement” has the meaning set forth in Section 1.5.

“Takeover Statute” has the meaning set forth in Section 6.6.

“Target Debt Cap” means an amount of indebtedness equal to $263,515,000 plus (i) actual expenditures for Growth CapEx since January 1, 2011 through the Closing Date, and (ii) any borrowings made to collateralize letters of credit to secure release calls for West of England P&I insurance.

“Tax” or “Taxes” means all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any Governmental Entity, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and state income taxes), gross receipts taxes, net proceeds taxes, alternative or add-on minimum taxes, sales taxes, use taxes, real property gains or transfer taxes, ad valorem taxes, property taxes, value-added taxes, franchise taxes, production taxes, severance taxes, windfall profit taxes, withholding taxes, payroll taxes, employment taxes, excise taxes and other obligations of the same or similar nature to any of the foregoing.

“Tax Return” means all reports, estimates, declarations of estimated Tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

“Termination Fee” has the meaning set forth in Section 8.3(d).

“Third Party” has the meaning set forth in Section 5.2(g).

“U.S. Coastwise Trade” shall mean the carriage or transport of merchandise and/or other materials and/or passengers in the coastwise trade of the United States of America within the meaning of Chapter 551 of Title 46 of the United States Code.

“Unit” has the meaning set forth in the Company Partnership Agreement.

“Unitholder” has the meaning set forth in the Company Partnership Agreement.

“Unitholder Meeting” has the meaning set forth in Section 6.1(c).

“Voting Debt” means any bonds, debentures, notes or other indebtedness having the right to vote on any matters on which holders of capital stock or members or partners of the same issuer may vote (or that are convertible into, or exchangeable for, securities having the right to vote on such matters).

“WARN Act” has the meaning set forth in Section 3.17(d).

Section 9.2  Non-Survival.  None of the representations, warranties, covenants and other agreements in this Agreement shall survive the Effective Time, except for those covenants, and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article 9.

Section 9.3  Specific Performance.  The parties hereto agree that money damages would not be a sufficient remedy for any breach of this Agreement and that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is hereby agreed that, prior to the termination of this Agreement pursuant to Section 8.1, the parties hereto shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach, to prevent breaches of this Agreement, and to specifically enforce compliance with this Agreement. In connection with any request for specific performance or equitable relief, each of the parties hereto hereby waives any requirement for the security or posting of any bond in connection with such remedy. Such remedy shall not be deemed to be the exclusive remedy for breach of this Agreement but shall be in addition to all other remedies available at law or equity to such party. The parties further agree that (a) by seeking the remedies provided for in this Section 9.3, no party hereto shall in any respect waive their right to seek any other form of relief that may be available to them under this Agreement, including monetary damages in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 9.3 are not available or otherwise are not granted, and (b) nothing contained in this Section 9.3 shall require a party to institute any proceeding for (or limit such party’s right to institute any proceeding for) specific performance under this Section 9.3 before exercising any termination right under

Article 8 (and pursuing damages after such termination) nor shall the commencement of any action pursuant to this Section 9.3 or anything contained in this Section 9.3 restrict or limit a party’s right to terminate this Agreement in accordance with the terms of Article 8 or pursue any other remedies under this Agreement that may be available then or thereafter.

Section 9.4  Notices.  All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given when delivered personally (including by courier or overnight courier with confirmation), telecopied (with confirmation), or delivered by an overnight courier (with confirmation) to the parties at the following addresses or sent by electronic transmission to the telecopier number specified below:

(a) If to Parent or Merger Sub, to:

Kirby Corporation
55 Waugh Drive, Suite 1000
Houston, TX 77007
Attention: Amy D. Husted, Esq.
Telecopier No.: (713) 435-1408

with a copy (which shall not constitute notice) to:

Fulbright & Jaworski, L.L.P.
2200 Ross Avenue, Suite 2800
Dallas, Texas 75201
Attention: Thomas G. Adler, Esq. and Bryn A. Sappington, Esq.
Telecopier No.: (214) 855-8200

(b) If to the Company or the General Partner, to:

K-Sea Transportation Partners L.P.
One Tower Center Boulevard, 17th Floor
East Brunswick, NJ 08816
Attention: Timothy J. Casey
Telecopier No.: (732) 339-6140

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
717 Texas Avenue, Suite 1600
Houston, TX 77002
Attention: Sean T. Wheeler, Esq and Michael E. Dillard, Esq.
Telecopier No.: (713) 546-7401

or to such other address or telecopier number as any party may, from time to time, designate in a written notice given in a like manner.

Section 9.5  Amendments and Waivers.  Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided, however, that following receipt of the Company Unitholder Approval, there shall be no amendment or change to the provisions hereof which by Law or the listing requirements of the NYSE would require further approval by the Unitholders without such approval. No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law.

Section 9.6  Severability.  Any term or provision of this Agreement, or the application thereof, that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a Court of competent jurisdiction declares that any term or provision hereof is illegal, void, invalid or unenforceable, the parties hereto agree that the Court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any illegal, void, invalid or unenforceable term or provision with a term or provision that is legal, valid and enforceable and that comes closest to expressing the intention of the illegal, void, invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. Nothing contained in this Section 9.6 shall be deemed to limit or restrict Parent’s right to terminate this Agreement pursuant to Section 8.1(i) hereof if there shall have been any permanent injunction, other Order issued by any Court of competent jurisdiction or other legal restraint or prohibition, that (A) would require or permit the Company, any Company Party or any Company Representative to act or fail to act in a manner that would, in the absence of such order, injunction, other Order, legal restraint or prohibition, constitute a material violation of Section 5.2(a)(i) or (B) would reduce or otherwise materially limit the rights of Parent in any material respect under Section 5.2 or Section 8.3.

Section 9.7  Entire Agreement.  This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits, the Company Disclosure Letter, the Parent Disclosure Letter, the Support Agreements, and the Confidentiality Agreement, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing, in accordance with its terms. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NONE OF PARENT, MERGER SUB OR THE COMPANY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES MADE BY ITSELF OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, FINANCIAL AND LEGAL ADVISORS OR OTHER REPRESENTATIVES, WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO ANY OTHER PARTY OR ANY OTHER PARTY’S REPRESENTATIVES OF ANY DOCUMENT OR OTHER INFORMATION WITH RESPECT TO ONE OR MORE OF THE FOREGOING.

Section 9.8  Assignment.  Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties; provided, however, that Parent and Merger Sub may transfer or assign its rights and obligations under this Agreement, in whole or in part or from time to time in part, to one or more of their Affiliates at any time, provided further, that such transfer or assignment shall not relieve Parent or Merger Sub of any of its obligations hereunder. Any assignment in violation of the foregoing shall be null and void. Subject to the preceding two (2) sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Section 9.9  No Third Party Beneficiaries.  This Agreement is not intended to and shall not confer upon any Person (other than the parties hereto) any rights or remedies hereunder, except for Indemnified Parties as set forth in Section 6.13.

Section 9.10  Governing Law; Exclusive Jurisdiction.  THIS AGREEMENT AND THE AGREEMENTS, INSTRUMENTS AND DOCUMENTS CONTEMPLATED HEREBY AND ALL DISPUTES BETWEEN THE PARTIES UNDER OR RELATING TO THIS AGREEMENT OR THE FACTS AND CIRCUMSTANCES LEADING TO ITS EXECUTION, WHETHER IN CONTRACT, TORT OR OTHERWISE, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (WITHOUT REFERENCE TO SUCH STATE’S PRINCIPLES OF CONFLICTS OF LAW). THE DELAWARE COURT OF CHANCERY (AND IF THE DELAWARE COURT OF CHANCERY SHALL BE UNAVAILABLE, ANY DELAWARE STATE COURT AND THE FEDERAL

COURT OF THE UNITED STATES OF AMERICA SITTING IN THE STATE OF DELAWARE) WILL HAVE EXCLUSIVE JURISDICTION OVER ANY AND ALL DISPUTES BETWEEN THE PARTIES HERETO, WHETHER IN LAW OR EQUITY, BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE AGREEMENTS, INSTRUMENTS AND DOCUMENTS CONTEMPLATED HEREBY OR THE FACTS AND CIRCUMSTANCES LEADING TO ITS EXECUTION, WHETHER IN CONTRACT, TORT OR OTHERWISE. EACH OF THE PARTIES IRREVOCABLY CONSENTS TO AND AGREES TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS, IRREVOCABLY CONSENTS TO THE SERVICE OF THE SUMMONS AND COMPLAINT AND ANY OTHER PROCESS IN ANY OTHER ACTION OR PROCEEDING RELATING TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, ON BEHALF OF ITSELF OR ITS PROPERTY, BY DELIVERY IN ANY METHOD CONTEMPLATED BY SECTION 9.4 HEREOF OR IN ANY OTHER MANNER AUTHORIZED BY LAW, AND HEREBY WAIVES, AND AGREES NOT TO ASSERT IN ANY SUCH DISPUTE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM THAT (i) SUCH PARTY IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURTS, (ii) SUCH PARTY AND SUCH PARTY’S PROPERTY IS IMMUNE FROM ANY LEGAL PROCESS ISSUED BY SUCH COURTS OR (iii) ANY LITIGATION COMMENCED IN SUCH COURTS IS BROUGHT IN AN INCONVENIENT FORUM.

Section 9.11  Waiver of Jury Trial.  THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT WHICH ANY PARTY MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY PROCEEDING, LITIGATION OR COUNTERCLAIM BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. IF THE SUBJECT MATTER OF ANY LAWSUIT IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY TO THIS AGREEMENT SHALL PRESENT AS A NON-COMPULSORY COUNTERCLAIM IN ANY SUCH LAWSUIT ANY CLAIM BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. FURTHERMORE, NO PARTY TO THIS AGREEMENT SHALL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL CANNOT BE WAIVED.

Section 9.12  Interpretation; Rules of Construction.  When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The phrase “the date of this Agreement” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the first paragraph of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement. As used in this Agreement, (a) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation,” (b) the word “or” shall not be exclusive, (c) the words “hereof,” “herein,” “hereunder,” “hereto” and words of similar import refer to this Agreement as a whole (including any Exhibits and Schedules hereto) and not to any particular provision of this Agreement, (d) all references to any period of days shall be to the relevant number of calendar days unless otherwise specified, (e) all references to dollars or $      shall be references to United States dollars, and (f) all accounting terms shall have their respective meanings under GAAP. All terms defined in this Agreement will have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes (provided, however, that, in the case of Contracts that are the subject of representations and warranties set forth herein, copies of all amendments, modifications, waivers, consents or supplements have been provided on or prior to the date of this Agreement to the party to whom such representations and warranties are being made). The parties hereto have participated jointly in the negotiating and drafting of this Agreement and, in the event an ambiguity or question of intent arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 9.13  Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by each other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in PDF form, or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document, will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures.

Section 9.14  Disclosure Generally.  A matter set forth in one item of either the Company Disclosure Letter or the Parent Disclosure Letter need not be set forth in any other item in the Company Disclosure Letter or the Parent Disclosure Letter so long as its relevance to the other sections or subsections therein or in this Agreement is reasonably apparent on the face of the matter disclosed. The fact that any item of information is disclosed in either the Company Disclosure Letter or the Parent Disclosure Letter shall not be construed to (a) mean that such information is required to be disclosed by this Agreement; (b) represent a determination that (i) such item is material or establishes a standard of materiality, (ii) such item did not arise in the ordinary course of business or (iii) the Merger requires the consent of third parties; or (c) constitute, or be deemed to be, an admission to any Person concerning such item. Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material,” “Parent Material Adverse Effect” or “Company Material Adverse Effect” or other similar terms in this Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

K-SEA TRANSPORTATION PARTNERS L.P.

By: K-Sea General Partner L.P., its general partner

By:	K-Sea General Partner GP LLC, its general partner

By:	/s/ Timothy J. Casey Timothy J. Casey, President and Chief
Executive Officer

K-SEA GENERAL PARTNER L.P.

By: K-Sea General Partner GP LLC, its general partner

By:	/s/ Timothy J. Casey Timothy J. Casey, President and Chief
Executive Officer

K-SEA GENERAL PARTNER GP LLC

By:	/s/ Timothy J. Casey Timothy J. Casey, President and Chief Executive
Officer

K-SEA IDR HOLDINGS LLC

By:	/s/ Timothy J. Casey Timothy J. Casey, President

[Signature Page 1 of 2 to Merger Agreement]

KIRBY CORPORATION

By:	/s/ Joseph H. Pyne Joseph H. Pyne, Chairman of the Board, President
and Chief Executive Officer

KSP MERGER SUB, LLC

By:	/s/ Joseph H. Pyne Joseph H. Pyne, President

KSP HOLDINGS SUB, LLC

By:	/s/ Joseph H. Pyne Joseph H. Pyne, President

KSP LP SUB, LLC

By:	/s/ Joseph H. Pyne Joseph H. Pyne, President

[Signature Page 2 of 2 to Merger Agreement]

ANNEX B

SUPPORT AGREEMENT — KA FIRST RESERVE, LLC

This SUPPORT AGREEMENT, dated as of March 13, 2011 (this “Agreement”), is by and among Kirby Corporation, a Nevada corporation (“Parent”), KSP Holding Sub, LLC, a Delaware limited liability company and direct wholly owned subsidiary of Parent (“Holding Sub”), KSP LP Sub, LLC, a Delaware limited liability company and direct wholly owned subsidiary of Parent (“LP Sub”), KSP Merger Sub, LLC, a Delaware limited liability company wholly owned by Holding Sub and LP Sub (“Merger Sub,” and together with Parent, Holding Sub and LP Sub, the ‘‘Parent Parties”), and KA First Reserve, LLC a Delaware limited liability company (the ‘‘Covenanting Unitholder”).

RECITALS:

WHEREAS, concurrently with the execution of this Agreement, the Parent Parties and K-Sea Transportation Partners L.P. (among others) are entering into an Agreement and Plan of Merger, dated as of the date hereof (as amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”), pursuant to which, among other things, Merger Sub will merge with and into the Company (the “Merger”), with the Company as the surviving entity, and each Company Equity Interest (as defined in the Merger Agreement) will be converted into the right to receive the merger consideration specified therein; and

WHEREAS, as of the date hereof, the Covenanting Unitholder is the record owner in the aggregate of, and has the right to vote and dispose of, the number of Preferred Units and/or Common Units set forth opposite such Covenanting Unitholder’s name on Schedule I hereto; and

WHEREAS, as a material inducement to the Parent Parties to enter into the Merger Agreement, the Parent Parties have required that the Covenanting Unitholder agree, and the Covenanting Unitholder has agreed, to enter into this agreement and abide by the covenants and obligations with respect to the Covered Units (as hereinafter defined) set forth herein.

NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE 1

GENERAL

Section 1.1  Defined Terms.  The following capitalized terms, as used in this Agreement, shall have the meanings set forth below. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.

‘‘Covered Units” means, with respect to the Covenanting Unitholder, the Covenanting Unitholder’s Existing Units, together with any Units or other Company Equity Interests with the right to consent to, vote upon or approve any matter with regard to the Company that the Covenanting Unitholder acquires, either beneficially or of record, on or after the date hereof, including any Company Equity Interests received as dividends (including pay-in-kind dividends) or as a result of a split, reverse split, combination, merger, consolidation, reorganization, reclassification, recapitalization or similar transaction.

“Existing Units” means the Units or other Company Equity Interests owned, either beneficially or of record, by the Covenanting Unitholder on the date of this Agreement.

‘‘Permitted Transfer” means a Transfer by the Covenanting Unitholder (or an Affiliate thereof) to an Affiliate of such Covenanting Unitholder, provided that such transferee Affiliate agrees in writing to assume all of such transferring Covenanting Unitholder’s obligations hereunder in respect of the Covered Units subject to such Transfer and to be bound by, and comply with, the terms of this Agreement, with respect to the

Covered Units subject to such Transfer, to the same extent as such Covenanting Unitholder is bound hereunder.

‘‘Transfer” means, directly or indirectly, to sell, transfer, assign or similarly dispose of (by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the voting of or sale, transfer, conversion, assignment or similar disposition of (by merger, by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise).

ARTICLE 2

VOTING

Section 2.1  Agreement to Vote Covered Units.  The Covenanting Unitholder hereby irrevocably and unconditionally agrees that during the term of this Agreement, at any meeting of the Unitholders, however called, including any adjournment or postponement thereof, and in connection with any written consent of the Unitholders (or any class or subdivision thereof), the Covenanting Unitholder shall, in each case to the fullest extent that the Covered Units are entitled to vote thereon or consent thereto:

(a) appear at each such meeting or otherwise cause its Covered Units to be counted as present thereat for purposes of calculating a quorum; and

(b) vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent covering, all of the Covered Units:

(i) in favor of the approval or adoption of, or consent to, the Merger Agreement, any transactions contemplated by the Merger Agreement and any other action reasonably requested by Parent in furtherance thereof submitted for the vote or written consent of Unitholders;

(ii) against the approval or adoption of (A) any Acquisition Proposal or any other action, agreement, transaction or proposal made in opposition to the approval of the Merger Agreement or inconsistent with the Merger and the other transactions contemplated by the Merger Agreement, or (B) any action, agreement, transaction or proposal that is intended, or would reasonably be expected, to result in a material breach of any covenant, agreement, representation, warranty or any other obligation of the Company Parties contained in the Merger Agreement or of the Covenanting Unitholder contained in this Agreement; and

(iii) against any action, agreement, transaction or proposal that is intended, would reasonably be expected, or the result of which would reasonably be expected, to materially impede, interfere with, delay, postpone, discourage, frustrate the purposes of or adversely affect the Merger or the other transactions contemplated by the Merger Agreement, including but not limited to the following actions (other than the Merger and the other transactions contemplated by the Merger Agreement and actions requested or expressly permitted by Parent): (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving a Company Entity; (B) a sale, lease or transfer of a material amount of assets of a Company Entity, or a reorganization, recapitalization, dissolution, liquidation or winding up of a Company Entity; (C) (1) any change in a majority of persons who constitute the Company Board as of the date hereof, except for changes requested or expressly permitted by Parent, (2) any change in the present capitalization of the Company or any amendment to a Company Entity Charter Document, or (3) any other material change in a Company Entity’s organizational structure or business.

Section 2.2  No Inconsistent Agreements.  The Covenanting Unitholder hereby represents, covenants and agrees that, except for this Agreement, the Covenanting Unitholder (a) has not entered into, and shall not enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to its Covered Units, (b) has not granted, and shall not grant at any time while this Agreement remains in effect, a proxy, consent or power of attorney with respect to its Covered Units (except pursuant to

Section 2.3 hereof) and (c) has not taken and shall not take any action that would make any representation or warranty of the Covenanting Unitholder contained herein untrue or incorrect in any material respect or have the effect of preventing or disabling the Covenanting Unitholder from performing in any material respect any of its obligations under this Agreement.

Section 2.3  Proxy.  In order to secure the obligations set forth herein, the Covenanting Unitholder hereby irrevocably appoints Parent, or any nominee thereof, with full power of substitution and resubstitution, as its true and lawful proxy and attorney-in-fact, to vote or execute written consents with respect to the Covered Units in accordance with Section 2.1 hereof and with respect to any proposed postponements or adjournments of any meeting of the Unitholders at which any of the matters described in Section 2.1 are to be considered. The Covenanting Unitholder hereby affirms that this proxy is coupled with an interest and shall be irrevocable, except upon termination of this Agreement, and the Covenanting Unitholder will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by the Covenanting Unitholder with respect to the Covered Units. Parent may terminate this proxy with respect to the Covenanting Unitholder at any time at its sole election by written notice provided to the Covenanting Unitholder.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

Section 3.1  Representations and Warranties of the Covenanting Unitholder.  The Covenanting Unitholder (except to the extent otherwise provided herein) hereby represents and warrants to the Parent Parties as follows:

(a) Organization; Authorization; Validity of Agreement; Necessary Action.  The Covenanting Unitholder has the requisite power and authority and/or capacity to execute and deliver this Agreement and to carry out its obligations hereunder. The execution and delivery by the Covenanting Unitholder of this Agreement and the performance by it of the obligations hereunder have been duly and validly authorized by the Covenanting Unitholder and no other actions or proceedings are required on the part of the Covenanting Unitholder to authorize the execution and delivery of this Agreement or the performance by the Covenanting Unitholder of the obligations hereunder. This Agreement has been duly executed and delivered by the Covenanting Unitholder and, assuming the due authorization, execution and delivery of this Agreement by the Parent Parties, constitutes a legal, valid and binding agreement of the Covenanting Unitholder, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.

(b) Ownership.  The Covenanting Unitholder is the record and beneficial owner of, and has good title to, the Existing Units, free and clear of any Liens, except as may be provided for in this Agreement. All of the Covered Units owned by the Covenanting Unitholder from the date hereof through and on the Closing Date will be beneficially or legally owned by the Covenanting Unitholder, except in the case of a Permitted Transfer. Except as provided for in this Agreement, the Covenanting Unitholder has and will have at all times through the Closing Date sole voting power (including the right to control such vote as contemplated herein), sole power of disposition, sole power to issue instructions with respect to the matters set forth in Article 2 hereof, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Covenanting Unitholder’s Existing Units and with respect to all of the Covered Units owned by the Covenanting Unitholder at any time through the Closing Date, except in the case of a Permitted Transfer. Except for the Existing Units and the right to receive Units as pay-in-kind dividends with respect to such Existing Units (collectively, the “PIK Units”), the Covenanting Unitholder does not, directly or indirectly, legally or beneficially own or have any option (other than its option to acquire securities of IDR Holdings), warrant or other right to acquire any securities of a Company Entity that are or may by their terms become entitled to vote or any securities that are convertible or exchangeable into or exercisable for any securities of a Company Entity that are or may by their terms become entitled to vote, nor is the Covenanting Unitholder subject to any Contract or relationship, other than this Agreement, that obligates the Covenanting Unitholder to vote, acquire or dispose of any securities of a Company Entity.

(c) No Violation.  Neither the execution and delivery of this Agreement by the Covenanting Unitholder nor the performance by the Covenanting Unitholder of its obligations under this Agreement will (i) result in a violation or breach of, or conflict with any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or cancellation of, or give rise to a right of purchase under, or result in the creation of any Lien (other than under this Agreement) upon any of the properties, rights or assets (including but not limited to the Existing Units) owned by the Covenanting Unitholder under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, lease, agreement or other instrument or obligation of any kind to which the Covenanting Unitholder is a party or by which the Covenanting Unitholder or any of its respective properties, rights or assets may be bound, (ii) violate any Orders or Laws applicable to the Covenanting Unitholder or any of its properties, rights or assets, or (iii) result in a violation or breach of or conflict with its organizational and governing documents, except in the case of clause (i) as would not reasonably be expected to prevent or materially delay the ability of the Covenanting Unitholder to perform its obligations hereunder.

(d) Consents and Approvals.  No consent, approval, Order or authorization of, or registration, declaration or filing with, any Governmental Entity is necessary to be obtained or made by the Covenanting Unitholder in connection with the Covenanting Unitholder’s execution, delivery and performance of this Agreement, except for any reports under Sections 13(d) and 16 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby.

(e) Reliance by Parent.  The Covenanting Unitholder understands and acknowledges that the Parent Parties are entering into the Merger Agreement in reliance upon the Covenanting Unitholder’s execution and delivery of this Agreement and the representations, warranties, covenants and obligations of the Covenanting Unitholder contained herein.

(f) Adequate Information.  The Covenanting Unitholder acknowledges that it is a sophisticated party with respect to the Covered Units and has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the transactions contemplated by this Agreement and has, independently and without reliance upon any of the Parent Parties and based on such information as the Covenanting Unitholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. The Covenanting Unitholder acknowledges that no Parent Party has made or is making any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement.

Section 3.2  Representations and Warranties of Parent.  Parent hereby represents and warrants to the Covenanting Unitholder that the execution and delivery of this Agreement by Parent and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the board of directors of Parent. The Parent Parties acknowledge that the Covenanting Unitholder has not made and is not making any representation or warranty of any kind except as expressly set forth in this Agreement.

ARTICLE 4

OTHER COVENANTS

Section 4.1  Prohibition on Transfers, Other Actions.

(a) The Covenanting Unitholder hereby agrees, except for a Permitted Transfer, not to (i) Transfer any of the Covered Units, beneficial ownership thereof or any other interest therein, (ii) enter into any agreement, arrangement or understanding, or take any other action, that violates or conflicts with, or would reasonably be expected to violate or conflict with, or would reasonably be expected to result in or give rise to a violation of or conflict with, the Covenanting Unitholder’s representations, warranties, covenants and obligations under this Agreement, (iii) take any action that would restrict or otherwise affect the Covenanting Unitholder’s legal power, authority and right to comply with and perform its covenants and obligations under this Agreement, (iv) convert any of the Existing Units or any PIK Units into Common Units, or (v) discuss, negotiate, make an offer or enter into a Contract, commitment or other arrangement with respect to any matter related to this Agreement, except, in the case of clause (v) as would not reasonably be expected to prevent or materially delay the ability of the Covenanting Unitholder to perform its obligations hereunder. Any Transfer in violation of this provision shall be null and void.

(b) The Covenanting Unitholder agrees that if it attempts to Transfer (other than a Permitted Transfer), vote or provide any other Person with the authority to vote any of the Covered Units other than in compliance with this Agreement, the Covenanting Unitholder shall unconditionally and irrevocably (during the term of this Agreement) instruct the Company to not, (i) permit any such Transfer on its books and records, (ii) issue a Book-Entry Interest or a new certificate representing any of the Covered Units, or (iii) record such vote unless and until the Covenanting Unitholder has complied in all respects with the terms of this Agreement.

(c) The Covenanting Unitholder agrees that it shall not, and shall cause each of its controlled Affiliates to not, become a member of a “group” (as that term is used in Section 13(d) of the Exchange Act) that the Covenanting Unitholder or such Affiliate is not currently a part of and that has not been disclosed in a filing with the SEC prior to the date hereof (other than as a result of entering into this Agreement) for the purpose of opposing or competing with the transactions contemplated by the Merger Agreement.

(d) The Covenanting Unitholder agrees not to knowingly take any action that would make any representation or warranty of the Covenanting Unitholder contained herein untrue or incorrect in any material respect or would reasonably be expected to have the effect of preventing, impeding or interfering with or adversely affecting in any material respect the performance by the Covenanting Unitholder of its obligations under or contemplated by this Agreement.

(e) The Covenanting Unitholder shall and does hereby authorize the Company or its counsel to notify the Company’s transfer agent that there is a stop transfer order with respect to the Existing Units (and that this Agreement places limits on the voting and transfer of such Existing Units).

Section 4.2  Adjustments.

(a) In the event (i) of any dividend, split, recapitalization, reclassification, combination or exchange of Company Equity Interests or other Company securities on, of or affecting the Covered Units or the like or any other action that would have the effect of changing the Covenanting Unitholder’s ownership of any Covered Units or other Company Equity Interests or other Company securities or (ii) the Covenanting Unitholder becomes the beneficial or record owner of any additional Company Equity Interests or other Company securities during the period commencing with the execution and delivery of this Agreement through the termination of this Agreement pursuant to Section 6.1, then the terms of this Agreement will apply to such Company Equity Interests or other Company securities held by the Covenanting Unitholder immediately following the effectiveness of the events described in clause (i) or the Covenanting Unitholder becoming the beneficial owner thereof, as described in clause (ii), as though they were Existing Units hereunder.

(b) The Covenanting Unitholder hereby agrees, while this Agreement is in effect, to promptly notify Parent in writing of the number of any new Company Equity Interests or other securities of the Company acquired by the Covenanting Unitholder after the date hereof.

Section 4.3  Further Assurances.  From time to time, at Parent’s request and without further consideration, the Covenanting Unitholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to effect the actions contemplated from the Covenanting Unitholder by this Agreement.

ARTICLE 5

NO SOLICITATION

Section 5.1  No Solicitation.  Prior to the termination of this Agreement, the Covenanting Unitholder, in its capacity as a Unitholder of the Company, shall not, and shall cause its Representatives not to, directly or indirectly (a) solicit or initiate, or knowingly encourage, any Acquisition Proposal or any inquiries regarding the submission of any Acquisition Proposal, (b) participate in any discussions or negotiations regarding, or furnish any Third Party any confidential information with respect to or in connection with, or knowingly facilitate or otherwise cooperate with, any Acquisition Proposal or any inquiry that may reasonably be expected to lead to an Acquisition Proposal, or (c) enter into any agreement with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal. The Covenanting Unitholder shall, and shall cause its Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Third Party conducted prior to the date of this Agreement with respect to any Acquisition Proposal.

Section 5.2  Notification.  From and after the date hereof until the later of the Effective Time and the termination of this Agreement, the Covenanting Unitholder shall promptly advise Parent orally (and in any event within 24 hours) and as promptly as practicable in writing of (a) any Acquisition Proposal, (b) the receipt of any request for non-public information related to a Company Entity, and (c) the receipt of any request for information or any inquiries or proposals (whether or not written) relating to an Acquisition Proposal or indication or inquiry (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements), in each case received by it in its capacity as Unitholder. The Covenanting Unitholder shall keep Parent informed on a current basis of the status and terms of any such Acquisition Proposal or indication or inquiry (including, if applicable, any revised copies of written requests, proposals and offers) and the status of any such discussions or negotiations.

ARTICLE 6

MISCELLANEOUS

Section 6.1  Termination.  This Agreement shall remain in effect until the earliest to occur of (a) the Effective Time, (b) the valid termination of the Merger Agreement in accordance with its terms (including after any extension thereof), (c) the date of any modification, amendment or waiver of the Merger Agreement as in effect on the date hereof that adversely affects the Covenanting Unitholder, (d) a Change in Recommendation, and (e) the written agreement of the Covenanting Unitholder and Parent to terminate this Agreement. After the occurrence of such applicable event, this Agreement shall terminate and be of no further force or effect. Nothing in this Section 6.1 and no termination of this Agreement shall relieve or otherwise limit any party of liability for any breach of this Agreement occurring prior to such termination.

Section 6.2  No Ownership Interest.  Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Covered Units. All rights, ownership and economic benefit relating to the Covered Units shall remain vested in and belong to the Covenanting Unitholder, and Parent shall have no authority to direct the Covenanting Unitholder in the voting or disposition of any of the Covered Units, except as otherwise provided herein.

Section 6.3  Publicity.  The Covenanting Unitholder hereby permits Parent and the Company to include and disclose in the Proxy Statement/Prospectus, and in such other schedules, certificates, applications, agreements or documents as such entities reasonably determine to be necessary or appropriate in connection with the consummation of the Merger and the transactions contemplated by the Merger Agreement the Covenanting Unitholder’s identity and ownership of the Covered Units and the nature of the Covenanting Unitholder’s commitments, arrangements and understandings pursuant to this Agreement; provided that the Covenanting Unitholder shall have a reasonable opportunity to review and approve any such disclosure in advance, such approval not to be unreasonably withheld. Parent and the Company hereby permit the Covenanting Unitholder to disclose this Agreement and the transactions contemplated by the Merger Agreement in any reports required under Sections 13(d) and 16 of the Exchange Act.

Section 6.4  Unitholder Capacity.  Notwithstanding anything contained in this Agreement to the contrary, the representations, warranties, covenants and agreements made herein by the Covenanting Unitholder are made solely with respect to such Covenanting Unitholder and the Covered Units. The Covenanting Unitholder is entering into this Agreement solely in its capacity as the owner of such Covered Units and nothing herein shall (a) limit or affect any actions or omissions by the Covenanting Unitholder in any other capacity, (b) be construed to prohibit, limit or restrict any actions or omissions by any Affiliate or direct or indirect owner of the Covenanting Unitholder, or any of their respective officers, directors, managers, or employees, in each case not acting as such on behalf of the Covenanting Unitholder, including exercising rights under the Merger Agreement or (c) be construed to prohibit, limit or restrict the Covenanting Unitholder or any of its direct or indirect owners or Affiliates, or any of their respective officers, directors, managers, or employees, from exercising its fiduciary duties to the limited partners of the Company under applicable Law. Without limiting the generality of the foregoing, Parent acknowledges that certain members of the Company Board are also affiliated with the Covenanting Unitholder and its Affiliates, and that such persons in his or her capacity as a member of the Company Board may, in the exercise of his or her fiduciary duties to the limited partners of the Company under applicable Law, take actions that would violate this Agreement if such actions were taken by the Covenanting Unitholder.

Section 6.5  Survival.  All of the Covenanting Unitholder’s representations and warranties contained herein will survive for twelve months after the termination of this Agreement. The covenants and agreements made herein will survive in accordance with their respective terms.

Section 6.6  Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally or by telecopy (upon telephonic confirmation of receipt) or on the first Business Day following the date of dispatch if delivered by a recognized next day courier service. All notices hereunder shall be delivered as set forth below or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to Parent or Merger Sub, to:

Kirby Corporation
55 Waugh Drive, Suite 1000
Houston, Texas 77007
Attention: Amy D. Husted, Esq.
Telecopier No.: (713) 435-1408

with a copy (which shall not constitute notice) to:

Fulbright & Jaworski, L.L.P.
2200 Ross Avenue, Suite 2800
Dallas, Texas 75201
Attention: Thomas G. Adler, Esq. and Bryn A. Sappington, Esq.
Telecopier No.: (214) 855-8200

If to the Covenanting Unitholder, to:

First Reserve Corporation
One Lafayette Place
Greenwich, Connecticut 06830
Attention: Alan G. Schwartz
Telecopier No.: (203)661-6729

with a copy (which shall not constitute notice) to:

First Reserve Corporation
600 Travis Street, Suite 6000
Houston, Texas 77002
Attention: Gary Reaves
Telecopier No.: (713) 437-5147

with a copy (which shall not constitute notice) to:

Kayne Anderson Capital Advisors, L.P.
717 Texas Avenue, Suite 3100
Houston, Texas 77002
Attention: James C. Baker
Telecopier No.: (713) 655-7359

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention: Patrick J. Naughton, Esq.
Telecopier No.: (212) 455-2502

Section 6.7  Interpretation.  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement is the product of negotiation by the parties having the assistance of counsel and other advisers. It is the intention of the parties that this Agreement not be construed more strictly with regard to one party than with regard to the others.

Section 6.8  Counterparts.  This Agreement may be executed by facsimile and in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Section 6.9  Entire Agreement.  This Agreement and, solely to the extent of the defined terms referenced herein, the Merger Agreement, together with the schedule annexed hereto, embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written and oral, that may have related to the subject matter hereof in any way.

Section 6.10  Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

(a) THIS AGREEMENT AND THE AGREEMENTS, INSTRUMENTS AND DOCUMENTS CONTEMPLATED HEREBY AND ALL DISPUTES BETWEEN THE PARTIES UNDER OR RELATING TO THIS AGREEMENT OR THE FACTS AND CIRCUMSTANCES LEADING TO ITS EXECUTION, WHETHER IN CONTRACT, TORT OR OTHERWISE, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (WITHOUT REFERENCE TO SUCH STATE’S PRINCIPLES OF CONFLICTS OF LAW). THE DELAWARE COURT OF CHANCERY (AND IF THE DELAWARE COURT OF CHANCERY SHALL BE UNAVAILABLE, ANY DELAWARE STATE COURT AND THE FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN THE STATE OF DELAWARE) WILL HAVE EXCLUSIVE JURISDICTION OVER ANY AND ALL DISPUTES BETWEEN THE PARTIES HERETO, WHETHER IN LAW OR EQUITY, BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE AGREEMENTS, INSTRUMENTS AND DOCUMENTS CONTEMPLATED HEREBY OR THE FACTS AND CIRCUMSTANCES LEADING TO ITS EXECUTION, WHETHER IN CONTRACT, TORT OR OTHERWISE. EACH OF THE PARTIES IRREVOCABLY CONSENTS TO AND AGREES TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH DISPUTE, IRREVOCABLY CONSENTS TO THE SERVICE OF THE SUMMONS AND COMPLAINT AND ANY OTHER PROCESS IN ANY OTHER ACTION OR PROCEEDING RELATING TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, ON

BEHALF OF ITSELF OR ITS PROPERTY, BY DELIVERY IN ANY METHOD CONTEMPLATED BY SECTION 6.6 HEREOF OR IN ANY OTHER MANNER AUTHORIZED BY LAW, AND HEREBY WAIVES, AND AGREES NOT TO ASSERT IN ANY SUCH DISPUTE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM THAT (i) SUCH PARTY IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURTS, (ii) SUCH PARTY AND SUCH PARTY’S PROPERTY IS IMMUNE FROM ANY LEGAL PROCESS ISSUED BY SUCH COURTS OR (iii) ANY LITIGATION COMMENCED IN SUCH COURTS IS BROUGHT IN AN INCONVENIENT FORUM.

(b) THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT WHICH ANY PARTY MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY PROCEEDING, LITIGATION OR COUNTERCLAIM BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. IF THE SUBJECT MATTER OF ANY LAWSUIT IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY TO THIS AGREEMENT SHALL PRESENT AS A NON-COMPULSORY COUNTERCLAIM IN ANY SUCH LAWSUIT ANY CLAIM BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. FURTHERMORE, NO PARTY TO THIS AGREEMENT SHALL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL CANNOT BE WAIVED.

Section 6.11  Amendment; Waiver.  This Agreement may not be amended except by an instrument in writing signed by the parties hereto. Each party may waive any right of such party hereunder by an instrument in writing signed by such party and delivered to Parent and the Covenanting Unitholder. Notwithstanding the foregoing, no amendment or waiver shall be permitted or effective without the prior written consent of the Company.

Section 6.12  Remedies.  The parties hereto agree that money damages would not be a sufficient remedy for any breach of this Agreement and that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is hereby agreed that, prior to the valid termination of this Agreement pursuant to Section 6.1, the parties hereto shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach, to prevent breaches of this Agreement, and to specifically enforce compliance with this Agreement. In connection with any request for specific performance or equitable relief, each of the parties hereto hereby waives any requirement for the security or posting of any bond in connection with such remedy. Such remedy shall not be deemed to be the exclusive remedy for breach of this Agreement but shall be in addition to all other remedies available at law or equity to such party. The parties further agree that, by seeking the remedies provided for in this Section 6.12, no party hereto shall in any respect waive their right to seek any other form of relief that may be available to them under this Agreement, including monetary damages in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 6.12 are not available or otherwise are not granted.

Section 6.13  Severability.  Any term or provision of this Agreement, or the application thereof, that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a Court of competent jurisdiction declares that any term or provision hereof is illegal, void, invalid or unenforceable, the parties hereto agree that the Court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any illegal, void, invalid or unenforceable term or provision with a term or provision that is legal, valid and enforceable and that comes closest to expressing the intention of the illegal, void, invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such Court does not exercise the power granted to it in the prior sentence, the parties hereto shall replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the original economic, business and other purposes of such invalid or unenforceable term as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 6.14  Expenses.  Except as otherwise expressly provided herein or in the Merger Agreement, all costs and expenses incurred in connection with this Agreement and the actions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

Section 6.15  Successors and Assigns; Third Party Beneficiaries.

(a) Except in connection with a Permitted Transfer, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties; provided, however, that Parent and Merger Sub may transfer or assign their rights and obligations under this Agreement, in whole or in part or from time to time in part, to one or more of their Affiliates at any time, provided further, that such transfer or assignment shall not relieve Parent or Merger Sub of any of their obligations hereunder. Any assignment in violation of the foregoing shall be null and void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

(b) Other than the Company with respect to Section 6.11 hereof, this Agreement is not intended to and shall not confer upon any Person (other than the parties hereto) any rights or remedies hereunder.

[Signature pages follow.]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

KA FIRST RESERVE, LLC

By: KA Fund Advisors, LLC, its manager

By:	/s/ James C. Baker
James C. Baker, Senior Managing Director

KIRBY CORPORATION

By:	/s/ Joseph H. Pyne
Joseph H. Pyne, Chairman of the Board,
President and Chief Executive Officer

KSP MERGER SUB, LLC

By:	/s/ Joseph H. Pyne
Joseph H. Pyne, President

KSP HOLDING SUB, LLC

By:	/s/ Joseph H. Pyne
Joseph H. Pyne, President

KSP LP SUB, LLC

By:	/s/ Joseph H. Pyne
Joseph H. Pyne, President

[Signature Page 1 of 1 to Support Agreement]

Schedule I

KA First Reserve, LLC	19,178,120 Series A Preferred Units

[Schedule I]

ANNEX C

SUPPORT AGREEMENT — EW TRANSPORTATION LLC

This SUPPORT AGREEMENT, dated as of March 13, 2011 (this “Agreement”), is by and among Kirby Corporation, a Nevada corporation (“Parent”), KSP Holding Sub, LLC, a Delaware limited liability company and direct wholly owned subsidiary of Parent (“Holding Sub”), KSP LP Sub, LLC, a Delaware limited liability company and direct wholly owned subsidiary of Parent (“LP Sub”), KSP Merger Sub, LLC, a Delaware limited liability company wholly owned by Holding Sub and LP Sub (“Merger Sub,” and together with Parent, Holding Sub and LP Sub, the ‘‘Parent Parties”), and EW Transportation LLC a Delaware limited liability company (the ‘‘Covenanting Unitholder”).

RECITALS:

WHEREAS, concurrently with the execution of this Agreement, the Parent Parties and K-Sea Transportation Partners L.P. (among others) are entering into an Agreement and Plan of Merger, dated as of the date hereof (as amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”), pursuant to which, among other things, Merger Sub will merge with and into the Company (the “Merger”), with the Company as the surviving entity, and each Company Equity Interest (as defined in the Merger Agreement) will be converted into the right to receive the merger consideration specified therein; and

WHEREAS, as of the date hereof, the Covenanting Unitholder is the record owner in the aggregate of, and has the right to vote and dispose of, the number of Preferred Units and/or Common Units set forth opposite such Covenanting Unitholder’s name on Schedule I hereto; and

WHEREAS, as a material inducement to the Parent Parties to enter into the Merger Agreement, the Parent Parties have required that the Covenanting Unitholder agree, and the Covenanting Unitholder has agreed, to enter into this agreement and abide by the covenants and obligations with respect to the Covered Units (as hereinafter defined) set forth herein.

NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE 1

GENERAL

Section 1.1  Defined Terms.  The following capitalized terms, as used in this Agreement, shall have the meanings set forth below. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.

“Covered Units” means, with respect to the Covenanting Unitholder, the Covenanting Unitholder’s Existing Units, together with any Units or other Company Equity Interests with the right to consent to, vote upon or approve any matter with regard to the Company that the Covenanting Unitholder acquires, either beneficially or of record, on or after the date hereof, including any Company Equity Interests received as dividends (including pay-in-kind dividends) or as a result of a split, reverse split, combination, merger, consolidation, reorganization, reclassification, recapitalization or similar transaction.

“Existing Units” means the Units or other Company Equity Interests owned, either beneficially or of record, by the Covenanting Unitholder on the date of this Agreement.

“Permitted Transfer” means a Transfer by the Covenanting Unitholder (or an Affiliate thereof) to an Affiliate of such Covenanting Unitholder, provided that such transferee Affiliate agrees in writing to assume all of such transferring Covenanting Unitholder’s obligations hereunder in respect of the Covered Units subject to such Transfer and to be bound by, and comply with, the terms of this Agreement, with respect to the

Covered Units subject to such Transfer, to the same extent as such Covenanting Unitholder is bound hereunder.

“Transfer” means, directly or indirectly, to sell, transfer, assign or similarly dispose of (by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the voting of or sale, transfer, conversion, assignment or similar disposition of (by merger, by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise).

ARTICLE 2

VOTING

Section 2.1  Agreement to Vote Covered Units.  The Covenanting Unitholder hereby irrevocably and unconditionally agrees that during the term of this Agreement, at any meeting of the Unitholders, however called, including any adjournment or postponement thereof, and in connection with any written consent of the Unitholders (or any class or subdivision thereof), the Covenanting Unitholder shall, in each case to the fullest extent that the Covered Units are entitled to vote thereon or consent thereto:

(a) appear at each such meeting or otherwise cause its Covered Units to be counted as present thereat for purposes of calculating a quorum; and

(b) vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent covering, all of the Covered Units:

(i) in favor of the approval or adoption of, or consent to, the Merger Agreement, any transactions contemplated by the Merger Agreement and any other action reasonably requested by Parent in furtherance thereof submitted for the vote or written consent of Unitholders;

(ii) against the approval or adoption of (A) any Acquisition Proposal or any other action, agreement, transaction or proposal made in opposition to the approval of the Merger Agreement or inconsistent with the Merger and the other transactions contemplated by the Merger Agreement, or (B) any action, agreement, transaction or proposal that is intended, or would reasonably be expected, to result in a material breach of any covenant, agreement, representation, warranty or any other obligation of the Company Parties contained in the Merger Agreement or of the Covenanting Unitholder contained in this Agreement; and

(iii) against any action, agreement, transaction or proposal that is intended, would reasonably be expected, or the result of which would reasonably be expected, to materially impede, interfere with, delay, postpone, discourage, frustrate the purposes of or adversely affect the Merger or the other transactions contemplated by the Merger Agreement, including but not limited to the following actions (other than the Merger and the other transactions contemplated by the Merger Agreement and actions requested or expressly permitted by Parent): (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving a Company Entity; (B) a sale, lease or transfer of a material amount of assets of a Company Entity, or a reorganization, recapitalization, dissolution, liquidation or winding up of a Company Entity; (C) (1) any change in a majority of persons who constitute the Company Board as of the date hereof, except for changes requested or expressly permitted by Parent, (2) any change in the present capitalization of the Company or any amendment to a Company Entity Charter Document, or (3) any other material change in a Company Entity’s organizational structure or business.

Section 2.2  No Inconsistent Agreements.  The Covenanting Unitholder hereby represents, covenants and agrees that, except for this Agreement, the Covenanting Unitholder (a) has not entered into, and shall not enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to its Covered Units, (b) has not granted, and shall not grant at any time while this Agreement remains in effect, a proxy, consent or power of attorney with respect to its Covered Units (except pursuant to

Section 2.3 hereof) and (c) has not taken and shall not take any action that would make any representation or warranty of the Covenanting Unitholder contained herein untrue or incorrect in any material respect or have the effect of preventing or disabling the Covenanting Unitholder from performing in any material respect any of its obligations under this Agreement.

Section 2.3  Proxy.  In order to secure the obligations set forth herein, the Covenanting Unitholder hereby irrevocably appoints Parent, or any nominee thereof, with full power of substitution and resubstitution, as its true and lawful proxy and attorney-in-fact, to vote or execute written consents with respect to the Covered Units in accordance with Section 2.1 hereof and with respect to any proposed postponements or adjournments of any meeting of the Unitholders at which any of the matters described in Section 2.1 are to be considered. The Covenanting Unitholder hereby affirms that this proxy is coupled with an interest and shall be irrevocable, except upon termination of this Agreement, and the Covenanting Unitholder will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by the Covenanting Unitholder with respect to the Covered Units. Parent may terminate this proxy with respect to the Covenanting Unitholder at any time at its sole election by written notice provided to the Covenanting Unitholder.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

Section 3.1  Representations and Warranties of the Covenanting Unitholder.  The Covenanting Unitholder (except to the extent otherwise provided herein) hereby represents and warrants to the Parent Parties as follows:

(a) Organization; Authorization; Validity of Agreement; Necessary Action.  The Covenanting Unitholder has the requisite power and authority and/or capacity to execute and deliver this Agreement and to carry out its obligations hereunder. The execution and delivery by the Covenanting Unitholder of this Agreement and the performance by it of the obligations hereunder have been duly and validly authorized by the Covenanting Unitholder and no other actions or proceedings are required on the part of the Covenanting Unitholder to authorize the execution and delivery of this Agreement or the performance by the Covenanting Unitholder of the obligations hereunder. This Agreement has been duly executed and delivered by the Covenanting Unitholder and, assuming the due authorization, execution and delivery of this Agreement by the Parent Parties, constitutes a legal, valid and binding agreement of the Covenanting Unitholder, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.

(b) Ownership.  The Covenanting Unitholder is the record and beneficial owner of, and has good title to, the Existing Units, free and clear of any Liens, except as may be provided for in this Agreement. All of the Covered Units owned by the Covenanting Unitholder from the date hereof through and on the Closing Date will be beneficially or legally owned by the Covenanting Unitholder, except in the case of a Permitted Transfer. Except as provided for in this Agreement, the Covenanting Unitholder has and will have at all times through the Closing Date sole voting power (including the right to control such vote as contemplated herein), sole power of disposition, sole power to issue instructions with respect to the matters set forth in Article 2 hereof, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Covenanting Unitholder’s Existing Units and with respect to all of the Covered Units owned by the Covenanting Unitholder at any time through the Closing Date, except in the case of a Permitted Transfer. Except for the Existing Units and the right to receive Units as pay-in-kind dividends with respect to such Existing Units (collectively, the “PIK Units”), the Covenanting Unitholder does not, directly or indirectly, legally or beneficially own or have any option (other than its option to acquire securities of IDR Holdings), warrant or other right to acquire any securities of a Company Entity that are or may by their terms become entitled to vote or any securities that are convertible or exchangeable into or exercisable for any securities of a Company Entity that are or may by their terms become entitled to vote, nor is the Covenanting Unitholder subject to any Contract or relationship, other than this Agreement, that obligates the Covenanting Unitholder to vote, acquire or dispose of any securities of a Company Entity.

(c) No Violation.  Neither the execution and delivery of this Agreement by the Covenanting Unitholder nor the performance by the Covenanting Unitholder of its obligations under this Agreement will (i) result in a violation or breach of, or conflict with any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or cancellation of, or give rise to a right of purchase under, or result in the creation of any Lien (other than under this Agreement) upon any of the properties, rights or assets (including but not limited to the Existing Units) owned by the Covenanting Unitholder under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, lease, agreement or other instrument or obligation of any kind to which the Covenanting Unitholder is a party or by which the Covenanting Unitholder or any of its respective properties, rights or assets may be bound, (ii) violate any Orders or Laws applicable to the Covenanting Unitholder or any of its properties, rights or assets, or (iii) result in a violation or breach of or conflict with its organizational and governing documents, except in the case of clause (i) as would not reasonably be expected to prevent or materially delay the ability of the Covenanting Unitholder to perform its obligations hereunder.

(d) Consents and Approvals.  No consent, approval, Order or authorization of, or registration, declaration or filing with, any Governmental Entity is necessary to be obtained or made by the Covenanting Unitholder in connection with the Covenanting Unitholder’s execution, delivery and performance of this Agreement, except for any reports under Sections 13(d) and 16 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby.

(e) Reliance by Parent.  The Covenanting Unitholder understands and acknowledges that the Parent Parties are entering into the Merger Agreement in reliance upon the Covenanting Unitholder’s execution and delivery of this Agreement and the representations, warranties, covenants and obligations of the Covenanting Unitholder contained herein.

(f) Adequate Information.  The Covenanting Unitholder acknowledges that it is a sophisticated party with respect to the Covered Units and has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the transactions contemplated by this Agreement and has, independently and without reliance upon any of the Parent Parties and based on such information as the Covenanting Unitholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. The Covenanting Unitholder acknowledges that no Parent Party has made or is making any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement.

Section 3.2  Representations and Warranties of Parent.  Parent hereby represents and warrants to the Covenanting Unitholder that the execution and delivery of this Agreement by Parent and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the board of directors of Parent. The Parent Parties acknowledge that the Covenanting Unitholder has not made and is not making any representation or warranty of any kind except as expressly set forth in this Agreement.

ARTICLE 4

OTHER COVENANTS

Section 4.1  Prohibition on Transfers, Other Actions.

(a) The Covenanting Unitholder hereby agrees, except for a Permitted Transfer, not to (i) Transfer any of the Covered Units, beneficial ownership thereof or any other interest therein, (ii) enter into any agreement, arrangement or understanding, or take any other action, that violates or conflicts with, or would reasonably be expected to violate or conflict with, or would reasonably be expected to result in or give rise to a violation of or conflict with, the Covenanting Unitholder’s representations, warranties, covenants and obligations under this Agreement, (iii) take any action that would restrict or otherwise affect the Covenanting Unitholder’s legal power, authority and right to comply with and perform its covenants and obligations under this Agreement, (iv) convert any of the Existing Units or any PIK Units into Common Units, or (v) discuss, negotiate, make an offer or enter into a Contract, commitment or other arrangement with respect to any matter related to this Agreement, except, in the case of clause (v) as would not reasonably be expected to prevent or materially delay the ability of the Covenanting Unitholder to perform its obligations hereunder. Any Transfer in violation of this provision shall be null and void.

(b) The Covenanting Unitholder agrees that if it attempts to Transfer (other than a Permitted Transfer), vote or provide any other Person with the authority to vote any of the Covered Units other than in compliance with this Agreement, the Covenanting Unitholder shall unconditionally and irrevocably (during the term of this Agreement) instruct the Company to not, (i) permit any such Transfer on its books and records, (ii) issue a Book-Entry Interest or a new certificate representing any of the Covered Units, or (iii) record such vote unless and until the Covenanting Unitholder has complied in all respects with the terms of this Agreement.

(c) The Covenanting Unitholder agrees that it shall not, and shall cause each of its controlled Affiliates to not, become a member of a “group” (as that term is used in Section 13(d) of the Exchange Act) that the Covenanting Unitholder or such Affiliate is not currently a part of and that has not been disclosed in a filing with the SEC prior to the date hereof (other than as a result of entering into this Agreement) for the purpose of opposing or competing with the transactions contemplated by the Merger Agreement.

(d) The Covenanting Unitholder agrees not to knowingly take any action that would make any representation or warranty of the Covenanting Unitholder contained herein untrue or incorrect in any material respect or would reasonably be expected to have the effect of preventing, impeding or interfering with or adversely affecting in any material respect the performance by the Covenanting Unitholder of its obligations under or contemplated by this Agreement.

(e) The Covenanting Unitholder shall and does hereby authorize the Company or its counsel to notify the Company’s transfer agent that there is a stop transfer order with respect to the Existing Units (and that this Agreement places limits on the voting and transfer of such Existing Units).

Section 4.2  Adjustments.

(a) In the event (i) of any dividend, split, recapitalization, reclassification, combination or exchange of Company Equity Interests or other Company securities on, of or affecting the Covered Units or the like or any other action that would have the effect of changing the Covenanting Unitholder’s ownership of any Covered Units or other Company Equity Interests or other Company securities or (ii) the Covenanting Unitholder becomes the beneficial or record owner of any additional Company Equity Interests or other Company securities during the period commencing with the execution and delivery of this Agreement through the termination of this Agreement pursuant to Section 6.1, then the terms of this Agreement will apply to such Company Equity Interests or other Company securities held by the Covenanting Unitholder immediately following the effectiveness of the events described in clause (i) or the Covenanting Unitholder becoming the beneficial owner thereof, as described in clause (ii), as though they were Existing Units hereunder.

(b) The Covenanting Unitholder hereby agrees, while this Agreement is in effect, to promptly notify Parent in writing of the number of any new Company Equity Interests or other securities of the Company acquired by the Covenanting Unitholder after the date hereof.

Section 4.3  Further Assurances.  From time to time, at Parent’s request and without further consideration, the Covenanting Unitholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to effect the actions contemplated from the Covenanting Unitholder by this Agreement.

ARTICLE 5

NO SOLICITATION

Section 5.1  No Solicitation.  Prior to the termination of this Agreement, the Covenanting Unitholder, in its capacity as a Unitholder of the Company, shall not, and shall cause its Representatives not to, directly or indirectly (a) solicit or initiate, or knowingly encourage, any Acquisition Proposal or any inquiries regarding the submission of any Acquisition Proposal, (b) participate in any discussions or negotiations regarding, or furnish any Third Party any confidential information with respect to or in connection with, or knowingly facilitate or otherwise cooperate with, any Acquisition Proposal or any inquiry that may reasonably be expected to lead to an Acquisition Proposal, or (c) enter into any agreement with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal. The Covenanting Unitholder shall, and shall cause its Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Third Party conducted prior to the date of this Agreement with respect to any Acquisition Proposal.

Section 5.2  Notification.  From and after the date hereof until the later of the Effective Time and the termination of this Agreement, the Covenanting Unitholder shall promptly advise Parent orally (and in any event within 24 hours) and as promptly as practicable in writing of (a) any Acquisition Proposal, (b) the receipt of any request for non-public information related to a Company Entity, and (c) the receipt of any request for information or any inquiries or proposals (whether or not written) relating to an Acquisition Proposal or indication or inquiry (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements), in each case received by it in its capacity as Unitholder. The Covenanting Unitholder shall keep Parent informed on a current basis of the status and terms of any such Acquisition Proposal or indication or inquiry (including, if applicable, any revised copies of written requests, proposals and offers) and the status of any such discussions or negotiations.

ARTICLE 6

MISCELLANEOUS

Section 6.1  Termination.  This Agreement shall remain in effect until the earliest to occur of (a) the Effective Time, (b) the valid termination of the Merger Agreement in accordance with its terms (including after any extension thereof), (c) the date of any modification, amendment or waiver of the Merger Agreement as in effect on the date hereof that adversely affects the Covenanting Unitholder, (d) a Change in Recommendation, and (e) the written agreement of the Covenanting Unitholder and Parent to terminate this Agreement. After the occurrence of such applicable event, this Agreement shall terminate and be of no further force or effect. Nothing in this Section 6.1 and no termination of this Agreement shall relieve or otherwise limit any party of liability for any breach of this Agreement occurring prior to such termination.

Section 6.2  No Ownership Interest.  Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Covered Units. All rights, ownership and economic benefit relating to the Covered Units shall remain vested in and belong to the Covenanting Unitholder, and Parent shall have no authority to direct the Covenanting Unitholder in the voting or disposition of any of the Covered Units, except as otherwise provided herein.

Section 6.3  Publicity.  The Covenanting Unitholder hereby permits Parent and the Company to include and disclose in the Proxy Statement/Prospectus, and in such other schedules, certificates, applications, agreements or documents as such entities reasonably determine to be necessary or appropriate in connection with the consummation of the Merger and the transactions contemplated by the Merger Agreement the Covenanting Unitholder’s identity and ownership of the Covered Units and the nature of the Covenanting Unitholder’s commitments, arrangements and understandings pursuant to this Agreement; provided that the Covenanting Unitholder shall have a reasonable opportunity to review and approve any such disclosure in advance, such approval not to be unreasonably withheld. Parent and the Company hereby permit the Covenanting Unitholder to disclose this Agreement and the transactions contemplated by the Merger Agreement in any reports required under Sections 13(d) and 16 of the Exchange Act.

Section 6.4  Unitholder Capacity.  Notwithstanding anything contained in this Agreement to the contrary, the representations, warranties, covenants and agreements made herein by the Covenanting Unitholder are made solely with respect to such Covenanting Unitholder and the Covered Units. The Covenanting Unitholder is entering into this Agreement solely in its capacity as the owner of such Covered Units and nothing herein shall (a) limit or affect any actions or omissions by the Covenanting Unitholder in any other capacity, (b) be construed to prohibit, limit or restrict any actions or omissions by any Affiliate or direct or indirect owner of the Covenanting Unitholder, or any of their respective officers, directors, managers, or employees, in each case not acting as such on behalf of the Covenanting Unitholder, including exercising rights under the Merger Agreement or (c) be construed to prohibit, limit or restrict the Covenanting Unitholder or any of its direct or indirect owners or Affiliates, or any of their respective officers, directors, managers, or employees, from exercising its fiduciary duties to the limited partners of the Company under applicable Law. Without limiting the generality of the foregoing, Parent acknowledges that certain members of the Company Board are also affiliated with the Covenanting Unitholder and its Affiliates, and that such persons in his or her capacity as a member of the Company Board may, in the exercise of his or her fiduciary duties to the limited partners of the Company under applicable Law, take actions that would violate this Agreement if such actions were taken by the Covenanting Unitholder.

Section 6.5  Survival.  All of the Covenanting Unitholder’s representations and warranties contained herein will survive for twelve months after the termination of this Agreement. The covenants and agreements made herein will survive in accordance with their respective terms.

Section 6.6  Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally or by telecopy (upon telephonic confirmation of receipt) or on the first Business Day following the date of dispatch if delivered by a recognized next day courier service. All notices hereunder shall be delivered as set forth below or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to Parent or Merger Sub, to:

Kirby Corporation
55 Waugh Drive, Suite 1000
Houston, TX 77007
Attention: Amy D. Husted, Esq.
Telecopier No.: (713) 435-1408

with a copy (which shall not constitute notice) to:

Fulbright & Jaworski, L.L.P.
2200 Ross Avenue, Suite 2800
Dallas, Texas 75201
Attention: Thomas G. Adler, Esq. and Bryn A. Sappington, Esq.
Telecopier No.: (214) 855-8200

If to the Covenanting Unitholder, to:

EW Transportation LLC
One Tower Center Boulevard, 17th Floor
East Brunswick, NJ 08816
Attention: Timothy J. Casey
Telecopier No.: (732) 565-3696

with a copy (which shall not constitute notice) to:

Dechert LLP
Cira Centre
2929 Arch Street
Philadelphia, PA 19104
Attention: Eric S. Siegel, Esq.
Telecopier No.: (215) 994-2222

Section 6.7  Interpretation.  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement is the product of negotiation by the parties having the assistance of counsel and other advisers. It is the intention of the parties that this Agreement not be construed more strictly with regard to one party than with regard to the others.

Section 6.8  Counterparts.  This Agreement may be executed by facsimile and in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Section 6.9  Entire Agreement.  This Agreement and, solely to the extent of the defined terms referenced herein, the Merger Agreement, together with the schedule annexed hereto, embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written and oral, that may have related to the subject matter hereof in any way.

Section 6.10  Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

(a) THIS AGREEMENT AND THE AGREEMENTS, INSTRUMENTS AND DOCUMENTS CONTEMPLATED HEREBY AND ALL DISPUTES BETWEEN THE PARTIES UNDER OR RELATING TO THIS AGREEMENT OR THE FACTS AND CIRCUMSTANCES LEADING TO ITS EXECUTION, WHETHER IN CONTRACT, TORT OR OTHERWISE, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (WITHOUT REFERENCE TO SUCH STATE’S PRINCIPLES OF CONFLICTS OF LAW). THE DELAWARE COURT OF CHANCERY (AND IF THE DELAWARE COURT OF CHANCERY SHALL BE UNAVAILABLE, ANY DELAWARE STATE COURT AND THE FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN THE STATE OF DELAWARE) WILL HAVE EXCLUSIVE JURISDICTION OVER ANY AND ALL DISPUTES BETWEEN THE PARTIES HERETO, WHETHER IN LAW OR EQUITY, BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE AGREEMENTS, INSTRUMENTS AND DOCUMENTS CONTEMPLATED HEREBY OR THE FACTS AND CIRCUMSTANCES LEADING TO ITS EXECUTION, WHETHER IN CONTRACT, TORT OR OTHERWISE. EACH OF THE PARTIES IRREVOCABLY CONSENTS TO AND AGREES TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH DISPUTE, IRREVOCABLY CONSENTS TO THE SERVICE OF THE SUMMONS AND COMPLAINT AND ANY OTHER PROCESS IN ANY OTHER ACTION OR PROCEEDING RELATING TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, ON BEHALF OF ITSELF OR ITS PROPERTY, BY DELIVERY IN ANY METHOD CONTEMPLATED BY SECTION 6.6 HEREOF OR IN ANY OTHER MANNER AUTHORIZED BY LAW, AND HEREBY WAIVES, AND AGREES NOT TO ASSERT IN ANY SUCH DISPUTE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM THAT (i) SUCH PARTY IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURTS, (ii) SUCH PARTY AND SUCH PARTY’S

PROPERTY IS IMMUNE FROM ANY LEGAL PROCESS ISSUED BY SUCH COURTS OR (iii) ANY LITIGATION COMMENCED IN SUCH COURTS IS BROUGHT IN AN INCONVENIENT FORUM.

(b) THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT WHICH ANY PARTY MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY PROCEEDING, LITIGATION OR COUNTERCLAIM BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. IF THE SUBJECT MATTER OF ANY LAWSUIT IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY TO THIS AGREEMENT SHALL PRESENT AS A NON-COMPULSORY COUNTERCLAIM IN ANY SUCH LAWSUIT ANY CLAIM BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. FURTHERMORE, NO PARTY TO THIS AGREEMENT SHALL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL CANNOT BE WAIVED.

Section 6.11  Amendment; Waiver.  This Agreement may not be amended except by an instrument in writing signed by the parties hereto. Each party may waive any right of such party hereunder by an instrument in writing signed by such party and delivered to Parent and the Covenanting Unitholder. Notwithstanding the foregoing, no amendment or waiver shall be permitted or effective without the prior written consent of the Company.

Section 6.12  Remedies.  The parties hereto agree that money damages would not be a sufficient remedy for any breach of this Agreement and that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is hereby agreed that, prior to the valid termination of this Agreement pursuant to Section 6.1, the parties hereto shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach, to prevent breaches of this Agreement, and to specifically enforce compliance with this Agreement. In connection with any request for specific performance or equitable relief, each of the parties hereto hereby waives any requirement for the security or posting of any bond in connection with such remedy. Such remedy shall not be deemed to be the exclusive remedy for breach of this Agreement but shall be in addition to all other remedies available at law or equity to such party. The parties further agree that, by seeking the remedies provided for in this Section 6.12, no party hereto shall in any respect waive their right to seek any other form of relief that may be available to them under this Agreement, including monetary damages in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 6.12 are not available or otherwise are not granted.

Section 6.13  Severability.  Any term or provision of this Agreement, or the application thereof, that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a Court of competent jurisdiction declares that any term or provision hereof is illegal, void, invalid or unenforceable, the parties hereto agree that the Court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any illegal, void, invalid or unenforceable term or provision with a term or provision that is legal, valid and enforceable and that comes closest to expressing the intention of the illegal, void, invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such Court does not exercise the power granted to it in the prior sentence, the parties hereto shall replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the original economic, business and other purposes of such invalid or unenforceable term as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 6.14  Expenses.  Except as otherwise expressly provided herein or in the Merger Agreement, all costs and expenses incurred in connection with this Agreement and the actions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

Section 6.15  Successors and Assigns; Third Party Beneficiaries.

(a) Except in connection with a Permitted Transfer, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties; provided, however, that Parent and Merger Sub may transfer or assign their rights and obligations under this Agreement, in whole or in part or from time to time in part, to one or more of their Affiliates at any time, provided further, that such transfer or assignment shall not relieve Parent or Merger Sub of any of their obligations hereunder. Any assignment in violation of the foregoing shall be null and void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

(b) Other than the Company with respect to Section 6.11 hereof, this Agreement is not intended to and shall not confer upon any Person (other than the parties hereto) any rights or remedies hereunder.

[Signature pages follow.]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

EW TRANSPORTATION LLC

By:	/s/ Timothy J. Casey
Timothy J. Casey,
Chief Executive Officer and President

KIRBY CORPORATION

By:	/s/ Joseph H. Pyne
Joseph H. Pyne, Chairman of the Board,
President and Chief Executive Officer

KSP MERGER SUB, LLC

By:	/s/ Joseph H. Pyne
Joseph H. Pyne, President

KSP HOLDING SUB, LLC

By:	/s/ Joseph H. Pyne
Joseph H. Pyne, President

KSP LP SUB, LLC

By:	/s/ Joseph H. Pyne
Joseph H. Pyne, President

[Signature Page 1 of 1 to Support Agreement]

Schedule I

EW Transportation LLC	2,983,182 Common Units

[Schedule I]

ANNEX D

SUPPORT AGREEMENT — EW TRANSPORTATION CORP.

This SUPPORT AGREEMENT, dated as of March 13, 2011 (this “Agreement”), is by and among Kirby Corporation, a Nevada corporation (“Parent”), KSP Holding Sub, LLC, a Delaware limited liability company and direct wholly owned subsidiary of Parent (“Holding Sub”), KSP LP Sub, LLC, a Delaware limited liability company and direct wholly owned subsidiary of Parent (“LP Sub”), KSP Merger Sub, LLC, a Delaware limited liability company wholly owned by Holding Sub and LP Sub (“Merger Sub,” and together with Parent, Holding Sub and LP Sub, the ‘‘Parent Parties”), and EW Transportation Corp., a Delaware corporation (the ‘‘Covenanting Unitholder”).

RECITALS:

WHEREAS, concurrently with the execution of this Agreement, the Parent Parties and K-Sea Transportation Partners L.P. (among others) are entering into an Agreement and Plan of Merger, dated as of the date hereof (as amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”), pursuant to which, among other things, Merger Sub will merge with and into the Company (the “Merger”), with the Company as the surviving entity, and each Company Equity Interest (as defined in the Merger Agreement) will be converted into the right to receive the merger consideration specified therein; and

WHEREAS, as of the date hereof, the Covenanting Unitholder is the record owner in the aggregate of, and has the right to vote and dispose of, the number of Preferred Units and/or Common Units set forth opposite such Covenanting Unitholder’s name on Schedule I hereto; and

WHEREAS, as a material inducement to the Parent Parties to enter into the Merger Agreement, the Parent Parties have required that the Covenanting Unitholder agree, and the Covenanting Unitholder has agreed, to enter into this agreement and abide by the covenants and obligations with respect to the Covered Units (as hereinafter defined) set forth herein.

NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE 1

GENERAL

Section 1.1  Defined Terms.  The following capitalized terms, as used in this Agreement, shall have the meanings set forth below. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.

‘‘Covered Units” means, with respect to the Covenanting Unitholder, the Covenanting Unitholder’s Existing Units, together with any Units or other Company Equity Interests with the right to consent to, vote upon or approve any matter with regard to the Company that the Covenanting Unitholder acquires, either beneficially or of record, on or after the date hereof, including any Company Equity Interests received as dividends (including pay-in-kind dividends) or as a result of a split, reverse split, combination, merger, consolidation, reorganization, reclassification, recapitalization or similar transaction.

‘‘Existing Units” means the Units or other Company Equity Interests owned, either beneficially or of record, by the Covenanting Unitholder on the date of this Agreement.

‘‘Permitted Transfer” means a Transfer by the Covenanting Unitholder (or an Affiliate thereof) to an Affiliate of such Covenanting Unitholder, provided that such transferee Affiliate agrees in writing to assume all of such transferring Covenanting Unitholder’s obligations hereunder in respect of the Covered Units subject to such Transfer and to be bound by, and comply with, the terms of this Agreement, with respect to the

Covered Units subject to such Transfer, to the same extent as such Covenanting Unitholder is bound hereunder.

“Transfer” means, directly or indirectly, to sell, transfer, assign or similarly dispose of (by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the voting of or sale, transfer, conversion, assignment or similar disposition of (by merger, by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise).

ARTICLE 2

VOTING

Section 2.1  Agreement to Vote Covered Units.  The Covenanting Unitholder hereby irrevocably and unconditionally agrees that during the term of this Agreement, at any meeting of the Unitholders, however called, including any adjournment or postponement thereof, and in connection with any written consent of the Unitholders (or any class or subdivision thereof), the Covenanting Unitholder shall, in each case to the fullest extent that the Covered Units are entitled to vote thereon or consent thereto:

(a) appear at each such meeting or otherwise cause its Covered Units to be counted as present thereat for purposes of calculating a quorum; and

(b) vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent covering, all of the Covered Units:

(i) in favor of the approval or adoption of, or consent to, the Merger Agreement, any transactions contemplated by the Merger Agreement and any other action reasonably requested by Parent in furtherance thereof submitted for the vote or written consent of Unitholders;

(ii) against the approval or adoption of (A) any Acquisition Proposal or any other action, agreement, transaction or proposal made in opposition to the approval of the Merger Agreement or inconsistent with the Merger and the other transactions contemplated by the Merger Agreement, or (B) any action, agreement, transaction or proposal that is intended, or would reasonably be expected, to result in a material breach of any covenant, agreement, representation, warranty or any other obligation of the Company Parties contained in the Merger Agreement or of the Covenanting Unitholder contained in this Agreement; and

(iii) against any action, agreement, transaction or proposal that is intended, would reasonably be expected, or the result of which would reasonably be expected, to materially impede, interfere with, delay, postpone, discourage, frustrate the purposes of or adversely affect the Merger or the other transactions contemplated by the Merger Agreement, including but not limited to the following actions (other than the Merger and the other transactions contemplated by the Merger Agreement and actions requested or expressly permitted by Parent): (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving a Company Entity; (B) a sale, lease or transfer of a material amount of assets of a Company Entity, or a reorganization, recapitalization, dissolution, liquidation or winding up of a Company Entity; (C) (1) any change in a majority of persons who constitute the Company Board as of the date hereof, except for changes requested or expressly permitted by Parent, (2) any change in the present capitalization of the Company or any amendment to a Company Entity Charter Document, or (3) any other material change in a Company Entity’s organizational structure or business.

Section 2.2  No Inconsistent Agreements.  The Covenanting Unitholder hereby represents, covenants and agrees that, except for this Agreement, the Covenanting Unitholder (a) has not entered into, and shall not enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to its Covered Units, (b) has not granted, and shall not grant at any time while this Agreement remains in effect, a proxy, consent or power of attorney with respect to its Covered Units (except pursuant to

Section 2.3 hereof) and (c) has not taken and shall not take any action that would make any representation or warranty of the Covenanting Unitholder contained herein untrue or incorrect in any material respect or have the effect of preventing or disabling the Covenanting Unitholder from performing in any material respect any of its obligations under this Agreement.

Section 2.3  Proxy.  In order to secure the obligations set forth herein, the Covenanting Unitholder hereby irrevocably appoints Parent, or any nominee thereof, with full power of substitution and resubstitution, as its true and lawful proxy and attorney-in-fact, to vote or execute written consents with respect to the Covered Units in accordance with Section 2.1 hereof and with respect to any proposed postponements or adjournments of any meeting of the Unitholders at which any of the matters described in Section 2.1 are to be considered. The Covenanting Unitholder hereby affirms that this proxy is coupled with an interest and shall be irrevocable, except upon termination of this Agreement, and the Covenanting Unitholder will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by the Covenanting Unitholder with respect to the Covered Units. Parent may terminate this proxy with respect to the Covenanting Unitholder at any time at its sole election by written notice provided to the Covenanting Unitholder.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

Section 3.1  Representations and Warranties of the Covenanting Unitholder.  The Covenanting Unitholder (except to the extent otherwise provided herein) hereby represents and warrants to the Parent Parties as follows:

(a) Organization; Authorization; Validity of Agreement; Necessary Action.  The Covenanting Unitholder has the requisite power and authority and/or capacity to execute and deliver this Agreement and to carry out its obligations hereunder. The execution and delivery by the Covenanting Unitholder of this Agreement and the performance by it of the obligations hereunder have been duly and validly authorized by the Covenanting Unitholder and no other actions or proceedings are required on the part of the Covenanting Unitholder to authorize the execution and delivery of this Agreement or the performance by the Covenanting Unitholder of the obligations hereunder. This Agreement has been duly executed and delivered by the Covenanting Unitholder and, assuming the due authorization, execution and delivery of this Agreement by the Parent Parties, constitutes a legal, valid and binding agreement of the Covenanting Unitholder, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.

(b) Ownership.  The Covenanting Unitholder is the record and beneficial owner of, and has good title to, the Existing Units, free and clear of any Liens, except as may be provided for in this Agreement. All of the Covered Units owned by the Covenanting Unitholder from the date hereof through and on the Closing Date will be beneficially or legally owned by the Covenanting Unitholder, except in the case of a Permitted Transfer. Except as provided for in this Agreement, the Covenanting Unitholder has and will have at all times through the Closing Date sole voting power (including the right to control such vote as contemplated herein), sole power of disposition, sole power to issue instructions with respect to the matters set forth in Article 2 hereof, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Covenanting Unitholder’s Existing Units and with respect to all of the Covered Units owned by the Covenanting Unitholder at any time through the Closing Date, except in the case of a Permitted Transfer. Except for the Existing Units and the right to receive Units as pay-in-kind dividends with respect to such Existing Units (collectively, the “PIK Units”), the Covenanting Unitholder does not, directly or indirectly, legally or beneficially own or have any option (other than its option to acquire securities of IDR Holdings), warrant or other right to acquire any securities of a Company Entity that are or may by their terms become entitled to vote or any securities that are convertible or exchangeable into or exercisable for any securities of a Company Entity that are or may by their terms become entitled to vote, nor is the Covenanting Unitholder subject to any Contract or relationship, other than this Agreement, that obligates the Covenanting Unitholder to vote, acquire or dispose of any securities of a Company Entity.

(c) No Violation.  Neither the execution and delivery of this Agreement by the Covenanting Unitholder nor the performance by the Covenanting Unitholder of its obligations under this Agreement will (i) result in a violation or breach of, or conflict with any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or cancellation of, or give rise to a right of purchase under, or result in the creation of any Lien (other than under this Agreement) upon any of the properties, rights or assets (including but not limited to the Existing Units) owned by the Covenanting Unitholder under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, lease, agreement or other instrument or obligation of any kind to which the Covenanting Unitholder is a party or by which the Covenanting Unitholder or any of its respective properties, rights or assets may be bound, (ii) violate any Orders or Laws applicable to the Covenanting Unitholder or any of its properties, rights or assets, or (iii) result in a violation or breach of or conflict with its organizational and governing documents, except in the case of clause (i) as would not reasonably be expected to prevent or materially delay the ability of the Covenanting Unitholder to perform its obligations hereunder.

(d) Consents and Approvals.  No consent, approval, Order or authorization of, or registration, declaration or filing with, any Governmental Entity is necessary to be obtained or made by the Covenanting Unitholder in connection with the Covenanting Unitholder’s execution, delivery and performance of this Agreement, except for any reports under Sections 13(d) and 16 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby.

(e) Reliance by Parent.  The Covenanting Unitholder understands and acknowledges that the Parent Parties are entering into the Merger Agreement in reliance upon the Covenanting Unitholder’s execution and delivery of this Agreement and the representations, warranties, covenants and obligations of the Covenanting Unitholder contained herein.

(f) Adequate Information.  The Covenanting Unitholder acknowledges that it is a sophisticated party with respect to the Covered Units and has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the transactions contemplated by this Agreement and has, independently and without reliance upon any of the Parent Parties and based on such information as the Covenanting Unitholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. The Covenanting Unitholder acknowledges that no Parent Party has made or is making any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement.

Section 3.2  Representations and Warranties of Parent.  Parent hereby represents and warrants to the Covenanting Unitholder that the execution and delivery of this Agreement by Parent and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the board of directors of Parent. The Parent Parties acknowledge that the Covenanting Unitholder has not made and is not making any representation or warranty of any kind except as expressly set forth in this Agreement.

ARTICLE 4

OTHER COVENANTS

Section 4.1  Prohibition on Transfers, Other Actions.

(a) The Covenanting Unitholder hereby agrees, except for a Permitted Transfer, not to (i) Transfer any of the Covered Units, beneficial ownership thereof or any other interest therein, (ii) enter into any agreement, arrangement or understanding, or take any other action, that violates or conflicts with, or would reasonably be expected to violate or conflict with, or would reasonably be expected to result in or give rise to a violation of or conflict with, the Covenanting Unitholder’s representations, warranties, covenants and obligations under this Agreement, (iii) take any action that would restrict or otherwise affect the Covenanting Unitholder’s legal power, authority and right to comply with and perform its covenants and obligations under this Agreement, (iv) convert any of the Existing Units or any PIK Units into Common Units, or (v) discuss, negotiate, make an offer or enter into a Contract, commitment or other arrangement with respect to any matter related to this Agreement, except, in the case of clause (v) as would not reasonably be expected to prevent or materially delay the ability of the Covenanting Unitholder to perform its obligations hereunder. Any Transfer in violation of this provision shall be null and void.

(b) The Covenanting Unitholder agrees that if it attempts to Transfer (other than a Permitted Transfer), vote or provide any other Person with the authority to vote any of the Covered Units other than in compliance with this Agreement, the Covenanting Unitholder shall unconditionally and irrevocably (during the term of this Agreement) instruct the Company to not, (i) permit any such Transfer on its books and records, (ii) issue a Book-Entry Interest or a new certificate representing any of the Covered Units, or (iii) record such vote unless and until the Covenanting Unitholder has complied in all respects with the terms of this Agreement.

(c) The Covenanting Unitholder agrees that it shall not, and shall cause each of its controlled Affiliates to not, become a member of a “group” (as that term is used in Section 13(d) of the Exchange Act) that the Covenanting Unitholder or such Affiliate is not currently a part of and that has not been disclosed in a filing with the SEC prior to the date hereof (other than as a result of entering into this Agreement) for the purpose of opposing or competing with the transactions contemplated by the Merger Agreement.

(d) The Covenanting Unitholder agrees not to knowingly take any action that would make any representation or warranty of the Covenanting Unitholder contained herein untrue or incorrect in any material respect or would reasonably be expected to have the effect of preventing, impeding or interfering with or adversely affecting in any material respect the performance by the Covenanting Unitholder of its obligations under or contemplated by this Agreement.

(e) The Covenanting Unitholder shall and does hereby authorize the Company or its counsel to notify the Company’s transfer agent that there is a stop transfer order with respect to the Existing Units (and that this Agreement places limits on the voting and transfer of such Existing Units).

Section 4.2  Adjustments.

(a) In the event (i) of any dividend, split, recapitalization, reclassification, combination or exchange of Company Equity Interests or other Company securities on, of or affecting the Covered Units or the like or any other action that would have the effect of changing the Covenanting Unitholder’s ownership of any Covered Units or other Company Equity Interests or other Company securities or (ii) the Covenanting Unitholder becomes the beneficial or record owner of any additional Company Equity Interests or other Company securities during the period commencing with the execution and delivery of this Agreement through the termination of this Agreement pursuant to Section 6.1, then the terms of this Agreement will apply to such Company Equity Interests or other Company securities held by the Covenanting Unitholder immediately following the effectiveness of the events described in clause (i) or the Covenanting Unitholder becoming the beneficial owner thereof, as described in clause (ii), as though they were Existing Units hereunder.

(b) The Covenanting Unitholder hereby agrees, while this Agreement is in effect, to promptly notify Parent in writing of the number of any new Company Equity Interests or other securities of the Company acquired by the Covenanting Unitholder after the date hereof.

Section 4.3  Further Assurances.  From time to time, at Parent’s request and without further consideration, the Covenanting Unitholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to effect the actions contemplated from the Covenanting Unitholder by this Agreement.

ARTICLE 5

NO SOLICITATION

Section 5.1  No Solicitation.  Prior to the termination of this Agreement, the Covenanting Unitholder, in its capacity as a Unitholder of the Company, shall not, and shall cause its Representatives not to, directly or indirectly (a) solicit or initiate, or knowingly encourage, any Acquisition Proposal or any inquiries regarding the submission of any Acquisition Proposal, (b) participate in any discussions or negotiations regarding, or furnish any Third Party any confidential information with respect to or in connection with, or knowingly facilitate or otherwise cooperate with, any Acquisition Proposal or any inquiry that may reasonably be expected to lead to an Acquisition Proposal, or (c) enter into any agreement with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal. The Covenanting Unitholder shall, and shall cause its Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Third Party conducted prior to the date of this Agreement with respect to any Acquisition Proposal.

Section 5.2  Notification.  From and after the date hereof until the later of the Effective Time and the termination of this Agreement, the Covenanting Unitholder shall promptly advise Parent orally (and in any event within 24 hours) and as promptly as practicable in writing of (a) any Acquisition Proposal, (b) the receipt of any request for non-public information related to a Company Entity, and (c) the receipt of any request for information or any inquiries or proposals (whether or not written) relating to an Acquisition Proposal or indication or inquiry (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements), in each case received by it in its capacity as Unitholder. The Covenanting Unitholder shall keep Parent informed on a current basis of the status and terms of any such Acquisition Proposal or indication or inquiry (including, if applicable, any revised copies of written requests, proposals and offers) and the status of any such discussions or negotiations.

ARTICLE 6

MISCELLANEOUS

Section 6.1  Termination.  This Agreement shall remain in effect until the earliest to occur of (a) the Effective Time, (b) the valid termination of the Merger Agreement in accordance with its terms (including after any extension thereof), (c) the date of any modification, amendment or waiver of the Merger Agreement as in effect on the date hereof that adversely affects the Covenanting Unitholder, (d) a Change in Recommendation, and (e) the written agreement of the Covenanting Unitholder and Parent to terminate this Agreement. After the occurrence of such applicable event, this Agreement shall terminate and be of no further force or effect. Nothing in this Section 6.1 and no termination of this Agreement shall relieve or otherwise limit any party of liability for any breach of this Agreement occurring prior to such termination.

Section 6.2  No Ownership Interest.  Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Covered Units. All rights, ownership and economic benefit relating to the Covered Units shall remain vested in and belong to the Covenanting Unitholder, and Parent shall have no authority to direct the Covenanting Unitholder in the voting or disposition of any of the Covered Units, except as otherwise provided herein.

Section 6.3  Publicity.  The Covenanting Unitholder hereby permits Parent and the Company to include and disclose in the Proxy Statement/Prospectus, and in such other schedules, certificates, applications, agreements or documents as such entities reasonably determine to be necessary or appropriate in connection with the consummation of the Merger and the transactions contemplated by the Merger Agreement the Covenanting Unitholder’s identity and ownership of the Covered Units and the nature of the Covenanting Unitholder’s commitments, arrangements and understandings pursuant to this Agreement; provided that the Covenanting Unitholder shall have a reasonable opportunity to review and approve any such disclosure in advance, such approval not to be unreasonably withheld. Parent and the Company hereby permit the Covenanting Unitholder to disclose this Agreement and the transactions contemplated by the Merger Agreement in any reports required under Sections 13(d) and 16 of the Exchange Act.

Section 6.4  Unitholder Capacity.  Notwithstanding anything contained in this Agreement to the contrary, the representations, warranties, covenants and agreements made herein by the Covenanting Unitholder are made solely with respect to such Covenanting Unitholder and the Covered Units. The Covenanting Unitholder is entering into this Agreement solely in its capacity as the owner of such Covered Units and nothing herein shall (a) limit or affect any actions or omissions by the Covenanting Unitholder in any other capacity, (b) be construed to prohibit, limit or restrict any actions or omissions by any Affiliate or direct or indirect owner of the Covenanting Unitholder, or any of their respective officers, directors, managers, or employees, in each case not acting as such on behalf of the Covenanting Unitholder, including exercising rights under the Merger Agreement or (c) be construed to prohibit, limit or restrict the Covenanting Unitholder or any of its direct or indirect owners or Affiliates, or any of their respective officers, directors, managers, or employees, from exercising its fiduciary duties to the limited partners of the Company under applicable Law. Without limiting the generality of the foregoing, Parent acknowledges that certain members of the Company Board are also affiliated with the Covenanting Unitholder and its Affiliates, and that such persons in his or her capacity as a member of the Company Board may, in the exercise of his or her fiduciary duties to the limited partners of the Company under applicable Law, take actions that would violate this Agreement if such actions were taken by the Covenanting Unitholder.

Section 6.5  Survival.  All of the Covenanting Unitholder’s representations and warranties contained herein will survive for twelve months after the termination of this Agreement. The covenants and agreements made herein will survive in accordance with their respective terms.

Section 6.6  Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally or by telecopy (upon telephonic confirmation of receipt) or on the first Business Day following the date of dispatch if delivered by a recognized next day courier service. All notices hereunder shall be delivered as set forth below or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to Parent or Merger Sub, to:

Kirby Corporation
55 Waugh Drive, Suite 1000
Houston, TX 77007
Attention: Amy D. Husted, Esq.
Telecopier No.: (713) 435-1408

with a copy (which shall not constitute notice) to:

Fulbright & Jaworski, L.L.P.
2200 Ross Avenue, Suite 2800
Dallas, Texas 75201
Attention: Thomas G. Adler, Esq. and Bryn A. Sappington, Esq.
Telecopier No.: (214) 855-8200

If to the Covenanting Unitholder, to:

EW Transportation Corp.
One Tower Center Boulevard, 17th Floor
East Brunswick, NJ 08816
Attention: Timothy J. Casey
Telecopier No.: (732) 565-3696

with a copy (which shall not constitute notice) to:

Dechert LLP
Cira Centre
2929 Arch Street
Philadelphia, PA 19104
Attention: Eric S. Siegel, Esq.
Telecopier No.: (215) 994-2222

Section 6.7  Interpretation.  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement is the product of negotiation by the parties having the assistance of counsel and other advisers. It is the intention of the parties that this Agreement not be construed more strictly with regard to one party than with regard to the others.

Section 6.8  Counterparts.  This Agreement may be executed by facsimile and in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Section 6.9  Entire Agreement.  This Agreement and, solely to the extent of the defined terms referenced herein, the Merger Agreement, together with the schedule annexed hereto, embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written and oral, that may have related to the subject matter hereof in any way.

Section 6.10  Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

(a) THIS AGREEMENT AND THE AGREEMENTS, INSTRUMENTS AND DOCUMENTS CONTEMPLATED HEREBY AND ALL DISPUTES BETWEEN THE PARTIES UNDER OR RELATING TO THIS AGREEMENT OR THE FACTS AND CIRCUMSTANCES LEADING TO ITS EXECUTION, WHETHER IN CONTRACT, TORT OR OTHERWISE, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (WITHOUT REFERENCE TO SUCH STATE’S PRINCIPLES OF CONFLICTS OF LAW). THE DELAWARE COURT OF CHANCERY (AND IF THE DELAWARE COURT OF CHANCERY SHALL BE UNAVAILABLE, ANY DELAWARE STATE COURT AND THE FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN THE STATE OF DELAWARE) WILL HAVE EXCLUSIVE JURISDICTION OVER ANY AND ALL DISPUTES BETWEEN THE PARTIES HERETO, WHETHER IN LAW OR EQUITY, BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE AGREEMENTS, INSTRUMENTS AND DOCUMENTS CONTEMPLATED HEREBY OR THE FACTS AND CIRCUMSTANCES LEADING TO ITS EXECUTION, WHETHER IN CONTRACT, TORT OR OTHERWISE. EACH OF THE PARTIES IRREVOCABLY CONSENTS TO AND AGREES TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH DISPUTE, IRREVOCABLY CONSENTS TO THE SERVICE OF THE SUMMONS AND COMPLAINT AND ANY OTHER PROCESS IN ANY OTHER ACTION OR PROCEEDING RELATING TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, ON BEHALF OF ITSELF OR ITS PROPERTY, BY DELIVERY IN ANY METHOD CONTEMPLATED BY SECTION 6.6 HEREOF OR IN ANY OTHER MANNER AUTHORIZED BY LAW, AND HEREBY WAIVES, AND AGREES NOT TO ASSERT IN ANY SUCH DISPUTE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM THAT (i) SUCH PARTY IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURTS, (ii) SUCH PARTY AND SUCH PARTY’S

PROPERTY IS IMMUNE FROM ANY LEGAL PROCESS ISSUED BY SUCH COURTS OR (iii) ANY LITIGATION COMMENCED IN SUCH COURTS IS BROUGHT IN AN INCONVENIENT FORUM.

(b) THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT WHICH ANY PARTY MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY PROCEEDING, LITIGATION OR COUNTERCLAIM BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. IF THE SUBJECT MATTER OF ANY LAWSUIT IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY TO THIS AGREEMENT SHALL PRESENT AS A NON-COMPULSORY COUNTERCLAIM IN ANY SUCH LAWSUIT ANY CLAIM BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. FURTHERMORE, NO PARTY TO THIS AGREEMENT SHALL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL CANNOT BE WAIVED.

Section 6.11  Amendment; Waiver.  This Agreement may not be amended except by an instrument in writing signed by the parties hereto. Each party may waive any right of such party hereunder by an instrument in writing signed by such party and delivered to Parent and the Covenanting Unitholder. Notwithstanding the foregoing, no amendment or waiver shall be permitted or effective without the prior written consent of the Company.

Section 6.12  Remedies.  The parties hereto agree that money damages would not be a sufficient remedy for any breach of this Agreement and that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is hereby agreed that, prior to the valid termination of this Agreement pursuant to Section 6.1, the parties hereto shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach, to prevent breaches of this Agreement, and to specifically enforce compliance with this Agreement. In connection with any request for specific performance or equitable relief, each of the parties hereto hereby waives any requirement for the security or posting of any bond in connection with such remedy. Such remedy shall not be deemed to be the exclusive remedy for breach of this Agreement but shall be in addition to all other remedies available at law or equity to such party. The parties further agree that, by seeking the remedies provided for in this Section 6.12, no party hereto shall in any respect waive their right to seek any other form of relief that may be available to them under this Agreement, including monetary damages in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 6.12 are not available or otherwise are not granted.

Section 6.13  Severability.  Any term or provision of this Agreement, or the application thereof, that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a Court of competent jurisdiction declares that any term or provision hereof is illegal, void, invalid or unenforceable, the parties hereto agree that the Court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any illegal, void, invalid or unenforceable term or provision with a term or provision that is legal, valid and enforceable and that comes closest to expressing the intention of the illegal, void, invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such Court does not exercise the power granted to it in the prior sentence, the parties hereto shall replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the original economic, business and other purposes of such invalid or unenforceable term as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 6.14  Expenses.  Except as otherwise expressly provided herein or in the Merger Agreement, all costs and expenses incurred in connection with this Agreement and the actions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

Section 6.15  Successors and Assigns; Third Party Beneficiaries.

(a) Except in connection with a Permitted Transfer, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties; provided, however, that Parent and Merger Sub may transfer or assign their rights and obligations under this Agreement, in whole or in part or from time to time in part, to one or more of their Affiliates at any time, provided further, that such transfer or assignment shall not relieve Parent or Merger Sub of any of their obligations hereunder. Any assignment in violation of the foregoing shall be null and void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

(b) Other than the Company with respect to Section 6.11 hereof, this Agreement is not intended to and shall not confer upon any Person (other than the parties hereto) any rights or remedies hereunder.

[Signature pages follow.]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

EW TRANSPORTATION CORP.

By:	/s/ Timothy J. Casey
Timothy J. Casey, Chief Executive Officer and President

KIRBY CORPORATION

By:	/s/ Joseph H. Pyne
Joseph H. Pyne, Chairman of the Board,
President and Chief Executive Officer

KSP MERGER SUB, LLC

By:	/s/ Joseph H. Pyne
Joseph H. Pyne, President

KSP HOLDING SUB, LLC

By:	/s/ Joseph H. Pyne
Joseph H. Pyne, President

KSP LP SUB, LLC

By:	/s/ Joseph H. Pyne
Joseph H. Pyne, President

[Signature Page 1 of 1 to Support Agreement]

Schedule I

EW Transportation Corp.	267,045 Common Units

[Schedule I]

ANNEX E

SUPPORT AGREEMENT — EW HOLDING CORP.

This SUPPORT AGREEMENT, dated as of March 13, 2011 (this “Agreement”), is by and among Kirby Corporation, a Nevada corporation (“Parent”), KSP Holding Sub, LLC, a Delaware limited liability company and direct wholly owned subsidiary of Parent (“Holding Sub”), KSP LP Sub, LLC, a Delaware limited liability company and direct wholly owned subsidiary of Parent (“LP Sub”), KSP Merger Sub, LLC, a Delaware limited liability company wholly owned by Holding Sub and LP Sub (“Merger Sub,” and together with Parent, Holding Sub and LP Sub, the ‘‘Parent Parties”), and EW Holding Corp., a Delaware corporation (the “Covenanting Unitholder”).

RECITALS:

WHEREAS, concurrently with the execution of this Agreement, the Parent Parties and K-Sea Transportation Partners L.P. (among others) are entering into an Agreement and Plan of Merger, dated as of the date hereof (as amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”), pursuant to which, among other things, Merger Sub will merge with and into the Company (the “Merger”), with the Company as the surviving entity, and each Company Equity Interest (as defined in the Merger Agreement) will be converted into the right to receive the merger consideration specified therein; and

WHEREAS, as of the date hereof, the Covenanting Unitholder is the record owner in the aggregate of, and has the right to vote and dispose of, the number of Preferred Units and/or Common Units set forth opposite such Covenanting Unitholder’s name on Schedule I hereto; and

WHEREAS, as a material inducement to the Parent Parties to enter into the Merger Agreement, the Parent Parties have required that the Covenanting Unitholder agree, and the Covenanting Unitholder has agreed, to enter into this agreement and abide by the covenants and obligations with respect to the Covered Units (as hereinafter defined) set forth herein.

NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE 1

GENERAL

Section 1.1  Defined Terms.  The following capitalized terms, as used in this Agreement, shall have the meanings set forth below. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.

“Covered Units” means, with respect to the Covenanting Unitholder, the Covenanting Unitholder’s Existing Units, together with any Units or other Company Equity Interests with the right to consent to, vote upon or approve any matter with regard to the Company that the Covenanting Unitholder acquires, either beneficially or of record, on or after the date hereof, including any Company Equity Interests received as dividends (including pay-in-kind dividends) or as a result of a split, reverse split, combination, merger, consolidation, reorganization, reclassification, recapitalization or similar transaction.

“Existing Units” means the Units or other Company Equity Interests owned, either beneficially or of record, by the Covenanting Unitholder on the date of this Agreement.

“Permitted Transfer” means a Transfer by the Covenanting Unitholder (or an Affiliate thereof) to an Affiliate of such Covenanting Unitholder, provided that such transferee Affiliate agrees in writing to assume all of such transferring Covenanting Unitholder’s obligations hereunder in respect of the Covered Units subject to such Transfer and to be bound by, and comply with, the terms of this Agreement, with respect to the

Covered Units subject to such Transfer, to the same extent as such Covenanting Unitholder is bound hereunder.

“Transfer” means, directly or indirectly, to sell, transfer, assign or similarly dispose of (by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the voting of or sale, transfer, conversion, assignment or similar disposition of (by merger, by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise).

ARTICLE 2

VOTING

Section 2.1  Agreement to Vote Covered Units.  The Covenanting Unitholder hereby irrevocably and unconditionally agrees that during the term of this Agreement, at any meeting of the Unitholders, however called, including any adjournment or postponement thereof, and in connection with any written consent of the Unitholders (or any class or subdivision thereof), the Covenanting Unitholder shall, in each case to the fullest extent that the Covered Units are entitled to vote thereon or consent thereto:

(a) appear at each such meeting or otherwise cause its Covered Units to be counted as present thereat for purposes of calculating a quorum; and

(b) vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent covering, all of the Covered Units:

(i) in favor of the approval or adoption of, or consent to, the Merger Agreement, any transactions contemplated by the Merger Agreement and any other action reasonably requested by Parent in furtherance thereof submitted for the vote or written consent of Unitholders;

(ii) against the approval or adoption of (A) any Acquisition Proposal or any other action, agreement, transaction or proposal made in opposition to the approval of the Merger Agreement or inconsistent with the Merger and the other transactions contemplated by the Merger Agreement, or (B) any action, agreement, transaction or proposal that is intended, or would reasonably be expected, to result in a material breach of any covenant, agreement, representation, warranty or any other obligation of the Company Parties contained in the Merger Agreement or of the Covenanting Unitholder contained in this Agreement; and

(iii) against any action, agreement, transaction or proposal that is intended, would reasonably be expected, or the result of which would reasonably be expected, to materially impede, interfere with, delay, postpone, discourage, frustrate the purposes of or adversely affect the Merger or the other transactions contemplated by the Merger Agreement, including but not limited to the following actions (other than the Merger and the other transactions contemplated by the Merger Agreement and actions requested or expressly permitted by Parent): (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving a Company Entity; (B) a sale, lease or transfer of a material amount of assets of a Company Entity, or a reorganization, recapitalization, dissolution, liquidation or winding up of a Company Entity; (C) (1) any change in a majority of persons who constitute the Company Board as of the date hereof, except for changes requested or expressly permitted by Parent, (2) any change in the present capitalization of the Company or any amendment to a Company Entity Charter Document, or (3) any other material change in a Company Entity’s organizational structure or business.

Section 2.2  No Inconsistent Agreements.  The Covenanting Unitholder hereby represents, covenants and agrees that, except for this Agreement, the Covenanting Unitholder (a) has not entered into, and shall not enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to its Covered Units, (b) has not granted, and shall not grant at any time while this Agreement remains in effect, a proxy, consent or power of attorney with respect to its Covered Units (except pursuant to

Section 2.3 hereof) and (c) has not taken and shall not take any action that would make any representation or warranty of the Covenanting Unitholder contained herein untrue or incorrect in any material respect or have the effect of preventing or disabling the Covenanting Unitholder from performing in any material respect any of its obligations under this Agreement.

Section 2.3  Proxy.  In order to secure the obligations set forth herein, the Covenanting Unitholder hereby irrevocably appoints Parent, or any nominee thereof, with full power of substitution and resubstitution, as its true and lawful proxy and attorney-in-fact, to vote or execute written consents with respect to the Covered Units in accordance with Section 2.1 hereof and with respect to any proposed postponements or adjournments of any meeting of the Unitholders at which any of the matters described in Section 2.1 are to be considered. The Covenanting Unitholder hereby affirms that this proxy is coupled with an interest and shall be irrevocable, except upon termination of this Agreement, and the Covenanting Unitholder will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by the Covenanting Unitholder with respect to the Covered Units. Parent may terminate this proxy with respect to the Covenanting Unitholder at any time at its sole election by written notice provided to the Covenanting Unitholder.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

Section 3.1  Representations and Warranties of the Covenanting Unitholder.  The Covenanting Unitholder (except to the extent otherwise provided herein) hereby represents and warrants to the Parent Parties as follows:

(a) Organization; Authorization; Validity of Agreement; Necessary Action.  The Covenanting Unitholder has the requisite power and authority and/or capacity to execute and deliver this Agreement and to carry out its obligations hereunder. The execution and delivery by the Covenanting Unitholder of this Agreement and the performance by it of the obligations hereunder have been duly and validly authorized by the Covenanting Unitholder and no other actions or proceedings are required on the part of the Covenanting Unitholder to authorize the execution and delivery of this Agreement or the performance by the Covenanting Unitholder of the obligations hereunder. This Agreement has been duly executed and delivered by the Covenanting Unitholder and, assuming the due authorization, execution and delivery of this Agreement by the Parent Parties, constitutes a legal, valid and binding agreement of the Covenanting Unitholder, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.

(b) Ownership.  The Covenanting Unitholder is the record and beneficial owner of, and has good title to, the Existing Units, free and clear of any Liens, except as may be provided for in this Agreement. All of the Covered Units owned by the Covenanting Unitholder from the date hereof through and on the Closing Date will be beneficially or legally owned by the Covenanting Unitholder, except in the case of a Permitted Transfer. Except as provided for in this Agreement, the Covenanting Unitholder has and will have at all times through the Closing Date sole voting power (including the right to control such vote as contemplated herein), sole power of disposition, sole power to issue instructions with respect to the matters set forth in Article 2 hereof, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Covenanting Unitholder’s Existing Units and with respect to all of the Covered Units owned by the Covenanting Unitholder at any time through the Closing Date, except in the case of a Permitted Transfer. Except for the Existing Units and the right to receive Units as pay-in-kind dividends with respect to such Existing Units (collectively, the “PIK Units”), the Covenanting Unitholder does not, directly or indirectly, legally or beneficially own or have any option (other than its option to acquire securities of IDR Holdings), warrant or other right to acquire any securities of a Company Entity that are or may by their terms become entitled to vote or any securities that are convertible or exchangeable into or exercisable for any securities of a Company Entity that are or may by their terms become entitled to vote, nor is the Covenanting Unitholder subject to any Contract or relationship, other than this Agreement, that obligates the Covenanting Unitholder to vote, acquire or dispose of any securities of a Company Entity.

(c) No Violation.  Neither the execution and delivery of this Agreement by the Covenanting Unitholder nor the performance by the Covenanting Unitholder of its obligations under this Agreement will (i) result in a violation or breach of, or conflict with any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or cancellation of, or give rise to a right of purchase under, or result in the creation of any Lien (other than under this Agreement) upon any of the properties, rights or assets (including but not limited to the Existing Units) owned by the Covenanting Unitholder under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, lease, agreement or other instrument or obligation of any kind to which the Covenanting Unitholder is a party or by which the Covenanting Unitholder or any of its respective properties, rights or assets may be bound, (ii) violate any Orders or Laws applicable to the Covenanting Unitholder or any of its properties, rights or assets, or (iii) result in a violation or breach of or conflict with its organizational and governing documents, except in the case of clause (i) as would not reasonably be expected to prevent or materially delay the ability of the Covenanting Unitholder to perform its obligations hereunder.

(d) Consents and Approvals.  No consent, approval, Order or authorization of, or registration, declaration or filing with, any Governmental Entity is necessary to be obtained or made by the Covenanting Unitholder in connection with the Covenanting Unitholder’s execution, delivery and performance of this Agreement, except for any reports under Sections 13(d) and 16 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby.

(e) Reliance by Parent.  The Covenanting Unitholder understands and acknowledges that the Parent Parties are entering into the Merger Agreement in reliance upon the Covenanting Unitholder’s execution and delivery of this Agreement and the representations, warranties, covenants and obligations of the Covenanting Unitholder contained herein.

(f) Adequate Information.  The Covenanting Unitholder acknowledges that it is a sophisticated party with respect to the Covered Units and has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the transactions contemplated by this Agreement and has, independently and without reliance upon any of the Parent Parties and based on such information as the Covenanting Unitholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. The Covenanting Unitholder acknowledges that no Parent Party has made or is making any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement.

Section 3.2  Representations and Warranties of Parent.  Parent hereby represents and warrants to the Covenanting Unitholder that the execution and delivery of this Agreement by Parent and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the board of directors of Parent. The Parent Parties acknowledge that the Covenanting Unitholder has not made and is not making any representation or warranty of any kind except as expressly set forth in this Agreement.

ARTICLE 4

OTHER COVENANTS

Section 4.1  Prohibition on Transfers, Other Actions.

(a) The Covenanting Unitholder hereby agrees, except for a Permitted Transfer, not to (i) Transfer any of the Covered Units, beneficial ownership thereof or any other interest therein, (ii) enter into any agreement, arrangement or understanding, or take any other action, that violates or conflicts with, or would reasonably be expected to violate or conflict with, or would reasonably be expected to result in or give rise to a violation of or conflict with, the Covenanting Unitholder’s representations, warranties, covenants and obligations under this Agreement, (iii) take any action that would restrict or otherwise affect the Covenanting Unitholder’s legal power, authority and right to comply with and perform its covenants and obligations under this Agreement, (iv) convert any of the Existing Units or any PIK Units into Common Units, or (v) discuss, negotiate, make an offer or enter into a Contract, commitment or other arrangement with respect to any matter related to this Agreement, except, in the case of clause (v) as would not reasonably be expected to prevent or materially delay the ability of the Covenanting Unitholder to perform its obligations hereunder. Any Transfer in violation of this provision shall be null and void.

(b) The Covenanting Unitholder agrees that if it attempts to Transfer (other than a Permitted Transfer), vote or provide any other Person with the authority to vote any of the Covered Units other than in compliance with this Agreement, the Covenanting Unitholder shall unconditionally and irrevocably (during the term of this Agreement) instruct the Company to not, (i) permit any such Transfer on its books and records, (ii) issue a Book-Entry Interest or a new certificate representing any of the Covered Units, or (iii) record such vote unless and until the Covenanting Unitholder has complied in all respects with the terms of this Agreement.

(c) The Covenanting Unitholder agrees that it shall not, and shall cause each of its controlled Affiliates to not, become a member of a “group” (as that term is used in Section 13(d) of the Exchange Act) that the Covenanting Unitholder or such Affiliate is not currently a part of and that has not been disclosed in a filing with the SEC prior to the date hereof (other than as a result of entering into this Agreement) for the purpose of opposing or competing with the transactions contemplated by the Merger Agreement.

(d) The Covenanting Unitholder agrees not to knowingly take any action that would make any representation or warranty of the Covenanting Unitholder contained herein untrue or incorrect in any material respect or would reasonably be expected to have the effect of preventing, impeding or interfering with or adversely affecting in any material respect the performance by the Covenanting Unitholder of its obligations under or contemplated by this Agreement.

(e) The Covenanting Unitholder shall and does hereby authorize the Company or its counsel to notify the Company’s transfer agent that there is a stop transfer order with respect to the Existing Units (and that this Agreement places limits on the voting and transfer of such Existing Units).

Section 4.2  Adjustments.

(a) In the event (i) of any dividend, split, recapitalization, reclassification, combination or exchange of Company Equity Interests or other Company securities on, of or affecting the Covered Units or the like or any other action that would have the effect of changing the Covenanting Unitholder’s ownership of any Covered Units or other Company Equity Interests or other Company securities or (ii) the Covenanting Unitholder becomes the beneficial or record owner of any additional Company Equity Interests or other Company securities during the period commencing with the execution and delivery of this Agreement through the termination of this Agreement pursuant to Section 6.1, then the terms of this Agreement will apply to such Company Equity Interests or other Company securities held by the Covenanting Unitholder immediately following the effectiveness of the events described in clause (i) or the Covenanting Unitholder becoming the beneficial owner thereof, as described in clause (ii), as though they were Existing Units hereunder.

(b) The Covenanting Unitholder hereby agrees, while this Agreement is in effect, to promptly notify Parent in writing of the number of any new Company Equity Interests or other securities of the Company acquired by the Covenanting Unitholder after the date hereof.

Section 4.3  Further Assurances.  From time to time, at Parent’s request and without further consideration, the Covenanting Unitholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to effect the actions contemplated from the Covenanting Unitholder by this Agreement.

ARTICLE 5

NO SOLICITATION

Section 5.1  No Solicitation.  Prior to the termination of this Agreement, the Covenanting Unitholder, in its capacity as a Unitholder of the Company, shall not, and shall cause its Representatives not to, directly or indirectly (a) solicit or initiate, or knowingly encourage, any Acquisition Proposal or any inquiries regarding the submission of any Acquisition Proposal, (b) participate in any discussions or negotiations regarding, or furnish any Third Party any confidential information with respect to or in connection with, or knowingly facilitate or otherwise cooperate with, any Acquisition Proposal or any inquiry that may reasonably be expected to lead to an Acquisition Proposal, or (c) enter into any agreement with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal. The Covenanting Unitholder shall, and shall cause its Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Third Party conducted prior to the date of this Agreement with respect to any Acquisition Proposal.

Section 5.2  Notification.  From and after the date hereof until the later of the Effective Time and the termination of this Agreement, the Covenanting Unitholder shall promptly advise Parent orally (and in any event within 24 hours) and as promptly as practicable in writing of (a) any Acquisition Proposal, (b) the receipt of any request for non-public information related to a Company Entity, and (c) the receipt of any request for information or any inquiries or proposals (whether or not written) relating to an Acquisition Proposal or indication or inquiry (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements), in each case received by it in its capacity as Unitholder. The Covenanting Unitholder shall keep Parent informed on a current basis of the status and terms of any such Acquisition Proposal or indication or inquiry (including, if applicable, any revised copies of written requests, proposals and offers) and the status of any such discussions or negotiations.

ARTICLE 6

MISCELLANEOUS

Section 6.1  Termination.  This Agreement shall remain in effect until the earliest to occur of (a) the Effective Time, (b) the valid termination of the Merger Agreement in accordance with its terms (including after any extension thereof), (c) the date of any modification, amendment or waiver of the Merger Agreement as in effect on the date hereof that adversely affects the Covenanting Unitholder, (d) a Change in Recommendation, and (e) the written agreement of the Covenanting Unitholder and Parent to terminate this Agreement. After the occurrence of such applicable event, this Agreement shall terminate and be of no further force or effect. Nothing in this Section 6.1 and no termination of this Agreement shall relieve or otherwise limit any party of liability for any breach of this Agreement occurring prior to such termination.

Section 6.2  No Ownership Interest.  Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Covered Units. All rights, ownership and economic benefit relating to the Covered Units shall remain vested in and belong to the Covenanting Unitholder, and Parent shall have no authority to direct the Covenanting Unitholder in the voting or disposition of any of the Covered Units, except as otherwise provided herein.

Section 6.3  Publicity.  The Covenanting Unitholder hereby permits Parent and the Company to include and disclose in the Proxy Statement/Prospectus, and in such other schedules, certificates, applications, agreements or documents as such entities reasonably determine to be necessary or appropriate in connection with the consummation of the Merger and the transactions contemplated by the Merger Agreement the Covenanting Unitholder’s identity and ownership of the Covered Units and the nature of the Covenanting Unitholder’s commitments, arrangements and understandings pursuant to this Agreement; provided that the Covenanting Unitholder shall have a reasonable opportunity to review and approve any such disclosure in advance, such approval not to be unreasonably withheld. Parent and the Company hereby permit the Covenanting Unitholder to disclose this Agreement and the transactions contemplated by the Merger Agreement in any reports required under Sections 13(d) and 16 of the Exchange Act.

Section 6.4  Unitholder Capacity.  Notwithstanding anything contained in this Agreement to the contrary, the representations, warranties, covenants and agreements made herein by the Covenanting Unitholder are made solely with respect to such Covenanting Unitholder and the Covered Units. The Covenanting Unitholder is entering into this Agreement solely in its capacity as the owner of such Covered Units and nothing herein shall (a) limit or affect any actions or omissions by the Covenanting Unitholder in any other capacity, (b) be construed to prohibit, limit or restrict any actions or omissions by any Affiliate or direct or indirect owner of the Covenanting Unitholder, or any of their respective officers, directors, managers, or employees, in each case not acting as such on behalf of the Covenanting Unitholder, including exercising rights under the Merger Agreement or (c) be construed to prohibit, limit or restrict the Covenanting Unitholder or any of its direct or indirect owners or Affiliates, or any of their respective officers, directors, managers, or employees, from exercising its fiduciary duties to the limited partners of the Company under applicable Law. Without limiting the generality of the foregoing, Parent acknowledges that certain members of the Company Board are also affiliated with the Covenanting Unitholder and its Affiliates, and that such persons in his or her capacity as a member of the Company Board may, in the exercise of his or her fiduciary duties to the limited partners of the Company under applicable Law, take actions that would violate this Agreement if such actions were taken by the Covenanting Unitholder.

Section 6.5  Survival.  All of the Covenanting Unitholder’s representations and warranties contained herein will survive for twelve months after the termination of this Agreement. The covenants and agreements made herein will survive in accordance with their respective terms.

Section 6.6  Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally or by telecopy (upon telephonic confirmation of receipt) or on the first Business Day following the date of dispatch if delivered by a recognized next day courier service. All notices hereunder shall be delivered as set forth below or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to Parent or Merger Sub, to:

Kirby Corporation
55 Waugh Drive, Suite 1000
Houston, TX 77007
Attention: Amy D. Husted, Esq.
Telecopier No.: (713) 435-1408

with a copy (which shall not constitute notice) to:

Fulbright & Jaworski, L.L.P.
2200 Ross Avenue, Suite 2800
Dallas, Texas 75201
Attention: Thomas G. Adler, Esq. and Bryn A. Sappington, Esq.
Telecopier No.: (214) 855-8200

If to the Covenanting Unitholder, to:

EW Holding Corp.
One Tower Center Boulevard, 17th Floor
East Brunswick, NJ 08816
Attention: Timothy J. Casey
Telecopier No.: (732) 565-3696

with a copy (which shall not constitute notice) to:

Dechert LLP
Cira Centre
2929 Arch Street
Philadelphia, PA 19104
Attention: Eric S. Siegel, Esq.
Telecopier No.: (215) 994-2222

Section 6.7  Interpretation.  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement is the product of negotiation by the parties having the assistance of counsel and other advisers. It is the intention of the parties that this Agreement not be construed more strictly with regard to one party than with regard to the others.

Section 6.8  Counterparts.  This Agreement may be executed by facsimile and in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Section 6.9  Entire Agreement.  This Agreement and, solely to the extent of the defined terms referenced herein, the Merger Agreement, together with the schedule annexed hereto, embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written and oral, that may have related to the subject matter hereof in any way.

Section 6.10  Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

(a) THIS AGREEMENT AND THE AGREEMENTS, INSTRUMENTS AND DOCUMENTS CONTEMPLATED HEREBY AND ALL DISPUTES BETWEEN THE PARTIES UNDER OR RELATING TO THIS AGREEMENT OR THE FACTS AND CIRCUMSTANCES LEADING TO ITS EXECUTION, WHETHER IN CONTRACT, TORT OR OTHERWISE, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (WITHOUT REFERENCE TO SUCH STATE’S PRINCIPLES OF CONFLICTS OF LAW). THE DELAWARE COURT OF CHANCERY (AND IF THE DELAWARE COURT OF CHANCERY SHALL BE UNAVAILABLE, ANY DELAWARE STATE COURT AND THE FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN THE STATE OF DELAWARE) WILL HAVE EXCLUSIVE JURISDICTION OVER ANY AND ALL DISPUTES BETWEEN THE PARTIES HERETO, WHETHER IN LAW OR EQUITY, BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE AGREEMENTS, INSTRUMENTS AND DOCUMENTS CONTEMPLATED HEREBY OR THE FACTS AND CIRCUMSTANCES LEADING TO ITS EXECUTION, WHETHER IN CONTRACT, TORT OR OTHERWISE. EACH OF THE PARTIES IRREVOCABLY CONSENTS TO AND AGREES TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH DISPUTE, IRREVOCABLY CONSENTS TO THE SERVICE OF THE SUMMONS AND COMPLAINT AND ANY OTHER PROCESS IN ANY OTHER ACTION OR PROCEEDING RELATING TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, ON BEHALF OF ITSELF OR ITS PROPERTY, BY DELIVERY IN ANY METHOD CONTEMPLATED BY SECTION 6.6 HEREOF OR IN ANY OTHER MANNER AUTHORIZED BY LAW, AND HEREBY WAIVES, AND AGREES NOT TO ASSERT IN ANY SUCH DISPUTE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM THAT (i) SUCH PARTY IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURTS, (ii) SUCH PARTY AND SUCH PARTY’S

PROPERTY IS IMMUNE FROM ANY LEGAL PROCESS ISSUED BY SUCH COURTS OR (iii) ANY LITIGATION COMMENCED IN SUCH COURTS IS BROUGHT IN AN INCONVENIENT FORUM.

(b) THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT WHICH ANY PARTY MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY PROCEEDING, LITIGATION OR COUNTERCLAIM BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. IF THE SUBJECT MATTER OF ANY LAWSUIT IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY TO THIS AGREEMENT SHALL PRESENT AS A NON-COMPULSORY COUNTERCLAIM IN ANY SUCH LAWSUIT ANY CLAIM BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. FURTHERMORE, NO PARTY TO THIS AGREEMENT SHALL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL CANNOT BE WAIVED.

Section 6.11  Amendment; Waiver.  This Agreement may not be amended except by an instrument in writing signed by the parties hereto. Each party may waive any right of such party hereunder by an instrument in writing signed by such party and delivered to Parent and the Covenanting Unitholder. Notwithstanding the foregoing, no amendment or waiver shall be permitted or effective without the prior written consent of the Company.

Section 6.12  Remedies.  The parties hereto agree that money damages would not be a sufficient remedy for any breach of this Agreement and that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is hereby agreed that, prior to the valid termination of this Agreement pursuant to Section 6.1, the parties hereto shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach, to prevent breaches of this Agreement, and to specifically enforce compliance with this Agreement. In connection with any request for specific performance or equitable relief, each of the parties hereto hereby waives any requirement for the security or posting of any bond in connection with such remedy. Such remedy shall not be deemed to be the exclusive remedy for breach of this Agreement but shall be in addition to all other remedies available at law or equity to such party. The parties further agree that, by seeking the remedies provided for in this Section 6.12, no party hereto shall in any respect waive their right to seek any other form of relief that may be available to them under this Agreement, including monetary damages in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 6.12 are not available or otherwise are not granted.

Section 6.13  Severability.  Any term or provision of this Agreement, or the application thereof, that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a Court of competent jurisdiction declares that any term or provision hereof is illegal, void, invalid or unenforceable, the parties hereto agree that the Court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any illegal, void, invalid or unenforceable term or provision with a term or provision that is legal, valid and enforceable and that comes closest to expressing the intention of the illegal, void, invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such Court does not exercise the power granted to it in the prior sentence, the parties hereto shall replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the original economic, business and other purposes of such invalid or unenforceable term as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 6.14  Expenses.  Except as otherwise expressly provided herein or in the Merger Agreement, all costs and expenses incurred in connection with this Agreement and the actions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

Section 6.15  Successors and Assigns; Third Party Beneficiaries.

(a) Except in connection with a Permitted Transfer, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties; provided, however, that Parent and Merger Sub may transfer or assign their rights and obligations under this Agreement, in whole or in part or from time to time in part, to one or more of their Affiliates at any time, provided further, that such transfer or assignment shall not relieve Parent or Merger Sub of any of their obligations hereunder. Any assignment in violation of the foregoing shall be null and void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

(b) Other than the Company with respect to Section 6.11 hereof, this Agreement is not intended to and shall not confer upon any Person (other than the parties hereto) any rights or remedies hereunder.

[Signature pages follow.]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

EW HOLDING CORP.

By:	/s/ Timothy J. Casey
Timothy J. Casey, Chief Executive Officer and President

KIRBY CORPORATION

By:	/s/ Joseph H. Pyne
Joseph H. Pyne, Chairman of the Board,
President and Chief Executive Officer

KSP MERGER SUB, LLC

By:	/s/ Joseph H. Pyne
Joseph H. Pyne, President

KSP HOLDING SUB, LLC

By:	/s/ Joseph H. Pyne
Joseph H. Pyne, President

KSP LP SUB, LLC

By:	/s/ Joseph H. Pyne
Joseph H. Pyne, President

[Signature Page 1 of 1 to Support Agreement]

Schedule I

EW Holding Corp.	539,773 Common Units

[Schedule I]

ANNEX F

OPINION OF STIFEL, NICOLAUS & COMPANY, INC.

March 12, 2011

Conflicts Committee of the Board of Directors of K-Sea General Partner GP LLC
K-Sea General Partner GP LLC
K-Sea General Partner L.P.
K-Sea Transportation Partners L.P.
One Tower Center Boulevard, 17th Floor
East Brunswick, NJ 08816

Gentlemen:

Stifel, Nicolaus & Company, Incorporated (“Stifel Nicolaus” or “we”) has been advised by the Conflicts Committee (the “Committee”) of the board of directors (the “Board”) of K-Sea General Partner GP LLC (the “GPGP”), which is general partner of K-Sea General Partner L.P. (the “GP”), which is the general partner of K-Sea Transportation Partners L.P. (“Partnership”) that the Partnership is contemplating entering into an Agreement and Plan of Merger (the “Merger Agreement”) with GPGP, GP, Kirby Corporation (“Buyer”), KSP Holding Sub, LLC (“Holding Sub”), KSP LP Sub, LLC (“LP Sub”), and KSP Merger Sub, LLC (“Merger Sub”), pursuant to which Merger Sub will be merged with and into the Partnership with the Partnership surviving the merger and each common unit outstanding (including each Phantom Unit (as defined in the Merger Agreement)) shall have the right to receive (a) $8.15 in cash without interest or (b) (i) $4.075 per common unit in cash without interest and (ii) a fraction of a Parent Share (as defined in the Merger Agreement) determined by dividing $4.075 by the Parent Share Value (as defined in the Merger Agreement) and rounding to the nearest ten-thousandth of a share (in either case, the “Merger Consideration”), subject to adjustment and on terms and conditions more fully set forth in the Merger Agreement (the “Merger”).

The Committee has requested Stifel Nicolaus provide its opinion (an “Opinion”) as to the fairness, from a financial point of view, of (i) the consideration to be paid to the common unitholders of the Partnership (other than Jefferies Capital Partners, KA First Reserve, LLC and their respective affiliates) in connection with the Merger and (ii) for those common unitholders of the Partnership (other than Jefferies Capital Partners, KA First Reserve, LLC and their respective affiliates) who will receive Parent Shares as a part of such consideration, the exchange ratio used in determining the number of Parent Shares to be received by such common unitholders.

In connection with our Opinion, we have, among other things:

(i) reviewed and analyzed a draft copy of the Merger Agreement dated March 10, 2011;

(ii) reviewed and analyzed the audited consolidated financial statements of the Partnership contained in its Annual Report on Form 10-K for the fiscal years ended June 30, 2010 and June 30, 2009, and the unaudited consolidated financial statements of the Partnership contained in its Quarterly Report on Form 10-Q for the quarter ended December 31, 2010;

(iii) reviewed and analyzed the audited consolidated financial statements of Buyer contained in its Annual Report on Form 10-K for the fiscal years ended December 31, 2010 and December 31, 2009;

(iv) reviewed and analyzed certain other publicly available information concerning the Partnership and the Buyer;

Stifel, Nicolaus & Company, Incorporated
237 Park Avenue, 8th Floor New York, New York 10017 (212) 847-6500 WWW.STIFEL.COM

Conflicts Committee of the Board of Directors of K-Sea General Partner GP LLC
K-Sea General Partner GP LLC
K-Sea General Partner L.P.
K-Sea Transportation Partners L.P.
March 12, 2011

(v) reviewed and analyzed the Partnership’s financial projections dated February 23, 2011;

(vi) reviewed and analyzed the Buyer’s financial projections dated February 26, 2011;

(vii) held discussions with the Partnership and the Buyer concerning the Partnership’s and the Buyer’s business, financial condition and future prospects;

(viii) reviewed the reported prices and trading activity of the publicly traded equity securities of the Partnership and the Buyer;

(ix) analyzed the present value of the future cash flows expected to be generated by the Partnership and the Buyer using different cost of capital and terminal multiple assumptions;

(x) reviewed and analyzed certain publicly available financial and pricing metrics for selected equity securities that we considered may have relevance to our inquiry;

(xi) reviewed the financial terms and valuation metrics, to the extent publicly available, of certain acquisitions and divestiture transactions that we considered may have relevance to our inquiry;

(xii) analyzed the present value of the future dividend distributions expected to be made by the Partnership using different cost of capital and terminal yield assumptions; and

(xiii) conducted such other financial studies, analyses and investigations and considered such other information as we deemed necessary or appropriate for purposes of our Opinion.

In connection with our review, we relied upon and assumed, without independent verification, the accuracy and completeness of all financial and other information that was made available, supplied, or otherwise communicated to Stifel Nicolaus by or on behalf of the Partnership, the Buyer or their respective advisors, or that was otherwise reviewed by Stifel Nicolaus, and have not assumed any responsibility for independently verifying any of such information. With respect to any financial forecasts supplied to us by the Partnership and the Buyer (including, without limitation, potential cost savings and operating synergies realized by a potential acquirer), we have assumed that they were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Partnership and the Buyer as to the future operating and financial performance of the Partnership and the Buyer, respectively, and that they provided a reasonable basis upon which we could form our Opinion. Such forecasts and projections were not prepared with the expectation of public disclosure. All such projected financial information is based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic, market and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such projected financial information. Stifel Nicolaus has relied on this projected information without independent verification or analyses and does not in any respect assume any responsibility for the accuracy or completeness thereof. We have further relied upon the assurances by the Partnership and the Buyer that they are unaware of any facts that would make their respective information incomplete or misleading. Stifel Nicolaus assumed, with the consent of the Partnership and the Buyer, that any material liabilities (contingent or otherwise, known or unknown), if any, relating to the Partnership and the Buyer, respectively, have been disclosed to Stifel Nicolaus.

We assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of the Partnership since the date of the financial statements contained in the Partnership’s Quarterly Report on Form 10-Q for the period ended December 31, 2010 and of the Buyer since the date of the financial statements contained in the Buyer’s Annual Report on Form 10-K for the period ended December 31, 2010. Stifel Nicolaus has not been requested to make, and has not made, an independent evaluation or appraisal of the financial forecasts of the Partnership or the Buyer, or any other assets or

Conflicts Committee of the Board of Directors of K-Sea General Partner GP LLC
K-Sea General Partner GP LLC
K-Sea General Partner L.P.
K-Sea Transportation Partners L.P.
March 12, 2011

liabilities of the Partnership or the Buyer. Estimates of financial forecasts do not purport to be appraisals or necessarily reflect the prices at which any assets may actually be sold. Because such estimates are inherently subject to uncertainty, Stifel Nicolaus assumes no responsibility for their accuracy. Stifel Nicolaus has relied on the financial forecasts without independent verification or analysis and does not, in any respect, assume any responsibility for the accuracy or completeness thereof.

Our Opinion is limited to whether the Merger Consideration is fair to the holders of common units of the Partnership (other than Jefferies Capital Partners, KA First Reserve, LLC and their respective affiliates), from a financial point of view. Our Opinion does not consider, address or include: (i) the form of Merger Consideration to be received or the allocation of the Merger Consideration between cash and stock; (ii) the form or amount of consideration to be received by any class of equityholders of the Partnership other than common unitholders (other than Jefferies Capital Partners, KA First Reserve, LLC and their respective affiliates); (iii) any other strategic alternatives currently (or which have been or may be) contemplated by the Partnership, the Board or the Committee; (iv) the legal, tax or accounting consequences of the Merger on the Partnership or the holders of the Partnership’s equity securities; (v) the fairness of the amount or nature of any compensation to any of the officers, directors or employees of the Partnership or its affiliates, or class of such persons, relative to the compensation to the public holders of the Partnership’s equity securities; (vi) any advice or opinions provided by UBS Investment Bank, Wells Fargo Securities, LLC or any other advisor to the Partnership or the Buyer; (vii) the closing conditions, termination fees or any other provision of the Merger Agreement or aspect of the Merger; or (viii) whether the Buyer has sufficient cash, available lines of credit or other sources of funds to enable it to pay the cash consideration to the holders of the Partnership’s equity securities at the closing of the Merger. Furthermore, we are not expressing any opinion herein as to the financial condition or business prospects of the Partnership or the Buyer or the prices, trading range or volume at which the Partnership’s or the Buyer’s equity securities will trade following public announcement or consummation of the Merger.

Our Opinion is necessarily based upon financial, economic, market and other conditions and circumstances existing and disclosed to us by the Partnership, the Buyer or their respective advisors as of the date hereof. It is understood that subsequent developments may affect the conclusions reached in this Opinion, and that Stifel Nicolaus does not have any obligation to update, revise or reaffirm this Opinion. We have also assumed that the Merger will be consummated on the terms and conditions described in the draft Merger Agreement, without any waiver of material terms or conditions by the Partnership, the Buyer, or any other party, and that obtaining any necessary regulatory approvals or satisfying any other conditions for consummation of the Merger will not have an adverse effect on the Partnership, the Buyer or their respective equity securities. We relied on advice of counsel to the Partnership as to certain legal and tax matters with respect to the Partnership, the Buyer, the Merger and the Merger Agreement. In addition, we have assumed that the definitive Merger Agreement will not differ materially from the draft that we reviewed, and that there will be no change to the contemplated structure of the Merger by Buyer or Merger Sub pursuant to Section 1.1 of the Merger Agreement. We have further assumed, with your consent, that there are no factors that would delay, or subject to any adverse conditions, any necessary regulatory or governmental approvals, and that all conditions to the Merger will be satisfied and not waived.

We have acted as financial advisor to the Committee and have received a one-time financial advisory retainer fee upon execution of the engagement letter and will receive a fee upon the delivery of this Opinion. In addition, the Partnership has agreed to indemnify us for certain liabilities arising out of our engagement. We will not receive any significant payment or compensation contingent upon the successful completion of the Merger. Stifel Nicolaus served as a co-manager in connection with a public offering by the Partnership for its common units in August 2009. There are no other material relationships that existed during the two years

Conflicts Committee of the Board of Directors of K-Sea General Partner GP LLC
K-Sea General Partner GP LLC
K-Sea General Partner L.P.
K-Sea Transportation Partners L.P.
March 12, 2011

prior to the date of this Opinion or that are mutually understood to be contemplated in which any compensation was received or is intended to be received as a result of the relationship between Stifel Nicolaus and any party to the Merger. Stifel Nicolaus may seek to provide investment banking services to the Buyer or its affiliates in the future, for which we would seek customary compensation. In the ordinary course of business, Stifel Nicolaus and its clients may transact in the equity securities of the Partnership and the Buyer and may at any time hold a long or short position in such securities.

It is understood that this letter is solely for the information of, and directed to, the Committee for its information and assistance in connection with its evaluation of the financial terms of the Merger and is not to be relied upon by any common unitholder of the Partnership or shareholder of the Buyer or any other person or entity. This Opinion does not constitute a recommendation to the Committee or the Board as to whether the Partnership should enter into the Merger Agreement, or effect the Merger or any other transaction contemplated by the Merger Agreement, or to any common unitholder of the Partnership as to what form of Merger Consideration to elect to receive, or to any common unitholder of the Partnership or shareholder of the Buyer as to how to vote at any securityholders’ meeting at which the Merger is considered, or whether or not any securityholder of the Partnership or the Buyer should enter into a voting, support or securityholders’ agreement with respect to the Merger, or exercise any dissenters’ or appraisal rights that may be available to such securityholder. Additionally, we have not been involved in structuring or negotiating the Merger, the Merger Agreement or any other agreements relating thereto. Our Opinion does not compare the relative merits of the Merger with any other alternative transaction or business strategy which may have been available to or considered by the Committee, the Board or the Partnership or address the underlying business decision of the Committee, the Board or the Partnership to proceed with or effect the Merger. Stifel Nicolaus was not requested to, and did not, explore alternatives to the Merger or solicit the interest of any other parties in pursuing transactions with the Partnership.

This Opinion was approved by Stifel Nicolaus’ Fairness Opinion Committee. This letter is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other document used in connection with the offering or sale of securities or to seek approval for the Merger, nor shall this letter be used for any other purposes, without the prior written consent of Stifel Nicolaus, except in accordance with the terms and conditions of the engagement letter agreement among Stifel Nicolaus, the Committee and the Partnership.

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, (i) the Merger Consideration to be paid by the Buyer to the common unitholders of the Partnership (other than Jefferies Capital Partners, KA First Reserve, LLC and their respective affiliates) in connection with the Merger pursuant to the Merger Agreement and, (ii) for those common unitholders of the Partnership (other than Jefferies Capital Partners, KA First Reserve, LLC and their respective affiliates) who will receive Parent Shares as a part of such consideration, the exchange ratio used in determining the number of Parent Shares, in each case, to be received by such common unitholders is fair to such common unitholders, from a financial point of view.

Very truly yours,

STIFEL, NICOLAUS & COMPANY, INCORPORATED

ANNEX G

AMENDED AND RESTATED K-SEA TRANSPORTATION PARTNERS L.P.
LONG-TERM INCENTIVE PLAN

1.	Purpose of the Plan.

The K-Sea Transportation Partners L.P. Long-Term Incentive Plan (the “Plan”) is intended to promote the interests of K-Sea Transportation Partners L.P., a Delaware limited partnership (the “Partnership”), by providing to employees and directors of K-Sea General Partner GP LLC, a Delaware limited liability company (the “Company”), and its Affiliates who perform services for the Partnership, incentive compensation awards for superior performance that are based on Units. The Plan is also contemplated to enhance the ability of the Company and its Affiliates to attract and retain the services of individuals who are essential for the growth and profitability of the Partnership and to encourage them to devote their best efforts to the business of the Partnership, thereby advancing the interests of the Partnership.

2.	Definitions.

As used in the Plan, the following terms shall have the meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Award” means an Option or Phantom Unit granted under the Plan, and shall include any DER granted with respect to a Phantom Unit.

“Award Agreement” means the agreement entered into between the Partnership and the Participant evidencing the terms and conditions of the Award.

“Board” means the Board of Directors of the Company.

“Cash-Out Value” means the amount determined in Clause (i) or (ii), whichever is applicable, as follows: (i) the per Unit price offered to equityholders of the Partnership in any merger or consolidation or (iii) in the event of a reorganization, the Fair Market Value per Unit determined by the Committee as of the date determined by the Committee to be the date of cancellation and surrender of an Award. In the event that the consideration offered to equityholders of the Partnership in any transaction described in this definition consists of anything other than cash, the Committee shall determine the fair cash equivalent of the portion of the consideration offered which is other than cash.

“Change in Control” shall be deemed to have occurred upon the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one or a series of related transactions) of all or substantially all of the assets of the Partnership or K-Sea Operating Partnership L.P. to any Person or its Affiliates, other than the Partnership, the Company or any of their Affiliates or (ii) any merger, reorganization, consolidation or other transaction pursuant to which more than 50% of the combined voting power of the equity interests in the Partnership or K-Sea Operating Partnership L.P. ceases to be owned by Persons who own such interests, respectively, as of the date of the initial public offering of Units.

“Committee” means the Compensation Committee of the Board or such other committee of the Board appointed by the Board to administer the Plan.

“Deferral Commitment” means the agreement by which an Employee or Director, who has been issued a Phantom Unit, elects to defer receipt of the Unit or Cash-Out Value payment otherwise payable to the Employee or Director upon the vesting of the Phantom Unit.

“Deferred Award” means (i) an Elective Deferral Award (as defined in Section 6(b)(iv) of the Plan) with respect to which a recipient has made a Deferral Commitment (ii) an Automatic Deferral Award (as defined in Section 6(b)(v) of the Plan) or (iii) an Other Deferred Award (as defined in Section 6(b)(vi).

“Deferred Compensation Plan” means the K-Sea Transportation Partners L.P. Deferred Compensation Plan.

“DER” means a right, granted in tandem with a Phantom Unit, to receive an amount in cash equal to, and at the same time as, the cash distributions made by the Partnership with respect to a Unit during the period such Phantom Unit is outstanding, provided that any payments with respect to DERs that are granted in tandem with a Deferred Award may, pursuant to the terms of a Deferral Commitment or Award Agreement, be deferred under and in accordance with the Deferred Compensation Plan.

“Director” means a member of the Board or the board of directors or managers of an Affiliate who is not an Employee.

“Employee” means any employee of the Company or an Affiliate, including, without limitation, K-Sea Transportation Inc., a Delaware corporation, in each case as determined by the Committee. Notwithstanding the foregoing, the term “Employee” shall not include any individual covered by a collective bargaining or comparable agreement between representatives of such employees and the Partnership, the Company or any Affiliate of the Partnership or the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means the closing sales price of a Unit on the date of determination (or, if there is no trading in the Units on such date, the closing sales price on the last date the Units were traded) as reported in The Wall Street Journal (or other reporting service approved by the Committee). In the event Units are not publicly traded at the time a determination of Fair Market Value is required to be made hereunder, the determination of Fair Market Value shall be made in good faith by the Committee.

“Option” means an option to purchase Units granted under the Plan.

“Participant” means any Employee or Director granted an Award under the Plan.

“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of the Partnership.

“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, governmental agency or political subdivision thereof or other entity.

“Phantom Unit” means a phantom (notional) unit granted under the Plan which upon vesting, or at such other time as may be specified in a Deferral Commitment or Award Agreement, entitles the Participant to receive a Unit or an amount of cash equal to the Fair Market Value of a Unit, whichever is determined by the Committee.

“Plan” means this K-Sea Transportation Partners L.P. Long-Term Incentive Plan, as amended from time to time.

“Restricted Period” means the period established by the Committee with respect to an Award during which the Award remains subject to forfeiture (i.e., it is not vested) and is not exercisable by or payable to the Participant.

“Rule 16b-3” means Rule 16b-3 promulgated by the SEC under the Exchange Act, or any successor rule or regulation thereto as in effect from time to time.

“SEC” means the Securities and Exchange Commission, or any successor thereto.

“Unit” means a Common Unit of the Partnership.

3.	Administration.

The Plan shall be administered by the Committee. A majority of the Committee shall constitute a quorum, and the acts of the members of the Committee who are present at any meeting thereof at which a quorum is present, or acts unanimously approved by the members of the Committee in writing, shall be the acts of the Committee. Subject to the following and any applicable law, the Committee, in its sole discretion, may delegate any or all of its powers and duties under the Plan, including the power to grant Awards under the Plan, to the Chief Executive Officer of K-Sea Transportation GP, LLC (provided that the Chief Executive Officer is a member of the Board), subject to such limitations on such delegated powers and duties as the Committee may impose, if any. Upon any such delegation all references in the Plan to the “Committee,” other than in Section 7, shall be deemed to include the Chief Executive Officer; provided, however, that such delegation shall not limit the Chief Executive Officer’s right to receive Awards under the Plan. Notwithstanding the foregoing, the Chief Executive Officer may not grant Awards to, or take any action with respect to any Award previously granted to, himself, a person who is an officer subject to Rule 16b-3 or who is a member of the Board. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant; (iii) determine the number of Units to be covered by Awards; (iv) determine the terms and conditions of any Award; (v) determine whether, to what extent, and under what circumstances Awards may be settled, exercised, canceled, or forfeited; (vi) interpret and administer the Plan and any instrument or agreement relating to an Award made under the Plan; (vii) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (viii) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive, and binding upon all Persons, including the Company, the Partnership, any Affiliate, any Participant, and any beneficiary of any Award.

4.	Units.

(a) Units Available.  Subject to adjustment as provided in Section 4(c), the number of Units with respect to which Options and Phantom Units may be granted under the Plan is 940,000. If any Option or Phantom Unit is forfeited or otherwise terminates or is canceled without the delivery of Units, then the Units covered by such Award, to the extent of such forfeiture, termination or cancellation, shall again be Units with respect to which an Option or Phantom Unit, as the case may be, may be granted.

(b) Sources of Units Deliverable Under Awards.  Any Units delivered pursuant to an Award shall consist, in whole or in part, of Units acquired in the open market, from any Affiliate, or from the Partnership, or any combination of the foregoing, as determined by the Committee in its discretion.

(c) Adjustments.  In the event that the Committee determines that any distribution (whether in the form of cash, Units, other securities, or other property), recapitalization, split, reverse split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Units or other securities of the Partnership, issuance of warrants or other rights to purchase Units or other securities of the Partnership, or other similar transaction or event affects the Units such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of Units (or other securities or property) with respect to which Awards may be granted, (ii) the number and type of Units (or other securities or property) subject to outstanding Awards, and (iii) the grant or exercise price with respect to any Award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award; provided that the number of Units subject to any Award shall always be a whole number.

(d) Cash-Out of Awards.  In the event that the Partnership is reorganized, merged or consolidated with another entity, the Committee may, in its sole discretion, (i) require the mandatory surrender to the Partnership by selected holders of Options of some or all of the outstanding Options held by such holder (irrespective of whether such Options are then exercisable under the provisions of the Plan) as of a date (before or after the reorganization, merger or consolidation) specified by the Committee, in which event the Committee shall thereupon cancel such Options and pay to each holder thereof an amount of cash per Unit equal to the excess, if any, of the Cash-Out Value of the Units subject to such Option over the exercise price(s) under such Options for such Units or (ii) require the mandatory surrender to the Partnership by selected holders of Phantom Units of some or all of the outstanding Phantom Units held by such holder (irrespective of whether such Phantom Units are vested under the provisions of the Plan) as of a date (before or after the reorganization, merger or consolidation) specified by the Committee, in which event the Committee shall thereupon cancel such Phantom Units and pay to each holder an amount of cash per Phantom Unit equal to the Cash-Out Value of the Units. Notwithstanding the above, with respect to Phantom Unit Awards that constitute nonqualified deferred compensation within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other applicable authority thereunder (“Section 409A”) and are subject to the requirements of Section 409A, an accelerated payment of such Phantom Unit Award may only be made if the reorganization, merger or consolidation event which triggers the application of this Section 4(d) would qualify as a permitted distribution event under the then-applicable authority issued with respect to Section 409A or would otherwise be permissible under Section 409A.

5.	Eligibility.

Any Employee who performs services for the benefit of the Partnership as determined by the Committee, or any Director shall be eligible to be designated a Participant and receive an Award under the Plan.

6.	Awards.

(a) Options.  The Committee shall have the authority to determine the Employees and Directors to whom Options shall be granted, the number of Units to be covered by each Option, the purchase price therefor, the Restricted Period and the conditions and limitations applicable to the exercise of the Option, including the following terms and conditions and such additional terms and conditions, as the Committee shall determine, that are not inconsistent with the provisions of the Plan.

(i) Exercise Price.  The purchase price per Unit purchasable under an Option shall be determined by the Committee at the time the Option is granted and may not be less than its Fair Market Value as of the date of grant.

(ii) Time and Method of Exercise.  The Committee shall determine the Restricted Period with respect to an Option, which may include, without limitation, accelerated vesting upon the achievement of specified performance goals, and the method or methods by which payment of the exercise price with respect thereto be made or deemed to have been made, which may include, without limitation: (a) cash, (b) check acceptable to the Company, (c) a “cashless-broker” exercise through procedures approved by the Company or (d) any combination thereof, having a Fair Market Value on the exercise date equal to the relevant exercise price.

(iii) Forfeiture.  Except as otherwise provided in the terms of the Option grant, upon termination of a Participant’s employment with the Company and its Affiliates or membership on the Board, whichever is applicable, for any reason during the applicable Restricted Period, all Options shall be forfeited by the Participant (or any transferee) unless otherwise provided in a written employment agreement between the Participant and the Company or its Affiliates. The Committee may, in its discretion, waive in whole or in part such forfeiture with respect to a Participant’s Options.

(b) Phantom Units.  The Committee shall have the authority to determine the Employees and Directors to whom Phantom Units shall be granted, the number of Phantom Units to be granted to each such Participant, the Restricted Period, the conditions under which the Phantom Units may become vested or forfeited, which may include, without limitation, the accelerated vesting upon the achievement of specified performance goals, and such other terms and conditions as the Committee may establish with respect to such Awards including whether DERs are granted with respect to such Phantom Units.

(i) DERs.  Phantom Units granted under the Plan may include a tandem DER grant.

(ii) Forfeiture.  Except as otherwise provided in the terms of the Phantom Units grant, upon termination of a Participant’s employment with the Company and its Affiliates or membership on the Board, whichever is applicable, for any reason during the applicable Restricted Period, all Phantom Units shall be forfeited by the Participant (or any transferee) unless otherwise provided in a written employment agreement between the Participant and the Company or its Affiliates. The Committee may, in its discretion, waive in whole or in part such forfeiture with respect to a Participant’s Phantom Units.

(iii) Lapse of Restrictions.  Unless a different payment time is specified in the Award agreement, the Participant shall be entitled to receive from the Company one Unit or cash equal to the Fair Market Value of a Unit, as determined by the Committee, in its discretion, upon or as soon as reasonably practical following the vesting of each Phantom Unit.

(iv) Elective Deferral Awards.  The Committee may, pursuant to the terms of an Award Agreement, permit the recipient of a Phantom Unit award, within 30 days from the date of receipt of such Phantom Unit award, in his or her sole discretion, to execute a written Deferral Commitment specifying that the Phantom Unit award shall not be paid to the recipient upon the vesting of the Phantom Unit award but shall instead be deferred pursuant to the terms of such Deferral Commitment and the terms of the Deferred Compensation Plan (any such award pursuant to which a recipient may execute a Deferral Commitment, an “Elective Deferral Award”). Notwithstanding the terms of any Elective Deferral Award or any employment or other agreement to which a recipient may be a party to the contrary, except in connection with any applicable vesting acceleration in connection with a Change in Control that also constitutes a change in control event (within the meaning of Treasury Regulation Section 1.409A-3(i)(5) or any successor regulation) or a recipient’s disability (within the meaning of Treasury Regulation Section 1.409A-3(i)(4)) or a recipient’s death, in no event shall any Phantom Units that are subject to an Elective Deferral Award vest prior to the 31st day following the one-year anniversary of the date of grant of such Elective Deferral Award, regardless of whether the recipient makes a Deferral Commitment with respect to such Elective Deferral Award. If a recipient makes a Deferral Commitment with respect to any Phantom Units that are subject to an Elective Deferral Award, and the recipient becomes entitled to accelerated vesting with respect to such Phantom Units as a result of a Qualified Acceleration Event that occurs prior to the one-year anniversary of the date the recipient makes the applicable Deferral Commitment, such Deferral Commitment shall not be given effect and such Phantom Units shall not constitute a Deferred Award.

(v) Automatic Deferral Awards.  The Committee may, pursuant to the terms of an Award Agreement, grant Phantom Units under the Plan that are automatically deferred under and in accordance with the terms of the Deferred Compensation Plan (an “Automatic Deferral Award”). In the event the Committee grants an Automatic Deferral Award to a recipient, the Award Agreement with respect to such Automatic Deferral Award shall constitute the recipient’s Deferral Commitment for purposes of the Deferred Compensation Plan.

(vi) Other Deferred Awards.  The Committee may permit a recipient to make a Deferral Commitment with respect to any grant or potential grant of Phantom Units in such other manner as the Committee may determine from time to time, provided that such Deferral Commitment complies with the terms of the Deferred Compensation Plan and Section 409A. Any Phantom Unit award with respect to which such a Deferral Commitment has been made is referred to herein as an “Other Deferred Award.”

(c) General.

(i) Awards May Be Granted Separately or Together.  Awards may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution for any other Award granted under the Plan or any award granted under any other plan of the Company or any Affiliate. Awards granted in addition to or in tandem with other Awards or awards granted under any other plan of the Company or any Affiliate may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

(ii) Limits on Transfer of Awards.  Unless otherwise provided in the Award agreement, each Option shall be exercisable only by the Participant during the Participant’s lifetime, or by the person to whom the Participant’s right shall pass by will or the law of descent and distribution. Unless otherwise provided in the

Award agreement, no Award and no right under any such Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company and any Affiliate.

(iii) Term of Awards.  The term of each Award shall be for such period as may be determined by the Committee.

(iv) Unit Certificates.  All certificates for Units or other securities of the Partnership delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the SEC, any stock exchange upon which such Units or other securities are then listed, and any applicable federal or state laws. The Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(v) Consideration for Grants.  Awards may be granted for such consideration, including services, as the Committee determines.

(vi) Delivery of Units or other Securities and Payment by Participant of Consideration.  Notwithstanding anything in the Plan or any grant agreement to the contrary, delivery of Units pursuant to the exercise or vesting of an Award may be deferred for any period during which, in the good faith determination of the Committee, the Company is not reasonably able to obtain Units to deliver pursuant to such Award without violating the rules or regulations of any applicable law or securities exchange. No Units or other securities shall be delivered pursuant to any Award until payment in full of any amount required to be paid pursuant to the Plan or the applicable Award Agreement (including, without limitation, any exercise price or tax withholding) is received by the Company. Such payment may be made by such method or methods and in such form or forms as the Committee shall determine, including, without limitation, cash, other Awards, withholding of Units, cashless-broker exercises with simultaneous sale, or any combination thereof; provided that the combined value, as determined by the Committee, of all cash and cash equivalents and the Fair Market Value of any such Units or other property so tendered to the Company, as of the date of such tender, is at least equal to the full amount required to be paid to the Company pursuant to the Plan or the applicable Award agreement.

(vii) Change in Control.  Subject to additional or contrary provisions in the Award agreement, upon a Change in Control or such period prior thereto as may be established by the Committee, all Awards shall automatically vest and become payable or exercisable, as the case may be, in full. In this regard, all Restricted Periods shall terminate and all performance criteria, if any, shall be deemed to have been achieved at the maximum level. To the extent an Option is not exercised upon a Change in Control, the Committee may, in its discretion, cancel such Award without payment or provide for a replacement grant with respect to such Award on such terms as it deems appropriate.

7.	Amendment and Termination.

Except to the extent prohibited by applicable law:

(a) Amendments to the Plan.  Except as required by the rules of the principal securities exchange on which the Units are traded and subject to Section 7(b) below, the Board or the Committee may amend, alter, suspend, discontinue, or terminate the Plan in any manner, including increasing the number of Units available for Awards under the Plan, without the consent of any partner, Participant, other holder or beneficiary of an Award, or other Person.

(b) Amendments to Awards.  Subject to Section 7(a), the Committee may waive any conditions or rights under, amend any terms of, or alter any Award theretofore granted, provided no change, other than pursuant to Section 7(c), in any Award shall materially reduce the benefit to a Participant without the consent of such Participant.

(c) Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events.  The Committee is hereby authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4(c) of the Plan) affecting the Partnership or the financial statements of the Partnership, or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

8.	General Provisions.

(a) No Rights to Award.  No Person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Participants. The terms and conditions of Awards need not be the same with respect to each recipient.

(b) Withholding.  The Company, its Affiliate or its designated third party administrator shall have the right to deduct applicable taxes from any Award payment and withhold, at the time of delivery or vesting of cash or Units under this Plan, an appropriate amount of cash or number of Units or a combination thereof for payment of taxes or other amounts required by law or to take such other action as may be necessary in the opinion of the Company or its Affiliate to satisfy all obligations for withholding of such taxes. The Committee may also permit withholding to be satisfied by the transfer to the Company or its Affiliate of Units theretofore owned by the holder of the Award with respect to which withholding is required. If Units are used to satisfy tax withholding, such Units shall be valued based on the Fair Market Value when the tax withholding is required to be made.

(c) No Right to Employment.  The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any Affiliate or to remain on the Board, as applicable. Further, the Company or an Affiliate may at any time dismiss a Participant from employment.

(d) Governing Law.  The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Delaware without regard to its conflict of laws principles.

(e) Severability.  If any provision of the Plan or any Award becomes invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

(f) Other Laws.  Notwithstanding anything in the Plan or any Award agreement to the contrary, the Committee may refuse to issue or transfer any Units or other consideration under an Award if, in its sole discretion, it determines that the issuance or transfer of such Units or such other consideration might violate any applicable law or regulation, the rules of the principal securities exchange on which the Units are then traded.

(g) No Trust or Fund Created.  Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any participating Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any participating Affiliate pursuant to an Award, such right shall be no greater than the right of any general unsecured creditor of the Company or any participating Affiliate.

(h) No Fractional Units.  No fractional Units shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional Units or whether such fractional Units or any rights thereto shall be canceled, terminated, or otherwise eliminated.

(i) Headings.  Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

(j) Facility of Payment.  Any amounts payable hereunder to any individual under legal disability or who, in the judgment of the Committee, is unable to properly manage his financial affairs, may be paid to the legal representative of such person, or may be applied for the benefit of such person in any manner that the Committee may select, and the Company and its Affiliates shall be relieved of any further liability for payment of such amounts.

(k) Gender and Number.  Words in the masculine gender shall include the feminine gender, the plural shall include the singular and the singular shall include the plural.

9.	Term of the Plan.

The Plan shall be effective on the date of its approval by the Board and shall continue until the date terminated by the Board or the date Units are no longer available for the payment of Awards under the Plan, whichever occurs first. However, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award granted prior to such termination, and the authority of the Board or the Committee to amend, alter, adjust, suspend, discontinue, or terminate any such Award or to waive any conditions or rights under such Award, shall extend beyond such termination date.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Section 78.7502(1) of the NGCL provides that a Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person: (a) is not liable pursuant to NGCL § 78.138 or (b) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. Section 78.138 of the NGCL provides a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer unless it is proven that: (a) the director’s or officer’s act or failure to act constituted a breach of his or her fiduciary duties as a director or officer and (b) the breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

Section 78.7502(2) of the NGCL further provides that a Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit if the person: (a) is not liable pursuant to NGCL § 78.138 or (b) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (1) and (2) of Section 78.7502, as described above, or in defense of any claim, issue or matter therein, NGCL § 78.7502(3) provides that the corporation shall indemnify him or her against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the defense.

Section 78.751 of the NGCL requires that the determination that discretionary indemnification is proper in a specific case must be made by (a) the stockholders, (b) the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding, or (c) if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent counsel in a written opinion, or (d) if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent counsel in a written opinion.

Section 78.752 of the NGCL allows a corporation to purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him or her and liability and expenses incurred by him or her in his or her capacity as a director, officer, employee or agent, or arising out of his or her status as such, whether or not the corporation has the authority to indemnify him or her against such liability and expenses. No financial arrangement made pursuant to NGCL § 78.752 may provide protection for a person adjudged by a court of competent jurisdiction, after exhaustion of all appeals, to be liable for intentional misconduct, fraud or a knowing violation of law, except with respect to the advancement of expenses or indemnification ordered by a court.

Kirby’s articles of incorporation, Kirby’s bylaws, and indemnification agreements between Kirby and certain of its officers and directors, collectively, provide for the indemnification of current and former officers and directors of Kirby and its subsidiaries to the fullest extent permitted by Nevada law. In addition, Kirby’s articles of incorporation provide that its directors and officers will not be individually liable for breach of fiduciary duty as a director or officer involving any act or omission, unless the acts or omissions involve intentional misconduct, fraud or a knowing violation of law or the payments of dividends in violation of Nevada law.

Kirby also maintains insurance coverage under a policy insuring its directors and officers against certain liabilities which they may incur in their capacity as such.

Item 21.	Exhibits and Financial Statement Schedules

(a) The following Exhibits are filed as part of this registration statement unless otherwise indicated:

Exhibit
Number	Description

2.1	Agreement and Plan of Merger, dated as of March 13, 2011, by and among Kirby Corporation, KSP Merger Sub, LLC, KSP Holding Sub, LLC, KSP LP Sub, LLC, K-Sea Transportation Partners L.P., K-Sea General Partner L.P., K-Sea IDR Holdings LLC, and K-Sea General Partner GP LLC (incorporated by reference to Exhibit 2.1 of Registrant’s Current Report on Form 8-K filed with the SEC dated March 16, 2011)*
3.1	Restated Articles of Incorporation of Kirby Corporation filed June 18, 1976, with all amendments to date (incorporated by reference to Exhibit 3.1 to Kirby Corporation’s Quarterly Report on Form 10-Q filed on August 7, 2006)
3.2	Bylaws of Kirby Corporation (incorporated by reference to Exhibit 3.1 to Kirby Corporation’s report on Form 8-K filed on April 4, 2010)
5.1	Opinion of Fulbright & Jaworski L.L.P.**
8.1	Opinion of Latham & Watkins LLP as to tax matters**
10.1	Support Agreement, dated March 13, 2011, by and among Kirby Corporation, KSP Holding Sub, LLC, KSP LP Sub, LLC, KSP Merger Sub, LLC and KA First Reserve, LLC (incorporated by reference to Exhibit 10.1 of Registrant’s Current Report on Form 8-K filed with the SEC dated March 16, 2011)
10.2	Support Agreement, dated March 13, 2011, by and among Kirby Corporation, KSP Holding Sub, LLC, KSP LP Sub, LLC, KSP Merger Sub, LLC and EW Transportation LLC (incorporated by reference to Exhibit 10.2 of Registrant’s Current Report on Form 8-K filed with the SEC dated March 16, 2011)
10.3	Support Agreement, dated March 13, 2011, by and among Kirby Corporation, KSP Holding Sub, LLC, KSP LP Sub, LLC, KSP Merger Sub, LLC and EW Transportation Corp. (incorporated by reference to Exhibit 10.3 of Registrant’s Current Report on Form 8-K filed with the SEC dated March 16, 2011)
10.4	Support Agreement, dated March 13, 2011, by and among Kirby Corporation, KSP Holding Sub,
LLC, KSP LP Sub, LLC, KSP Merger Sub, LLC and EW Holding Corp. (incorporated by reference to Exhibit 10.4 of Registrant’s Current Report on Form 8-K filed with the SEC dated March 16, 2011)
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of KPMG LLP
23.3	Consent of Fulbright & Jaworski L.L.P. (included in Exhibit 5.1)**
23.4	Consent of Latham & Watkins LLP (included in Exhibit 8.1)**
23.5	Consent of Stifel, Nicolaus & Company, Incorporated
24.1	Power of Attorney (included in Part II to original Registration Statement on Form S-4 filed with the SEC on May 4, 2011)
99.1	Form of K-Sea Transportation Partners L.P. Proxy Card for Holders of K-Sea Common Units**
99.2	Form of K-Sea Transportation Partners L.P. Proxy Card for Holders of K-Sea Preferred Units**

Exhibit
Number	Description

99.3	Form of Election Form and Letter of Transmittal and Information and Instruction Booklet**
99.4	Form of Notice of Guaranteed Delivery**

*	Pursuant to Item 601(b)(2) of Regulation S-K, certain schedules and similar attachments to the Agreement and Plan of Merger have been omitted. The registrant hereby agrees to furnish supplementally a copy of any omitted schedule or similar attachment to the Securities and Exchange Commission upon request.

**	Previously filed.

(b) Financial Statement Schedules.

Schedules have been omitted because the information set forth therein is not material, is not applicable or is included in the financial statements or related notes incorporated by reference in the proxy statement/prospectus that form a part of this registration statement.

(c) Opinion.

Opinion of Stifel, Nicolaus & Company, Incorporated (included as Annex F to the proxy statement/prospectus that forms a part of this registration statement).

Item 22.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes as follows: That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(d) The undersigned registrant hereby undertakes that every prospectus (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Kirby has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on May 26, 2011.

KIRBY CORPORATION

By:	/s/ David W. Grzebinski
David W. Grzebinski
Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Joseph H. Pyne	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	May 26, 2011

/s/ David W. Grzebinski David W. Grzebinski	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	May 26, 2011

* Ronald A. Dragg	Vice President and Controller (Principal Accounting Officer)	May 26, 2011

* C. Sean Day	Director	May 26, 2011

* Bob G. Gower	Director	May 26, 2011

* William M. Lamont, Jr	Director	May 26, 2011

* C. Berdon Lawrence	Director	May 26, 2011

* David L. Lemmon	Director	May 26, 2011

* Monte J. Miller	Director	May 26, 2011

Signature		Title	Date

* George A. Peterkin, Jr.		Director	May 26, 2011

* Richard R. Stewart		Director	May 26, 2011

*By:	/s/ David W. Grzebinski David W. Grzebinski Attorney-in-fact

EXHIBIT INDEX

Exhibit
Number	Description

2.1	Agreement and Plan of Merger, dated as of March 13, 2011, by and among Kirby Corporation, KSP Merger Sub, LLC, KSP Holding Sub, LLC, KSP LP Sub, LLC, K-Sea Transportation Partners L.P., K-Sea General Partner L.P., K-Sea IDR Holdings LLC, and K-Sea General Partner GP LLC (incorporated by reference to Exhibit 2.1 of Registrant’s Current Report on Form 8-K filed with the SEC dated March 16, 2011)*
3.1	Restated Articles of Incorporation of Kirby Corporation filed June 18, 1976, with all amendments to date (incorporated by reference to Exhibit 3.1 to Kirby Corporation’s Quarterly Report on Form 10-Q filed on August 7, 2006)
3.2	Bylaws of Kirby Corporation (incorporated by reference to Exhibit 3.1 to Kirby Corporation’s report on Form 8-K filed on April 4, 2010)
5.1	Opinion of Fulbright & Jaworski L.L.P.**
8.1	Opinion of Latham & Watkins LLP as to tax matters**
10.1	Support Agreement, dated March 13, 2011, by and among Kirby Corporation, KSP Holding Sub, LLC, KSP LP Sub, LLC, KSP Merger Sub, LLC and KA First Reserve, LLC (incorporated by reference to Exhibit 10.1 of Registrant’s Current Report on Form 8-K filed with the SEC dated March 16, 2011)
10.2	Support Agreement, dated March 13, 2011, by and among Kirby Corporation, KSP Holding Sub, LLC, KSP LP Sub, LLC, KSP Merger Sub, LLC and EW Transportation LLC (incorporated by reference to Exhibit 10.2 of Registrant’s Current Report on Form 8-K filed with the SEC dated March 16, 2011)
10.3	Support Agreement, dated March 13, 2011, by and among Kirby Corporation, KSP Holding Sub, LLC, KSP LP Sub, LLC, KSP Merger Sub, LLC and EW Transportation Corp. (incorporated by reference to Exhibit 10.3 of Registrant’s Current Report on Form 8-K filed with the SEC dated March 16, 2011)
10.4	Support Agreement, dated March 13, 2011, by and among Kirby Corporation, KSP Holding Sub, LLC, KSP LP Sub, LLC, KSP Merger Sub, LLC and EW Holding Corp. (incorporated by reference to Exhibit 10.4 of Registrant’s Current Report on Form 8-K filed with the SEC dated March 16, 2011)
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of KPMG LLP
23.3	Consent of Fulbright & Jaworski L.L.P. (included in Exhibit 5.1)**
23.4	Consent of Latham & Watkins LLP (included in Exhibit 8.1)**
23.5	Consent of Stifel, Nicolaus & Company, Incorporated
24.1	Power of Attorney (included in Part II to original Registration Statement on Form S-4 filed with the SEC on May 4, 2011)
99.1	Form of K-Sea Transportation Partners L.P. Proxy Card for Holders of K-Sea Common Units**
99.2	Form of K-Sea Transportation Partners L.P. Proxy Card for Holders of K-Sea Preferred Units**
99.3	Form of Election Form and Letter of Transmittal and Information and Instruction Booklet**
99.4	Form of Notice of Guaranteed Delivery**

*	Pursuant to Item 601(b)(2) of Regulation S-K, certain schedules and similar attachments to the Agreement and Plan of Merger have been omitted. The registrant hereby agrees to furnish supplementally a copy of any omitted schedule or similar attachment to the Securities and Exchange Commission upon request.

**	Previously filed.